As filed with the Securities and Exchange Commission on July 13, 2007
Registration No. 333-142477

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

Amendment No. 5
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

lululemon athletica inc.
(Exact name of registrant as specified in its charter)

Delaware	5600	20-3842867
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

2285 Clark Drive
Vancouver, British Columbia
Canada, V5N 3G9
(604) 732-6124
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

lululemon athletica inc.
c/o PHS Corporate Services, Inc.
1313 North Market Street, Suite 5100
Wilmington, DE 19801
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Barry M. Abelson John P. Duke Pepper Hamilton LLP 3000 Two Logan Square 18th and Arch Streets Philadelphia, PA 19103-2799 (215) 981-4000	Kevin P. Kennedy Simpson Thacher & Bartlett LLP 2550 Hanover Street Palo Alto, CA 94034 (650) 251-5000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

This registration statement contains two forms of prospectus: one to be used in connection with the offerings of the securities described herein in the United States (the U.S. Prospectus), and one to be used in connection with the offering of such securities in Canada (the Canadian Prospectus). The U.S. Prospectus and the Canadian Prospectus are identical except for the cover page, the table of contents and the back page, and except that the Canadian Prospectus includes page 154, page 155, a “Certificate of Lululemon,” a “Certificate of the Canadian Underwriters” and “Auditors’ Consent.” The form of the U.S. Prospectus is included herein and is followed by the alternate and additional pages to be used in the Canadian Prospectus, except for the “Auditor’s Consent,” which is not included herein. Each of the alternate pages for the Canadian Prospectus included herein is labeled “Alternate Page for Canadian Prospectus.” Each of the additional pages for the Canadian Prospectus included herein is labeled “Additional Page for Canadian Prospectus.”

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated July 13, 2007

16,400,000 Shares

lululemon athletica inc.

Common Stock

This is an initial public offering of shares of our common stock.

We are offering 2,309,091 of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional 14,090,909 shares. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $10.00 and $12.00. Our common stock has been approved for listing on the Nasdaq Global Market under the symbol “LULU”. The Toronto Stock Exchange has conditionally approved the listing of our common stock under the symbol “LLL’’, subject to the fulfillment of all listing requirements of the Toronto Stock Exchange.

See “Risk Factors” on page 10 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

To the extent that the underwriters sell more than 16,400,000 shares of common stock, the underwriters have the option to purchase up to an additional 2,460,000 shares from certain of the selling stockholders at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on          , 2007.

Goldman, Sachs & Co.	Merrill Lynch & Co.

Credit Suisse	UBS Investment Bank

William Blair & Company
CIBC World Markets
Wachovia Securities
Thomas Weisel Partners LLC

Prospectus dated          , 2007

[ALTERNATE PAGE FOR CANADIAN PROSPECTUS]

A copy of this preliminary prospectus has been filed with the securities regulatory authorities in each of the provinces and territories of Canada but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the prospectus is obtained from the securities regulatory authorities.

This prospectus has been filed under procedures in each of the provinces and territories of Canada that permit certain information about these securities to be determined after the prospectus has become final and that permit the omission of that information from this prospectus. The procedures require the delivery to purchasers of a supplemented PREP prospectus containing the omitted information within a specified period of time after agreeing to purchase any of the securities. All disclosure contained in a supplemented PREP prospectus that is not contained in this prospectus will be incorporated by reference into this prospectus as of the date of the supplemented PREP prospectus.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. The Company has filed a Registration Statement on Form S-1 with the U.S. Securities and Exchange Commission, under the United States Securities Act of 1933, as amended, with respect to these securities.

Initial Public Offering and Secondary Offering	July 13, 2007
AMENDED AND RESTATED PRELIMINARY BASE PREP PROSPECTUS

lululemon athletica inc.

U.S. $
16,400,000 SHARES OF COMMON STOCK

This prospectus qualifies the distribution of shares of common stock of lululemon athletica inc. Of the 16,400,000 shares of common stock being offered, 2,309,091 shares are being offered by us and 14,090,909 shares are being offered by certain of our stockholders (the “Selling Stockholders”). See “Principal and Selling Stockholders.”
We are offering our common stock for sale concurrently in Canada under the terms of this prospectus and in the United States under the terms of a registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission. Our common stock is being offered in Canada by Goldman Sachs Canada Inc., Merrill Lynch Canada Inc., Credit Suisse Securities (Canada) Inc., UBS Securities Canada Inc. and CIBC World Markets Inc. (the “Canadian Underwriters”) and in the United States by Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, UBS Securities LLC, William Blair & Company, L.L.C., CIBC World Markets Corp., Wachovia Capital Markets, LLC and Thomas Weisel Partners LLC (together with the Canadian Underwriters, the “Underwriters”).

Price: U.S.$      per Share of Common Stock

		Underwriters’		Net Proceeds to
	Price to the	Discounts and	Net Proceeds to	the Selling
	Public(1)	Commissions	Lululemon(2)	Stockholders(3)

Per share(4)	U.S.$	U.S.$	U.S.$	U.S.$
Total offering(5)	U.S.$	U.S.$	U.S.$	U.S.$

(1)	The offering price for shares of our common stock has been determined by negotiation between us and the Underwriters. See “Underwriting.”
(2)	Before deducting expenses of this offering, which are estimated to be approximately U.S.$5,000,000, which will be paid by us out of our general corporate funds.
(3)	The Selling Stockholders will pay the Underwriters’ discounts and commissions in respect of the shares of common stock sold by the Selling Stockholders. None of the expenses of the offering will be borne by the Selling Stockholders. Pursuant to the Agreement and Plan of Reorganization dated April 26, 2007, between us, our stockholders and certain other parties, we agreed to pay all expenses of the offering. See “Principal and Selling Stockholders.”
(4)	Assumes an initial public offering price of U.S.$11.00 per share (the midpoint of the currently estimated price range of U.S.$10.00 to U.S.$12.00).

(5)	Certain of the Selling Stockholders have granted an option to the Underwriters, exercisable in whole or in part for a period of 30 days from the closing of this offering, to purchase up to 2,460,000 additional shares of common stock on the terms as set forth above. If this option is exercised in full, the total Price to the Public, Underwriters’ Discounts and Commissions and Net Proceeds to the Selling Stockholders will be U.S.$ , U.S.$ and U.S.$ , respectively. This prospectus qualifies the distribution of the option and the distribution of the additional shares of common stock sold upon the exercise of the option. See “Underwriting.”
An investment in our common stock is subject to certain risk factors that prospective investors should carefully consider. It is important for prospective purchasers of our common stock to consider the particular risk factors that may affect the athletic apparel industry. See “Risk Factors” for a more complete assessment of those risks.
There is currently no market through which our common stock may be sold, and purchasers may not be able to resell common stock purchased under this prospectus. The Toronto Stock Exchange has conditionally approved the listing of our common stock under the symbol “LLL.” Listing is subject to fulfilling all the listing requirements of the Toronto Stock Exchange, including distribution of our common stock to a minimum number of public security holders. Our common stock has been approved for listing on the Nasdaq Global Market under the symbol “LULU.”
The Canadian Underwriters, as principals, conditionally offer our common stock in Canada, subject to prior sale, if, as and when issued, sold and delivered by us and sold by the Selling Stockholders to, and accepted by, the Canadian Underwriters in accordance with the conditions contained in the underwriting agreement referred to under “Underwriting”, and subject to the approval of certain legal matters for us by McCarthy Tétrault LLP as to matters of Canadian law and Pepper Hamilton LLP as to matters of U.S. law and for the Underwriters by Osler, Hoskin & Harcourt LLP as to matters of Canadian law and Simpson Thacher & Bartlett LLP as to matters of U.S. law. In connection with this offering, the Underwriters may sell more shares of our common stock than they are required to purchase in this offering or effect transactions that stabilize or maintain the market price of our common stock at levels other than those which might otherwise prevail on the open market. See “Underwriting.”
Subscriptions for our common stock will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. A book entry only certificate representing our common stock will be issued in registered form to Depository Trust Company or its nominee (“DTC”) and will be deposited with DTC on the date of the closing of this offering. The closing of the offering is expected to occur on or about          , 2007 or such later date as we and the Underwriters may agree, but in any event not later than          , 2007. A purchaser of our common stock in Canada will receive only a customer confirmation from a registered dealer that is a participant in CDS Clearing and Depository Services Inc. from or through which our common stock is purchased.
We and certain of the Selling Stockholders are incorporated under the laws of a foreign jurisdiction or reside outside of Canada. It may not be possible for investors to collect from us or the Selling Stockholders judgments obtained in courts in Canada predicated on the civil liability provisions of securities legislation.

Creativity is maximized when you’re living in the moment.

lululemon athletica creates components for people to LIVE LONGER, HEALTHIER AND MORE FUN LIVES.

Exchange Rate Information

We publish our combined consolidated financial statements in U.S. dollars. All references in this prospectus to “dollars”, “$” or “US$” are to U.S. dollars and all references to “CDN$” are to Canadian dollars, unless otherwise noted. The following table presents, in U.S. dollars, the exchange rates for the Canadian dollar, determined based on the inverse of the noon buying rate in New York City for cable transfers in U.S. dollars as certified for customs purposes by the Federal Reserve Bank of New York (the “noon buying rate”) for the periods indicated.

	Fiscal Year Ended January 31,					Three Months Ended April 30,
	2003	2004	2005	2006	2007	2006	2007

High	$0.662	$0.788	$0.849	$0.874	$0.910	$0.893	$0.904
Low	$0.621	$0.653	$0.716	$0.787	$0.846	$0.853	$0.844
End of Period	$0.654	$0.754	$0.807	$0.874	$0.848	$0.893	$0.904
Average	$0.639	$0.729	$0.776	$0.834	$0.882	$0.876	$0.875

The average exchange rate is calculated using the average of the exchange rates on the last business day of each month during the applicable fiscal year. On July 12, 2007, the noon buying rate was CDN$1.00 = $0.955.

[ALTERNATE PAGE FOR CANADIAN PROSPECTUS]

Exchange Rate Information

We publish our combined consolidated financial statements in U.S. dollars. All references in this prospectus to “dollars”, “$” or “US$” are to U.S. dollars and all references to “CDN$” are to Canadian dollars, unless otherwise noted. The following table presents, in U.S. dollars, the exchange rates for the Canadian dollar, determined based on the inverse of the noon buying rate in New York City for cable transfers in U.S. dollars as certified for customs purposes by the Federal Reserve Bank of New York (the “noon buying rate”) for the periods indicated.

	Fiscal Year Ended January 31,					Three Months Ended April 30,
	2003	2004	2005	2006	2007	2006	2007

High	$0.662	$0.788	$0.849	$0.874	$0.910	$0.893	$0.904
Low	$0.621	$0.653	$0.716	$0.787	$0.846	$0.853	$0.844
End of Period	$0.654	$0.754	$0.807	$0.874	$0.848	$0.893	$0.904
Average	$0.639	$0.729	$0.776	$0.834	$0.882	$0.876	$0.875

The average exchange rate is calculated using the average of the exchange rates on the last business day of each month during the applicable fiscal year. On July 12, 2007, the noon buying rate was CDN$1.00 = $0.955.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense.

We have filed with the U.S. Securities and Exchange Commission, or the SEC, a registration statement on Form S-1 under Securities Act of 1933, as amended, or the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and to its exhibits and schedules. With respect to statements in this prospectus about the contents of any contract, agreement or other document, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to the document to which it refers.

A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1590, 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information on the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

PROSPECTUS SUMMARY

This summary highlights some of the information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed in the “Risk Factors” section of this prospectus and our consolidated financial statements and the related notes appearing at the end of this prospectus.

Our fiscal year ends on January 31. All references in this prospectus to our fiscal years refer to the fiscal year ended on January 31 in the year following the year mentioned. For example, our “fiscal 2006” ended on January 31, 2007. Numerical and percentage figures included in this prospectus are presented subject to rounding adjustments. Accordingly, figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

Our Company

We believe lululemon is one of the fastest growing designers and retailers of technical athletic apparel in North America. Our yoga-inspired apparel is marketed under the lululemon athletica brand name. We believe consumers associate our brand with highly innovative, technically advanced premium apparel products. Our products are designed to offer superior performance, fit and comfort while incorporating both function and style. Our heritage of combining performance and style distinctly positions us to address the needs of female athletes as well as a growing core of consumers who desire everyday casual wear that is consistent with their active lifestyles. We also continue to broaden our product range to increasingly appeal to male athletes. We offer a comprehensive line of apparel and accessories including fitness pants, shorts, tops and jackets designed for athletic pursuits such as yoga, dance, running and general fitness. As of July 1, 2007, our branded apparel was principally sold through our 59 stores that are primarily located in Canada and the United States. We believe our vertical retail strategy allows us to interact more directly with and gain insights from our customers while providing us with greater control of our brand.

We have developed a distinctive community-based strategy that we believe enhances our brand and reinforces our customer loyalty. The key elements of our strategy are to:

•	design and develop innovative athletic apparel that combines performance with style and incorporates real-time customer feedback;

•	locate our stores in street locations, lifestyle centers and malls that position each lululemon athletica store as an integral part of its community;

•	create an inviting and educational store environment that encourages product trial and repeat visits; and

•	market on a grassroots level in each community, including through influential fitness practitioners who embrace and create excitement around our brand.

We were founded in 1998 by Dennis “Chip” Wilson in Vancouver, Canada. Noting the increasing number of women participating in sports, and specifically yoga, Mr. Wilson developed lululemon athletica to address a void in the women’s athletic apparel market. The founding principles established by Mr. Wilson drive our distinctive corporate culture and promote a set of core values that attracts passionate and motivated employees. We believe the passion and dedication of our employees allow us to successfully execute on our business strategy, enhance brand loyalty and create a distinctive connection with our customers.

We believe our culture and community-based business approach provide us with competitive advantages that are responsible for our strong financial performance. Our net revenue has increased from $40.7 million in fiscal 2004 to $148.9 million in fiscal 2006, representing a 91.1% compound annual growth rate. Our net revenue also increased from $28.2 million for the first quarter of fiscal 2006 to $44.8 million for the first quarter of fiscal 2007, representing a 58.9% increase. During fiscal 2006, our comparable store sales increased 25% and we reported income from operations of $16.2 million, which included a one-time $7.2 million litigation settlement charge. Over that same period, our stores opened at least one year averaged sales of approximately $1,400 per square foot, which we believe is among the best in the apparel retail sector.

Our Competitive Strengths

We believe that the following strengths differentiate us from our competitors and are important to our success:

Premium Active Brand.  lululemon athletica stands for leading a healthy, balanced and fun life. We believe customers associate the lululemon athletica brand with high-quality, premium athletic apparel that incorporates technically advanced materials, innovative functional features and style. We believe our focus on women differentiates us and positions lululemon athletica to address a void in the growing market for women’s athletic apparel. The premium nature of our brand is reinforced by our vertical retail strategy and our selective distribution through leading yoga studios and fitness clubs. We believe this approach allows us to further control our brand image and merchandising.

Distinctive Retail Experience.  We locate our stores in street locations, lifestyle centers and malls that position lululemon athletica stores to be an integral part of their communities. Our distinctive retail concept is based on a community-centric philosophy designed to offer customers an inviting and educational experience. To enhance our store’s appeal as a community hub, we train our sales associates to be knowledgeable about the technical design aspects of our products and to remain current regarding local fitness classes, instructors and athletic activities. We believe that our engaging store environment differentiates us from other specialty retailers and encourages product trial, purchases and repeat visits.

Innovative Design Process.  We attribute our ability to develop superior products to a number of factors, including: our customer-driven design process; our collaborative relationships with third-party suppliers and local fitness practitioners to develop technically advanced and functional products; and our vertical retail strategy that allows us to integrate customer feedback into our products.

Community-Based Marketing Approach.  We differentiate lululemon athletica through an innovative, community-based approach to building brand awareness and customer loyalty. We use a multi-faceted grassroots marketing strategy that includes partnering with local fitness practitioners, creating in-store community boards, and facilitating fitness activities in our communities. To create excitement and establish a premium image for our brand, we often initiate our grassroots marketing efforts in advance of opening our first store in a new market.

Deep Rooted Culture Centered on Training and Personal Growth.  We believe our core values and distinctive corporate culture allow us to attract passionate and motivated employees who share our vision. We provide our employees with a supportive, goal-oriented environment and encourage them to reach their full professional, health and personal potential. We believe our strong relationship with our employees is a key contributor to our success.

Experienced Management Team.  Our founder, Mr. Wilson, leads our design team and plays a central role in corporate strategy and in promoting our distinctive corporate culture. Our Chief Executive Officer, Robert Meers, whose experience includes 15 years at Reebok International Ltd., most recently serving as the chief executive officer of the Reebok brand from 1996 to 1999, joined us in December 2005. Messrs. Wilson and Meers have assembled a management team with a complementary mix of retail, design, operations, product sourcing and marketing experience from leading apparel and retail companies such as Abercrombie & Fitch Co., Limited Brands, Inc., Nike, Inc. and Reebok. We believe our management team is well positioned to execute the long-term growth strategy for our business.

Growth Strategy

Key elements of our growth strategy are to:

Grow our Store Base in North America.  We believe that there is a significant opportunity for us to expand our store base in North America, primarily in the United States. We plan to add new stores to strengthen existing markets while selectively entering new markets in the United States and Canada. We believe that our strong sales in the United States to date demonstrate the portability of our brand and retail concept. We expect to open 20 to 25 stores in fiscal 2007 and 30 to 35 additional stores in fiscal 2008 in the United States and Canada.

Increase our Brand Awareness.  We will continue to increase brand awareness and customer loyalty through our grassroots marketing efforts and planned store expansion. Our grassroots marketing programs are designed to reinforce the premium image of our brand and our connection with the community. These efforts, which we often initiate before we open a store in a new market, include organizing events and partnering with local fitness practitioners. We believe our grassroots marketing efforts enhance our profile in the community and create excitement for lululemon athletica.

Introduce New Product Technologies.  We will continue to focus on developing and offering products that incorporate technology-enhanced fabrics and performance features that differentiate us in the market and broaden our customer base. We believe that incorporating new technologies, providing advanced features and using differentiated manufacturing techniques will reinforce the authenticity and appeal of our products and drive sales growth.

Broaden the Appeal of our Products.  We will selectively seek opportunities to expand the appeal of lululemon athletica to improve store productivity and increase our overall addressable market. This includes our current plans to: grow our men’s business as a proportion of our total sales; expand our product offerings in categories such as bags, undergarments, outerwear and sandals; and increase the range of the athletic activities our products target.

Expand Beyond North America.  We plan to open additional stores in Japan and Australia through our existing and planned joint venture relationships. Over time, we intend to pursue additional joint venture opportunities in other Asian and European markets that we believe offer similar, attractive demographics. We believe our joint venture model allows us to leverage our partners’ knowledge of local markets to reduce risks and improve our probability of success in these markets.

Risk Factors

There are a number of risks and uncertainties that may affect our financial and operating performance and our growth prospects. You should carefully consider all of the risks discussed in “Risk Factors,” which begins on page 10, before investing in our common stock. These risks include the following:

•	the possibility that we may not be able to manage operations at our current size or manage growth effectively;

•	the possibility that we may not be able to locate suitable locations to open new stores or attract customers to our stores;

•	the possibility that we may not be able to successfully expand in the United States and other new markets;

•	the possibility that we may not be able to finance our growth and maintain sufficient levels of cash flow;

•	increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share;

•	the possibility that we may not be able to effectively market and maintain a positive brand image;

•	the possibility that we may not be able to maintain recent levels of comparable store sales or average sales per square foot;

•	the possibility that we may not be able to continually innovate and provide our consumers with improved products;

•	the possibility that our suppliers or manufacturers may not produce or deliver our products in a timely or cost-effective manner; and

•	the dilution of $10.26 per share that new investors will experience upon purchase of our common stock, based on an assumed initial public offering price of $11.00 per share.

Company Information

We commenced operations in Canada in fiscal 1998 as a retailer of technical athletic apparel. We initially conducted our operations through our Canadian operating company, lululemon canada inc. (formerly known as Lululemon Athletica Inc.). In 2002, in connection with our expansion into the United States, we formed a sibling operating company to conduct our U.S. operations, lululemon usa inc. (formerly known as Lululemon Athletica USA Inc.). Both operating companies were wholly-owned by affiliates of Mr. Wilson.

In December 2005, Mr. Wilson sold 48% of his interest in our capital stock to a group of private equity investors led by Advent International Corporation, which purchased approximately 38.1% of our capital stock, and Highland Capital Partners, which purchased approximately 9.6% of our capital stock. In connection with this transaction, we formed lululemon athletica inc. to serve as a holding company for all of our related entities, including our two primary operating subsidiaries, lululemon canada inc. and lululemon usa inc.

lululemon athletica inc. is a Delaware corporation. Formerly known as Lulu Holding, Inc., we changed our name to Lululemon Corp. in April 2007 and to lululemon athletica inc. in June 2007. Our principal executive offices are located at 2285 Clark Drive, Vancouver, British Columbia, Canada, V5N 3G9. Our telephone number is (604) 732-6124. The address of our website is www.lululemon.com (which is not intended to be an active hyperlink in this prospectus). The information contained on or connected to our website is not part of this prospectus.

Unless otherwise specifically stated herein, in this prospectus, the terms “lululemon”, “our Company” and “we”, “us” or “our” refer to lululemon athletica inc. and its direct and indirect subsidiaries.

This prospectus contains references to a number of trademarks which are our registered trademarks or trademarks for which we have pending applications or common law rights. These include lululemon’s original trademarks, Lululemon Athletica & design mark, the logo design (WAVE design) mark, lululemon as a word mark, and lululemon’s more recent brand, oqoqo®. In addition to the registrations in Canada and the United States, lululemon’s design and word mark are registered in over 50 other jurisdictions which cover over 90 countries. We own trademark registrations or have made trademark applications for the names of several of our fabrics, including Luon®, Silverescent®, Vitaseatm, Soyla®, Booluxtm and WET.DRY.WARM. Other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

THE OFFERING

Common stock offered by us	2,309,091 shares

Common stock offered by the selling stockholders	14,090,909 shares

Common stock outstanding after this offering	75,336,623 shares

The number of shares of our common stock outstanding after this offering is based on the assumptions outlined in the bullets below. As described below, the number of shares outstanding after this offering depends in part on the initial public offering price and the effective date of our corporate reorganization.

Use of proceeds	We expect to receive net proceeds from this offering of approximately $18.6 million, based upon an assumed initial public offering price of $11.00 per share, the midpoint of the range set forth on the cover of this prospectus, and after deducting underwriting discounts and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares in this offering by the selling stockholders, including upon the sale of shares if the underwriters exercise their option to purchase additional shares from certain of the selling stockholders in this offering.

We intend to use the net proceeds of this offering, together with cash flow from operations, to fund new store openings and working capital, and for other general corporate purposes, which may include general and administrative expenses and potential acquisitions of franchises. For fiscal 2007 and fiscal 2008, we have budgeted an aggregate of $28.0 million to $34.0 million for new store openings, although the actual amounts that we spend on such items may vary. See “Use of Proceeds.”

Risk factors	See “Risk Factors” on page 10 and the other information in this prospectus for a discussion of the factors you should consider before you decide to invest in our common stock.

Directed share program	The underwriters have reserved for sale, at the initial public offering price, up to 820,000 shares of our common stock being offered for sale to our business associates, employees, friends and family members of our employees. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchased reserved shares. Any reserved shares not purchased will be offered by the underwriters to the general public on the same terms as the other shares.

Nasdaq Global Market symbol	LULU

Toronto Stock Exchange symbol	LLL

Unless otherwise indicated, information in this prospectus:

•	assumes an initial public offering price of $11.00 per share (the midpoint of the price range set forth on the front cover of this prospectus);

•	reflects the consummation of our corporate reorganization on an assumed date of July 26, 2007, and (assuming an initial public offering price of $11.00 per share) the issuance of 48,772,905 shares of our common stock and the issuance by Lulu Canadian Holding, Inc., our wholly owned subsidiary, of 24,254,627 exchangeable shares in connection therewith, as described in “Pre-Offering Transactions” included elsewhere in this prospectus;

•	assumes the issuance of 24,254,627 shares of our common stock issuable upon the exchange of all of the exchangeable shares of Lulu Canadian Holding, Inc. to be outstanding as a result of our corporate reorganization;

•	assumes the underwriters’ option to purchase additional shares in this offering has not been exercised;

•	excludes 4,478,726 shares of our common stock issuable upon exercise of options outstanding as of the date of this prospectus under our 2007 Equity Incentive Plan at a weighted average exercise price of $0.58; and

•	excludes an additional 5,521,274 shares of our common stock reserved for future issuance under our 2007 Equity Incentive Plan, including 200,500 shares of our common stock issuable upon exercise of options expected to be granted in connection with this offering, each with an exercise price equal to the initial public offering price.

In addition, unless we specifically state otherwise, all dollar amounts listed in this prospectus are in U.S. dollars.

The number of shares of our common stock to be issued in connection with our corporate reorganization and upon exchange of the exchangeable shares of Lulu Canadian Holding, Inc. depends in part on the initial offering price and the date of our corporate reorganization. This is because, as further described in “Pre-Offering Transactions,” various securities will be exchanged in our corporate reorganization based in part on the ratio of the value of accrued but unpaid dividends (which, where applicable, accrue on a daily basis until the consummation of our corporate reorganization) to our initial public offering price. Accordingly:

•	A $1.00 increase in the assumed initial public offering price of $11.00 per share would decrease the number of shares of common stock outstanding after this offering by approximately 1,672,000 shares, assuming that our corporate reorganization occurs on July 26, 2007;

•	A $1.00 decrease in the assumed initial public offering price of $11.00 per share would increase the number of shares of common stock outstanding after this offering by approximately 2,006,000 shares, assuming that our corporate reorganization occurs on July 26, 2007; and

•	If our corporate reorganization occurred five days later or earlier than the assumed date of July 26, 2007, the common stock outstanding after this offering would increase or decrease, respectively, by approximately 21,500 shares, assuming an initial public offering price of $11.00 per share.

We expect our corporate reorganization to occur immediately following the execution of an underwriting agreement with the underwriters relating to the shares of common stock being offered by this prospectus.

SUMMARY COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following table summarizes our combined consolidated financial and other data for the periods indicated. The combined consolidated statement of income data for each of the three fiscal years ended January 31, 2005, 2006 and 2007 are derived from our audited combined consolidated financial statements included elsewhere in this prospectus. The combined consolidated interim balance sheet data as of April 30, 2007 and the interim statement of income data for the three months ended April 30, 2006 and 2007 are derived from our unaudited combined consolidated interim financial statements included elsewhere in this prospectus. Our unaudited combined consolidated interim financial statements as of April 30, 2007 and for the three months ended April 30, 2006 and 2007 have been prepared on the same basis as the annual combined consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of these statements in all material respects. The results for the interim period are not necessarily indicative of operations to be expected for a full fiscal year. In addition, the information set forth under selected store data is not audited. You should read all of this information in conjunction with our combined consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical results are not necessarily indicative of results for any future period.

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2005	2006	2007	2006	2007
	(In thousands, except share data)
Combined consolidated statement of income data:
Net revenue	$40,748	$84,129	$148,885	$28,184	$44,789
Cost of goods sold(1)	19,448	41,177	72,903	13,664	21,979

Gross profit	21,300	42,952	75,982	14,519	22,811

Operating expenses:
Selling, general and administrative expenses(1)	10,840	26,416	52,540	8,406	15,963
Principal stockholder bonus	12,134	12,809	—	—	—
Settlement of lawsuit	—	—	7,228	—	—

Income (loss) from operations	(1,674)	3,727	16,213	6,113	6,848

Other expenses (income)
Interest income	(11)	(55)	(142)	(26)	(110)
Interest expense	46	51	47	3	3

Income (loss) before income taxes	(1,709)	3,730	16,308	6,136	6,955
Provision for (recovery of) income taxes	(298)	2,336	8,753	2,955	3,449
Non-controlling interest	—	—	(112)	—	(36)

Net income (loss)	$(1,411)	$1,394	$7,666	$3,181	$3,542

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2005	2006	2007	2006	2007
	(In thousands, except share data)
Pro forma weighted average number of shares outstanding(2):
Pro forma basic earnings per share
Common stock equivalent stock			24,254,627		24,254,627
Common stock			48,772,905		48,772,905
Pro forma weighted average diluted number of shares of common stock outstanding			49,569,700		50,143,877

Pro forma common stock equivalent basic and diluted earnings per share(2)			$0.10		$0.05
Pro forma common stock basic and diluted earnings per share(2)			$0.10		$0.05

Selected store data:
Number of corporate-owned stores open at end of period	14	27	41	30	47	*
Corporate-owned stores sales per gross square foot‡	$1,328	$1,279	$1,411	$1,277	$1,447
Comparable store sales change	18%	19%	25%	15%	20%

*	We closed one corporate-owned oqoqo store on May 15, 2007.

‡	Figures for the Three Months Ended April 30, 2006 and 2007, are calculated on the basis of net revenue for the twelve months ended April 30, 2006 and 2007, respectively.

(1)	Includes stock-based compensation as follows:

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2005	2006	2007	2006	2007
	(In thousands)

Cost of goods sold	$—	$755	$360	$94	$169
Selling, general and administrative expenses	—	1,945	2,470	262	1,239

Total	$—	$2,700	$2,830	$356	$1,408

(2)	We have not computed basic and diluted earnings per share as the combined consolidated results reflect the results of two separate companies (lululemon athletica inc. and LIPO Investments (Canada) Inc.), each with its own distinct and separate capital structure. As a result of our corporate reorganization, various securities (including Series A preferred stock issued by lululemon athletica inc. and common stock equivalents issued by LIPO Investments (Canada) Inc.) will be exchanged for shares of our common stock based in part on the quotient of the value of accrued but unpaid dividends (which, where applicable, accrue on a daily basis until the consummation of our corporate reorganization) to our initial public offering price. We have accordingly presented pro forma earnings per share for the fiscal year ended January 31, 2007 and for the three months ended April 30, 2007 giving effect to our corporate reorganization as if it had been consummated on the first day of that period. In addition, the outstanding stock options of the two companies will be converted into options to purchase shares of our common stock. See “Pre-Offering Transactions” and note 12 to our combined consolidated financial statements appearing elsewhere in this prospectus.

The following table represents a summary of our combined consolidated balance sheet data as of April 30, 2007:

•	on an actual basis, derived from our unaudited combined consolidated balance sheet as of April 30, 2007;

•	on a “pro forma” basis, giving effect to:

•	the consummation of our corporate reorganization on an assumed date of July 26, 2007, and (assuming an initial public offering price of $11.00 per share) the issuance of 48,772,905 shares of our common stock;

•	the issuance by Lulu Canadian Holding, Inc., our wholly owned subsidiary, of 24,254,627 exchangeable shares in connection therewith, as described in “Pre-Offering Transactions” included elsewhere in this prospectus, and the issuance of 24,254,627 shares of our common stock upon the exchange of the Lulu Canadian Holding exchangeable shares; and

•	on a “pro forma as adjusted” basis, further reflecting the sale by us of 2,309,091 shares of our common stock in this offering (assuming an initial public offering price of $11.00 per share, and after deducting estimated offering expenses and underwriting discounts and commissions payable by us).

	As of April 30, 2007
			Pro Forma
	Actual	Pro Forma	as Adjusted
	(In thousands)

Combined consolidated balance sheet data:
Cash and cash equivalents	$4,393	$4,383	$23,005
Working capital (excluding cash and cash equivalents)	8,840	8,840	8,840
Property and equipment, net	21,169	21,169	21,169
Total assets	69,034	69,024	87,646
Long term debt	—	—	—
Total stockholders’ equity	44,490	44,490	63,113

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could materially suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We have grown rapidly in recent years and we have limited operating experience at our current scale of operations; if we are unable to manage our operations at our current size or to manage any future growth effectively, our brand image and financial performance may suffer.

We have expanded our operations rapidly since our inception in 1998 and we have limited operating experience at our current size. We opened our first store in Canada in January 1999 and our first store in the United States in 2003. Our net revenue increased from $40.7 million for fiscal 2004 to $148.9 million for fiscal 2006, a compound annual increase of approximately 91.1%. Our net revenue also increased from $28.2 million for the first quarter of fiscal 2006 to $44.8 million for the first quarter of fiscal 2007, representing a 58.9% increase. We expect our net revenue growth rate to slow as the number of new stores that we open in the future declines relative to our larger store base. Our substantial growth to date has placed a significant strain on our management systems and resources. If our operations continue to grow, of which there can be no assurance, we will be required to continue to expand our sales and marketing, product development and distribution functions, to upgrade our management information systems and other processes, and to obtain more space for our expanding administrative support and other headquarters personnel. Our continued growth could increase the strain on our resources, and we could experience serious operating difficulties, including difficulties in hiring, training and managing an increasing number of employees, difficulties in obtaining sufficient raw materials and manufacturing capacity to produce our products, and delays in production and shipments. These difficulties would likely result in the erosion of our brand image and lead to a decrease in net revenue, income from operations and the price of our common stock.

We may not be able to successfully open new store locations in a timely manner, if at all, which could harm our results of operations.

Our growth will largely depend on our ability to successfully open and operate new stores. Our ability to successfully open and operate new stores depends on many factors, including, among others, our ability to:

•	identify suitable store locations, the availability of which is outside of our control;

•	negotiate acceptable lease terms, including desired tenant improvement allowances;

•	hire, train and retain store personnel and field management;

•	assimilate new store personnel and field management into our corporate culture;

•	source sufficient inventory levels; and

•	successfully integrate new stores into our existing operations and information technology systems.

Successful new store openings may also be affected by our ability to initiate our grassroots marketing efforts in advance of opening our first store. We typically rely on our grassroots marketing efforts to build awareness of our brand and demand for our products. Our grassroots marketing efforts are often lengthy and must be tailored to each new market based on our emerging understanding of the market. Accordingly, there can be no assurance that we will be able to successfully implement our grassroots marketing efforts in a particular market in a timely manner, if at all. Additionally, we may be unsuccessful in identifying new markets where our technical athletic apparel and other products and brand image will be accepted or the performance of our stores will be considered successful. Further, we will encounter pre-operating costs and we may encounter initial losses while new stores commence operations.

We plan to open a large number of stores in the near future in comparison to our existing store base and our historical rate of store launches. Of the 59 stores in operation as of July 1, 2007, 3 new stores were opened in Canada, 5 new stores were opened in the United States and 1 new store was opened outside of North America in the first five months of fiscal 2007. In May 2007, we closed one corporate-owned oqoqo store. During fiscal 2006, 7 new stores were opened in Canada, 6 new stores were opened in the United States and 1 new store was opened outside of North America. During fiscal 2005, 13 new stores were opened in Canada, 3 new stores were opened in the United States and 1 new store was opened outside of North America. We expect to open 20 to 25 stores in fiscal 2007 and 30 to 35 additional stores in fiscal 2008 in the United States and Canada. We estimate that we will incur approximately $28.0 million to $34.0 million of capital expenditures to open additional stores in fiscal 2007 and fiscal 2008. In addition, our new stores will not be immediately profitable and we will incur losses until these stores become profitable. There can be no assurance that we will open the planned number of new stores in fiscal 2007 or thereafter. Any failure to successfully open and operate new stores would harm our results of operations.

Our limited operating experience and limited brand recognition in new markets may limit our expansion strategy and cause our business and growth to suffer.

Our future growth depends, to a considerable extent, on our expansion efforts outside of Canada, especially in the United States. Our current operations are based largely in Canada. As of July 1, 2007, we had 17 stores in the United States, 1 store in Australia and 3 stores in Japan. Therefore we have a limited number of customers and limited experience in operating outside of Canada. We also have limited experience with regulatory environments and market practices outside of Canada, and cannot guarantee that we will be able to penetrate or successfully operate in any market outside of Canada. In connection with our initial expansion efforts, especially in the United States, we have encountered increased costs of operations resulting from higher payroll expenses and increased rent expense. In connection with our initial expansion efforts outside of North America, we have encountered many obstacles we do not face in Canada or the United States, including cultural and linguistic differences, differences in regulatory environments and market practices, difficulties in keeping abreast of market, business and technical developments and foreign customers’ tastes and preferences. We may also encounter difficulty expanding into new markets because of limited brand recognition leading to delayed acceptance of our technical athletic apparel by customers in these new markets. In particular, we have no assurance that our grassroots marketing efforts will prove successful outside of the narrow geographic regions in which they have been used in the United States and Canada. The expansion into new markets may also present competitive, merchandising, forecasting and distribution challenges that are different from or more severe than those we currently face. Failure to develop new markets outside of Canada or disappointing growth outside of Canada may harm our business and results of operations.

We plan to primarily use cash from operations to finance our growth strategy, and if we are unable to maintain sufficient levels of cash flow we may not meet our growth expectations.

We intend to finance our growth through the cash flows generated by our existing stores, borrowings under our available credit facilities and the net proceeds from this offering. However, if our stores are not profitable or if our store profits decline, we may not have the cash flow necessary in order to pursue or maintain our growth strategy. We may also be unable to obtain any necessary financing on commercially reasonable terms to pursue or maintain our growth strategy. If we are unable to pursue or maintain our growth strategy, the market price of our common stock could decline and our results of operations and profitability could suffer.

Our ability to attract customers to our stores depends heavily on successfully locating our stores in suitable locations and any impairment of a store location, including any decrease in customer traffic, could cause our sales to be less than expected.

Our approach to identifying locations for our stores typically favors street locations and lifestyle centers where we can be a part of the community. As a result, our stores are typically located near retailers or fitness facilities that we believe are consistent with our customers’ lifestyle choices. Sales at these stores are derived, in part, from the volume of foot traffic in these locations. Store locations may become unsuitable due to, and our sales volume and customer traffic generally may be harmed by, among other things:

•	economic downturns in a particular area;

•	competition from nearby retailers selling athletic apparel;

•	changing consumer demographics in a particular market;

•	changing lifestyle choices of consumers in a particular market; and

•	the closing or decline in popularity of other businesses located near our store.

Changes in areas around our store locations that result in reductions in customer foot traffic or otherwise render the locations unsuitable could cause our sales to be less than expected.

We operate in a highly competitive market and the size and resources of some of our competitors may allow them to compete more effectively than we can, resulting in a loss of our market share and a decrease in our net revenue and profitability.

The market for technical athletic apparel is highly competitive. Competition may result in pricing pressures, reduced profit margins or lost market share or a failure to grow our market share, any of which could substantially harm our business and results of operations. We compete directly against wholesalers and direct retailers of athletic apparel, including large, diversified apparel companies with substantial market share and established companies expanding their production and marketing of technical athletic apparel, as well as against retailers specifically focused on women’s athletic apparel. We also face competition from wholesalers and direct retailers of traditional commodity athletic apparel, such as cotton T-shirts and sweat shirts. Many of our competitors are large apparel and sporting goods companies with strong worldwide brand recognition, such as Nike, Inc. and adidas AG, which includes the adidas and Reebok brands. Because of the fragmented nature of the industry, we also compete with other apparel sellers, including those specializing in yoga apparel. Many of our competitors have significant competitive advantages, including longer operating histories, larger and broader customer bases, more established relationships with a broader set of suppliers, greater brand recognition and greater financial, research and development, marketing, distribution and other resources than we do. In addition, our technical athletic apparel is sold at a premium to traditional athletic apparel.

Our competitors may be able to achieve and maintain brand awareness and market share more quickly and effectively than we can. In contrast to our “grassroots” marketing approach, many of our competitors promote their brands primarily through traditional forms of advertising, such as print media and television commercials, and through celebrity athlete endorsements, and have substantial resources to devote to such efforts. Our competitors may also create and maintain brand awareness using traditional forms of advertising more quickly in new markets than we can. Our competitors may also be able to increase sales in their new and existing markets faster than we do by emphasizing different distribution channels than we do, such as wholesale, internet or catalog sales or an extensive franchise network, as opposed to distribution through retail stores, and many of our competitors have substantial resources to devote toward increasing sales in such ways.

In addition, because we own no patents or exclusive intellectual property rights in the technology, fabrics or processes underlying our products, our current and future competitors are able to manufacture and sell products with performance characteristics, fabrication techniques and styling similar to our products.

Our business depends on a strong brand, and if we are not able to maintain and enhance our brand we may be unable to sell our products, which would harm our business and cause the results of our operations to suffer.

We believe that the brand image we have developed has significantly contributed to the success of our business. We also believe that maintaining and enhancing the lululemon athletica brand is critical to maintaining and expanding our customer base. Maintaining and enhancing our brand may require us to make substantial investments in areas such as research and development, store operations, community relations and employee training, and these investments may not be successful. As of July 1, 2007, our brand is sold in only 13 cities in Canada, 10 cities in the United States and 1 metropolitan area in each of Japan and Australia. A primary component of our strategy involves expanding into other geographic markets, particularly within the United States. As we expand into new geographic markets, consumers in these markets may not accept our brand image and may not be willing to pay a premium to purchase our technical athletic apparel as compared to traditional athletic apparel. We anticipate that, as our business expands into new markets and as the market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive. Conversely, as we penetrate these markets and our brand becomes more widely available, it could potentially detract from the appeal stemming from the scarcity of our brand. Our brand may also be adversely affected if our public image or reputation is tarnished by negative publicity. Maintaining and enhancing our brand will depend largely on our ability to be a leader in the athletic apparel industry, to offer a unique store experience to our customers and to continue to provide high quality products and services, which we may not do successfully. If we are unable to maintain or enhance our brand image our results of operations may suffer and our business may be harmed.

If our grassroots marketing efforts are not successful our business, results of operations and financial condition could be harmed.

We rely principally on grassroots marketing efforts to advertise our brand. These efforts include working with local athletes and fitness professionals chosen by us, who we refer to as ambassadors, who assist us by introducing our brand and culture to the communities around our stores. Our grassroots marketing efforts must be tailored to each particular market, which may require substantial ongoing attention and resources. For instance, we must successfully identify and retain suitable ambassadors in each of our new and existing markets. Our future growth and profitability and the success of our new stores will depend in part upon the effectiveness and efficiency of these grassroots marketing efforts.

Because we do not rely on traditional advertising channels, such as print or television advertisements, if our grassroots marketing efforts are not successful, there may be no immediately available alternative marketing channel for us to build awareness of our products in a manner that we think will be successful. This may impair our ability to successfully integrate new stores into the surrounding communities, to expand into new markets at all or to maintain the strength or distinctiveness of our brand in our existing markets. In addition, if our grassroots marketing efforts are unsuccessful and we are required to use traditional advertising channels in our overall marketing strategy, then we will incur additional expense associated with the transition to and operation of a traditional advertising channel. Failure to successfully market our products and brand in new and existing markets could harm our business, results of operations and financial condition.

Our inability to maintain recent levels of comparable store sales or average sales per square foot could cause our stock price to decline.

We may not be able to maintain the levels of comparable store sales that we have experienced historically. In addition, we may not be able to replicate in the United States and outside of North America our historic average sales per square foot. Our sales per square foot in stores we have opened in the United States have generally been lower than those we have been able to achieve in Canada. As sales in the United States grow to become a larger percentage of our overall sales, our average sales per square foot will likely decline. If our future comparable store sales or average sales per square foot decline or fail to meet market expectations, the price of our common stock could decline. In addition, the aggregate results of operations of our stores have fluctuated in the past and can be expected to continue to fluctuate in the future. For example, over the past 13 fiscal quarters, our quarterly comparable store sales have ranged from a decrease of 1% in the second quarter of fiscal 2004 to an increase of 32% in the second quarter of fiscal 2006. A variety of factors affect both comparable store sales and average sales per square foot, including fashion trends, competition, current economic conditions, pricing, inflation, the timing of the release of new merchandise and promotional events, changes in our merchandise mix, the success of marketing programs and weather conditions. These factors may cause our comparable store sales results to be materially lower than recent periods and our expectations, which could harm our results of operations and result in a decline in the price of our common stock.

If we fail to continue to innovate and provide consumers with design features that meet their expectations, we may not be able to generate sufficient consumer interest in our technical athletic apparel to remain competitive.

We must continue to invest in research and development in connection with the innovation and design of our products in order to attract and retain consumers. If we are unable to anticipate consumer preferences or industry changes, or if we are unable to modify our products on a timely basis, we may lose customers or become subject to greater pricing pressures. Our operating results would also suffer if our innovations do not respond to the needs of our customers, are not appropriately timed with market opportunities or are not effectively brought to market. Any failure on our part to innovate and design new products or modify existing products will hurt our brand image and could result in a decrease in our net revenue and an increase in our inventory levels. In addition, we may not be able to generate sufficient consumer interest in our technical athletic apparel to remain competitive. Any of these factors could harm our business or stock price.

Our plans to improve and expand our product offerings may not be successful, and implementation of these plans may divert our operational, managerial and administrative resources, which could harm our competitive position and reduce our net revenue and profitability.

In addition to our store expansion strategy, we plan to grow our business by improving and expanding our product offerings, which includes introducing new product technologies, increasing the range of athletic activities our products target, growing our men’s business and expanding our accessories, undergarments and outerwear offerings. The principal risks to our ability to successfully carry out our plans to improve and expand our product offering are that:

•	introduction of new products may be delayed, which may allow our competitors to introduce similar products in a more timely fashion, which could hurt our goal to be viewed as a leader in technical athletic apparel innovation;

•	if our expanded product offerings fail to maintain and enhance our distinctive brand identity, our brand image may be diminished and our sales may decrease;

•	implementation of these plans may divert management’s attention from other aspects of our business and place a strain on our management, operational and financial resources, as well as our information systems; and

•	incorporation of novel technologies into our products that are not accepted by our customers or that are inferior to similar products offered by our competitors.

In addition, our ability to successfully carry out our plans to improve and expand our product offerings may be affected by economic and competitive conditions, changes in consumer spending patterns and changes in consumer athletic preferences and style trends. These plans could be abandoned, could cost more than anticipated and could divert resources from other areas of our business, any of which could impact our competitive position and reduce our net revenue and profitability.

We rely on third-party suppliers to provide fabrics for and to produce our products, and we have limited control over them and may not be able to obtain quality products on a timely basis or in sufficient quantity.

We do not manufacture our products or the raw materials for them and rely instead on third-party suppliers. Many of the specialty fabrics used in our products are technically advanced textile products developed by third parties and may be available, in the short-term, from only one or a very limited number of sources. For example, our Luon fabric, which is included in many of our products, is supplied to the mills we use by a single manufacturer in Taiwan, and the fibers used in manufacturing our Luon fabric are supplied to our Taiwanese manufacturer by a single company. In fiscal 2006, approximately 85% of our products were produced by our top ten manufacturing suppliers.

If we experience significant increased demand, or need to replace an existing manufacturer, there can be no assurance that additional supplies of fabrics or raw materials or additional manufacturing capacity will be available when required on terms that are acceptable to us, or at all, or that any supplier or manufacturer would allocate sufficient capacity to us in order to meet our requirements or fill our orders in a timely manner. Even if we are able to expand existing or find new manufacturing or fabric sources, we may encounter delays in production and added costs as a result of the time it takes to train our suppliers and manufacturers in our methods, products and quality control standards. Delays related to supplier changes could also arise due to an increase in shipping times if new suppliers are located farther away from our markets or from other participants in our supply chain. Any delays, interruption or increased costs in the supply of fabric or manufacture of our products could have an adverse effect on our ability to meet customer demand for our products and result in lower net revenue and income from operations both in the short and long term.

In addition, there can be no assurance that our suppliers and manufacturers will continue to provide fabrics and raw materials or manufacture products that are consistent with our standards. We have occasionally received, and may in the future continue to receive, shipments of products that fail to conform to our quality control standards. In that event, unless we are able to obtain replacement products in a timely manner, we risk the loss of net revenue resulting from the inability to sell those products and related increased administrative and shipping costs.

We do not have long-term contracts with our suppliers and accordingly face significant disruptions in supply from our current sources.

We generally do not enter into long-term formal written agreements with our suppliers, including those for Luon, and typically transact business with our suppliers on an order-by-order basis. There can be no assurance that there will not be a significant disruption in the supply of fabrics or raw materials from current sources or, in the event of a disruption, that we would be able to locate alternative suppliers of materials of comparable quality at an acceptable price, or at all. Identifying a suitable supplier is an involved process that requires us to become satisfied with their quality control, responsiveness and service, financial stability and labor and other ethical practices. Any delays, interruption or increased costs in the supply of fabric or manufacture of our products arising from a lack of long-term contracts could have an adverse effect on our ability to meet customer demand for our products and result in lower net revenue and income from operations both in the short and long term.

We do not have patents or exclusive intellectual property rights in our fabrics and manufacturing technology. If our competitors sell similar products to ours, our net revenue and profitability could suffer.

The intellectual property rights in the technology, fabrics and processes used to manufacture our products are owned or controlled by our suppliers and are generally not unique to us. Our ability to obtain intellectual property protection for our products is therefore limited and we currently own no patents or exclusive intellectual property rights in the technology, fabrics or processes underlying our products. As a result, our current and future competitors are able to manufacture and sell products with performance characteristics, fabrications and styling similar to our products. Because many of our competitors, such as Nike, Inc. and adidas AG, which includes the adidas and Reebok brands, have significantly greater financial, distribution, marketing and other resources than we do, they may be able to manufacture and sell products based on our fabrics and manufacturing technology at lower prices than we can. If our competitors do sell similar products to ours at lower prices, our net revenue and profitability could suffer.

Our future success is substantially dependent on the continued service of our senior management.

Our future success is substantially dependent on the continued service of our senior management, particularly Dennis Wilson, our founder and Chairman and Chief Product Designer, as well as Robert Meers, our Chief Executive Officer. The loss of the services of our senior management could make it more difficult to successfully operate our business and achieve our business goals.

We also may be unable to retain existing management, technical, sales and client support personnel that are critical to our success, which could result in harm to our customer and employee relationships, loss of key information, expertise or know-how and unanticipated recruitment and training costs.

In addition, while we maintain a key man insurance policy for Mr. Wilson, we have not obtained key man life insurance policies on Mr. Meers or any of our other members of our senior management team. As a result, we would have no way to cover the financial loss if we were to lose the services of members of our senior management team.

Our senior management team has limited experience working together as a group, and may not be able to manage our business effectively.

Most of the members of our senior management team, including our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer have been hired since December 2005. As a result, our senior management team has limited experience working together as a group. This lack of shared experience could harm our senior management team’s ability to quickly and efficiently respond to problems and effectively manage our business. If our management team is not able to work together as a group, our results of operations may suffer and our business may be harmed.

If we are unable to attract, assimilate and retain new team members, including store and regional managers, we may not be able to grow or successfully operate our business.

Our success has largely been the result of significant contributions by our employees, including members of our current senior management and product design teams. However, to be successful in continuing to grow our business, we will need to continue to attract, assimilate, retain and motivate highly talented employees with a range of skills and experience, especially at the store and regional management levels. Competition for employees in our industry is intense and we have from time to time experienced difficulty in attracting the personnel necessary to support the growth of our business, and we may experience similar difficulties in the future. These problems could be exacerbated as we embark on our strategy of opening a significant number of new stores in the United States and elsewhere over the next few years. If we are unable to attract, assimilate and retain additional employees with the necessary skills, we may not be able to grow or successfully operate our business.

Sales of technical athletic apparel may not continue to increase, and this could impair our ability to grow our business and achieve the level of sales necessary to support new stores.

We believe that continued increases in sales of technical athletic apparel will largely depend on customers continuing to demand technically advanced apparel designed for specific athletic pursuits. If the number of customers demanding technical athletic apparel does not continue to increase, if the trend towards wearing technical athletic apparel when engaged in athletic pursuits or as casual wear subsides, if the style of our technical athletic apparel falls out of fashion with customers, or if customers engaging in athletic pursuits are not convinced that our technical athletic apparel is a better choice than traditional alternatives, then we may not achieve the level of sales necessary to support new stores and our ability to grow our business will be severely impaired.

We are planning a replacement of our core systems that might disrupt our supply chain operations.

We are in the process of substantially modifying our information technology systems supporting our financial management and reporting, inventory and purchasing management, order management, warehouse management and forecasting. Modifications will involve replacing legacy systems with successor systems during the course of fiscal 2007 and fiscal 2008. There are inherent risks associated with replacing our core systems, including supply chain disruptions that may affect our ability to deliver products to our stores and customers. We believe that other companies have experienced significant delays and cost overruns in implementing similar systems changes, and we may encounter similar problems. We may not be able to successfully implement these new systems or implement them without supply chain disruptions in the future. Any resulting supply chain disruptions could harm our business, prospects, financial condition and results of operations. Although our existing systems may be satisfactory in the short term, we do not believe these systems are adequate to support our long-term growth. Thus, if we are not able to implement these new systems successfully, our business, prospects, financial condition and results of operations may suffer.

Problems with our distribution system could harm our ability to meet customer expectations, manage inventory, complete sales and achieve objectives for operating efficiencies.

We rely on our distribution facility in Vancouver, British Columbia and a distribution center located in Renton, Washington operated by a third-party vendor for substantially all of our product distribution. Our contract for the Renton, Washington distribution facility expires in April 2010 and there can be no assurance that we will be able to enter into another contract for a distribution center on acceptable terms. Such an event could disrupt our operations. In addition, in August 2007, we are scheduled to relocate our Vancouver distribution facility to a new, larger distribution facility. Our distribution facilities include computer controlled and automated equipment, which means their operations are complicated and may be subject to a number of risks related to security or computer viruses, the proper operation of software and hardware, electronic or power interruptions or other system failures. In addition, because substantially all of our products are distributed from two locations, our operations could also be interrupted by labor difficulties, or by floods, fires or other natural disasters near our distribution centers. We maintain business interruption insurance, but it may not adequately protect us from the adverse effects that could result from significant disruptions to our distribution system, such as the long-term loss of customers or an erosion of our brand image. In addition, our distribution capacity is dependent on the timely performance of services by third parties, including the shipping of our products to and from our Renton, Washington distribution facility. If we encounter problems with our distribution system, our ability to meet customer expectations, manage inventory, complete sales and achieve objectives for operating efficiencies could be harmed.

Our operating results are subject to seasonal and quarterly variations in our net revenue and income from operations, which could cause the price of our common stock to decline.

We have experienced, and expect to continue to experience, significant seasonal variations in our net revenue and income from operations. Seasonal variations in our net revenue are primarily related to increased sales of our products during our fiscal fourth quarter, reflecting our historical strength in sales during the holiday season. We generated approximately 37% and 35% of our full year gross profit during the fourth quarters of fiscal 2005 and fiscal 2006, respectively. Historically, seasonal variations in our income from operations have been driven principally by increased net revenue in our fiscal fourth quarter.

Our quarterly results of operations may also fluctuate significantly as a result of a variety of other factors, including, among other things, the following:

•	the timing of new store openings;

•	net revenue and profits contributed by new stores;

•	increases or decreases in comparable store sales;

•	changes in our product mix; and

•	the timing of new advertising and new product introductions.

As a result of these seasonal and quarterly fluctuations, we believe that comparisons of our operating results between different quarters within a single fiscal year are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of our future performance.

We began selling our products in Canada in January 1999 and in the United States in 2003. Our limited operating history makes it difficult to assess the exact impact of seasonal factors on our business or whether or not our business is susceptible to cyclical fluctuations in the economy in the markets in which we operate. In addition, our rapid growth may have overshadowed whatever seasonal or cyclical factors might have influenced our business to date. Seasonal or cyclical variations in our business may become more pronounced over time and may harm our results of operations in the future.

Any future seasonal or quarterly fluctuations in our results of operations may not match the expectations of market analysts and investors. Disappointing quarterly results could cause the price of our common stock to decline. Seasonal or quarterly factors in our business and results of operations may also make it more difficult for market analysts and investors to assess the longer-term profitability and strength of our business at any particular point, which could lead to increased volatility in our stock price. Increased volatility could cause our stock price to suffer in comparison to less volatile investments.

If we are unable to accurately forecast customer demand for our products our manufacturers may not be able to deliver products to meet our requirements, and this could result in delays in the shipment of products to our stores and may harm our results of operations and customer relationships.

We stock our stores based on our estimates of future demand for particular products. Our inventory management and planning team determines the number of pieces of each product that we will order from our manufacturers based upon past sales of similar products, feedback from our focus groups, sales trend information and anticipated retail price. However, if our inventory and planning team fails to accurately forecast customer demand, we may experience excess inventory levels or a shortage of products available for sale in our stores. There can be no assurance that we will be able to successfully manage our inventory at a level appropriate for future customer demand.

Factors that could affect our inventory and planning team’s ability to accurately forecast customer demand for our products include:

•	a substantial increase or decrease in consumer demand for our products or for products of our competitors;

•	our failure to accurately forecast customer acceptance for our new products;

•	new product introductions or pricing strategies by competitors;

•	more limited historical store sales information for our newer markets;

•	weakening of economic conditions or consumer confidence in future economic conditions, which could reduce demand for discretionary items, such as our products; and

•	acts or threats of war or terrorism which could adversely affect consumer confidence and spending or interrupt production and distribution of our products and our raw materials.

Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would cause our gross margin to suffer and could impair the strength and exclusivity of our brand. In fiscal 2006, we wrote-off $1.0 million of inventory. We are a relatively young company and may experience significant write-offs in the future.

In addition, if we underestimate customer demand for our products, our manufacturers may not be able to deliver products to meet our requirements, and this could result in delays in the shipment of products to our stores and may damage our reputation and customer relationships. There can be no assurance that we will be able to successfully manage our inventory at a level appropriate for future customer demand.

A downturn in the economy may affect consumer purchases of discretionary items, which could materially harm our sales, profitability and financial condition.

Many factors affect the level of consumer spending for discretionary items such as our technical athletic apparel and related products. These factors include general business conditions, interest and tax rates, the availability of consumer credit and consumer confidence in future economic conditions. Consumer purchases of discretionary items, such as our technical athletic apparel, tend to decline during recessionary periods when disposable income is lower. Due to our limited operating history, we have not experienced a recessionary period and can therefore not predict the effect on our sales and profitability of a downturn in the economy. However, a downturn in the economy in markets in which we sell our products may materially harm our sales, profitability and financial condition.

We may fail to find suitable joint venture partners to expand outside North America and this may cause our growth strategy to suffer and may harm our revenue and results of operations.

As part of our growth strategy, we plan to expand our stores and sales of our products into new locations outside North America, particularly in the Asia-Pacific region. Our successful expansion and operation of new stores outside North America will depend on our ability to find suitable partners and to successfully implement and manage joint venture relationships. We have a joint venture with Descente Ltd. in Japan. In addition, we expect to convert our franchise in Australia into a joint venture. Failure to find sufficient or capable partners in a particular geographic region may delay the rollout of our products in that area. If we are unable to find suitable partners through joint venture relationships, our growth strategy will suffer and our revenue and results of operations could be harmed.

Our current and future joint ventures may not be successful.

If we are able to find a joint venture partner in a specific geographic area, there can be no guarantee that such a relationship will be successful. Such a relationship often creates additional risk. For example, our partners in joint venture relationships may have interests that differ from ours or that conflict with ours, such as the timing of new store openings and the pricing of our products, or our partners may become bankrupt which may as a practical matter subject us to such partners’ liabilities in connection with the joint venture. In addition, joint ventures can magnify several other risks for us, including the potential loss of control over our cultural identity in the markets where we enter into joint ventures and the possibility that our brand image could be impaired by the actions of our partners. Although we generally will seek to maintain sufficient control of any joint venture to permit our objectives to be achieved, we might not be able to take action without the approval of our partners. Reliance on joint venture relationships and our partners exposes us to increased risk that our joint ventures will not be successful and will result in competitive harm to our brand image that could cause our expansion efforts, profitability and results of operations to suffer.

We may need to raise additional capital that may be required to grow our business, and we may not be able to raise capital on terms acceptable to us or at all.

Operating our business and maintaining our growth efforts will require significant cash outlays and advance capital expenditures and commitments. If cash on hand and cash generated from operations and from this offering are not sufficient to meet our cash requirements, we will need to seek additional capital, potentially through debt or equity financings, to fund our growth. We cannot assure you that we will be able to raise needed cash on terms acceptable to us or at all. Financings may be on terms that are dilutive or potentially dilutive to our stockholders, and the prices at which new investors would be willing to purchase our securities may be lower than the price per share of our common stock in this offering. The holders of new securities may also have rights, preferences or privileges which are senior to those of existing holders of common stock. If new sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans based on available funding, if any, which would harm our ability to grow our business.

We are subject to risks associated with leasing retail space subject to long-term non-cancelable leases and are required to make substantial lease payments under our operating leases, and any failure to make these lease payments when due would likely harm our business, profitability and results of operations.

We do not own any of our stores, but instead lease all of our corporate-owned stores under operating leases. Our leases generally have initial terms of between five and ten years, and generally can be extended only in five-year increments (at increased rates) if at all. All of our leases require a fixed annual rent, and most require the payment of additional rent if store sales exceed a negotiated amount. Generally, our leases are “net” leases, which require us to pay all of the cost of insurance, taxes, maintenance and utilities. We generally cannot cancel these leases at our option. Payments under these operating leases account for a significant portion of our cost of goods sold. For example, as of January 31, 2007, we were a party to operating leases associated with our corporate-owned stores as well as other corporate facilities requiring future minimum lease payments aggregating $35.1 million through fiscal 2011 and approximately $34.7 million thereafter. We expect that any new stores we open will also be leased by us under operating leases, which will further increase our operating lease expenses.

Our substantial operating lease obligations could have significant negative consequences, including:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring a substantial portion of our available cash to pay our rental obligations, thus reducing cash available for other purposes;

•	limiting our flexibility in planning for or reacting to changes in our business or in the industry in which we compete; and

•	placing us at a disadvantage with respect to some of our competitors.

We depend on cash flow from operations to pay our lease expenses and to fulfill our other cash needs. If our business does not generate sufficient cash flow from operating activities, and sufficient funds are not otherwise available to us from borrowings under our available credit facilities or from other sources, we may not be able to service our operating lease expenses, grow our business, respond to competitive challenges or to fund our other liquidity and capital needs, which would harm our business.

In addition, additional sites that we lease are likely to be subject to similar long-term non-cancelable leases. If an existing or future store is not profitable, and we decide to close it, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. In addition, as our leases expire, we may fail to negotiate renewals, either on commercially acceptable terms or at all, which could cause us to close stores in desirable locations. Of our 52 corporate-owned stores as of July 1, 2007, no leases expire in fiscal 2007 and six leases expire in fiscal 2008. If we are unable to enter into new leases or renew existing leases on terms acceptable to us or be released from our obligations under leases for stores that we close, our business, profitability and results of operations may be harmed.

If our independent manufacturers fail to use ethical business practices and comply with applicable laws and regulations, our brand image could be harmed due to negative publicity.

Our core values, which include developing the highest quality products while operating with integrity, are an important component of our brand image, which makes our reputation particularly sensitive to allegations of unethical business practices. While our internal and vendor operating guidelines promote ethical business practices such as environmental responsibility, fair wage practices, and compliance with child labor laws, among others, and we, along with a third party that we retain for this purpose, monitor compliance with those guidelines, we do not control our independent manufacturers or their business practices. Accordingly, we cannot guarantee their compliance with our guidelines. A lack of demonstrated compliance could lead us to seek alternative suppliers, which could increase our costs and result in delayed delivery of our products, product shortages or other disruptions of our operations.

Violation of labor or other laws by our independent manufacturers or the divergence of an independent manufacturer’s labor or other practices from those generally accepted as ethical in Canada, the United States or other markets in which we do business could also attract negative publicity for us and our brand. This could diminish the value of our brand image and reduce demand for our merchandise if, as a result of such violation, we were to attract negative publicity. Other apparel manufacturers have encountered significant problems in this regard, and these problems have resulted in organized boycotts of their products and significant adverse publicity. If we, or other manufacturers in our industry, encounter similar problems in the future, it could harm our brand image, stock price and results of operations.

Monitoring compliance by independent manufacturers is complicated by the fact that expectations of ethical business practices continually evolve, may be substantially more demanding than applicable legal requirements and are driven in part by legal developments and by diverse groups active in publicizing and organizing public responses to perceived ethical shortcomings. Accordingly, we cannot predict how such expectations might develop in the future and cannot be certain that our guidelines would satisfy all parties who are active in monitoring and publicizing perceived shortcomings in labor and other business practices worldwide.

We may receive negative publicity if we do not meet expectations of transparency with respect to our business practices and those of our independent manufacturers, which could harm our brand image.

Parties active in promoting ethical business practices, in addition to evaluating the substance of companies’ practices, also often scrutinize companies’ transparency as to such practices and the policies and procedures they use to ensure compliance by their suppliers and other business partners. Prior to this offering, we have been a private company, and so do not have extensive experience in assembling and disclosing information on such matters as required for public companies or as may be expected by such parties. Moreover, we do not expect as a general matter to publicly disclose information that we deem competitively sensitive, except as required by law. If we do not meet the transparency standards expected by parties active in promoting ethical business practices, we may attract negative publicity, regardless of whether the actual labor and other business practices adhered to by us and our independent manufacturers satisfy substantive expectations of ethical business practices. Such negative publicity could harm our brand image and results of operations and result in a decline in the price of our common stock.

The cost of raw materials could increase our cost of goods sold and cause our results of operations and financial condition to suffer.

The fabrics used by our suppliers and manufacturers include synthetic fabrics whose raw materials include petroleum-based products. Our products also include natural fibers, including cotton. Significant price fluctuations or shortages in petroleum or other raw materials may increase our cost of goods sold and cause our results of operations and financial condition to suffer.

Because a significant portion of our sales are generated in Canada, fluctuations in foreign currency exchange rates could harm our results of operations.

Net revenue in Canada accounted for 91.5% and 87.1% of our total net revenue for fiscal 2005 and fiscal 2006, respectively and 82.0% of our total net revenue for the first quarter of fiscal 2007. The reporting currency for our combined consolidated financial statements is the U.S. dollar. In the future, we expect to continue to derive a significant portion of our sales and incur a significant portion of our operating costs in Canada, and changes in exchange rates between the Canadian dollar and the U.S. dollar may have a significant, and potentially adverse, effect on our results of operations. Our primary risk of loss regarding foreign currency exchange rate risk is caused by fluctuations in the exchange rates between the U.S. dollar and Canadian dollars, Australian dollars and Japanese yen. Because we recognize net revenue from sales in Canada in Canadian dollars, if the Canadian dollar weakens against the U.S. dollar it would have a negative impact on our Canadian operating results upon translation of those results into U.S. dollars for the purposes of consolidation. The exchange rate of the Canadian dollar against the U.S. dollar is currently near a multi-year high. Any hypothetical loss in net revenue could be partially or completely offset by lower cost of sales and lower selling, general and administrative expenses that are generated in Canadian dollars. A 10% depreciation in the relative value of the Canadian dollar compared to the U.S. dollar would have resulted in lost income from operations of approximately $4.0 million for fiscal 2006 and approximately $1.0 million for the first quarter of fiscal 2007. We have not historically engaged in hedging transactions and do not currently contemplate engaging in hedging transactions to mitigate foreign exchange risks. As we continue to recognize gains and losses in foreign currency transactions, depending upon changes in future currency rates, such gains or losses could have a significant, and potentially adverse, effect on our results of operations.

The operations of many of our suppliers are subject to additional risks that are beyond our control and that could harm our business, financial condition and results of operations.

Almost all of our suppliers are located outside the United States. Manufacturers in Canada, the People’s Republic of China and Taiwan produced approximately 94% of our apparel for fiscal 2006. The remaining 6% of our apparel was produced in Australia, Italy and the United States for fiscal 2006. Beginning in fiscal 2007, we expect to purchase products from manufacturers in Indonesia, Israel, Peru and Vietnam. As a result of our international suppliers, we are subject to risks associated with doing business abroad, including:

•	political unrest, terrorism, labor disputes and economic instability resulting in the disruption of trade from foreign countries in which our products are manufactured;

•	the imposition of new laws and regulations, including those relating to labor conditions, quality and safety standards, imports, duties, taxes and other charges on imports, as well as trade restrictions and restrictions on currency exchange or the transfer of funds;

•	reduced protection for intellectual property rights, including trademark protection, in some countries, particularly the People’s Republic of China;

•	disruptions or delays in shipments; and

•	changes in local economic conditions in countries where our manufacturers, suppliers or customers are located.

These and other factors beyond our control could interrupt our suppliers’ production in offshore facilities, influence the ability of our suppliers to export our products cost-effectively or at all and inhibit our suppliers’ ability to procure certain materials, any of which could harm our business, financial condition and results of operations.

Our ability to source our merchandise profitably or at all could be hurt if new trade restrictions are imposed or existing trade restrictions become more burdensome.

All of our apparel products are currently manufactured for us outside of the United States. The United States and the countries in which our products are produced or sold internationally have imposed and may impose additional quotas, duties, tariffs, or other restrictions or regulations, or may adversely adjust prevailing quota, duty or tariff levels. For example, under the provisions of the World Trade Organization, or WTO, Agreement on Textiles and Clothing, effective as of January 1, 2005, the United States and other WTO member countries eliminated quotas on textiles and apparel-related products from WTO member countries. In the beginning of 2005, China’s exports into the United States surged as a result of the eliminated quotas. In response to the perceived disruption of the market, the United States imposed new quotas, which are permitted to remain in place through the end of 2008, on certain categories of natural-fiber products that we import from China. As a result, we have expanded our relationships with suppliers outside of China, which among other things, has resulted in increased costs and shipping times for some products. Countries impose, modify and remove tariffs and other trade restrictions in response to a diverse array of factors, including global and national economic and political conditions, which make it impossible for us to predict future developments regarding tariffs and other trade restrictions. Trade restrictions, including tariffs, quotas, embargoes, safeguards and customs restrictions, could increase the cost or reduce the supply of products available to us or may require us to modify our supply chain organization or other current business practices, any of which could harm our business, financial condition and results of operations.

We are subject to potential challenges relating to overtime pay and other regulations that impact our employees, which could cause our business, financial condition, results of operations or cash flows to suffer.

Various labor laws, including U.S. federal, U.S. state and Canadian provincial laws, among others, govern our relationship with our employees and affect our operating costs. These laws include minimum wage requirements, overtime pay, unemployment tax rates, workers’ compensation rates and citizenship requirements. These laws change frequently and may be difficult to interpret and apply. In particular, as a retailer, we may be subject to challenges regarding the application of overtime and related pay regulations to our employees. A determination that we do not comply with these laws could harm our brand image, business, financial condition and results of operation. Additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence or mandated health benefits could also cause our business, financial condition, results of operations or cash flows to suffer.

Our franchisees may take actions that could harm our business or brand, and franchise regulations and contracts limit our ability to terminate or replace under-performing franchises.

As of July 1, 2007, we had three franchise stores in Canada, three franchise stores in the United States and one franchise store in Australia, which we expect to restructure into a joint venture relationship. Additionally, we may open one additional franchise store in the United States pursuant to an understanding with one of our existing franchisees. Franchisees are independent business operators and are not our employees, and we do not exercise control over the day-to-day operations of their retail stores. We provide training and support to franchisees, and set and monitor operational standards, but the quality of franchise store operations may decline due to diverse factors beyond our control. For example, franchisees may not successfully operate stores in a manner consistent with our standards and requirements, or may not hire and train qualified employees, which could harm their sales and as a result harm our results of operations or cause our brand image to suffer.

Franchisees, as independent business operators, may from time to time disagree with us and our strategies regarding the business or our interpretation of our respective rights and obligations under applicable franchise agreements. This may lead to disputes with our franchisees, and we expect such disputes to occur from time to time, such as the collection of royalty payments or other matters related to the franchisee’s successful operation of the retail store. Such disputes could divert the attention of our management and our franchisees from our operations, which could cause our business, financial condition, results of operations or cash flows to suffer.

In addition, as a franchisor, we are subject to Canadian, U.S. federal, U.S. state and international laws regulating the offer and sale of franchises. These laws impose registration and extensive disclosure requirements on the offer and sale of franchises, frequently apply substantive standards to the relationship between franchisor and franchisee and limit the ability of a franchisor to terminate or refuse to renew a franchise. We may therefore be required to retain an under-performing franchise and may be unable to replace the franchisee, which could harm our results of operations. We cannot predict the nature and effect of any future legislation or regulation on our franchise operations.

Our failure or inability to protect our intellectual property rights could diminish the value of our brand and weaken our competitive position.

We currently rely on a combination of copyright, trademark, trade dress and unfair competition laws, as well as confidentiality procedures and licensing arrangements, to establish and protect our intellectual property rights. We cannot assure you that the steps taken by us to protect our intellectual property rights will be adequate to prevent infringement of such rights by others, including imitation of our products and misappropriation of our brand. In addition, intellectual property protection may be unavailable or limited in some foreign countries where laws or law enforcement practices may not protect our intellectual property rights as fully as in the United States or Canada, and it may be more difficult for us to successfully challenge the use of our intellectual property rights by other parties in these countries. If we fail to protect and maintain our intellectual property rights, the value of our brand could be diminished and our competitive position may suffer.

Our trademarks and other proprietary rights could potentially conflict with the rights of others and we may be prevented from selling some of our products.

Our success depends in large part on our brand image. We believe that our trademarks and other proprietary rights have significant value and are important to identifying and differentiating our products from those of our competitors and creating and sustaining demand for our products. We have obtained and applied for some U.S. and foreign trademark registrations, and will continue to evaluate the registration of additional trademarks as appropriate. However, we cannot guarantee that any of our pending trademark applications will be approved by the applicable governmental authorities. Moreover, even if the applications are approved, third parties may seek to oppose or otherwise challenge these registrations. Additionally, we cannot assure you that obstacles will not arise as we expand our product line and the geographic scope of our sales and marketing. Third parties may assert intellectual property claims against us, particularly as we expand our business and the number of products we offer. Our defense of any claim, regardless of its merit, could be expensive and time consuming and could divert management resources. Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. In addition, resolution of claims may require us to redesign our products, license rights from third parties or cease using those rights altogether. Any of these events could harm our business and cause our results of operations, liquidity and financial condition to suffer.

We currently own the exclusive right to use various domain names containing or relating to our brand. We may be unable to prevent third parties from acquiring and using domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights. Failure to protect our domain names could adversely affect our brand, and make it more difficult for users to find our website.

We will incur significant expenses as a result of being a public company, which will negatively impact our financial performance and could cause our results of operations and financial condition to suffer.

We will incur significant legal, accounting, insurance and other expenses as a result of being a public company. The Sarbanes-Oxley Act of 2002, as well as related rules implemented by the SEC and the securities regulators in each of the provinces and territories of Canada and by The Nasdaq Stock Market LLC, have required changes in corporate governance practices of public companies. We expect that compliance with these laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act as discussed in the following risk factor, will substantially increase our expenses, including our legal and accounting costs, and make some activities more time-consuming and costly. We also expect these laws, rules and regulations to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as officers. As a result of the foregoing, we expect a substantial increase in legal, accounting, insurance and certain other expenses in the future, which will negatively impact our financial performance and could cause our results of operations and financial condition to suffer.

Failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting, which could harm our business and cause a decline in our stock price.

Reporting obligations as a public company and our anticipated growth are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel. In addition, as a public company we will be required to document and test our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 so that our management can certify the effectiveness of our internal controls and our independent registered public accounting firm can render an opinion on management’s assessment and on the effectiveness of our internal control over financial reporting by the time our fiscal 2008 annual report is due and thereafter. As a result, we will be required to improve our financial and managerial controls, reporting systems and procedures, to incur substantial expenses to test our systems and to make such improvements and to hire additional personnel. If our management is unable to certify the effectiveness of our internal controls or if our independent registered public accounting firm cannot render an opinion on management’s assessment and on the effectiveness of our internal control over financial reporting, or if material weaknesses in our internal controls are identified, we could be subject to regulatory scrutiny and a loss of public confidence, which could harm our business and cause a decline in our stock price. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and harm our ability to raise capital. Failure to accurately report our financial performance on a timely basis could also jeopardize our continued listing on the Nasdaq Global Market, the Toronto Stock Exchange or any other stock exchange on which our common stock may be listed. Delisting of our common stock on any exchange would reduce the liquidity of the market for our common stock, which would reduce the price of our stock and increase the volatility of our stock price.

Risks Related to this Offering and Our Common Stock

We cannot assure you that a market will develop for our common stock or what the price of our common stock will be.

Before this offering, there was no public trading market for our common stock, and we cannot assure you that one will develop or be sustained after this offering. If a market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at an attractive price or at all. We cannot predict the prices at which our common stock will trade. The initial public offering price for our common stock will be determined through our negotiations with the underwriters and may not bear any relationship to the market price at which our common stock will trade after this offering or to any other established criteria of the value of our business. It is possible that, in future quarters, our operating results may be below the expectations of securities analysts and investors. As a result of these and other factors, the price of our common stock may decline, possibly materially.

Our stock price may be volatile and your investment in our common stock could suffer a decline in value.

Broad market and industry factors may harm the price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuation in the price of our common stock may include, among other things:

•	actual or anticipated fluctuations in quarterly operating results or other operating metrics, such as comparable store sales, that may be used by the investment community;

•	changes in financial estimates by us or by any securities analysts who might cover our stock;

•	speculation about our business in the press or the investment community;

•	conditions or trends affecting our industry or the economy generally;

•	stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in the technical athletic apparel industry;

•	announcements by us or our competitors of new products, significant acquisitions, strategic partnerships or divestitures;

•	changes in product mix between high and low margin products;

•	capital commitments;

•	our entry into new markets;

•	timing of new store openings;

•	percentage of sales from new stores versus established stores;

•	additions or departures of key personnel;

•	actual or anticipated sales of our common stock, including sales by our directors, officers or significant stockholders;

•	significant developments relating to our manufacturing, distribution, joint venture or franchise relationships;

•	customer purchases of new products from us and our competitors;

•	investor perceptions of the apparel industry in general and our company in particular;

•	major catastrophic events;

•	volatility in our stock price, which may lead to higher stock-based compensation expense under applicable accounting standards; and

•	changes in accounting standards, policies, guidance, interpretation or principles.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation, even if it does not result in liability for us, could result in substantial costs to us and divert management’s attention and resources.

A total of 58,936,623, or 78.2%, of our total outstanding shares after the offering are restricted from immediate resale, but may be sold on the Nasdaq Global Market and the Toronto Stock Exchange in the near future. The large number of shares eligible for public sale or subject to rights requiring us to register them for public sale could depress the market price of our common stock.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, and the perception that these sales could occur may also depress the market price of our common stock. Based on shares outstanding as of July 1, 2007, we will have 75,336,623 shares of common stock outstanding after this offering. Of these shares, the common stock sold in this offering will be freely tradable in the United States, except for any shares purchased by our “affiliates” as defined in Rule 144 under the Securities Act of 1933, and freely tradeable in Canada, except for any shares held by a control person for the purposes of Canadian securities laws. The holders of 58,936,623 shares of outstanding common stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock during the 180-day period beginning on the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. After the expiration of the 180-day restricted period, these shares may be sold in the public market in the United States or Canada, subject to prior registration in the United States or qualification by prospectus in Canada, if required, or reliance upon an exemption from U.S. registration or Canadian prospectus requirements, including, in the case of shares held by affiliates or control persons, compliance with the volume restrictions of Rule 144 in the United States and compliance with the control block notice of sale requirements in Canada, respectively.

Number of shares and
% of total outstanding	Date Available for Sale into Public Markets

16,400,000, or 21.8%	Immediately after this offering (except for up to 820,000 shares to be sold in our directed share program that are subject to lock-up agreements).
34,681,996, or 46.0%	180 days after the date of this prospectus due to contractual obligations and lock-up agreements between the holders of these shares and the underwriters. However, the underwriters can waive the provisions of these lock-up agreements and allow these stockholders to sell their shares at any time, provided their respective one-year holding periods under Rule 144 have expired.
24,254,627, or 32.2%	From time to time after the date 180 days after the date of this prospectus upon expiration of their respective one-year holding periods in the U.S. or in Canada.

Upon completion of this offering, stockholders owning an aggregate of 58,936,623 shares (including 24,254,627 exchangeable shares) will be entitled, under contracts providing for registration rights, to require us to register shares of our common stock owned by them for public sale in the United States. In addition, we intend to file a registration statement to register the approximately 10,000,000 shares reserved for future issuance under our equity compensation plans. Upon effectiveness of that registration statement, subject to the satisfaction of applicable exercise periods and, in certain cases, lock-up agreements with the representatives of the underwriters referred to above, the shares of common stock issued upon exercise of outstanding options will be available for immediate resale in the United States in the open market.

After the first anniversary of the date of this prospectus, we will file a registration statement in the United States to register either the issuance of up to 24,254,627 shares of our common stock upon the exchange of the then outstanding exchangeable shares of Lulu Canadian Holding, Inc. or the resale of up to 24,254,627 shares of our common stock. In the case of a registration of shares of our common stock issuable upon the exchange of exchangeable shares, the registered shares will be freely tradeable, subject to the restrictions applicable to affiliates or control persons described above. In the case of a resale registration, although the registered shares will be freely tradeable under applicable securities laws, the holders of the registered shares or the exchangeable shares exchangeable for such registered shares will be required to agree in writing to limit the volume of public sales of the registered shares to the number of shares which such holders would have been permitted to sell under Rule 144 if the shares were “control securities” under Rule 144.

Sales of our common stock as restrictions end or pursuant to registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales also could cause our stock price to fall and make it more difficult for you to sell shares of our common stock.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution in net tangible book value of $10.26 per share, because the price that you pay will be substantially greater than the net tangible book value per share of the common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of our capital stock. You will experience additional dilution upon the exercise of options to purchase common stock under our equity incentive plans.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any dividends on our common stock. We intend to retain all of our earnings for the foreseeable future to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases. Our board of directors retains the discretion to change this policy.

Insiders will continue to have substantial control over us after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

Mr. Wilson, our founder and Chairman and Chief Product Designer, will control approximately 39.3% of the voting power of our outstanding stock after this offering. Additionally, after this offering, funds controlled by Advent International will control an aggregate of 27.3% of the voting power of our outstanding stock after this offering or 24.1% if the underwriters exercise in full their option to purchase additional shares in this offering. As a result, these stockholders, if acting together, would be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

We will have broad discretion over the use of proceeds from this offering.

We will have broad discretion over the use of the net proceeds to us from this offering, and you will be relying on the judgment of our board of directors and management regarding the application of these proceeds. Although we expect to use the net proceeds from this offering for new store openings, working capital and other general corporate purposes, which may include general and administrative expenses, we have not allocated these net proceeds for specific purposes. It is possible that a substantial portion of the net proceeds will be invested in a way that does not yield a favorable, or any, return for us.

Anti-takeover provisions of Delaware law and our certificate of incorporation and bylaws could delay and discourage takeover attempts that stockholders may consider to be favorable.

Certain provisions of our certificate of incorporation and bylaws that will be in effect upon completion of this offering and applicable provisions of the Delaware General Corporation Law may make it more difficult or impossible for a third party to acquire control of us or effect a change in our board of directors and management. These provisions include:

•	the classification of our board of directors into three classes, with one class elected each year;

•	prohibiting cumulative voting in the election of directors;

•	the ability of our board of directors to issue preferred stock without stockholder approval;

•	a special meeting of stockholders may only be called by our chairman or Chief Executive Officer, or upon a resolution adopted by an affirmative vote of a majority of the board of directors, and not by our stockholders;

•	prohibiting stockholder action by written consent; and

•	our stockholders must comply with advance notice procedures in order to nominate candidates for election to our board of directors or to place stockholder proposals on the agenda for consideration at any meeting of our stockholders.

In addition, we are governed by Section 203 of the Delaware General Corporation Law which, subject to some specified exceptions, prohibits “business combinations” between a Delaware corporation and an “interested stockholder”, which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock, for a three-year period following the date that the stockholder became an interested stockholder. Section 203 could have the effect of delaying, deferring or preventing a change in control that our stockholders might consider to be in their best interests.

These and other provisions of the Delaware General Corporation Law and our articles of incorporation and bylaws could delay, defer or prevent us from experiencing a change of control or changes in our board of directors and management and may adversely affect our stockholders’ voting and other rights. Any delay or prevention of a change of control transaction or changes in our board of directors and management could deter potential acquirors or prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then current market price for their shares of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or the negative of these terms or other comparable terminology.

The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, those factors described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These factors include without limitation:

•	our ability to manage operations at our current size or manage growth effectively;

•	our ability to locate suitable locations to open new stores and to attract customers to our stores;

•	our ability to successfully expand in the United States and other new markets;

•	our ability to finance our growth and maintain sufficient levels of cash flow;

•	increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share;

•	our ability to effectively market and maintain a positive brand image;

•	our ability to maintain recent levels of comparable store sales or average sales per square foot;

•	our ability to continually innovate and provide our consumers with improved products;

•	the ability of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner;

•	our lack of long-term supplier contracts;

•	our lack of patents or exclusive intellectual property rights in our fabrics and manufacturing technology;

•	our ability to attract and maintain the services of our senior management and key employees;

•	the availability and effective operation of management information systems and other technology;

•	changes in consumer preferences or changes in demand for technical athletic apparel and other products;

•	our ability to accurately forecast consumer demand for our products;

•	our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results;

•	our ability to find suitable joint venture partners and expand successfully outside North America;

•	our ability to maintain effective internal controls; and

•	changes in general economic or market conditions, including as a result of political or military unrest or terrorist attacks.

Although we believe that the assumptions inherent in the forward-looking statements contained in this prospectus are reasonable, undue reliance should not be placed on these statements, which only apply as of the date hereof. In addition to the assumptions specifically identified herein, assumptions have been made regarding, among other things:

•	the continued and growing demand for our products;

•	the impact of competition;

•	the ability to obtain and maintain existing financing on acceptable terms; and

•	currency exchange and interest rates.

The forward-looking statements contained in this prospectus reflect our views and assumptions only as of the date of this prospectus. Except as required by applicable securities law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of the shares of our common stock in this offering of approximately $18.6 million, assuming an initial public offering price of $11.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase or decrease in the assumed initial public offering price of $11.00 per share would increase or decrease, respectively, the net proceeds to us from this offering by approximately $2.1 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares being sold by the selling stockholders, including any shares sold by the selling stockholders in connection with the underwriters’ exercise of their option to purchase additional shares, although we will pay the expenses (other than underwriting discounts and commissions) associated with the sale of those shares.

We intend to use the net proceeds from this offering, together with cash flow from operations, to fund new store openings and working capital, and for other general corporate purposes, which may include general and administrative expenses, and potential acquisitions of franchises. For fiscal 2007 and fiscal 2008, we have budgeted an aggregate of $28.0 million to $34.0 million for new store openings although the actual amounts that we spend on such items may vary. As a result, we will retain broad discretion over the use of the net proceeds from this offering. Pending the uses described above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. We cannot predict whether the proceeds invested will yield a favorable return for us.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We anticipate that we will retain all of our available funds for use in the operation and expansion of our business. Any future determination as to the payment of cash dividends will be at the discretion of our board of directors and will depend on our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors considers to be relevant. In addition, financial and other covenants in any instruments or agreements that we enter into in the future may restrict our ability to pay cash dividends on our common stock.

PRE-OFFERING TRANSACTIONS

Prior to the private equity investment in our capital stock in December 2005 by a group of private equity investors, all of our equity owners were subject to Canadian taxation. With the intention of allowing our Canadian equity owners, including Mr. Wilson, to defer tax in Canada following that investment transaction, we established the corporate structure described below. Upon completion of the private equity investment, Mr. Wilson, along with entities he controls, effectively beneficially owned 52% of the equity of lululemon, while Advent International Corporation, Brooke Private Equity Advisors and Highland Capital Partners together effectively beneficially owned a total of approximately 48% of the equity of lululemon, before giving effect to employee stock options.

Prior to our corporate reorganization, our equity owners held their ownership interests at various different corporations in our structure incorporated in the U.S. or Canada, including directly in our operating subsidiaries. Following our corporate reorganization, we will in effect own 100% of our operating subsidiaries, and all of our equity owners will own all of their equity interests only in our capital stock or shares exchangeable for our capital stock. With the intention of allowing our Canadian equity owners, including Mr. Wilson, to continue to defer tax in Canada following our corporate reorganization with respect to such equity owners’ continuing equity ownership, in our corporate reorganization we will issue to our Canadian shareholders shares in one of our Canadian subsidiaries which are exchangeable for our common stock, together with special voting shares in lululemon athletica inc. These exchangeable shares and special voting shares are intended to be the economic and voting equivalent of shares of our common stock.

The following information describes in more detail our capital structure immediately before and immediately after our corporate reorganization. The diagrams included in this section are simplified illustrations that summarize our capital structure and are intended only as a supplement to, and not a substitute for, the following information regarding our corporate reorganization.

Pre-Reorganization Capitalization

As of July 1, 2007, lululemon athletica inc. had the following shares of capital stock outstanding:

•	108,495 shares of series A preferred stock; and

•	116,994 shares of series TS preferred stock.

There were no shares of common stock outstanding and there were no outstanding options or warrants to purchase shares of our capital stock. Additionally, we were authorized to issue shares of series B preferred stock, although none were outstanding.

Holders of our series A preferred stock are entitled to receive dividends in an amount equal to 8% per annum of the stated value per share of series A preferred stock, compounded quarterly. Holders of our series TS preferred stock are entitled to receive dividends in an amount equal to 8% per annum of the stated value per share of series TS preferred stock, compounded quarterly. As of July 1, 2007, the stated value per share of our series A and series TS preferred stock was $859.11 per share and $10.28 per share, respectively. On July 1, 2007, the aggregate accrued dividend for our then outstanding shares of series A and series TS preferred stock was $12.4 million and $0.2 million, respectively.

Our series TS preferred stock is a tracking stock which entitles the holder only to the economic rights associated with the equity of our U.S. subsidiary, lululemon usa inc., or Lulu USA. As a result, the dividend that was payable on our series TS preferred stock was limited to an amount equal to the value of our assets attributable to Lulu USA. Since the accrued aggregate dividend on our series TS preferred stock was less than the value of our assets attributable to Lulu USA, the full amount of the accrued aggregate dividend on our series TS preferred stock was payable, but only to the extent that our board of directors declares a dividend on our series TS preferred stock.

Pre-Reorganization Structure

Set forth below is a diagram that graphically illustrates, in simplified form, our corporate structure prior to our corporate reorganization.

(1)	Dennis Wilson is the controlling stockholder of LIPO Investments (USA) and LIPO Investments (Canada). He holds common shares in these companies in his individual capacity and in his capacity as trustee under a trust arrangement established for the benefit of the other stockholders of these companies, all of whom are Lululemon employees.

Our U.S. operations are conducted through Lulu USA, a company in which we hold a direct interest. Our Canadian operations are conducted through lululemon canada inc., or Lulu Canada, a company in which we hold an indirect 48% interest through our wholly-owned subsidiary, Lulu Canadian Holding, Inc., or Lulu Canadian Holding.

Lulu USA had two classes of capital stock outstanding, participating preferred stock and non-participating preferred stock. We owned all of the issued and outstanding shares of the participating preferred stock which entitled us to a majority of the voting and economic rights associated with Lulu USA. All of the shares of non-participating preferred stock of Lulu USA were held by substantially all of our stockholders, including LIPO Investments (USA) Inc., or LIPO USA, an entity controlled by Mr. Wilson. In addition, as of July 1, 2007, there were outstanding vested and unvested options to purchase 1,880,250 shares of Lulu USA common stock held by employees of Lulu USA and Lulu Canada.

Lulu Canada also had two classes of capital stock outstanding, class A shares and class B shares. Lulu Canadian Holding owned all of the issued and outstanding class A shares of Lulu Canada which entitles Lulu Canadian Holding to 48% of the voting and economic interests associated with Lulu Canada. All of the issued and outstanding class B shares of Lulu Canada were held by an entity controlled by Mr. Wilson, LIPO Investments (Canada) Inc., or LIPO Canada, which entitles LIPO Canada to 52% of the voting and economic interests associated with Lulu Canada. In addition, as of July 1,

2007, there were outstanding vested and unvested options outstanding to purchase 1,880,250 Lulu Canada class C shares held by employees of Lulu USA and Lulu Canada.

Our stockholders agreement, which terminates upon completion of this offering, provided that upon a decision by our stockholders to proceed with an initial underwritten public offering, including this offering, each of our stockholders was required to support a reorganization of our capital stock and the capital stock of our subsidiaries so that Lulu USA and Lulu Canada will in effect become our direct (or indirect) wholly-owned subsidiaries. We refer to these transactions as our corporate reorganization. Upon completion of our corporate reorganization, with the exception of exchangeable shares that will be issued by Lulu Canadian Holding and which are described in greater detail below, all equity and voting interests in lululemon will be held through lululemon athletica inc., the issuer of the shares offered in this prospectus.

Agreement and Plan of Reorganization

In order to carry out our corporate reorganization, we have entered into a reorganization agreement with all of our stockholders, Lulu USA, Lulu Canada, Lulu Canadian Holding, LIPO Canada, LIPO USA, Mr. Wilson, in his individual capacity and in his capacity as trustee pursuant to a trust arrangement established for the benefit of the minority stockholders and option holders of LIPO Canada and LIPO USA, and Slinky Financial ULC, or Slinky, an entity owned by Mr. Wilson which owns shares of LIPO Canada. Our corporate reorganization will be completed immediately following the execution and delivery of an underwriting agreement to be entered into with the underwriters named in this prospectus relating to the shares of common stock being offered hereby. We refer to the date on which our corporate reorganization is completed as the reorganization date. In furtherance of our corporate reorganization, prior to the time the SEC declares a registration statement relating to this offering effective, we will file an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware and Lulu Canadian Holding will file a notice of alteration of its articles of incorporation with the Province of British Columbia Registrar of Companies.

Securities to be Issued in Our Corporate Reorganization.  Upon completion of our corporate reorganization, we will issue shares of our common stock to our existing stockholders and to Slinky. The shares of our common stock being issued to Slinky are being offered to the public pursuant to this prospectus. In connection with our corporate reorganization, each outstanding share of our common stock will be split into 2.38267841 shares of our common stock. In addition, Lulu Canadian Holding will issue a newly created class of shares, or exchangeable shares, to certain holders of LIPO Canada common shares. Holders of these exchangeable shares will be entitled, at any time, to exchange their exchangeable shares for an equal number of shares of our common stock (subject to anti-dilution provisions attaching to such shares).

In connection with our corporate reorganization, we will issue shares of a newly formed special class of voting stock, which we call the special voting shares, to holders of exchangeable shares. The total number of special voting shares that we will issue will be equal to the number of exchangeable shares that are issued. Holders of special voting shares and holders of shares of our common stock will vote together as a single class on all matters, except to the extent voting as a separate class is required by applicable law or our certificate of incorporation. For additional information on our special voting shares and the exchangeable shares, see “Description of Capital Stock — Special Voting Stock” and Description of Capital Stock — Exchangeable Shares of Lulu Canadian Holding and Related Agreements.”

The exchangeable shares are intended to be a means for LIPO Canada stockholders who are resident in Canada, including Mr. Wilson, to defer tax in Canada. The exchangeable shares, together with the special voting shares, are intended to be the economic and voting equivalent of shares of our common stock.

In connection with our corporate reorganization, we established a direct wholly-owned subsidiary, Lululemon Callco ULC, or Callco. Callco will be a party to the exchangeable share support agreement described under “Description of Capital Stock — Exchangeable Shares of Lulu Canadian Holding and Related Agreements.” Callco will have the right, but not the obligation, to purchase any exchangeable shares tendered to Lulu Canadian Holding in exchange for shares of our common stock or to purchase all outstanding exchangeable shares if Lulu Canadian Holding elects to redeem these shares, which it is only entitled to do in certain limited circumstances. In each case, the purchase price payable by Callco would be paid through the delivery of one share of our common stock for each exchangeable share being purchased by Callco, plus the payment of any accrued and unpaid dividends on such exchangeable share at the time of purchase. Since Callco is our wholly-owned subsidiary, any exchangeable shares that Callco acquires will be indirectly owned by us. Pursuant to the terms of the exchangeable share support agreement, we have agreed to take any actions necessary for Callco to satisfy its obligations if it elects to exercise its right to acquire the exchangeable shares, including, without limitation, the issuance of shares of our common stock to holders of exchangeable shares.

Rights Attaching to Exchangeable Shares.  As described above, holders of exchangeable shares will be entitled, at any time, to exchange their exchangeable shares for an equal number of shares of our common stock. However, shares of our common stock issuable upon an exchange of exchangeable shares will not be delivered other than pursuant to an effective registration statement filed with the SEC, which we will not file prior to the first anniversary of the closing of this offering, or pursuant to an exemption from registration under U.S. and Canadian securities laws. The exchangeable shares will be accompanied by, and may not be traded separately from, shares of our special voting stock. The holders of exchangeable shares will not be entitled to vote on resolutions of shareholders of Lulu Canadian Holding except in certain limited circumstances as prescribed by law.

Corporate Reorganization.  The following discussion of shares issued in connection with our corporate reorganization assumes a reorganization date of July 26, 2007 and assumes an initial public offering price of $11.00 per share (the midpoint of the range set forth on the cover of this prospectus). The actual number of shares issued in connection with our corporate reorganization will depend upon the actual reorganization date due to the accrual of dividends on shares of preferred stock, and the initial public offering price.

Series A Preferred Stock.  Each holder of our series A preferred stock will be entitled to receive:

•	its pro rata portion of 52,965,988 shares of our common stock (which we refer to as the common share amount); and

•	with respect to each share of our series A preferred stock held by such stockholder, the number of shares of our common stock that is equal to (x) $978.75 (representing the stated value of each such share plus accrued and unpaid dividends through the assumed reorganization date, assuming that such share of series A preferred stock was issued on December 5, 2005), divided by (y) the initial public offering price per share of our common stock.

Assuming an initial public offering price of $11.00 per share (the midpoint of the range set forth on the cover of this prospectus), we expect to issue an aggregate of 35,133,863 shares of our common stock to our existing holders of series A preferred stock upon completion of this offering.

Lulu USA Non-Participating Preferred Stock.  Lulu USA will repurchase all shares of non-participating preferred stock of Lulu USA which are outstanding as of the reorganization date for a purchase price of $1.00 per share in cash, or US$10,000 in the aggregate.

LIPO USA and LIPO Canada.  LIPO USA and LIPO Canada, or the LIPO Entities, are the holding companies formed by Mr. Wilson to hold his interests in lululemon. Substantially all of the assets of LIPO USA are composed of shares of our series TS preferred stock and Lulu USA non-participating preferred stock and substantially all of the assets of LIPO Canada are composed of Lulu Canada class B shares. In our corporate reorganization, we and Lulu Canadian Holding will issue a combination of shares of our common stock and exchangeable shares of Lulu Canadian Holding, respectively, in exchange for the securities of our company held by LIPO USA and in exchange for the securities of

LIPO Canada that are held by the shareholders of LIPO Canada in the following amounts (the LIPO Share Amount):

•	the LIPO Entities’ pro rata portion of the common share amount; and

•	the number of shares of our common stock that is equal to (x) $114,508,338 (representing the stated value of our series TS preferred stock and Lulu Canada class B shares held by the LIPO Entities, plus accrued and unpaid dividends through the assumed reorganization date) divided by (y) the initial public offering price per share of our common stock.

Assuming an initial public offering price of $11.00 per share (the midpoint of the range set forth on the cover of this prospectus), we expect to issue an aggregate of 37,893,669 shares of our common stock and exchangeable shares with respect to the LIPO Entities’ interest in the company and Lulu Canada.

LIPO USA, on the one hand, and the shareholders of LIPO Canada, on the other hand, are entitled to their respective pro rata shares of the LIPO Share Amount. The portion of the LIPO Share Amount issuable to LIPO USA will be issued in the form of our common stock. The portion of the LIPO Share Amount issuable to the LIPO Canada shareholders will be issued in the form of shares of our common stock or exchangeable shares.

As part of our corporate reorganization, Slinky will transfer its LIPO Canada common shares to us in exchange for shares of our common stock, which Slinky will sell in this offering. Mr. Wilson and the remainder of the LIPO Canada shareholders will transfer the balance of the issued and outstanding common shares of LIPO Canada to Lulu Canadian Holding in exchange for exchangeable shares of Lulu Canadian Holding. The holders of the exchangeable shares other than Mr. Wilson are employees of lululemon. A portion of the exchangeable shares to be issued to these employees will be held by them outright, while the balance will be held in trust for them by Mr. Wilson pursuant to an incentive arrangement under which shares will vest, and will thereupon be released from the trust, ratably over time, as long as the employee remains employed by lululemon as of each vesting date. To the extent that shares do not vest, they will be forfeited and revert to the ownership of Mr. Wilson.

In connection with our corporate reorganization, we will issue to each holder of exchangeable shares a number of special voting shares that is equal to the number of exchangeable shares that is held by such holder.

LIPO Canada Stock Options.  As part of our corporate reorganization, each vested option to purchase LIPO Canada common shares will be exercised for LIPO Canada common shares, which will be transferred to Lulu Canadian Holding, as discussed above. Each unvested option to purchase LIPO Canada common shares will be exchanged for options to purchase LIPO USA common stock.

Lulu USA and Lulu Canada Stock Options.  In addition, each option to purchase shares of Lulu USA common stock or Lulu Canada class C shares will be exchanged for options to purchase shares of our common stock at an adjusted exercise price. Upon completion of this option adjustment, the options to purchase shares of Lulu USA common stock or Lulu Canada class C shares will have been exchanged for options to purchase 4,478,726 shares of our common stock at a weighted average per share exercise price of $0.58.

After all of the foregoing share issuances and option adjustments have occurred, LIPO Canada will become a wholly owned subsidiary of Lulu Canadian Holding. At such time, Lulu Canadian Holding and LIPO Canada will be amalgamated (i.e., merged) and become one entity.

Upon completion of our corporate reorganization and the amalgamation of Lulu Canadian Holding and LIPO Canada, Lulu USA and Lulu Canada in effect will be our direct or indirect wholly-owned subsidiaries.

Post-reorganization Capitalization

Immediately after our corporate reorganization and prior to the completion of this offering, we will have outstanding:

•	48,772,905 shares of our common stock assuming an initial public offering price of $11.00 per share and a reorganization date of July 26, 2007;

•	24,254,627 shares of our special voting stock;

•	options to purchase 4,478,726 shares of our common stock at a weighted average exercise price of $0.58 per share (issued in exchange for the options to purchase shares of Lulu USA common stock or Lulu Canada class C shares); and

•	options to purchase an additional 200,500 shares of our common stock, each with an exercise price equal to the initial offering price, that are expected to be granted in connection with this offering (but not as part of our corporate reorganization).

We will have no shares of series A preferred stock, series B preferred stock or series TS preferred stock outstanding. In addition, no person other than us or our subsidiaries will have a direct voting or economic interest in Lulu USA or Lulu Canada since each of these companies will in effect be our direct or indirect wholly-owned subsidiaries.

Immediately after our corporate reorganization, Lulu Canadian Holding will have 24,254,627 exchangeable shares outstanding, each exchangeable for one share of our common stock, and the former stockholders of LIPO Canada, through their ownership of exchangeable shares, will be the only group of persons who will have an interest in one of our subsidiaries.

Post-reorganization Structure

Set forth below is a diagram that graphically illustrates, in simplified form, our corporate structure immediately following completion of our corporate reorganization.

Termination of Stockholders Agreement

The reorganization agreement provides that our stockholders agreement will terminate upon the completion of this offering.

Hold-back Provisions

The reorganization agreement includes “hold-back” provisions that prohibit dispositions of shares of our common stock for a 180-day period following an underwritten public offering of our common stock, including this offering. Specifically, our stockholders who are party to the reorganization agreement have agreed not to offer, sell, assign, transfer, pledge or contract to sell or otherwise dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, including the exchangeable shares of Lulu Canadian Holding, in connection with an underwritten public offering of our common stock.

Registration Rights

Pursuant to the reorganization agreement, we have granted to Advent International GPE V Limited Partnership, Advent International GPE V-A Limited Partnership, Advent International GPE V-B Limited Partnership, Advent International GPE V-G Limited Partnership, Advent International GPE V-I Limited Partnership, Advent Partners III Limited Partnership, Advent Partners GPE V Limited Partnership, Advent Partners GPE V-A Limited Partnership, Advent Partners GPE V-B Limited Partnership, Brooke Private Equity Advisors Fund I-A, Limited Partnership, Brooke Private Equity Advisors Fund I (D), Limited Partnership, Highland Capital Partners VI Limited Partnership, Highland Capital Partners VI-B Limited Partnership, Highland Entrepreneurs’ Fund VI Limited Partnership and Slinky Financial ULC, the right to include certain of their shares in this offering. Of the foregoing listed stockholders, the selling stockholders have requested that we include up to an aggregate of 14,090,909 (or up to 16,550,909 if the underwriters exercise in full their option to purchase additional shares) of the shares of our common stock that they receive in our corporate reorganization in this offering. This number may be decreased prior to the effectiveness of the registration statement to which this offering relates upon the request of Goldman, Sachs & Co., the lead co-managing underwriter in this offering. We are obligated to pay all expenses in connection with such registration (other than underwriting commissions or discounts).

In addition, the reorganization agreement provides for the amendment and restatement of a registration rights agreement providing for certain registration rights after the closing of this offering. See “Description of Capital Stock — Registration Rights” for a description of these rights.

CAPITALIZATION

The following table describes our capitalization as of April 30, 2007. Our capitalization is presented:

•	on an actual basis, derived from our unaudited combined consolidated balance sheet as of April 30, 2007;

•	on a “pro forma” basis, giving effect to:

•	the consummation of our corporate reorganization on an assumed date of July 26, 2007, and (assuming an initial public offering price of $11.00 per share) the issuance of 48,772,905 shares of our common stock;

•	the issuance by Lulu Canadian Holding, Inc., our wholly owned subsidiary, of 24,254,627 shares of its exchangeable common stock in connection therewith, as described in “Pre-Offering Transactions” included elsewhere in this prospectus, and the issuance of 24,254,627 shares of our common stock upon the exchange of the Lulu Canadian Holding exchangeable shares; and

•	on a “pro forma as adjusted” basis, further reflecting the sale by us of 2,309,091 shares of our common stock in this offering (assuming an initial public offering price of $11.00 per share, and after deducting estimated offering expenses and underwriting discounts and commissions payable by us).

The number of shares of our common stock to be issued in connection with our corporate reorganization and upon exchange of the exchangeable common stock of Lulu Canadian Holding depends in part on the initial offering price and the date of our corporate reorganization. This is because, as further described in “Pre-Offering Transactions,” various securities will be exchanged in our corporate reorganization based in part on the ratio of the value of accrued but unpaid dividends (which, where applicable, accrue on a daily basis until the consummation of our corporate reorganization) to our initial public offering price. Accordingly:

•	A $1.00 increase in the assumed initial public offering price of $11.00 per share would decrease the number of shares of common stock outstanding after this offering by approximately 1,672,000 shares, assuming that our corporate reorganization occurs on July 26, 2007;

•	A $1.00 decrease in the assumed initial public offering price of $11.00 per share would increase the number of shares of common stock outstanding after this offering by approximately 2,006,000 shares, assuming that our corporate reorganization occurs on July 26, 2007; and

•	If our corporate reorganization occurred five days later or earlier than the assumed date of July 26, 2007, the common stock outstanding after this offering would increase or decrease, respectively, by approximately 21,500 shares, assuming an initial public offering price of $11.00 per share.

We expect our corporate reorganization to occur immediately following the execution of an underwriting agreement with the underwriters relating to the shares of common stock being offered by this prospectus.

You should read the information below in conjunction with our combined consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	April 30, 2007
			Pro Forma
	Actual(1)	Pro Forma	as Adjusted(2)
	(In thousands)
	(Unaudited)

Long-term debt	$—	$—	$—
Non-controlling interest	567	557	557
Stockholders’ equity:
Participating preferred stock, $0.01 par value: 5,570,000 authorized, 225,489 issued and outstanding, actual; none authorized, none issued and outstanding, pro forma and pro forma as adjusted	2	—	—
Undesignated preferred stock, $0.01 par value: no shares authorized, actual; 5,000,000 shares authorized, none issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Common stock, no par value, actual; $0.01 par value, pro forma and pro forma as adjusted: unlimited shares authorized, 117,000,361 issued and outstanding, actual; 200,000,000 authorized, 73,027,532 issued and outstanding, pro forma; 200,000,000 authorized, 75,336,623 issued and outstanding, pro forma as adjusted	0	730	753
Special voting stock, par value $0.00001 per share: none authorized, issued and outstanding, actual; 30,000,000 authorized, none issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Additional paid-in capital	100,518	99,790	118,389
Accumulated deficit	(57,135)	(57,135)	(57,135)
Accumulated other comprehensive income (loss)	1,106	1,106	1,106

Total stockholders’ equity	44,490	44,490	63,113

Total capitalization	$45,058	$45,048	$63,670

(1)	Stockholders’ equity and components thereof consist of capital of two related companies, lululemon athletica inc. and LIPO Investments (Canada), Inc.

(2)	A $1.00 increase or decrease in the assumed public offering price of $11.00 per share, the midpoint of the range set forth on the cover of this prospectus, would increase or decrease, respectively, each of additional paid-in capital, total stockholders’ equity and total capitalization by $2.1 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The number of pro forma as adjusted shares of common stock shown as issued and outstanding excludes:

•	4,478,726 shares of our common stock issuable upon exercise of options outstanding as of April 30, 2007 at a weighted average exercise price of $0.58 per share; and

•	an additional 5,521,274 shares of our common stock reserved for future issuance under our 2007 Equity Incentive Plan, including 200,500 shares of our common stock issuable upon exercise of options expected to be granted in connection with this offering, each with an exercise price equal to the initial public offering price.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering.

Our pro forma net tangible book value as of April 30, 2007 was approximately $36.8 million, or approximately $0.50 per share. Pro forma net tangible book value per share is determined by dividing the amount of our tangible net worth, or total tangible assets less total liabilities, as of April 30, 2007 by the pro forma number of shares of our common stock outstanding after giving effect to our corporate reorganization as described in “Pre-Offering Transactions” included elsewhere in this prospectus, and assuming the exchange, for shares of our common stock, of all the exchangeable shares of Lulu Canadian Holding, Inc. to be issued in connection with our corporate reorganization. The number of shares of our common stock and the number of exchangeable shares of Lulu Canadian Holding, Inc. to be issued in connection with our corporate reorganization depends in part on the initial offering price and the date of our corporate reorganization. See “Capitalization” for a discussion of how changes in the initial public offering price or the date of our corporate reorganization may affect the number of shares to be issued in connection with our corporate reorganization.

Dilution to new investors represents the difference between the amount per share paid by investors in this offering and the net tangible book value per share of our common stock immediately after the completion of this offering. After giving effect to our sale of the shares offered hereby on an assumed date of July 25, 2007 and at an assumed initial public offering price of $11.00 per share, the midpoint of the range set forth on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and the application of the estimated net proceeds therefrom, our pro forma net tangible book value as of April 30, 2007 would have been $55.4 million, or $0.74 per share. This represents an immediate increase in pro forma net tangible book value of $0.24 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $10.26 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$11.00

Pro forma net tangible book value per share as of April 30, 2007	$0.50
Increase per share attributable to new investors	0.24

Pro forma net tangible book value per share after this offering		0.74

Dilution per share to new investors		$10.26

A $1.00 increase (decrease) in the assumed public offering price of $11.00 per share, the midpoint of the range set forth on the cover of this prospectus, would increase (decrease) our pro forma net tangible book value after this offering by $2.1 million, our pro forma net tangible book value per share after this offering by $0.03 per share, and the dilution in pro forma net tangible book value to new investors in this offering by $0.03 per share (assuming the number of shares set forth on the cover of this preliminary prospectus remains the same).

The following table sets forth, on a pro forma basis as of April 30, 2007, after giving effect to our corporate reorganization as described in “Pre-Offering Transactions” included elsewhere in this prospectus, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and by new investors who purchase shares of common stock in this offering, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, assuming an initial public offering price of $11.00 per share:

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share

Existing stockholders	73,027,532	96.9%	$93,583,270	78.7%	$1.28
New investors	2,309,091	3.1%	$25,400,001	21.3%	$11.00

Total	75,336,623	100.0%	$118,983,271	100.0%

A $1.00 increase (decrease) in the assumed public offering price of $11.00 per share, the midpoint of the range set forth on the cover of this prospectus, would increase (decrease) total consideration paid by new investors by $2.3 million, and increase (decrease) the percent of total consideration paid by all new investors by 1.5% (assuming the number of shares set forth on the cover of this preliminary prospectus remains the same).

Upon completion of this offering, our existing stockholders will own 78.2%, and new investors will own 21.8% of the total number of shares of common stock outstanding after this offering. If the underwriters exercise their option to purchase additional shares in full, our existing stockholders would own 75.0%, and new investors would own 25.0%, of the total number of shares of common stock outstanding after this offering.

The foregoing tables and calculations assume no exercise of any options outstanding as of April 30, 2007. Specifically, these tables and calculations exclude 4,478,726 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $0.58 per share. If all of these options were exercised, then:

•	pro forma net tangible book value per share would decrease to $0.73 and would further dilute new investors by $0.01 per share;

•	our existing stockholders, including the holders of these options, would own 79.5%, and our new investors would own 20.5%, of the total number of shares of our common stock outstanding upon the completion of this offering; and

•	our existing stockholders, including the holders of these options, would have paid 79.1% of total consideration, at an average price per share of $1.24, and our new investors would have paid 20.9% of total consideration.

SELECTED COMBINED CONSOLIDATED FINANCIAL DATA

The selected combined consolidated financial data set forth below are derived from our combined consolidated financial statements and should be read in conjunction with our combined consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The combined consolidated statement of income data for each of the fiscal years ended January 31, 2005, 2006 and 2007 and the combined consolidated balance sheet data as of January 31, 2006 and 2007 are derived from, and qualified by reference to, our audited combined consolidated financial statements and related notes appearing elsewhere in this prospectus. The combined consolidated statement of income data for each of the fiscal years ended January 31, 2003 and 2004, and the combined consolidated balance sheet data as of January 31, 2003, 2004 and 2005 are derived from our underlying accounting records. The unaudited combined consolidated statements of income and balance sheets for each of the fiscal years ended January 31, 2003 and 2004, and as of January 31, 2003, 2004 and 2005, have been prepared on the same basis as our audited combined consolidated financial statements and, in the opinion of management, contain all adjustments necessary to fairly present the information set forth below. The selected combined consolidated balance sheet data as of April 30, 2007 and the selected combined consolidated interim statement of income data for the three months ended April 30, 2006 and 2007 are derived from our unaudited combined consolidated financial statements included elsewhere in this prospectus. Our unaudited selected combined consolidated interim financial statements as of, and for the three months ended, April 30, 2006 and 2007, have been prepared on the same basis as the annual combined consolidated financial statements and includes all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of these statements in all material respects. The results for any interim period are not necessarily indicative of the results of operations to be expected for a full fiscal year.

	Fiscal Year Ended January 31,					Three Months Ended April 30,
	2003	2004	2005	2006	2007	2006	2007
	(In thousands, except share data)
	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)

Combined consolidated statement of income data:
Net revenue	$5,903	$18,188	$40,748	$84,129	$148,885	$28,184	$44,789
Cost of goods sold(1)	3,079	8,748	19,448	41,177	72,903	13,664	21,979

Gross profit	2,823	9,439	21,300	42,952	75,982	14,519	22,811

Operating expenses:
Selling, general and administrative expenses(1)	1,173	4,896	10,840	26,416	52,540	8,406	15,963
Principal stockholder bonus	1,314	3,782	12,134	12,809	—	—	—
Settlement of lawsuit	—	—	—	—	7,228	—	—

Income (loss) from operations	336	761	(1,674)	3,727	16,213	6,113	6,848
Other expenses (income)
Interest income	—	—	(11)	(55)	(142)	(26)	(110)
Interest expense	—	4	46	51	47	3	3

Income (loss) before income taxes	336	757	(1,709)	3,730	16,308	6,136	6,955
Provision for (recovery of) income taxes	41	437	(298)	2,336	8,753	2,955	3,449
Non-controlling interest	—	—	—	—	(112)	—	(36)

Net income (loss)	$295	$319	$(1,411)	$1,394	$7,666	$3,181	$3,542

Pro forma weighted average number of shares outstanding(2):
Pro forma basic earnings per share
Common stock equivalent stock					24,254,627		24,254,627
Common stock					48,772,905		48,772,905
Pro forma weighted average diluted number of shares of common stock outstanding					49,569,700		50,143,877

Pro forma common stock equivalent basic and diluted earnings per share(2)					$0.10		$0.05
Pro forma common stock basic and diluted earnings per share(2)					$0.10		$0.05

(1)	Includes stock-based compensation as follows:

	Fiscal Year Ended			Three Months Ended
	January 31,			April 30,
	2005	2006	2007	2006	2007
	(In thousands)
				(Unaudited)	(Unaudited)

Cost of goods sold	$—	$755	$360	$94	$169
Selling, general and administrative expenses	—	1,945	2,470	$262	$1,239

Total	$—	$2,700	$2,830	$356	$1,408

(2)	We have not computed basic and diluted earnings per share as the combined consolidated results reflect the results of two separate companies (lululemon athletica inc. and LIPO Investments (Canada) Inc.), each with its own distinct and separate capital structures. As a result of our corporate reorganization, various securities (including Series A preferred stock issued by lululemon athletica inc. and common stock equivalents issued by LIPO Investments (Canada) Inc.) will be exchanged for shares of our common stock based in part on the quotient of the value of accrued but unpaid dividends (which, where applicable, accrue on a daily basis until the consummation of our corporate reorganization) to our initial public offering price. We have accordingly presented pro forma earnings per share for the year ended January 31, 2007 and for the three months ended April 30, 2007 giving effect to our corporate reorganization as if it had been consummated on the first day of that period. In addition, the outstanding stock options of the two companies will be converted into options to purchase shares of our common stock. See “Pre-Offering Transactions” and note 12 to our combined consolidated financial statements appearing elsewhere in this prospectus.

						As of
	As of January 31,					April 30,
	2003	2004	2005	2006	2007	2007
	(In thousands)

Combined consolidated balance sheet data:
Cash and cash equivalents	$433	$7	$2,652	$3,877	$16,029	4,393
Total assets	2,323	11,448	21,148	41,914	71,855	69,034
Long term debt	—	594	272	—	—	—
Total stockholders’ equity	419	810	(604)	28,052	37,379	44,490

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the “Selected Combined Consolidated Financial Data” section of this prospectus and our combined consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements based on current expectations that involve risks, uncertainties and assumptions, such as our plans, objectives, expectations and intentions set forth in the “Special Note Regarding Forward-Looking Statements.” Our actual results and the timing of events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the “Risk Factors‘ section and elsewhere in this prospectus. Certain tables may not sum due to rounding.

Overview

We believe lululemon is one of the fastest growing designers and retailers of technical athletic apparel in North America. Our yoga-inspired apparel is marketed under the lululemon athletica brand name. We offer a comprehensive line of apparel and accessories including fitness pants, shorts, tops and jackets designed for athletic pursuits such as yoga, dance, running and general fitness. As of July 1, 2007, our branded apparel was principally sold through 59 corporate-owned and franchise stores that are primarily located in Canada and the United States. We believe our vertical retail strategy allows us to interact more directly with and gain insights from our customers while providing us with greater control of our brand. For fiscal 2006, 87.1% of our net revenue was derived from sales of our products in Canada, 11.7% of our net revenue was derived from the sales of our products in the United States and 1.2% of our net revenue was derived from sales of our products in Australia and Japan. For the first quarter of fiscal 2007, 82.0% of our net revenue was derived from sales of our products in Canada, 16.5% of our net revenue was derived from the sales of our products in the United States and 1.5% of our net revenue was derived from sales of our products in Australia and Japan.

Our net revenue has grown from $40.7 million for fiscal 2004 to $148.9 million for fiscal 2006. This represents a compound annual growth rate of 91.1%. Our net revenue also increased from $28.2 million for the first quarter of fiscal 2006 to $44.8 million for the first quarter of fiscal 2007, representing a 58.9% increase. By the end of fiscal 2004, we operated 20 stores including 14 corporate-owned stores and 6 franchise stores in Canada, the United States and Australia. The majority of our stores were located in Canada, with only three corporate-owned stores in the United States and one franchise store in Australia. Our increase in net revenue from fiscal 2004 to fiscal 2006 resulted from the addition of 17 retail locations in fiscal 2005 and 14 retail locations in fiscal 2006 and strong comparable store sales growth of 19% and 25% in fiscal 2005 and fiscal 2006, respectively. Our ability to open new stores and grow sales in existing stores has been driven by increasing demand for our technical athletic apparel and a growing recognition of the lululemon athletica brand. We believe our superior products, strategic store locations, inviting store environment, grassroots marketing approach and distinctive corporate culture are responsible for our strong financial performance. We have recently increased our focus on our men’s apparel line, which represented approximately 11% of net revenue for each of fiscal 2006 and the first quarter of fiscal 2007, and our accessories business, which represented approximately 9% and 10% of net revenue for fiscal 2006 and the first quarter of fiscal 2007, respectively.

The two most important determinants of our future net revenue, earnings and cash flow growth are the successful expansion of our corporate-owned store base and increases in comparable store sales. Though we expect continued growth in net revenues, we expect our growth rate to decline in the future relative to the rate of growth we have experienced in historical periods as incremental revenue is measured against a larger revenue base. Moreover, we expect a significant portion of our new store growth to be concentrated in the United States. While we believe there is a significant opportunity to expand our store base in the United States, our brand is still relatively new in the United States and, therefore, our success is uncertain. To help manage our growth in the United States, we have hired senior-level employees over the last twelve months with experience in the United States retail environment. Additionally, we are focused on continuing to grow our comparable store sales by increasing brand awareness through our community-based marketing efforts, developing innovative technical athletic apparel that our customers demand and offering a distinctive retail experience. Future comparable store sales growth will depend on our ability to continue to attract and retain motivated corporate- and store-level employees that are passionate about the lululemon athletica vision. Other external factors that could affect our net revenue, earnings and cash flows, though to a lesser degree than the factors above, include fluctuations in the relative value of the U.S. dollar compared to the Canadian dollar and general economic conditions in our target markets.

lululemon was founded in 1998 by Dennis “Chip” Wilson in Vancouver, Canada. We initially conducted our operations through our Canadian operating company, lululemon canada inc. In 2002, in connection with our expansion into the United States, we formed a sibling operating company to conduct our U.S. operations, lululemon usa inc. Both operating companies were wholly-owned by affiliates of Mr. Wilson. In December 2005, Mr. Wilson sold 48% of his interest in lululemon to a group of private equity investors led by Advent International Corporation and Highland Capital Partners. Prior to this time, Mr. Wilson was our sole stockholder. Pursuant to the terms of the December 2005 transaction, we formed lululemon athletica inc. (formerly known as Lululemon Corp. and before that as Lulu Holding, Inc.), the issuer of the shares offered by this prospectus, to serve as a holding company for all of our related entities, including our two primary operating subsidiaries.

We have three reportable segments: corporate-owned stores, franchises and other. We report our segments based on the financial information we use in managing our businesses. While we receive financial information for each corporate-owned store, we have aggregated all of the corporate-owned stores into one reportable segment due to the similarities in the economic and other characteristics of these stores. Our franchises segment accounted for more than 10% of our net revenues for each of fiscal 2005 and fiscal 2006. Opening new franchise stores is not a significant part of our near-term store growth strategy, and we therefore expect that revenue derived from our franchise stores will eventually comprise less than 10% of the net revenue we report in future fiscal years, at which time we will reevaluate our segment reporting disclosures. Our other operations accounted for less than 10% of our revenues in each of fiscal 2005 and fiscal 2006.

As of July 1, 2007, we sold our products through 52 corporate-owned stores located in Canada, the United States and Japan. Most of our corporate-owned stores are located in North America, with only three corporate-owned stores located in Japan. We plan to increase our net revenue in North America by opening additional corporate-owned stores in new and existing markets. Corporate-owned stores net revenue accounted for 81.1% of total net revenue for fiscal 2006 and 84.9% of total net revenue for the first quarter of fiscal 2007.

As of July 1, 2007, we also had six franchise stores located in North America and one franchise store located in Australia. In the past, we have entered into franchise agreements to distribute lululemon athletica branded products to more quickly disseminate our brand name and increase our net revenue and net income. In exchange for the use of our brand name and the ability to operate lululemon athletica stores in certain regions, our franchisees generally pay us a one-time franchise fee and ongoing royalties based on their gross revenue. Additionally, unless otherwise approved by us, our franchisees are required to sell only lululemon athletica branded products, which are purchased from us at a discount to the suggested retail price. Pursuing new franchise partnerships or opening new franchise stores is not a significant part of our near-term store growth strategy. In some cases, we may exercise our contractual rights to purchase franchises where it is attractive to us. Franchises net revenue accounted for 14.3% of total net revenue for fiscal 2006 and 11.0% of total net revenue for the first quarter of fiscal 2007.

We believe that our athletic apparel has and will continue to appeal to consumers outside of North America who value its technical attributes as well as its function and style. In 2004, we opened a franchise store in Australia, our first store outside of North America. We intend to convert this Australian franchise into a joint venture partnership. In 2005, we opened a franchise store in Japan. In 2006, we terminated our franchise arrangement and entered into a joint venture agreement with Descente Ltd, or Descente, a global leader in fabric technology, to operate our stores in Japan. This joint venture company is named Lululemon Japan Inc. As of July 1, 2007, we operated three stores through Lululemon Japan Inc. Because we own 60% of the joint venture and maintain control over it, the financial results of Lululemon Japan Inc. are consolidated and included in our corporate-owned stores segment. We plan to increase net revenue in markets outside of North America primarily by opening additional stores with joint venture partners in existing markets as well as opening stores in new markets with new joint venture partners.

In addition to deriving revenue from sales through our corporate-owned stores and our franchises, we also derive other net revenue, which includes the sale of our products directly to wholesale customers, telephone sales to retail customers, including related shipping and handling charges, warehouse sales and sales through a limited number of company operated showrooms. Wholesale customers include select premium yoga studios, health clubs and fitness centers. Telephone sales are taken directly from retail customers through our call center. Warehouse sales are typically held a few times a year to sell slow moving inventory or inventory from prior seasons to retail customers at discounted prices. Our showrooms are typically small locations that we open from time to time when we enter new markets and feature a limited selection of our product offering during select hours. Other net revenue accounted for 4.6% of total net revenue for fiscal 2006 and 4.2% of total net revenue for the first quarter of fiscal 2007.

We believe that a number of trends relevant to our industry have affected our results and may continue to do so. Specifically, we believe that there is an increasing appreciation for the health benefits of yoga and related fitness activities in our markets and that women, our primary customers, are increasingly embracing an active healthy lifestyle. As such, we believe that participation in yoga and related fitness activities will continue to grow. There is also an increasing demand for technical athletic apparel relative to traditional athletic apparel, and we believe that more people are wearing technical apparel in casual environments to create a healthy lifestyle perception. The duration and extent of these trends, however, is unknown, and adverse changes in these trends may negatively impact our net revenue, earnings or cash flows.

Basis of Presentation

Net revenue is comprised of:

•	corporate-owned store net revenue, which includes sales to customers through corporate-owned stores (including stores operated by our majority owned joint venture);

•	franchises net revenue, which consists of licensing fees and royalties as well as sales of our products to franchises; and

•	other net revenue, which includes sales to wholesale accounts, telephone sales, including related shipping and handling charges, warehouse sales and sales from company operated showrooms;

in each case, less returns and discounts.

Comparable store sales reflects net revenue at corporate-owned stores, that have been open for at least twelve months. Therefore, net revenue from a store is included in comparable store sales beginning with the first month for which the store has a full month of comparable prior year sales. Comparable store sales includes stores that have been remodeled or relocated and stores operated by our majority owned joint venture, although as of April 30, 2007, the joint venture stores had not had a full month of comparable prior year sales. Non-comparable store sales include sales from new stores that have not been open for twelve months, sales from showrooms, and sales from stores that were closed within the past twelve months.

By measuring the change in year-over-year net revenue in stores that have been open for twelve months or more, comparable store sales allows us to evaluate how our core store base is performing. Various factors affect comparable store sales, including:

•	the location of new stores relative to existing stores;

•	consumer preferences, buying trends and overall economic trends;

•	our ability to anticipate and respond effectively to customer preferences for technical athletic apparel;

•	competition;

•	changes in our merchandise mix;

•	pricing;

•	the timing of our releases of new merchandise and promotional events;

•	the effectiveness of our grassroots marketing efforts;

•	the level of customer service that we provide in our stores;

•	our ability to source and distribute products efficiently; and

•	the number of stores we open, close (including for temporary renovations) and expand in any period.

As we continue our store expansion program, we expect that a greater percentage of our net revenue will come from non-comparable store sales. Opening new stores is an important part of our growth strategy. Accordingly, comparable store sales has limited utility for assessing the success of our growth strategy insofar as comparable store sales do not reflect the performance of stores open less than twelve months.

Cost of goods sold includes:

•	the cost of purchased merchandise, inbound freight, duty and non-refundable taxes incurred in delivering goods to our distribution centers;

•	the cost of our production and design departments including salaries, stock-based compensation and benefits, and operating expenses;

•	the cost of occupancy related to store operations (such as rent and utilities) and the depreciation and amortization related to store-level capital expenditures;

•	the cost of our distribution centers (such as rent and utilities) as well as other fees we pay to third parties to operate our distribution centers and the depreciation and amortization related to our distribution centers;

•	the cost of outbound freight and handling costs incurred upon shipment of merchandise; and

•	shrink and valuation reserves.

Our cost of goods sold is substantially higher in the holiday season because cost of goods sold generally increases as net revenue increases. Cost of goods sold also may change as we open or close stores because of the resulting change in related occupancy costs. The primary drivers of the costs of individual goods are the costs of raw materials and labor in the countries where we source our merchandise. For fiscal 2006 and the first quarter of fiscal 2007, cost of goods sold included $0.4 million and $0.2 million, respectively, of charges related to stock-based compensation. We anticipate that our cost of goods sold will increase in absolute dollars compared to fiscal 2006, but will remain relatively stable as a percentage of net revenue.

Our selling, general and administrative expenses consist of all operating costs not otherwise included in cost of goods sold, principal stockholder bonus or settlement of lawsuit. Our selling, general and administrative expenses include marketing costs, accounting costs, information technology costs, professional fees, corporate facility costs, corporate and store-level payroll and benefits expenses including stock-based compensation, (other than the salaries and benefits and stock-based compensation for our production and design departments included in cost of goods sold and other corporate costs). For fiscal 2006 and the first quarter of fiscal 2007, selling, general and administrative expenses included $2.5 million and $1.2 million, respectively, of charges related to stock-based compensation. Our selling, general and administrative expenses also include depreciation and amortization expense for all assets other than depreciation and amortization expenses related to store-level capital expenditures and our distribution centers, each of which are included in cost of goods sold. We anticipate that our selling, general and administrative expenses for fiscal 2007 will increase in absolute dollars compared to fiscal 2006, due to the full year of compensation expense related to personnel hired at the end of fiscal 2006, as well as the anticipated continued growth of our corporate support staff and store-level employees. We believe that we have now assembled a management team that should allow us to grow our business for the foreseeable future. Accordingly, we expect our selling, general and administrative expenses as a percentage of our net revenue to decline as we achieve higher revenues.

Principal stockholder bonus consists of annual bonus payments paid to Mr. Wilson prior to December 2005. These bonuses were paid to Mr. Wilson as our sole stockholder and were in an amount equal to our Canadian taxable income for the year above a particular threshold. For Canadian income tax purposes, these payments were fully taxable to Mr. Wilson as ordinary income and fully deductible by us as a compensation expense. Following his sale of 48% of his interest in lululemon to a group of private equity investors in December 2005, these payments to Mr. Wilson were discontinued.

Settlement of lawsuit consists of a payment we made in February 2007 in the amount of $7.2 million to a third party web site developer arising from the termination of a profit sharing arrangement associated with our retail web site for our products. We accrued for the entire settlement amount in fiscal 2006.

Stock-based compensation includes charges incurred in recognition of compensation expense associated with grants of stock options and stock purchases. In December 2005, we adopted the fair value recognition and measurement provisions of SFAS No. 123(R), Share-Based Payment (SFAS 123(R)). SFAS 123(R) is applicable to stock-based awards exchanged for employee services and in certain circumstances for non-employee directors. Pursuant to SFAS 123(R), stock-based compensation cost is measured at the grant date, based on the fair value of the award and is recognized as an expense over the requisite service period.

The fair value of the shares of common stock that underlie the stock options we have granted has historically been determined by our board of directors. Our board of directors determined a valuation of lululemon as of April 30, 2006. The valuation was calculated based upon the equity value implied by the December 2005 transaction in which Mr. Wilson sold 48% of his interest in lululemon to a group of private equity investors for approximately $193.3 million. At the time, our board of directors believed the December 2005 transaction was a valid indication of fair value because the terms of the December 2005 transaction were the result of arms-length negotiations among independent parties. Because there has been no public market for our common stock, our board used this valuation to determine the fair value of our common stock at the time of grant of the options.

In connection with the preparation of the financial statements necessary for a planned registration of shares with the SEC and based in part on discussions with prospective underwriters for the planned offering, we reassessed the estimated accounting fair value of common stock in light of the potential completion of this offering. After reviewing its valuation, our board of directors determined that the valuation would not be appropriate for valuing the options as the valuation did not fully consider requirements under SFAS No. 123(R) and other relevant regulatory guidelines, specifically:

•	the valuation did not coincide with the option grant dates; and

•	the valuation incorrectly included a minority interest discount.

As a result, management determined that it would be necessary to retrospectively calculate a new valuation for the July 2006 option grants. For determining the value of the July 2006 option grants, our board of directors prepared a valuation based upon our sales and earnings multiples implied by the December 2005 transaction. In determining the reassessed fair value of the common stock, we determined it appropriate to consider operational achievements in executing against the operating plan and market trends. Because of the impact the achievement of unique milestones had on the valuation during the various points in time before the reassessment, certain additional adjustments for factors unique to us were considered in the reassessed values determined for the July 2006 option grants, which impacted valuations throughout these periods. These included the following:

•	in July 2006, management and our board of directors did not believe an initial public offering was possible in the near future because the board of directors was still in the process of augmenting the management team and enhancing infrastructure related to expanding our operations into United States;

•	in July 2006, we had only seven stores in the United States, four of which were located in California, and, because of our limited experience outside of Canada, there was still uncertainty that our stores would be successful in the United States and that management would be able to identify suitable markets and retail sites; and

•	in 2006, we were in the process of identifying suitable off-shore manufacturers with the necessary quality standards and capacity to satisfy our current and future manufacturing needs; this process involved meaningful risk requiring significant management focus and attention as well as additional management resources.

During this process, management also determined that would be necessary to retrospectively calculate a new valuation for the December 2006 and January 2007 option grants. Due to the proximity of the December 2006 and January 2007 option grants to a potential initial public offering, our board of directors determined that it was necessary to use a different valuation methodology for these grants. Our board of directors believed that an initial public offering could be completed as soon as April 30, 2007 and that a forward looking valuation based on our projected sales and earnings potential was appropriate. The decision to apply forward looking valuation metrics was based in part on discussions with potential underwriters, and our board of directors’ understanding that the public markets generally use a forward looking valuation.

Since the date of the January 2007 stock option grants, we have continued to experience increased growth and improved performance. Our board of directors believes that the valuation implied by our estimated initial public offering share price is greater than the December 2006 and January 2007 grants as a result of these and the factors set forth below. Such factors include:

•	in the third and fourth quarter of 2006, we appointed both a Chief Financial Officer and a Chief Operating Officer with past public company roles in a similar capacity;

•	revenue growth in fiscal 2006 was 77%, to $148.9 million, compared to revenue in fiscal 2005 of $84.1 million;

•	net revenue, income from operations and net income for the first quarter of fiscal 2007 increased 58.9%, 12.0%, and 11.3%, respectively, from the first quarter of fiscal 2006, outperforming management’s internal estimates;

•	favorable exchange rate movement between the U.S. dollar and the Canadian dollar in the first five months of fiscal 2007, which was anticipated to have a positive impact on income from operations in fiscal 2007; and

•	since February 1, 2007, we opened 11 new stores.

Based upon the reassessment, we determined that the accounting fair value of the options granted to employees from February 1, 2006 to January 31, 2007 was greater than the exercise price for certain of those options. The comparison of the originally determined fair value and reassessed fair value is as follows for all dates on which an option was granted:

	Number of
	Options	Exercise	Original Fair Value	Reassessed Fair Value
Grant Date	Granted	Price	Assessment of Options	Assessment of Options

July 3, 2006	2,898,893	$0.58	$0.33	$0.91
December 6, 2006	5,954	$0.58	$0.33	$8.09
December 27, 2006	1,308,880	$0.58	$0.33	$8.09
January 3, 2007	357,299	$0.58	$0.33	$8.09

Based upon the reassessment discussed above, we determined the reassessed accounting fair value of the options to purchase 4,571,026 shares of common stock granted to employees during the period from February 1, 2006 to January 31, 2007 ranged from $0.91 to $8.09 per share. As a result of the reassessed fair value of our grants of stock options, the aggregate fair value of our stock options increased $14.6 million.

Stock-based compensation expense for the year ended January 31, 2007 includes the difference between the reassessed accounting fair value per share of the common stock on the date of grant and the exercise price per share and is amortized over the vesting period of the underlying options using the straight-line method. There are significant judgments and estimates inherent in the determination of the reassessed accounting fair values. For this and other reasons, the reassessed accounting fair value used to compute the stock-based compensation expense may not be reflective of the fair market value that would result from the application of other valuation methods, including accepted valuation methods for tax purposes.

We record our stock-based compensation in cost of goods sold and selling, general and administrative expenses as stock-based awards have been made to employees whose salaries are classified in both expense categories. As of April 30, 2007, we had options to purchase 4,478,726 shares of our common stock outstanding with a weighted average exercise price of $0.58 per share, 460,022 of which were exercisable at April 30, 2007. Additionally, as of April 30, 2007, each of LIPO Investments (USA) Inc., or LIPO USA, and LIPO Investments (Canada) Inc., or LIPO Canada, had granted to some of our employees restricted stock of those entities and options to purchase shares of stock in those entities. LIPO USA and LIPO Canada, the sole assets of which are a 52% interest in lululemon, are entities controlled by Mr. Wilson. Accordingly, we recognize a stock-based compensation expense for the restricted stock and options granted by those entities. As of April 30, 2007, pursuant to SFAS 123(R), there was $17.7 million of total unrecognized stock-based compensation expense, of which we expect to amortize $4.1 million in the last three fiscal quarters of fiscal 2007, $5.2 million in fiscal 2008 and the remainder thereafter.

Interest income includes interest earned on our cash balances. We expect to continue to generate interest income to the extent that our cash generated from operations exceeds our cash used for investment.

Interest expense includes interest costs associated with our credit facilities and with letters of credit drawn under these facilities for the purchase of merchandise. We have maintained relatively small outstanding balances on our credit facilities and expect to continue to do so.

Provision for income taxes depends on the statutory tax rates in the countries where we sell our products. Historically we have generated taxable income in Canada and we have generated tax losses in the United States. As of January 31, 2007, we had $5.0 million of federal net operating loss carry-forwards available to reduce future taxable income in the United States. These tax operating loss carry-forwards begin to expire in 2023. The consummation of the corporate reorganization transactions contemplated by this prospectus combined with this offering could result in an annual limitation on the amount of tax operating loss carry-forwards that we can use in future years to offset future taxable income in the United States. These annual limitations may result in the expiration of net operating loss carry-forwards before they may be used. We currently record a full valuation allowance against our losses in the United States.

Several factors have contributed to our effective tax rate in recent periods being significantly higher than our anticipated long-term effective tax rate. First, in both fiscal 2005 and fiscal 2006, we generated losses in the United States which we were unable to offset against our income in Canada for tax purposes. Second, in fiscal 2005 and fiscal 2006 we incurred stock-based compensation expenses of $2.7 million and $2.8 million, respectively, which were not deductible for tax purposes in Canada and the United States during these periods. The impact of these losses and non-deductible expenses on our effective tax rate was exacerbated in fiscal 2005 by the payment of a bonus to our principal stockholder in that period. Prior to December 2005 our sole stockholder, Mr. Wilson, received a bonus payout each year representing a substantial percentage of our earnings before income taxes. Following Mr. Wilson’s sale of 48% of his interest in lululemon to a group of private equity investors in December 2005 we discontinued this practice. Payments of these bonuses therefore decreased to $0 in fiscal 2006 from $12.8 million in fiscal 2005. This payment in fiscal 2005 significantly decreased our income before income taxes in this period and accordingly resulted in us realizing a higher effective tax rate in this period as we gave effect to the non-deductible nature of the losses and the stock-based compensation expenses. Our effective tax rate in fiscal 2006 was 53.7%, compared to 62.6% in fiscal 2005.

As we begin to generate taxable income in the United States and Japan, we expect our effective tax rate to decline. We expect that our long term effective tax rate will be between approximately 35% and 40%. In addition, we anticipate that in the future we may start to sell our products directly to some customers located outside of Canada, the United States and Japan, in which case we would become subject to taxation based on the foreign statutory rates in the countries where these sales take place and our effective tax rate could fluctuate accordingly.

Internal Controls

The process of improving our internal controls has required and will continue to require us to expend significant resources to design, implement and maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. There can be no assurance that any actions we take will be completely successful. We will continue to evaluate the effectiveness of our disclosure controls and procedures and internal control over financial reporting on an on-going basis.

We have not begun testing or documenting our internal control procedures in order to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent auditors addressing these assessments. We must comply with Section 404 no later than the time we file our annual report for fiscal 2008 with the SEC. As part of this process, we may identify specific internal controls as being deficient. We anticipate retaining additional personnel to assist us in complying with our Section 404 obligations. We are currently evaluating whether such personnel will be retained as consultants or as our employees.

Results of Operations

The following tables summarize key components of our results of operations for the periods indicated, both in dollars and as a percentage of net revenue:

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2005	2006	2007	2006	2007
	(In thousands)
				(unaudited)	(unaudited)

Combined consolidated statements of income:
Net revenue	$40,748	$84,129	$148,885	$28,184	$44,789
Cost of goods sold (including stock-based compensation expense of $nil, $755, $359, $94 and $169)	19,448	41,177	72,903	13,664	21,979

Gross profit	21,300	42,952	75,982	14,519	22,811

Operating expenses:
Selling, general and administrative expenses (including stock-based compensation expense of $nil, $1,945, $2,470, $262 and $1,239)	10,840	26,416	52,540	8,406	15,963
Principal stockholder bonus	12,134	12,809	—	—	—
Settlement of lawsuit	—	—	7,228	—	—

Income (loss) from operations	(1,674)	3,727	16,213	6,113	6,848
Other expenses (income)
Interest income	(11)	(55)	(142)	(26)	(110)
Interest expense	46	51	47	3	3

Income (loss) before income taxes	(1,709)	3,730	16,308	6,136	6,955
Provision for (recovery of) income taxes	(298)	2,336	8,753	2,955	3,449
Non-controlling interest	—	—	(112)	—	(36)

Net income (loss)	$(1,411)	$1,394	$7,666	$3,181	$3,542

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2005	2006	2007	2006	2007
	(% of net revenue)

Net revenue	100.0	100.0	100.0	100.0	100.0
Cost of goods sold (including stock-based compensation expense of 0%, 0.9%, 0.2%,0.3% and 0.4%)	47.7	48.9	49.0	48.5	49.0
Gross profit	52.3	51.1	51.0	51.5	50.9
Operating expenses:
Selling, general and administrative expenses (including stock-based compensation expense of 0%, 2.3%, 1.7%, 0.9% and 2.8%)	26.6	31.4	35.3	29.8	35.6
Principal stockholder bonus	29.8	15.2	—	—	—
Settlement of lawsuit	—	—	4.9	—	—
Income (loss) from operations	(4.1)	4.4	10.9	21.7	15.3
Other expenses (income)
Interest income	(0.0)	(0.1)	(0.1)	(0.1)	(0.0)
Interest expense	0.1	0.1	0.0	0.0	0.0
Income (loss) before income taxes	(4.2)	4.4	11.0	21.8	15.5
Provision for (recovery of) income taxes	(0.7)	2.8	5.9	10.5	7.7
Non-controlling interest	—	—	(0.0)	—	(0.0)
Net income (loss)	(3.5)	1.7	5.1	11.3	7.9

Comparison of First Quarter of Fiscal 2006 and First Quarter of Fiscal 2007

Net Revenue

Net revenue increased $16.6 million, or 58.9%, to $44.8 million for the first quarter of fiscal 2007 from $28.2 million for the first quarter of fiscal 2006. This increase was the result of increased comparable store sales, sales from new stores opened in fiscal 2006 and the first quarter of fiscal 2007, and higher sales at our franchises. Assuming the average exchange rate between the Canadian and United States dollars for the first quarter of fiscal 2006 remained constant, our net revenue would have increased $16.8 million or 59.6% for the first quarter of fiscal 2007.

	Three Months Ended April 30,
	2006	2007
	(In thousands)

Net revenue by segment:
Corporate-owned stores	$22,146	$38,008
Franchises	4,364	4,918
Other	1,674	1,864

Net revenue	$28,184	$44,789

Corporate-Owned Stores.  Net revenue from our corporate-owned stores segment increased $15.9 million, or 71.6%, to $38.0 million for the first quarter of fiscal 2007 from $22.1 million for the first quarter of fiscal 2006. The following contributed to the $15.9 million increase in net revenue from our corporate-owned stores segment.

•	New stores opened during fiscal 2006 prior to sales from such stores becoming part of our comparable store sales base contributed $9.5 million, or 59.9%, of the increase. During fiscal 2006, we opened 13 corporate-owned stores, consisting of 7 in Canada, 5 in the United States and 1 in Japan.

•	Comparable store sales growth of 20.0% in the first quarter of fiscal 2007 contributed $4.3 million, or 27.2%, of the increase. Assuming the average exchange rate between the Canadian and the United States dollars for the first quarter of fiscal 2006 remained constant, our comparable store sales would have increased $4.4 million or 20.0% for the first quarter of fiscal 2007. The increase in comparable store sales was driven primarily by the strength of our existing product lines, successful introduction of new products and increasing recognition of the lululemon athletica brand name.

•	The acquisition of three Calgary franchise stores on April 1, 2007 contributed $1.7 million, or 10.5%, of the increase.

•	New stores opened during the first quarter of fiscal 2007 contributed $0.4 million, or 2.4%, of the increase. During the first quarter of fiscal 2007, we opened three corporate-owned stores, consisting of one in Canada, one in the United States and one in Japan.

Franchises.  Net revenue from our franchises segment increased $0.6 million, or 12.7%, to $4.9 million for the first quarter of fiscal 2007 from $4.4 million for the first quarter of fiscal 2006. Of the $0.6 million increase in net revenue from our franchises segment, $0.4 million or 67.1% of the increase resulted from sales of goods to franchise stores and $0.2 million or 32.9% of the increase resulted from an increase in royalty revenue. The increase in net revenue from our franchises segment was partially offset by franchises net revenue that shifted to corporate-owned stores net revenue when we acquired three franchise stores in Calgary on April 1, 2007.

Other.  Net revenue from our other segment increased $0.2 million, or 11.4%, to $1.9 million for the first quarter of fiscal 2007 from $1.7 million for the first quarter of fiscal 2006. The following contributed to the $0.2 million increase in net revenue from our other segment.

•	New and existing wholesale accounts contributed $0.6 million of the increase.

•	Phone sales revenue accounted for $0.2 million of the increase.

This amount was partially offset by the following:

•	Warehouse and showroom sales decreased $0.6 million due to no warehouse sales in the first quarter of fiscal 2007 compared to two warehouse sales in the first quarter of fiscal 2006, partially offset by four showrooms open at the end of the first quarter of fiscal 2007 compared to one showroom open at the end of the first quarter of fiscal 2006.

Gross Profit

Gross profit increased $8.3 million, or 57.1%, to $22.8 million for the first quarter of fiscal 2007 from $14.5 million for the first quarter of fiscal 2006. The increase in gross profit was driven principally by:

•	an increase of $15.9 million in net revenue from our corporate-owned stores segment;

•	an increase of $0.6 million in net revenue from our franchises segment; and

•	an increase of $0.2 million in net revenue from our other segment.

This amount was partially offset by:

•	an increase in product costs of $5.6 million associated with our sale of goods through corporate-owned stores, franchises and other segments;

•	an increase in occupancy costs of $1.4 million related to an increase in corporate-owned stores;

•	an increase of $0.7 million in expenses related to our production, design and distribution departments (including stock-based compensation expense) principally due to the hiring of additional employees to support our growth; and

•	an increase in depreciation of $0.6 million primarily related to an increase in corporate-owned stores.

Gross profit as a percentage of net revenue, or gross margin, decreased 0.6% to 50.9% for the first quarter of fiscal 2007 from 51.5% for the first quarter of fiscal 2006. The decrease in gross margin resulted from:

•	an increase in occupancy costs in new markets that contributed to a decrease in gross margin of 1.0%; and

•	an increase in depreciation that contributed to a decrease in gross margin of 0.5%.

The factors that led to a decrease in gross margin were partially offset by:

•	a decrease in product costs as a percentage of net revenue that contributed to an increase in gross margin of 0.5% due to an increase in pricing to our franchises, partially offset by an increased percentage of our net revenue being derived from our factory outlet stores, which generate lower gross margins than our other corporate-owned stores, and a short-term increase in expenses during our transition to the use of more off-shore manufacturers; and

•	a decrease in expenses related to our production, design and distribution departments (including stock-based compensation expense) as a percentage of net revenue from fiscal 2005 to fiscal 2006 which contributed to an increase in gross margin of 0.5%.

Our costs of goods sold in the first quarter of fiscal 2007 and the first quarter of fiscal 2006 included $0.2 million and $0.1 million, respectively, of stock-based compensation expense.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $7.6 million, or 89.9%, to $16.0 million for the first quarter of fiscal 2007 from $8.4 million for the first quarter of fiscal 2006. As a percentage of net revenue, selling, general and administrative expenses increased 5.8% to 35.6% from 29.8%. The $7.6 million increase in selling, general and administrative expenses was principally comprised of:

•	an increase in corporate compensation of $3.6 million or 48.2% principally due to hiring of additional employees to support our growth;

•	an increase in store employee compensation of $2.3 million or 31.0% related to opening additional corporate-owned stores;

•	an increase in other corporate expenses such as travel expenses and rent associated with corporate facilities of $0.3 million or 4.0%; and

•	an increase in other store operating expenses such as supplies, packaging and credit card fees of $0.9 million or 12.3%.

Our selling, general and administrative expenses in the first quarter of fiscal 2007 and the first quarter of fiscal 2006 included $1.2 million and $0.3 million, respectively, of stock-based compensation expense.

Income from Operations

The increase of $0.7 million in income from operations for the first quarter of fiscal 2007 was primarily due to a $8.3 million increase in gross profit resulting from increased comparable store sales and additional sales from corporate-owned stores opened during fiscal 2006 and the first quarter of fiscal 2007, partially offset by an increase of $7.6 million in selling, general and administrative expenses.

On a segment basis, we determine income from operations without taking into account our general corporate expenses such as corporate employee costs, travel expenses and corporate rent. For purposes of our management’s analysis of our financial results, we have allocated some general product expenses to our corporate-owned stores segment. For example, all expenses related to our production, design and distribution departments have been allocated to this segment.

Income from operations (before general corporate expenses) from:

•	our corporate-owned stores segment increased $4.3 million, or 54.8%, to $12.2 million for the first quarter of fiscal 2007 from $7.9 million for the first quarter of fiscal 2006 primarily due to an increase in corporate-owned stores gross profit of $7.6 million, offset by an increase of $2.3 million in store employee expenses and an increase of $0.9 million in other store expenses;

•	our franchises segment increased $0.4 million, or 20.9%, to $2.3 million for the first quarter of fiscal 2007 from $1.9 million for the first quarter of fiscal 2006 primarily due to an increase of $0.2 million in royalty revenue and an increase of $0.2 million in gross profit associated with our sale of our products to franchises; and

•	our other segment increased $0.3 million, or 58.8%, to $0.8 million for the first quarter of fiscal 2007 from $0.5 million for the first quarter of fiscal 2006 primarily due to an increase in revenue of $0.2 million and a decrease of $0.1 million in product costs.

Total income from operations also includes general corporate expenses. General corporate expenses increased $4.5 million, or 106.9%, to $8.7 million for the first quarter of fiscal 2007 from $4.2 million in the first quarter of fiscal 2006 primarily due to an increase of $3.6 million in corporate employee costs and an increase of $0.3 million in other corporate expenses.

Interest Income

Interest income increased $84,103 to $110,051 for the first quarter of fiscal 2007 from $25,948 for the first quarter of fiscal 2006 due to higher average cash balances.

Interest Expense

Interest expense remained relatively constant at $3,055 for the first quarter of fiscal 2007 from $3,377 for the first quarter of fiscal 2006.

Provision for Income Taxes

Provision for income taxes increased $0.4 million to $3.4 million for the first quarter of fiscal 2007 from $3.0 million for the first quarter of fiscal 2006. For the first quarter of fiscal 2007, our effective tax rate was 49.6% compared to 48.2% for the first quarter of fiscal 2006. In both the first quarter of fiscal 2006 and the first quarter of fiscal 2007, we generated losses in the United States which we were unable to offset against our income in Canada for tax purposes. In the first quarter of fiscal 2006 and the first quarter of fiscal 2007, we also incurred stock-based compensation expenses of $0.3 million and $1.2 million, respectively, which were not deductible for tax purposes during these periods.

Net Income

Net income increased $0.3 million to $3.5 million for the first quarter of fiscal 2007 from $3.2 million for the first quarter of fiscal 2006. The increase in net income of $0.3 million for the first quarter of fiscal 2007 was a result of an increase in gross profit of $8.3 million resulting from increased comparable store sales and additional sales from corporate-owned stores opened during fiscal 2006 and the first quarter of fiscal 2007, offset by increases in selling, general and administrative expenses of $7.6 million and an increase of $0.5 million in provision for income taxes. Our cost of goods sold and selling, general and administrative expenses in the first quarter of fiscal 2007 and the first quarter of fiscal 2006 included $1.2 million and $0.3 million of stock-based compensation expense, respectively.

Comparison of Fiscal 2005 and Fiscal 2006

Net Revenue

Net revenue increased $64.8 million, or 77.0%, to $148.9 million for fiscal 2006 from $84.1 million for fiscal 2005. This increase was the result of increased comparable store sales, sales from new stores opened in fiscal 2005 and fiscal 2006, higher franchises net revenues and the strengthening of the average exchange rate for the Canadian dollar against the United States dollar during the year. Assuming the average exchange rate between the Canadian and United States dollars for fiscal 2005 remained constant, our net revenue would have increased $58.1 million or 69.0% for fiscal 2006.

	Fiscal Year Ended January 31,
	2006	2007
	(In thousands)

Net revenue by segment:
Corporate-owned stores	$65,578	$120,733
Franchises	14,555	21,360
Other	3,997	6,792

Net revenue	$84,129	$148,885

Corporate-Owned Stores.  Net revenue from our corporate-owned stores segment increased $55.2 million, or 84.1%, to $120.7 million for fiscal 2006 from $65.6 million for fiscal 2005. The following contributed to the $55.2 million increase in net revenue from our corporate-owned stores segment.

•	New stores opened during fiscal 2005 prior to sales from such stores becoming part of our comparable store sales base contributed $22.2 million or 40.3% of the increase. During fiscal 2005, we opened 13 corporate-owned stores, consisting of 12 in Canada and 1 in the United States.

•	New stores opened during fiscal 2006 contributed $16.7 million or 30.3% of the increase. During fiscal 2006, we opened 13 corporate-owned stores, consisting of 7 in Canada, 5 in the United States and 1 in Japan.

•	Comparable store sales in fiscal 2006 contributed $16.2 million or 29.4% of the increase. Assuming the average exchange rate between the Canadian and the United States dollars for fiscal 2005 remained constant, our comparable store sales would have increased $12.8 million or 20% for fiscal 2006. The increase in comparable store sales on a constant currency basis was driven primarily by the strength of our existing product lines, successful introduction of new products and increasing recognition of the lululemon athletica brand name.

Franchises.  Net revenue from our franchises segment increased $6.8 million, or 46.8%, to $21.4 million for fiscal 2006 from $14.6 million for fiscal 2005. Of the $6.8 million increase in net revenue from our franchises segment, $4.4 million or 64.1% of the increase resulted from sales of goods to franchise stores and $2.4 million or 35.9% of the increase resulted from an increase in royalty revenue. During fiscal 2006, two franchise stores were opened and two franchise stores were converted to corporate-owned stores.

Other.  Net revenue from our other segment increased $2.8 million, or 69.9%, to $6.8 million for fiscal 2006 from $4.0 million for fiscal 2005. The following contributed to the $2.8 million increase in net revenue from our other segment.

•	Warehouse and showroom sales accounted for $2.1 million or 73.7% of the increase due to four warehouse sales in fiscal 2006 compared to one new warehouse sale in fiscal 2005 and three showrooms open at the end of fiscal 2006 compared to one showroom open at the end of fiscal 2005.

•	Phone sales revenue accounted for $0.5 million or 17.9% of the increase.

•	New wholesale accounts at fitness clubs and yoga studios in the United States accounted for $0.2 million or 8.4% of the increase.

Gross Profit

Gross profit increased $33.0 million, or 76.9%, to $76.0 million for fiscal 2006 from $43.0 million for fiscal 2005. The increase in gross profit was driven principally by:

•	an increase of $55.2 million in net revenue from our corporate-owned stores segment;

•	an increase of $6.8 million in net revenue from our franchises segment; and

•	an increase of $2.8 million net revenue from in our other segment.

This amount was partially offset by:

•	an increase in product costs of $22.2 million associated with our sale of goods through corporate-owned stores, franchises and other segments;

•	an increase in occupancy costs of $6.1 million due to higher occupancy costs in new markets;

•	an increase of $1.9 million in expenses related to our production, design and distribution departments (including stock-based compensation expense) principally due to the hiring of additional employees to support our growth, partially offset by the absence in fiscal 2006 of the cash bonus paid to employees in fiscal 2005 in conjunction with our recapitalization; and

•	an increase in depreciation of $1.6 million related to opening new corporate-owned stores.

Gross profit as a percentage of net revenue, or gross margin, decreased 0.1% to 51.0% for fiscal 2006 from 51.1% for fiscal 2005. The decrease in gross margin resulted from:

•	higher occupancy costs in new markets that contributed to a decrease in gross margin of 2.1%; and

•	an increase in depreciation that contributed to a decrease in gross margin of 0.3% related to opening new corporate-owned stores.

The factors that led to a decrease in gross margin were offset by:

•	a decrease in product costs as a percentage of net revenue that contributed to an increase in gross margin of 0.7% due to an increase in pricing to our franchises and wholesale customers, partially offset by an increased percentage of our net revenue being derived from our oqoqo and factory outlet stores, which generate lower gross margins than our other corporate-owned stores, and a short-term increase in expenses during our transition to the use of more off-shore manufacturers; and

•	a decrease in expenses related to our production, design and distribution departments (including stock-based compensation expense) as a percentage of net revenue from fiscal 2005 to fiscal 2006 which contributed to an increase in gross margin of 1.6%.

Our costs of goods sold in fiscal 2006 and fiscal 2005 included $0.4 million and $0.8 million, respectively, of stock-based compensation expense.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $26.1 million, or 98.9%, to $52.5 million for fiscal 2006 from $26.4 million for fiscal 2005. As a percentage of net revenue, selling, general and administrative expenses increased 3.9% to 35.3% from 31.4%. Of the $26.1 million increase in selling, general and administrative expenses:

•	$7.8 million or 29.9% resulted from an increase in store employee compensation related to opening additional corporate-owned stores;

•	$5.1 million or 19.4% resulted from an increase in consulting fees paid to third parties to analyze and implement new accounting and logistics processes and from an increase in fees associated with retaining professional search firms in connection with identifying qualified senior management candidates;

•	$4.6 million or 17.7% resulted from an increase in corporate compensation principally due to hiring of additional employees to support our growth, partially offset by the absence in fiscal 2006 of the cash bonus paid to employees in fiscal 2005 in conjunction with our recapitalization;

•	$3.9 million or 15.1% resulted from an increase in other corporate expenses such as travel expenses and rent associated with corporate facilities;

•	$3.6 million or 13.7% resulted from an increase in other store operating expenses such as supplies, packaging, and credit card fees; and

•	$0.6 million or 2.1% resulted from an increase in depreciation resulting from our move into a new corporate headquarters at the beginning of fiscal 2006.

Our selling, general and administrative expenses in fiscal 2006 and fiscal 2005 included $2.5 million and $1.9 million, respectively, of stock-based compensation expense.

Principal Stockholder Bonus

There was no principal stockholder bonus for fiscal 2006 due to the termination of the payment of a principal stockholder bonus at the end of fiscal 2005 as part of the stockholder’s sale of 48% of his interest in us to a group of private equity investors. Principal stockholder bonus was $12.8 million for fiscal 2005.

Settlement of Lawsuit

In February 2007, we settled a lawsuit with a third-party web site developer arising from the termination of a profit sharing arrangement associated with our retail web site for our products. In connection with the settlement, we paid $7.2 million in fiscal 2007, all of which was accrued in fiscal 2006. We did not incur any similar material liabilities during fiscal 2005.

Income from Operations

The increase of $12.5 million in income from operations for fiscal 2006 was primarily due to a $33.0 million increase in gross profit resulting from increased comparable store sales and additional sales from corporate-owned stores opened during fiscal 2005 and fiscal 2006, and a $12.8 million decline in our principal stockholder bonus, partially offset by an increase of $26.1 million in selling, general and administrative expenses and the payment of $7.2 million in connection with a lawsuit settlement in fiscal 2006.

On a segment basis, we determine income from operations without taking into account the payment of our principal stockholder bonus in fiscal 2004 and fiscal 2005, the settlement of a lawsuit in fiscal 2006 and our general corporate expenses such as corporate employee costs, travel expenses and corporate rent. For purposes of our management’s analysis of our financial results, we have allocated some general product expenses to our corporate-owned stores segment. For example, all expenses related to our production, design and distribution departments have been allocated to this segment.

Income from operations (before general corporate expenses) from:

•	our corporate-owned stores segment increased $17.0 million, or 82.2%, to $37.8 million for fiscal 2006 from $20.7 million for fiscal 2005 primarily due to an increase in corporate-owned stores gross profit of $28.4 million, offset by an increase of $7.8 million in store employee expenses and an increase of $3.6 million in other store expenses;

•	our franchises segment increased $3.4 million to $10.7 million for fiscal 2006 from $7.3 million for fiscal 2005 primarily due to an increase of $2.4 million in royalty revenue and an increase of $0.9 million in gross profit associated with our sale of our products to franchises; and

•	our other segment increased $1.3 million to $2.7 million for fiscal 2006 from $1.5 million for fiscal 2005 primarily due to an increase in revenue of $2.8 million, offset by an increase of $1.5 million in product costs.

Total income from operations also includes general corporate expenses. General corporate expenses increased $9.2 million, or 35.5%, to $35.0 million for fiscal 2006 from $25.8 million in fiscal 2005 primarily due to a lawsuit settlement of $7.2 million in fiscal 2006, an increase of $5.1 million in consulting and recruiting fees, an increase of $4.6 million in corporate employee costs, an increase of $3.9 million in other corporate expenses and an increase of $0.6 million in depreciation, partially offset by a $12.8 million decrease in our principal stockholder bonus.

Interest Income

Interest income increased to $141,736 for fiscal 2006 from $54,562 for fiscal 2005 due to higher average cash balances.

Interest Expense

Interest expense remained relatively constant at $47,348 for fiscal 2006 from $51,020 for fiscal 2005.

Provision for Income Taxes

Provision for income taxes increased $6.5 million to $8.8 million for fiscal 2006 from $2.3 million for fiscal 2005. For fiscal 2006, our effective tax rate was 53.7% compared to 62.6% for fiscal 2005. In both fiscal 2005 and fiscal 2006, we generated losses in the United States which we were unable to offset against our income in Canada for tax purposes. In fiscal 2005 and fiscal 2006, we also incurred stock-based compensation expenses of $2.7 million and $2.8 million, respectively, which were not deductible for tax purposes during these periods. The impact of these losses and non-deductible expenses on our effective tax rate was exacerbated in fiscal 2005 by the payment of a bonus to our principal stockholder in that period. Prior to December 2005 our sole stockholder, Mr. Wilson, received a bonus payout each year representing a substantial percentage of our earnings before income taxes. We discontinued this practice following Mr. Wilson’s sale of 48% of his interest in lululemon to a group of private equity investors in December 2005. Payments of these bonuses therefore decreased to $0 in fiscal 2006 from $12.8 million in fiscal 2005. This payment in fiscal 2005 dramatically decreased our income before income taxes in this period and accordingly resulted in us realizing a higher effective tax rate in this period as we gave effect to the non-deductible nature of the losses and the stock-based compensation expenses.

Net Income

Net income increased $6.3 million to $7.7 million for fiscal 2006 from $1.4 million for fiscal 2005. The increase in net income of $6.3 million for fiscal 2006 was a result of an increase in gross profit of $33.0 million resulting from increased comparable store sales and additional sales from corporate-owned stores opened during fiscal 2005 and fiscal 2006 and the elimination of our principal stockholder bonus in fiscal 2006, which accounted for an expense of $12.8 million in fiscal 2005, offset by increases in selling, general and administrative expenses of $26.1 million, the payment of $7.2 million in connection with a lawsuit settlement in fiscal 2006, and an increase of $6.5 million in provision for income taxes. Our cost of goods sold and selling, general and administrative expenses in fiscal 2006 and fiscal 2005 included $2.8 million and $2.7 million of stock-based compensation expense respectively.

Comparison of Fiscal 2004 and Fiscal 2005

Net Revenue

Net revenue increased $43.4 million, or 106.5%, to $84.1 million for fiscal 2005 from $40.7 million for fiscal 2004. This increase was the result of increased comparable store sales, sales from new stores opened in fiscal 2004 prior to such stores being included in comparable store sales, sales from new stores in fiscal 2004 and fiscal 2005, and the strengthening of the average exchange rate for the Canadian dollar against the United States dollar during the year. Assuming the average exchange rate between the Canadian and United States dollars for fiscal 2004 remained constant, our net revenue would have increased $38.4 million or 94.2% for fiscal 2005.

	Fiscal Year Ended January 31,
	2005	2006
	(In thousands)

Net revenue by segment:
Corporate-owned stores	$29,906	$65,578
Franchises	7,363	14,555
Other	3,480	3,997

Net revenue	$40,748	$84,129

Corporate-Owned Stores.  Net revenue from our corporate-owned stores segment increased $35.7 million, or 119.3%, to $65.6 million for fiscal 2005 from $29.9 million for fiscal 2004. The following contributed to the $35.7 million increase in net revenue from our corporate-owned stores segment.

•	New stores opened during fiscal 2004 prior to sales from such stores becoming part of our comparable store sales base contributed $11.0 million or 30.7% of the increase. During fiscal 2004, we opened seven corporate-owned stores, consisting of five in Canada and two in the United States.

•	New stores opened during fiscal 2005 contributed $19.6 million or 54.9% of the increase. During fiscal 2005, we opened 13 corporate-owned stores, consisting of 12 in Canada and 1 in the United States.

•	Comparable store sales in fiscal 2005 contributed $5.1 million or 14.4% of the increase. Assuming the average exchange rate between the Canadian and the United States dollars for fiscal 2004 remained constant, our comparable store sales would have increased $3.1 million or 12% for fiscal 2005. The increase in comparable store sales on a constant currency basis was driven primarily by the strength of our existing product lines, successful introduction of new products and increasing recognition for the lululemon athletica brand name.

Franchises.  Net revenue from our franchises segment increased $7.2 million, or 97.7%, to $14.6 million for fiscal 2005 from $7.4 million for fiscal 2004. Of the $7.2 million increase in net revenue from our franchises segment, approximately $4.9 million or 68.3% of the increase resulted from sales of goods to franchise stores and $2.3 million or 31.7% of the increase resulted from an increase in royalty revenue. During fiscal 2005, five franchise stores were opened and one franchise store was purchased and converted to a corporate-owned store.

Other.  Net revenue from our other segment increased $0.5 million, or 14.9%, to $4.0 million for fiscal 2005 from $3.5 million for fiscal 2004. The following contributed to the $0.5 million increase in net revenue for our other segment.

•	An increase of $0.4 million from warehouse and showroom revenue due to increased sales at our one warehouse sale in fiscal 2005 compared to our one warehouse sale in fiscal 2004 and the addition of one showroom in fiscal 2005 where none existed in fiscal 2004.

•	An increase of $0.3 million in wholesale revenue.

The increase in other net revenue was partially offset by a decline of $0.1 million in phone sales revenue. In fiscal 2004, we had limited revenue from our retail website that was included in phone sales revenue. We ceased operating this website in fiscal 2005.

Gross Profit

Gross profit increased $21.7 million, or 101.7%, to $43.0 million for fiscal 2005 from $21.3 million for fiscal 2004. The increase in gross profit was driven principally by:

•	an increase of $35.7 million in net revenue from our corporate-owned stores segment;

•	an increase of $7.2 million in net revenue from our franchises segment; and

•	an increase of $0.5 million net revenue from in our other segment.

This amount was partially offset by:

•	an increase in product costs of $14.5 million associated with our sale of goods through corporate-owned stores, franchises and other segments;

•	an increase in occupancy costs of $2.1 million due to higher occupancy costs in new markets;

•	an increase of $4.0 million in expenses related to our production, design and distribution departments due to an increase in compensation from an employee stock compensation program introduced in December 2005 and a cash bonus paid to employees of these departments in conjunction with our recapitalization in December 2005; and

•	an increase in depreciation of $1.1 million related to opening new corporate-owned stores.

Gross profit as a percentage of net revenue, or gross margin, decreased 1.2% to 51.1% for fiscal 2005 from 52.3% for fiscal 2004. The decrease in gross margin resulted from:

•	an increase in expenses related to our production, design and distribution departments that contributed to a decrease in gross margin of 2.6%;

•	an increase in occupancy costs that contributed to a decrease in gross margin of 0.4%; and

•	an increase in depreciation that contributed to a decrease in gross margin of 0.7%.

The factors that led to a decrease in gross margin were offset by higher product pricing to our franchisees and wholesale customers. The higher pricing contributed to an increase in gross margin of 2.5%, offset by lower gross margin on select new products during fiscal 2005.

Our gross profit in fiscal 2005 and 2004 included $0.8 million and $0, respectively, of stock-based compensation expense.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $15.6 million, or 143.7%, to $26.4 million for fiscal 2005 from $10.8 million for fiscal 2004. As a percentage of net revenue, selling, general and administrative expenses increased 4.8% to 31.4% from 26.6%. The $15.6 million increase in selling, general and administrative expenses resulted from:

•	an increase of $6.7 million or 42.8% in corporate employee costs due to hiring additional employees, an increase in stock-based compensation from stock grants made under an employee stock compensation program introduced in December 2005 and a cash bonus paid to corporate employees in conjunction with our recapitalization in December 2005;

•	an increase of $5.5 million or 35.6% in store employee compensation related to opening additional corporate-owned stores;

•	an increase of $1.8 million or 11.7% in other corporate expenses such as travel expenses and rent associated with corporate facilities;

•	an increase of $1.3 million or 8.3% in other store operating expenses such as supplies, packaging, and credit card fees;

•	an increase of $0.4 million or 2.5% in professional fees; and

•	an increase of $0.3 million or 1.6% in depreciation.

The factors that led to an increase in selling, general and administrative expenses were partially offset by a $0.3 million decrease in foreign exchange gain.

Our selling, general and administrative expense in fiscal 2005 and fiscal 2004 included $1.9 million and $0, respectively, of stock-based compensation expense related to grants under our employee stock option plan.

Principal Stockholder Bonus

Principal stockholder bonus increased $0.7 million to $12.8 million for fiscal 2005 from $12.1 million for fiscal 2004. These bonuses were paid to Mr. Wilson as our sole stockholder and were in an amount equal to our Canadian taxable income for the year above a particular threshold. Though our Canadian taxable income before the principal stockholder bonus was significantly greater in fiscal 2005 than fiscal 2004, our principal stockholder bonus increased but did not increase at the same rate as Canadian taxable income before the principal stockholder bonus because the principal stockholder bonus was not paid for all of fiscal 2005. Following his sale of 48% of his interest in lululemon to a group of private equity investors in December 2005, these payments to our principal stockholder were discontinued.

Income (Loss) from Operations

Income from operations increased $5.4 million to income of $3.7 million for fiscal 2005 from a loss of $1.7 million for fiscal 2004. The increase of $5.4 million in income from operations for fiscal 2005 was primarily due to a significant increase in gross profit of $21.7 million resulting from increased comparable store sales and additional sales from corporate-owned stores opened during fiscal 2005 and fiscal 2006, partially offset by an increase in selling, general and administrative expenses of $15.6 million and an increase of $0.7 million in principal stockholder bonus.

On a segment basis, we determine income from operations without taking into account the payment of our principal stockholder bonus in fiscal 2004 and fiscal 2005 and our general corporate expenses such as corporate employee costs, travel expenses and corporate rent. For purposes of our management’s analysis of our financial results, we have allocated some general product expenses to our corporate-owned stores segment. For example, all expenses related to our production, design and distribution departments have been allocated to this segment.

Income from operations (before general corporate expenses) from:

•	our corporate-owned stores segment increased $10.9 million, or 111.8%, to $20.7 million for fiscal 2005 from $9.8 million for fiscal 2004 primarily due to an increase in corporate-owned stores gross profit of $17.8 million, partially offset by an increase of $5.5 million in store employee expenses and an increase of $1.3 million in other store expenses;

•	our franchises segment increased $4.2 million to $7.3 million for fiscal 2005 from $3.1 million for fiscal 2004 primarily due to an increase of $2.3 million in royalty revenue and an increase of $1.9 million in gross profit associated with our sale of our products to franchises; and

•	our other segment decreased $0.3 million to $1.5 million for fiscal 2005 from $1.8 million for fiscal 2004 primarily due to our decision to cease operation of our retail website and a decline in the profitability of our one warehouse sale in fiscal 2005 as compared to fiscal 2004, notwithstanding the increase in net revenue from the sale in fiscal 2005.

Total income from operations also includes general corporate expenses. General corporate expenses increased $9.4 million to $25.8 million for fiscal 2005 from $16.4 million in fiscal 2004 primarily due to an increase of $6.7 million in corporate employee costs, an increase of $1.8 million in other corporate expenses, an increase of $0.7 million in principal stockholder bonus, an increase of $0.4 million in professional fees and an increase of $0.3 million in depreciation, partially offset by a $0.3 million decrease in foreign exchange gain.

Interest Income

Interest income increased to $54,562 for fiscal 2005 from $10,686 for fiscal 2004 due to higher average cash balances.

Interest Expense

Interest expense remained relatively constant at $51,020 for fiscal 2005 from $45,549 for fiscal 2004.

Provision for (Recovery of) Income Taxes

Provision for income taxes increased $2.6 million to $2.3 million for fiscal 2005 from a recovery of $0.3 million in fiscal 2004. For fiscal 2005, our effective tax rate was 62.6% compared to 17.4% for fiscal 2004. This increase in the effective tax rate and the increase of $2.6 million in our provision for income taxes was a result of:

•	greater losses in the United States in fiscal 2005 which we are unable to offset against our income in Canada for tax purposes; and

•	an increase in stock-based compensation expenses from $0 in fiscal 2004 to $2.7 million in fiscal 2005, which were not deductible for tax purposes during these periods.

Net Income (Loss)

Net income increased $2.8 million to net income of $1.4 million for fiscal 2005 from a net loss of $1.4 million for fiscal 2004. The increase in net income of $2.8 million was primarily due to a significant increase in gross profit of $21.7 million resulting from increased comparable store sales and sales from new corporate-owned stores opened during the period, offset by an increase in selling, general and administrative expenses of $15.6 million, an increase in the provision for income taxes of $2.6 million, and an increase in principal stockholder bonus of $0.7 million. Our cost of goods sold and selling, general and administrative expenses in fiscal 2005 and fiscal 2004 included $2.7 million and $0, respectively, of stock-based compensation expense.

Unaudited Quarterly Statements of Operations

The following tables present our unaudited quarterly results of operations for each of the nine fiscal quarters in the period ended April 30, 2007 and our unaudited quarterly results of operations expressed as a percentage of the annual amount for the same periods. You should read the following tables in conjunction with our audited and unaudited combined consolidated financial statements and related notes appearing at the end of this prospectus. We have prepared the unaudited financial information on a basis consistent with our audited combined consolidated financial statements and have included all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary to fairly present our operating results for the quarters presented. Our historical unaudited quarterly results of operations are not necessarily indicative of results for any future quarter or for a full year.

	Fiscal 2005				Fiscal 2006				Fiscal 2007
	First	Second	Third	Fourth	First	Second	Third	Fourth	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	(In thousands)
	(unaudited)
Combined consolidated statements of income:
Net revenue	$15,630	$17,126	$19,984	$31,390	$28,184	$32,517	$35,968	$52,216	44,789
Cost of goods sold	8,207	7,940	9,613	15,416	13,664	16,614	17,227	25,397	21,979

Gross profit	7,423	9,186	10,371	15,973	14,519	15,903	18,740	26,819	22,811

Operating expenses:
Selling, general and administrative expenses	3,574	4,473	5,338	13,032	8,406	12,667	14,046	17,421	15,963
Principal stockholder bonus	3,667	4,634	4,508	—	—	—	—	—	—
Settlement of lawsuit	—	—	—	—	—	—	—	7,228	—

Income (loss) from operations	182	79	525	2,941	6,113	3,236	4,694	2,170	6,848

Other expenses (income) Interest income	(16)	(27)	(6)	(6)	(26)	(34)	(52)	(30)	(110)
Interest expense	10	8	15	19	3	12	8	23	3

Income (loss) before income taxes	188	98	516	2,929	6,136	3,258	4,738	2,176	6,955

Provision for (recovery of) income taxes	(31)	(41)	160	2,249	2,955	1,318	3,132	1,348	3,449
Non-controlling interest	—	—	—	—	—	—	(58)	(54)	(36)

Net income (loss)	$219	$139	$356	$680	$3,181	$1,940	$1,664	$882	$3,542

Selected store data:
Number of stores open at end of period	24	26	30	37	40	42	46	51	54

	Fiscal 2005				Fiscal 2006				Fiscal 2007
	First	Second	Third	Fourth	First	Second	Third	Fourth	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	(% of net revenue)

Net revenue	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0
Cost of goods sold	52.5	46.4	48.1	49.1	48.5	51.1	47.9	48.6	49.0
Gross profit	47.5	53.6	51.9	50.9	51.5	48.9	52.1	51.4	50.9
Operating expenses:
Selling, general and administrative expenses	22.9	26.1	26.7	41.5	29.8	39.0	39.1	33.4	35.6
Principal stockholder bonus	23.5	27.1	22.6	—	—	—	—	—	—
Settlement of lawsuit	—	—	—	—	—	—	—	13.8	—
Income (loss) from operations	1.2	0.5	2.6	9.4	21.7	10.0	13.1	4.2	15.3
Other expenses (income)
Interest income	(0.1)	(0.2)	(0.0)	(0.0)	(0.1)	(0.1)	(0.1)	(0.1)	(0.0)
Interest expense	0.1	0.0	0.1	0.1	0.0	0.0	0.0	0.0	0.0
Income (loss) before income taxes	1.2	0.6	2.6	9.3	21.8	10.0	13.2	4.2	15.5
Provision for (recovery of) income taxes	(0.2)	(0.2)	0.8	7.2	10.5	4.1	8.7	2.6	7.7
Non-controlling interest	—	—	—	—	—	—	(0.2)	(0.1)	(0.0)
Net income (loss)	1.4	0.8	1.8	2.2	11.3	6.0	4.6	1.7	7.9

Our quarterly results of operations have varied in the past and are likely to do so again in the future. As such, we believe that comparisons of our quarterly results of operations should not be relied upon as an indication of our future performance. The items discussed below highlight unusual events and circumstances that make comparability between quarters difficult.

Cost of Goods Sold.  We experience seasonal fluctuations in our cost of goods sold as a result of the increased sales during the holiday period. In addition, we have experienced quarterly fluctuations due to warehouse sales, where we sell our products at reduced gross margins, and write downs of inventory. For example, a warehouse sale caused our cost of goods sold as a percentage of net revenue to decrease from 52.5% to 46.4% in the second quarter of fiscal 2005. Another example is a write down of obsolete raw material inventory that caused our cost of goods sold as a percentage of net revenue to increase from 48.5% to 51.1% in the second quarter of fiscal 2006.

Selling, General and Administrative Expenses.  The quarterly fluctuations in our selling, general and administrative expenses are primarily due to an increase in stock-based compensation expenses from grants made under our employee stock compensation plan, a cash bonus paid to employees in conjunction with our recapitalization in December 2005, various consulting projects, and fees associated with the hiring of senior executives. For example, compensation expenses from grants made under our employee stock compensation plan and a cash bonus paid to employees in conjunction with our recapitalization in December 2005 caused our selling, general and administrative expenses as a percentage of net revenue to increase from 26.7% to 41.5% in the fourth quarter of fiscal 2005. Additionally, our selling, general and administrative expenses increased from 29.8% to 39.0% in the second quarter of fiscal 2006 and remained at that level for the third quarter of fiscal 2006 as a result of increased expenses from consulting projects that began in the second quarter.

Principal Stockholder Bonus.  Prior to December 2005, we paid an annual bonus to Mr. Wilson, our sole stockholder, in an amount equal to our Canadian taxable income for the year above a particular threshold. For quarterly reporting purposes, the bonus amounts were allocated based on taxable income for the respective quarters. As the principal stockholder bonus was discontinued during the fourth quarter of fiscal 2005, there was no bonus amount allocated to that quarter or in any subsequent quarter.

Provision for (Recovery of) Income Taxes.  Provision for (recovery of) income taxes has fluctuated during the last nine quarters due to fluctuations in taxable income, discontinuing the tax deductible principal stockholder bonus, and the treatment of stock-based compensation. For example, provision for income taxes as a percentage of net revenue increased to 7.2% from 0.8% in the fourth quarter of fiscal 2005 due to our discontinuation of the principal stockholder bonus. Additionally, provision for income taxes as a percentage of net revenue decreased to 2.6% from 8.7% in the fourth quarter of fiscal 2006 due to a $7.2 million lawsuit settlement, which was deductible for tax purposes, in the fourth quarter of fiscal 2006.

  Seasonality

In fiscal 2005 and fiscal 2006, we recognized over 35% of our net revenue in the fourth quarter due to significant increases in sales during the holiday season. We recognized 48.8% and 11.5% of our net income in the fourth quarter in fiscal 2005 and fiscal 2006, respectively. The amount of net income attributable to the fourth quarter in fiscal 2006 was substantially impacted by a lawsuit expense of $7.2 million that was accrued for in the fourth quarter of fiscal 2006. Despite the fact that we have experienced a significant amount of our net revenue and net income in the fourth quarter of our fiscal year, we believe that the true extent of the seasonality or cyclical nature of our business may have been overshadowed by our rapid growth to date.

The level of our working capital reflects the seasonality of our business. We expect inventory, accounts payable and accrued expenses to be higher in the third and fourth quarters in preparation for the holiday selling season. Because our products are sold primarily through our stores, order backlog is not material to our business.

Liquidity and Capital Resources

Our cash requirements are principally for working capital and capital expenditures, principally the build out cost of new stores, renovations of existing stores, and improvements to our distribution facility and corporate infrastructure. Our need for working capital is seasonal, with the greatest requirements from August through the end of November each year as a result of our inventory build-up during this period for our holiday selling season. Historically, our main sources of liquidity have been cash flow from operating activities and borrowings under our existing and previous revolving credit facilities.

At April 30, 2007, our working capital (excluding cash and cash equivalents) was $8.8 million and our cash and cash equivalents were $4.4 million.

The following table presents the major components of net cash flows provided by and used in operating, investing and financing activities for the periods indicated.

Operating Activities

				Three Months Ended
	Fiscal Year Ended January 31,			April 30,
	2005	2006	2007	2006	2007
	(In thousands)

Net income (Loss) for the period	$(1,411)	$1,394	$7,666	$3,181	$3,542
Items not affecting cash:
Depreciation and amortization	1,123	2,466	4,619	893	1,504
Deferred income taxes	(107)	(175)	(3,077)	(801)	2,375
Loss on property and equipment	—	—	230	—	—
Stock-based compensation	—	2,700	2,830	356	1,408
Non-controlling interest	—	10	563	(5)	—
Changes in non-cash working capital items	5,737	(16,677)	12,869	(1,493)	(14,421)

Cash flows from (used by) operating activities	$5,342	$(10,282)	$25,699	$2,133	$(5,594)

Operating Activities consist primarily of net income adjusted for certain non-cash items, including depreciation and amortization, deferred income taxes, realized gains and losses on property and equipment, stock-based compensation expense and the effect of the changes in non-cash working capital items, principally accounts receivable, inventories, accounts payable and accrued expenses.

For the first quarter of fiscal 2007, cash from operating activities decreased $7.7 million to cash used in operating activities of $5.6 million compared to cash provided by operating activities of $2.1 million in the first quarter of fiscal 2006. The $7.7 million decrease was primarily due to an increase in working capital excluding cash, of $14.4 million in the first quarter of fiscal 2007 compared to an increase of $1.5 million in the first quarter of fiscal 2006. The change in working capital was primarily a result of:

•	an increase in income taxes payable of $3.8 million and a decrease of $5.4 million in the first quarter of fiscal 2006 and the first quarter of fiscal 2007, respectively;

•	an increase in accrued liabilities of $0.1 million and a decrease of $7.2 million in the first quarter of fiscal 2006 and the first quarter of fiscal 2007, respectively; and

•	a decrease in trade accounts payable of $4.7 million and $1.9 million in the first quarter of fiscal 2006 and the first quarter of fiscal 2007, respectively.

The change in working capital was offset by an increase in net income of $0.4 million, an increase in depreciation and amortization of $0.6 million, an increase in deferred income taxes of $3.2 million and an increase in stock-based compensation of $1.1 million.

For fiscal 2006, cash provided by operating activities increased $36.0 million to $25.7 million compared to cash used in operating activities of $10.3 million for fiscal 2005. The increase was due to an increase of $29.5 million due to changes in working capital, excluding cash, an increase in net income of $6.3 million and an increase in depreciation and amortization of $2.1 million, offset by the negative impact of an increase in deferred income taxes of $2.9 million. Inventories increased $10.7 million and $5.4 million in fiscal 2005 and fiscal 2006, respectively. The significant build-up of inventory in fiscal 2005 was in anticipation of increased sales associated with new store openings in fiscal 2005 and fiscal 2006. The termination of our principal stockholder bonus at the end of fiscal 2005 resulted in a decrease in accrued liabilities of $11.5 million in fiscal 2006 from an increase of $11.1 million in fiscal 2005. Income taxes payable increased $8.7 million and $0.1 million in fiscal 2005 and fiscal 2006, respectively.

Depreciation and amortization relate almost entirely to leasehold improvements, furniture and fixtures, computer hardware and software, equipment and vehicles in our stores and other corporate buildings.

Depreciation and amortization increased $0.6 million to $1.5 million for the first quarter of fiscal 2007 from $0.9 million for the first quarter of fiscal 2006. Depreciation for our corporate-owned store segment was $1.2 million and $0.6 million in the first quarter of fiscal 2007 and the first quarter of fiscal 2006, respectively. Depreciation related to corporate activities was $0.2 million and $0.2 million in the first quarter of fiscal 2007 and the first quarter of fiscal 2006, respectively.

Depreciation and amortization increased $2.1 million to $4.6 million for fiscal 2006 from $2.5 million for fiscal 2005. Depreciation for our corporate-owned store segment was $3.1 million, $1.5 million and $0.4 million in fiscal 2006, fiscal 2005 and fiscal 2004, respectively. Depreciation related to corporate activities was $1.1 million, $0.5 million and $0.3 million in fiscal 2006, fiscal 2005 and fiscal 2004, respectively. We have not allocated any depreciation to our franchises or other segments as these amounts to date have been immaterial.

Net cash provided by operating activities was $5.3 million for fiscal 2004.

Investing Activities

	Fiscal Year Ended			Three Months Ended
	January 31,			April 30,
	2005	2006	2007	2006	2007
	(In thousands)

Purchase of property and equipment	$(3,806)	$(7,846)	$(12,414)	$(2,761)	$(3,045)
Acquisition of franchises	—	(461)	(512)	—	(5,001)

Cash flows from investing activities	$(3,806)	$(8,307)	$(12,926)	$(2,761)	$(8,045)

Investing Activities relate entirely to capital expenditures and acquisitions of franchises. Cash used in investing activities increased $5.2 million to $8.0 million for the first quarter of fiscal 2007 from $2.8 million for the first quarter of fiscal 2006. The $5.2 million increase was a result of our $5.0 million acquisition of three franchise stores in Calgary and an increase in the purchase of property and equipment of $0.2 million. Capital expenditures for our corporate-owned stores segment were $2.1 million in the first quarter of fiscal 2007, which included $1.0 million to open three stores (not including three acquired franchise stores), and $2.3 million in the first quarter of fiscal 2006, which included $1.3 million to open three stores. The remaining capital expenditures for our corporate-owned stores segment in each period were for ongoing store maintenance and for new stores to open in subsequent periods. Capital expenditures related to corporate activities and administration were $0.9 million and $0.5 million in the first quarter of fiscal 2007 and the first quarter of fiscal 2006, respectively. The capital expenditures in each period for corporate activities and administration were for improvements at our head office and other corporate buildings as well as investments in information technology. There were no capital expenditures associated with our franchises and other segments.

Cash used in investing activities increased $4.6 million to $12.9 million for fiscal 2006 from $8.3 million for fiscal 2005. This increase in cash used in investing activities represents an increase in the number of new stores as well as maintenance and repair expenditures on a larger store base. Capital expenditures for our corporate-owned stores segment were $11.3 million in fiscal 2006 which included $7.5 million to open 13 stores (not including one acquired franchise store), $6.1 million in fiscal 2005 which included $5.3 million to open 13 stores and $2.8 million in fiscal 2004 which included $2.3 million to open 7 stores. The remaining capital expenditures for our corporate-owned stores segment in each period were for ongoing store maintenance. Capital expenditures related to corporate activities and administration were $2.0 million, $2.3 million and $1.0 million in fiscal 2006, fiscal 2005 and fiscal 2004, respectively. The capital expenditures in each period for corporate activities and administration were for improvements at our head office and other corporate buildings as well as investments in information technology. There were no capital expenditures associated with our franchises and other segments. In fiscal 2005 and fiscal 2006, we purchased our franchises in Whistler, British Columbia for $0.5 million and Portland, Oregon for $0.5 million, respectively.

Capital expenditures are expected to aggregate approximately $44.0 million to $50.0 million in fiscal 2007 and fiscal 2008, including approximately $28.0 million to $34.0 million for 50 to 60 new stores, approximately $5.0 million for information technology enhancements, approximately $6.0 million for the build-out of our new corporate headquarters, and the remainder for ongoing store maintenance and for corporate activities.

Financing Activities

	Fiscal Year Ended			Three Months Ended
	January 31,			April 30,
	2005	2006	2007	2006	2007
	(In thousands)

Capital stock issued for cash — net of issuance costs	$—	$93,037	$446	$—	$—
Payment of IPO Costs	—	—	—	—	(453)
Distribution to principal stockholder	—	(69,005)	—	—	—
Repayment of long-term debt	(300)	634	—	—	—
Funds received from principal stockholder loan	4,325	7,832	222	—	—
Funds repaid on principal stockholder loan	(2,527)	(11,143)	—	—	—
Change in bank indebtedness	(65)	—	—	—	1,455

Cash flows from financing activities	$1,433	$20,086	$669	$—	$1,002

Financing Activities consist primarily of capital stock issued for cash, distributions to principal stockholder, repayment of long-term debt, funds received from and repaid on stockholder loan and changes in bank indebtedness. Cash provided by financing activities increased to $1.0 million for the first quarter of fiscal 2007 from $nil for the first quarter of fiscal 2006. The increase in cash provided by financing activities was primarily due to an increase in the outstanding balance on our revolving line of credit, offset by payment of initial public offering costs.

Cash provided by financing activities decreased $19.4 million to $0.7 million for fiscal 2006 from $20.1 million for fiscal 2005. The decrease in cash provided by financing activities was primarily due to a $93.1 million issuance of capital stock in fiscal 2005, offset by a purchase of shares from a stockholder of $69.0 million in fiscal 2005. In fiscal 2004, financing activities provided $1.4 million in cash primarily from funds received from principal stockholder loan of $4.3 million, offset by $2.5 million from funds repaid on principal stockholder loan.

We believe that our cash from operations, proceeds from our initial public offering and borrowings available to us under our revolving credit facility, will be adequate to meet our liquidity needs and capital expenditure requirements for at least the next 24 months. Our cash from operations may be negatively impacted by a decrease in demand for our products as well as the other factors described in “Risk Factors.” In addition, we may make discretionary capital improvements with respect to our stores, distribution facility, headquarters, or other systems, which we would expect to fund through the issuance of debt or equity securities or other external financing sources to the extent we were unable to fund such capital expenditures out of our cash from operations.

Revolving Credit Facility

In April 2007, we entered into an uncommitted senior secured demand revolving credit facility with Royal Bank of Canada which replaces our existing credit facility. The revolving credit facility provides us with available borrowings in an amount up to CDN$20.0 million. The revolving credit facility must be repaid in full on demand and is available by way of prime loans in Canadian currency, U.S. base rate loans in U.S. currency, bankers’ acceptances, LIBOR based loans in U.S. currency or Euro currency, letters of credit in Canadian currency or U.S. currency and letters of guaranty in Canadian currency or U.S. currency. The revolving credit facility bears interest on the outstanding balance in accordance with the following: (i) prime rate for prime loans; (ii) U.S. base rate for U.S. based loans; (iii) a fee of 1.125% per annum on bankers’ acceptances; (iv) LIBOR plus 1.125% per annum for LIBOR based loans; (v) a 1.125% annual fee for letters of credit; and (vi) a 1.125% annual fee for letters of guaranty. Both Lulu USA and Lululemon FC USA, Inc. provided Royal Bank of Canada with guarantees and postponements of claims in the amounts of CDN$20.0 million with respect to Lulu Canada’s obligations under the revolving credit facility. The revolving credit facility is also secured by all of our present and after acquired personal property, including all intellectual property and all of the outstanding shares we own in our subsidiaries.

Our prior credit facility included a revolving term loan facility of up to CDN$2.1 million, bearing interest at prime plus 0.50%, for general operating requirements. We also had a revolving demand facility of up to CDN$6.0 million available by way of letters of credit or letters of guaranty, for the payment of suppliers and we also had a revolving demand facility for the security of a lease for retail premises that was cancelled in November 2005. The term loans and demand facilities were secured by a general security agreement provided by us. On January 31, 2006, a guarantee and postponement of claim in an amount totaling CDN$4.5 million was provided by our majority stockholder.

Contractual Obligations and Commitments

Leases.  We lease certain retail locations, storage spaces, building and equipment under non-cancelable operating leases. Our leases generally have initial terms of between five and ten years, and generally can be extended only in five-year increments (at increased rates) if at all. Our leases expire at various dates between 2008 and 2019, excluding extensions at our option. A substantial number of our leases for retail premises include renewal options and certain of our leases include rent escalation clauses, rent holidays and leasehold rental incentives, none of which are reflected in the following table. Most of our leases for retail premises also include contingent rental payments based on sales volume, the impact of which also are not reflected in the following table. The following table summarizes our contractual arrangements at January 31, 2007, and the timing and effect that such commitments are expected to have on our liquidity and cash flows in future periods:

	Payments due by Period
	(Year Ended January 31,)
Contractual Obligations	2008	2009	2010	2011	Thereafter
	(In thousands)

Operating Leases (minimum rent)*	$8,797	$9,823	$9,056	$7,384	$34,675

*	Includes $250, $250, $250, $250 and $270 for fiscal 2007, fiscal 2008, fiscal 2009, fiscal 2010 and thereafter for one store lease which has been terminated on May 15, 2007.

Franchise Agreements.  As of July 1, 2007, we operated six stores in North America and one store in Australia through franchise agreements. Under the terms of our franchise agreements, unless otherwise approved by us, franchisees are permitted to sell only lululemon athletica products, are required to purchase their inventory from us, which we sell at a slight premium to our cost, and are required to pay us a royalty based on a percentage of their gross sales. Additionally, under some of our franchise agreements, we have the ability to repurchase franchises at a price equal to a specified percentage of trailing 12-month sales. Pursuant to one of our franchise agreements, the franchisee has the right to sell his interest in the franchise back to us by June 2008. As of April 30, 2007, if the franchisee elected to sell his interest in the franchise to us, our repurchase costs for this franchise would have been approximately $0.5 million.

Off-Balance Sheet Arrangements

We enter into documentary letters of credit to facilitate the international purchase of merchandise. We also enter into standby letters of credit to secure certain of our obligations, including insurance programs and duties related to import purchases. As of April 30, 2007, letters of credit and letters of guaranty totaling $2.4 million have been issued.

Other than these standby letters of credit, we do not have any off-balance sheet arrangements, investments in special purpose entities or undisclosed borrowings or debt. In addition, we have not entered into any derivative contracts or synthetic leases.

Commencing July 7, 2003, our principal stockholder, Mr. Wilson, held an interest in a company that manufactured finished goods exclusively for us. Mr. Wilson sold his interest in this manufacturing company in December 2006. As a result of the relationships between us, Mr. Wilson and the manufacturing company, we had a variable interest in the manufacturing company. We have concluded that we were not the primary beneficiary of this variable interest entity, and we have not consolidated the entity. The assets, liabilities, results of operations and cash flows of the manufacturing company have not been included in our combined consolidated financial statements. We were not exposed directly or indirectly to any losses of the manufacturing company. Following Mr. Wilson’s sale of his interests in the manufacturing company in December 2006, we no longer have a variable interest in the manufacturing company.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and consolidated results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to uncollectible accounts receivable and accrued expenses. We base these estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates.

We believe that the following critical accounting policies affect our more significant estimates and judgments used in the preparation of our consolidated financial statements:

Revenue Recognition.  Net revenue is comprised of corporate-owned store net revenue which includes sales to customers through corporate-owned stores (including stores operated by our majority owned joint venture), franchise licensing fees and royalties as well as sales of products to franchises, and other net revenue, which includes sales to wholesale accounts, telephone sales, including related shipping and handling charges, warehouse sales and sales from company operated showrooms, in each case, less returns and discounts. Sales to customers through corporate-owned stores are recognized at the point of sale, net of an estimated allowance for sales returns. Franchise licensing fees and royalties are recognized when earned, in accordance with the terms of the franchise/license agreements. Royalties are based on a percentage of the franchisees’ sales and recognized when those sales occur. Franchise fee net revenue arising from the sale of a franchise is recognized when the agreement has been signed and all of our substantial obligations have been completed. Other net revenue, generated by sales to wholesale accounts, telephone sales, including related shipping and handling charges, and showroom sales are recognized when those sales occur, net of an estimated allowance for sales returns. Other net revenue related to warehouse sales are recognized when these sales occur. Amounts billed to customers for shipping and handling are recognized at the time of shipment.

Sales are reported on a net revenue basis, which is computed by deducting from our gross sales the amount of sales taxes, actual product returns received, discounts and an amount established for anticipated sales returns. Our estimated allowance for sales returns is a subjective critical estimate that has a direct impact on reported net revenue. This allowance is calculated based on a history of actual returns, estimated future returns and any significant future known or anticipated events. Consideration of these factors results in an estimated allowance for sales returns. Our standard terms for retail sales limit returns to approximately 14 days after the sale of the merchandise. For our wholesale sales, we allow returns from our wholesale customers if properly requested and approved. Employee discounts are classified as a reduction of net revenue. We account for gift cards by recognizing a liability at the time a gift card is sold, and recognizing net revenue at the time the gift card is redeemed for merchandise. We review our gift card liability on an ongoing basis and recognize our estimate of the unredeemed gift card liability on a ratable basis over the estimated period of redemption.

Accounts Receivable.  Accounts receivable primarily arise out of sales to wholesale accounts, sales of products and royalties on sales owed us by our franchises. The allowance for doubtful accounts represents management’s best estimate of probable credit losses in accounts receivable. This allowance is established based on the specific circumstances associated with the credit risk of the receivable, the size of the accounts receivable balance, aging of accounts receivable balances and our collection history and other relevant information. The allowance for doubtful accounts is reviewed on a monthly basis. Receivables are charged to the allowance when management believes the account will not be recovered.

Inventory.  Inventory is valued at the lower of cost and market. Cost is determined using the average cost method. For finished goods and work-in-process, market is defined as net realizable value; for raw materials, market is defined as replacement cost. Cost of inventories includes all costs incurred to deliver inventory to our distribution centers including freight, duty and other landing costs. During fiscal 2006, we initiated a new purchasing strategy that requires our manufacturers to acquire the raw materials used in the manufacturing of our apparel products. Because we will no longer be required to acquire these raw materials, we expect raw materials and work in process inventories to decline.

We periodically review our inventories and make provisions as necessary to appropriately value obsolete or damaged goods. The amount of the markdown is equal to the difference between the book cost of the inventory and its estimated market value based upon assumptions about future demands, selling prices and market conditions. In fiscal 2006, we wrote-off $1.0 million of inventory.

Property and Equipment.  Property and equipment are recorded at cost less accumulated depreciation. Costs related to software used for internal purposes are capitalized in accordance with the provisions of the Statement of Position 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use” whereby direct internal and external costs incurred during the application development stage or for upgrades that add functionality are capitalized. All other costs related to internal use software are expensed as incurred.

Leasehold improvements are amortized on a straight-line basis over the lesser of the length of the lease, without consideration of option renewal periods and the estimated useful life of the assets, up to a maximum of five years. All other property and equipment are amortized using the declining balance method as follows:

Furniture and fixtures	20%
Computer hardware and software	30%
Equipment	30%
Vehicles	30%

Long-Lived Assets.  Long-lived assets held for use are evaluated for impairment when the occurrence of events or changes in circumstances indicates that the carrying value of the assets may not be recoverable as measured by comparing their net book value to the estimated future cash flows generated by their use and eventual disposition. Impaired assets are recorded at fair value, determined principally by discounting the future cash flows expected from their use and eventual disposition. Reductions in asset values resulting from impairment valuations are recognized in earnings in the period that the impairment is determined. Long-lived assets held for sale are reported at the lower of the carrying value of the asset and fair value less cost to sell. Any write-downs to reflect fair value less selling cost is recognized in income when the asset is classified as held for sale. Gains or losses on assets held for sale and asset dispositions are included in selling, general and administrative expenses.

Income Taxes.  We follow the liability method with respect to accounting for income taxes. Deferred tax assets and liabilities are determined based on temporary differences between the carrying amounts and the tax basis of assets and liabilities. Deferred income tax assets and liabilities are measured using enacted tax rates that will be in effect when these differences are expected to reverse. Deferred income tax assets are reduced by a valuation allowance, if based on the weight of available positive and negative evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Goodwill and Intangible Assets.  Intangible assets are recorded at cost. Non-competition agreements are amortized on a straight-line basis over their estimated useful life of five years. Reacquired franchise rights are amortized on a straight line basis over their estimated useful lives of ten years. Goodwill represents the excess of the purchase price over the fair market value of identifiable net assets acquired and is not amortized. Goodwill is tested for impairment annually or more frequently when an event or circumstance indicates that goodwill might be impaired. We use our best estimates and judgment based on available evidence in conducting the impairment testing. When the carrying amount exceeds the fair value, an impairment loss is recognized in an amount equal to the excess of the carrying value over its fair market value.

Stock-Based Compensation.  We account for stock-based compensation using the fair value method as required by Statement of Financial Accounting Standards No. 123 — (Revised 2004) “Share Based Payments” (SFAS 123(R)). The fair value of awards granted is estimated at the date of grant and recognized as employee compensation expense on a straight line basis over the requisite service period with the offsetting credit to additional paid-in capital. Our calculation of stock-based compensation requires us to make a number of complex and subjective estimates and assumptions, including the fair value of our common stock, future forfeitures, stock price volatility, expected life of the options and related tax effects. Prior to our initial public offering, our board of directors determined the estimated fair value of our common stock on the date of grant based on a number of factors, most significantly our implied enterprise value based upon the purchase price of our securities sold in December 2005 pursuant to an arms-length private placement to a group of private equity investors. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results differ from our estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. We consider several factors when estimating expected forfeitures, such as types of awards, size of option holder group and anticipated employee retention. Actual results may differ substantially from these estimates. Expected volatility of the stock is based on our review of companies we believe of similar growth and maturity and our peer group in the industry in which we do business because we do not have sufficient historical volatility data for our own stock. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. In the future, as we gain historical data for volatility in our own stock and the actual term employees hold our options, expected volatility and expected term may change which could substantially change the grant-date fair value of future awards of stock options and, ultimately, the expense we record. For awards with service and/or performance conditions, the total amount of compensation cost to be recognized is based on the number of awards that are expected to vest and is adjusted to reflect those awards that do ultimately vest. For awards with performance conditions, we recognize the compensation cost over the requisite service period as determined by a range of probability weighted outcomes. For awards with market and or performance conditions, all compensation cost is recognized if the underlying market or performance conditions are fulfilled. Certain employees are entitled to share based awards from one of our a stockholders. These awards are accounted for as employee compensation expense in accordance with the above noted policies. We commenced applying SFAS 123(R) when we introduced share based awards for our employees in the year ended January 31, 2006.

Recent Accounting Pronouncements

In February 2007, the FASB issued Statement of Financial Accounting Standard No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (FAS 159). This statement permits entities to choose to measure various financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. FAS 159 is effective for us beginning January 1, 2008. We are currently evaluating the impact that adopting FAS 159 will have on our combined consolidated financial statements.

In September 2006, the staff of the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 requires financial statement errors to be quantified using both balance sheet and income statement approaches and an evaluation on whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 is effective for fiscal years ending after November 15, 2006. SAB 108 has not had any impact on our combined consolidated financial statements.

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 157, “Fair Value Measurements”, (FAS 157) which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. FAS 157 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact that adopting FAS 157 will have on our combined consolidated financial statements.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” — an interpretation of FASB Statement No. 109 (FIN 48), which provides additional guidance and clarifies the accounting for uncertainty in income tax positions. FIN 48 defines the threshold for recognizing a tax return position in the financial statements as “more likely than not” that the position is sustainable, based on its technical merits. FIN 48 also provides guidance on the measurement, classification and disclosure of tax return positions in the financial statements. FIN 48 is effective for the first reporting period beginning after

December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to the beginning balance of retained earnings in the period of adoption. The adoption of FIN 48 has not had any effect on our financial position or results of operations.

In June 2006, the FASB ratified the consensus reached in EITF 06-03, “How Sales Tax Collected from Customers and Remitted to Government Authorities Should be Presented in the Income Statement” (gross versus net presentation). The EITF reached a consensus that the presentation of taxes on either a gross or net basis is an accounting policy decision that requires disclosure. EITF 06-03, is effective for the first interim or annual reporting period beginning after December 15, 2006. The adoption of EITF 06-03 has not had any effect on our financial position or results of operations.

In October 2005, the FASB issued Staff Position No. (FSP) SFAS 13-1, “Accounting for Rental Costs Incurred during a Construction Period” (FSP SFAS 13-1). FSP SFAS 13-1 concludes that there is no distinction between the right to use a leased asset during and after the construction period; therefore rental costs incurred during the construction period should be recognized as rental expense and deducted from income from continuing operations. FSP SFAS 13-1 is effective for the first reporting period beginning after December 15, 2005. We have has applied the guidance under SFAS 13-1 for all periods presented in our consolidated financial statements.

In June 2005, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination” (EITF 05-6). EITF 05-6 addresses the amortization period for leasehold improvements in operating leases that are either (a) placed in a service significantly after and not contemplated at or near the beginning of the initial lease term or (b) acquired in a business combination. Leasehold improvements that are placed in service significantly after and not contemplated at or near the beginning of the lease term should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date the leasehold improvements are purchased. Leasehold improvements acquired in a business combination should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date of acquisition. EITF 05-6 has been applied by us for all periods presented in our consolidated financial statements.

In May 2005, the FASB issued Statement of Financial Accounting Standard No. 154, Accounting Changes and Error Corrections, (FAS 154) which replaced APB Opinion No. 20, Accounting Changes, and FAS No. 3, Reporting Accounting Changes in Interim Financial Statements. FAS 154 applies to all voluntary changes in accounting principle and requires retrospective application (a term defined by the statement) to prior periods’ financial statements, unless it is impracticable to determine the effect of a change. It also applies to changes required by an accounting pronouncement that does not include specific transition provisions. FAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of FAS 154 in 2007 has had no effect on our consolidated financial statements.

In December 2004, the FASB issued Statement of Financial Accounting Standard 123R, Share Based Payment (SFAS 123(R)), which revised Statement of Financial Accounting Standard 123, Accounting for Stock-based compensation and supersedes APB 25, Accounting for Stock Issued to Employees. SFAS 123(R) requires all stock-based compensation to be recognized as an expense in the financial statements and that such costs be measured according to the fair value of the award. SFAS 123(R) became effective for us on January 1, 2006 but has been applied for all periods presented in our consolidated financial statements. In March 2005, SEC Staff Accounting Bulletin no. 107 was issued to provide guidance from SEC staff on the implementation of SFAS 123(R) as this statement relates to the valuation of the share-based payment arrangements for public companies. We have has applied SFAS 123(R) to all share based awards since the inception of our plans during fiscal 2005.

In November 2004, FASB issued FAS No. 151, Inventory Costs (FAS 151) which is an amendment of Accounting Research Bulletin No. 43, Inventory Pricing. FAS 151 requires all companies to recognize a current-period charge for abnormal amounts of idle facility expenses, freight, handling costs and wasted materials. This statement also requires that the allocation of fixed production overhead to costs of conversion be based on the normal capacity of the production facilities. FAS 151 was effective for fiscal years beginning after June 15, 2005. FAS 151 has been applied by us for all periods presented in our combined consolidated financial statements with no effect.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in interest rates and foreign currency exchange rates. We do not hold or issue financial instruments for trading purposes.

Foreign Currency Exchange Risk.  We currently generate a majority of our net revenue in Canada. The reporting currency for our consolidated financial statements is the U.S. dollar. Historically, our operations were based largely in Canada. However, since fiscal 2003, we have opened 17 stores in the United States, one store in Australia and three stores in Japan. As a result, we have been impacted by changes in exchange rates and may be impacted materially for the foreseeable future. For example, because we recognize net revenue from sales in Canada in Canadian dollars, if the U.S. dollar strengthens it would have a negative impact on our Canadian operating results upon translation of those results into U.S. dollars for the purposes of consolidation. The exchange rate of the Canadian dollar against the U.S. dollar is currently near a multi-year high. Any hypothetical loss in net revenue could be partially or completely offset by lower cost of sales and lower selling, general and administrative expenses that are generated in Canadian dollars. A 10% appreciation in the relative value of the U.S. dollar compared to the Canadian dollar would have resulted in lost income from operations of approximately $4.0 million for fiscal 2006 and approximately $1.0 million for the first quarter of fiscal 2007. To the extent the ratio between our net revenue generated in Canadian dollars increases as compared to our expenses generated in Canadian dollars, we expect that our results of operations will be further impacted by changes in exchange rates. We do not currently hedge foreign currency fluctuations. However, in the future, in an effort to mitigate losses associated with these risks, we may at times enter into derivative financial instruments, although we have not historically done so. These may take the form of forward sales contracts and option contracts. We do not, and do not intend to, engage in the practice of trading derivative securities for profit.

Interest Rate Risk.  In April 2007, we entered into an uncommitted senior secured demand revolving credit facility with Royal Bank of Canada which replaces our existing credit facility. Because our revolving credit facility bears interest at a variable rate, we will be exposed to market risks relating to changes in interest rates, if we have a meaningful outstanding balance. At April 30, 2007, we had $1.5 million of outstanding borrowings on our revolving facility. We have maintained small outstanding balances during the third and fourth quarters as we build inventory and working capital for the holiday selling season, but we do not believe we are significantly exposed to changes in interest rate risk. We currently do not engage in any interest rate hedging activity and currently have no intention to do so in the foreseeable future. However, in the future, if we have a meaningful outstanding balance, in an effort to mitigate losses associated with these risks, we may at times enter into derivative financial instruments, although we have not historically done so. These may take the form of forward sales contracts, option contracts, and interest rate swaps. We do not, and do not intend to, engage in the practice of trading derivative securities for profit.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenue if the selling prices of our products do not increase with these increased costs.

BUSINESS

Overview

We believe lululemon is one of the fastest growing designers and retailers of technical athletic apparel in North America. Our yoga-inspired apparel is marketed under the lululemon athletica brand name. We believe consumers associate our brand with highly innovative, technically advanced premium apparel products. Our products are designed to offer superior performance, fit and comfort while incorporating both function and style. Our heritage of combining performance and style distinctly positions us to address the needs of female athletes as well as a growing core of consumers who desire everyday casual wear that is consistent with their active lifestyles. We also continue to broaden our product range to increasingly appeal to male athletes. We offer a comprehensive line of apparel and accessories including fitness pants, shorts, tops and jackets designed for athletic pursuits such as yoga, dance, running and general fitness. As of July 1, 2007, our branded apparel was principally sold through our 59 stores that are primarily located in Canada and the United States. We believe our vertical retail strategy allows us to interact more directly with and gain insights from our customers while providing us with greater control of our brand.

We have developed a distinctive community-based strategy that we believe enhances our brand and reinforces our customer loyalty. The key elements of our strategy are to:

•	design and develop innovative athletic apparel that combines performance with style and incorporates real-time customer feedback;

•	locate our stores in street locations, lifestyle centers and malls that position each lululemon athletica store as an integral part of its community;

•	create an inviting and educational store environment that encourages product trial and repeat visits; and

•	market on a grassroots level in each community, including through influential fitness practitioners who embrace and create excitement around our brand.

We were founded in 1998 by Dennis “Chip” Wilson in Vancouver, Canada, an important center for active and outdoor culture. Noting the increasing number of women participating in sports, and specifically yoga, Mr. Wilson developed lululemon athletica to address a void in the women’s athletic apparel market. The founding principles established by Mr. Wilson drive our distinctive corporate culture with a mission of providing people with the components to live a longer, healthier and more fun life. Consistent with this mission, we promote a set of core values in our business, which include developing the highest quality products, operating with integrity, leading a healthy balanced life, and training our employees in self responsibility and goal setting. These core values attract passionate and motivated employees who are driven to succeed and share our vision of “elevating the world from mediocrity to greatness.” We believe the energy and passion of our employees allow us to successfully execute on our business strategy, enhance brand loyalty and create a distinctive connection with our customers.

We believe our culture and community-based business approach provide us with competitive advantages that are responsible for our strong financial performance. Our net revenue has increased from $40.7 million in fiscal 2004 to $148.9 million in fiscal 2006, representing a 91.1% compound annual growth rate. Our net revenue also increased from $28.2 million for the first quarter of fiscal 2006 to $44.8 million for the first quarter of fiscal 2007, representing a 58.9% increase. During fiscal 2006 our comparable store sales increased 25% and we reported income from operations of $16.2 million, which includes a one-time $7.2 million litigation settlement charge. Over that same period, our stores open at least one year averaged sales of approximately $1,400 per square foot, which we believe is among the best in the apparel retail sector.

Our Market

Our primary target customer is a sophisticated and educated woman who understands the importance of an active, healthy lifestyle. She is increasingly tasked with the dual responsibilities of career and family and is constantly challenged to balance her work, life and health. We believe she pursues exercise to achieve physical fitness and inner peace.

As women have continued to embrace a variety of fitness and athletic activities, including yoga, we believe other athletic apparel companies are not effectively addressing their unique style, fit and performance needs. We believe we have been able to help address this void in the marketplace by incorporating style along with comfort and functionality into our products. Although we were founded to address the unique needs of women, we are also successfully designing products for men who also appreciate the technical rigor and premium quality of our products.

We believe that we are one of the leaders in the yoga apparel market and are well positioned in the broader sports apparel market. According to the 2004 Yoga in America Study, as published by the Yoga Journal on December 8, 2004, the yoga apparel market was estimated to be approximately $500 million in 2004, part of the larger market for yoga products and services estimated at approximately $2.95 billion. The yoga apparel market has been, and continues to be, supported by a growing number of participants in yoga and related activities. In 2006, SGMA International, a global business trade association for the sports products industry, estimated that participation in yoga and related activities grew approximately 18% from 2004 to 2005. In addition to this growth in the yoga apparel market, the broader sports apparel market grew 8.3% in 2006 to over $47 billion as estimated by The NPD Group Consumer Tracking Service. We believe that both yoga and broader fitness-related participation will continue to grow as a result of a sustained shift toward health and well-being on the part of women and men. We also believe longer-term growth in athletic participation will be reinforced as the aging Baby Boomer generation focuses more on longevity. In addition, we believe consumer purchase decisions are driven by both an actual need for functional products and a desire to create a particular lifestyle perception. As such, we believe the credibility and authenticity of our brand expands our potential market beyond just athletes to those who desire to lead an active, healthy, and balanced life.

Our Competitive Strengths

We believe that the following strengths differentiate us from our competitors and are important to our success:

•	Premium Active Brand. lululemon athletica stands for leading a healthy, balanced and fun life. We believe customers associate the lululemon athletica brand with high quality premium athletic apparel that incorporates technically advanced materials, innovative functional features and style. We believe our focus on women differentiates us and positions lululemon athletica to address a void in the growing market for women’s athletic apparel. The premium nature of our brand is reinforced by our vertical retail strategy and our selective distribution through yoga studios and fitness clubs that we believe are the most influential within the fitness communities of their respective markets. We believe this approach allows us to further control our brand image and merchandising. While our brand has its roots in yoga, our products are increasingly being designed and used for other athletic and casual lifestyle pursuits. We work with local athletes and fitness practitioners to enhance our brand awareness and broaden our product appeal.

•	Distinctive Retail Experience. We locate our stores in street locations, lifestyle centers and malls that position lululemon athletica stores to be an integral part of their communities. Our retail concept is based on a community-centric philosophy designed to offer customers an inviting and educational experience. We believe that this environment encourages product trial, purchases and repeat visits. We coach our store sales associates, who we refer to as “educators”, to develop a personal connection with each guest. Our educators embody our core values and are typically experienced fitness practitioners. They receive approximately 30 hours of in-house training within the first three months of the start of their employment and are well prepared to explain the technical and innovative design aspects of each product. Each of our stores features a community board with local information regarding yoga, fitness and other activities. Our educators also serve as knowledgeable references for information on fitness classes, instructors and events in the local community. We believe that these characteristics contribute to the productivity of our stores which exhibit strong operating metrics, including sales per square foot and average payback period on new store investments.

•	Innovative Design Process. We offer high-quality premium apparel that is designed for performance, comfort, functionality and style. We attribute our ability to develop superior products to a number of factors, including:

•	Our feedback-based design process through which our design and product development team proactively and frequently seek input from our customers and local fitness practitioners;

•	Close collaboration with our third-party suppliers to formulate innovative and technically advanced fabrics and features for our products; and

•	Although we typically bring products from design to market in 8 to 10 months, our vertical retail strategy enables us to bring select products to market in as little as one month, thereby allowing us to respond quickly to customer feedback, changing market conditions and apparel trends.

•	Community-Based Marketing Approach. We differentiate lululemon athletica through an innovative, community-based approach to building brand awareness and customer loyalty. We use a multi-faceted grassroots marketing strategy that includes partnering with local fitness practitioners and retail educators and creating in-store community boards. To create excitement and reinforce the premium image for our brand, we often initiate our grassroots marketing efforts in advance of opening our first store. Each of our stores has a dedicated community coordinator who organizes fitness or philanthropic events that heighten the image of our brand in the community. We believe this grassroots approach allows us to successfully increase brand awareness and broaden our appeal while reinforcing our premium brand image.

•	Deep Rooted Culture Centered on Training and Personal Growth. We believe our core values and distinctive corporate culture allow us to attract passionate and motivated employees who are driven to succeed and share our vision. We provide our employees with a supportive, goal-oriented environment and encourage them to reach their full professional, health and personal potential. We offer programs such as personal development workshops and goal coaching to assist our employees in realizing their long-term objectives. We believe our relationship with our employees is exceptional and a key contributor to our success. The passion and dedication of our employees allows us to execute on our business strategy which promotes repeat visits and strengthens our brand loyalty.

•	Experienced Management Team with Proven Ability to Execute. Our founder, Mr. Wilson, leads our design team and plays a central role in corporate strategy and in promoting our distinctive corporate culture. Our Chief Executive Officer, Robert Meers, whose experience includes 15 years at Reebok International Ltd., most recently serving as the chief executive officer of the Reebok brand from 1996 to 1999, joined us in December 2005. Messrs. Wilson and Meers have assembled a management team with a complementary mix of retail, design, operations, product sourcing and marketing experience from leading apparel and retail companies such as Abercrombie & Fitch Co., Limited Brands, Inc., Nike, Inc. and Reebok. We believe our management team is well positioned to execute the long-term growth strategy for our business.

Growth Strategy

Key elements of our growth strategy are to:

•	Grow our Store Base in North America. As of July 1, 2007, our products were sold through 59 stores, including 38 in Canada and 17 in the United States. We expect that most of our near-term store growth will occur in the United States. We have demonstrated strong sales to date in the United States, supporting the portability of our brand and retail concept. We plan to add new stores to strengthen existing markets and selectively enter new markets in the United States and Canada. We anticipate opening between 20 and 25 stores in fiscal 2007 and between 30 and 35 additional stores in fiscal 2008 in the United States and Canada.

•	Increase our Brand Awareness. We will continue to increase brand awareness and customer loyalty through our grassroots marketing efforts and planned store expansion. In existing markets, our community coordinators organize frequent events and generate excitement around our brand to enhance our profile in the local community. We also seek to cluster our new stores within a given area when appropriate to leverage our community marketing efforts. Our ability to initiate our grassroots marketing efforts in advance of selected store openings allows us to actively develop brand awareness in new markets. We believe that increased brand awareness will result in increased comparable-store sales and sales productivity over time.

•	Introduce New Product Technologies. We remain focused on developing and offering products that incorporate technology-enhanced fabrics and performance features that differentiate us in the market. Collaborating with leading fabric manufacturers, we have jointly developed and trademarked names for innovative fabrics such as Luon and Silverescent, and natural stretch fabrics using organic elements such as bamboo, soy, and seaweed. Among our ongoing efforts, we are jointly developing encapsulation enhanced fabrics to provide advanced features such as UV protection and temperature control. In addition, we will continue to develop differentiated manufacturing techniques that provide greater support, protection, and comfort. We believe that incorporating new technologies into our products will reinforce the authenticity and appeal of our products and encourage brand loyalty.

•	Broaden the Appeal of our Products. We will selectively seek opportunities to expand the appeal of our brand to improve store productivity and increase our overall addressable market. To enhance our product appeal, we intend to:

•	Grow our Men’s Business. We believe the premium quality and technical rigor of our products will continue to appeal to men and that there is an opportunity to expand our men’s business as a proportion of our total sales.

•	Expand our Product Categories. We plan to expand our product offerings in complementary existing and new categories such as bags, undergarments, outerwear and sandals.

•	Increase the Range of Athletic Activities our Products Target. We expect customers to increasingly purchase our products for activities such as running, dance and general fitness as we educate them on the versatility of our products and expand our offering.

•	Expand Beyond North America. As of July 1, 2007, we operated three stores in Japan through a joint venture and one franchise store in Australia, which we intend to transition to a joint venture. Given the attractive demographics of and our early success in both markets, we plan to open additional stores in Japan and Australia with our joint venture partners. Over time, we intend to pursue additional joint venture opportunities in other Asian and European markets. We believe partnering in these regions reduces our risk and improves the probability of success in these markets, as we are able to leverage our partners’ local market knowledge and existing infrastructure.

Our Stores

As of July 1, 2007, our retail footprint included 38 stores in Canada, 17 stores in the United States, 1 store in Australia, and 3 joint-venture controlled stores in Japan. The 55 stores in Canada and the United States include 3 franchise stores in Canada and 3 in the United States. While the significant majority of our stores are branded lululemon athletica, one of our corporate-owned stores and one franchise store in Canada are branded oqoqo and specialize in apparel made with sustainable organic or recycled fabrics. Our retail stores are located primarily on street locations, in lifestyle centers and in malls. Each store exterior is unique and prominently displays the lululemon athletica or oqoqo logo. Store windows are creatively designed by the store’s management team to reflect the unique features of the surrounding community.

The following store list shows the number of branded stores (including corporate-owned stores, franchise stores, and stores operated through our joint venture relationships) operated in each Canadian province, U.S. state, and internationally as of July 1, 2007.

	Corporate-Owned	Franchise
Canada	Stores	Stores

British Columbia	9	2
Ontario	14	–
Alberta	7	–
Quebec	4	–
Manitoba	1	–
Saskatchewan	–	1

Total Canada	35	3

United States
California	8	1
Colorado	–	1
Illinois	2	–
Massachusetts	1	–
New York	1	–
Oregon	1	–
Virginia	1	–
Washington	–	1

Total United States	14	3

International
Japan	3	–
Australia	–	1

Total International	3	1

Distinctive Store Experience

We are committed to providing our customers with an inviting and educational store environment. Our store sales associates, who we refer to as educators, are coached to personally engage and connect with each guest. Our educators, who embody our core values and are often experienced fitness practitioners, receive approximately 30 hours of in-house training within the first three months of the start of their employment. They are therefore well prepared to explain the technical features of all of our products. We believe this environment encourages product trial, purchases and repeat visits.

We position our stores as community hubs designed to educate and enrich our customers. Each of our stores posts a community board featuring local yoga studios, athletic events and other information.

Our educators also serve as knowledgeable references for guests seeking information on fitness classes, instructors and events in the community. Our stores display pictures of local fitness practitioners wearing our apparel while engaged in athletic activity at area landmarks. In order to make our customers feel welcome and provide a personalized experience, we refer to them on a first name basis in the changing area, allow them to use our restrooms, and provide everyone fresh filtered water.

Store Economics

We believe that our innovative retail concept and customer experience contribute to the success of our stores most of which generate strong productivity and returns. During fiscal 2006 our corporate-owned stores open at least one year, which average approximately 2,900 square feet, produced annual average sales per square foot of approximately $1,400. Generally, we have found that as each location becomes more integrated into its community and brand awareness grows, our store productivity tends to improve as measured by comparable store sales.

Store Expansion and Site Selection

From February 1, 2002 (when we had one store, in Vancouver) to July 1, 2007, we opened 48 corporate-owned stores in North America. We opened our first corporate-owned store in the United States in 2003 and as of July 1, 2007, there were 17 stores in the United States, including 3 franchise stores. Over the next few years, our new store growth will be primarily focused on corporate-owned stores in the United States, an attractive market with a population of over nine times the size of Canada. We intend to open between 20 and 25 stores in fiscal 2007, and between 30 and 35 new stores in fiscal 2008 in the United States and Canada.

In new markets, our new store operating model assumes a target store size of 2,500 square feet that achieves sales per square foot of $750 in the first year of operation. Our new store operating model also assumes an average new store investment of approximately $825,000, which consists of approximately $500,000 of build-out costs, exclusive of landlord contributions, approximately $175,000 of pre-opening costs and approximately $150,000 of initial inventory. We target an average payback period of 18 months on our initial investment.

	Corporate-Owned Stores			Total
	Opened or Repurchased From			Corporate-Owned
	Franchisees			Stores at
Fiscal Year	Canada	U.S.	International	End of Period

Prior to 2002	1	–	–	1
2002	1	–	–	2
2003	4	1	–	7
2004	5	2	–	14
2005	12	1	–	27
2006	7	5	2	41
2007 YTD	5*	5	1	52

Total Stores as of July 1, 2007	35	14	3	52

*	Gives effect to the closing of one corporate-owned oqoqo store on May 15, 2007.

We believe our innovative approach to entering new markets should allow us to successfully open stores in diverse areas. This often includes initiating our grassroots marketing efforts in advance of opening our first store in a new market to create excitement and reinforce the premium image of our brand.

We have adopted a strategic approach to selecting store locations. We generally look for areas that offer the right mix of high foot traffic and consistency with our brand position and community marketing efforts. We have a flexible approach to designing and locating our stores and strive to open stores that reflect the distinctive characteristics of each community that we enter. This approach typically favors street locations and lifestyle centers where we are an integral part of the community rather than mall-based locations favored by many traditional retailers. Nevertheless, we recognize that there are some markets where the mall serves as a hub for the community, and as such, we do not constrain ourselves to a formulaic approach to site selection. Our stores are typically located near retailers and fitness facilities that we believe are complementary to the lifestyle choices of our customers. Also, in an effort to leverage our ongoing community based marketing efforts and distribution infrastructure, we seek to ‘cluster’ our new stores within a given area when appropriate. We believe that this approach allows us to maximize our return on investment in each market while selecting store locations that serve their targeted communities.

Franchise Stores in North America

As of July 1, 2007 we had three franchise stores in Canada and three franchise stores in the United States. We began opening franchise stores in select markets in 2002 to expand our store network while limiting required capital expenditures. We have committed to open one additional franchise store in the United States with one of our existing franchisees. Pursuing new franchise partnerships or opening new franchise stores is not a significant part of our near-term store growth strategy. We continue to evaluate the ability to repurchase attractive franchises, which, in some cases, we can contractually acquire at a specified percentage of trailing 12-month sales. Unless otherwise approved by us, our franchisees are required to sell only our branded products, which are purchased from us at a discount to the suggested retail price.

International Stores

Beyond North America, we intend to pursue a joint venture model to expand our global presence. We believe that partnering with companies and individuals that have significant experience and proven success in the target country is to our advantage. This model allows us to leverage our partners’ knowledge of local markets to reduce risks and improve our probability of success. In 2006, we established a joint venture in Japan with Descente Ltd, a global leader in fabric technology, called “Lululemon Japan Inc.” We own 60% of the joint venture, which currently operates three stores. Through the joint venture, we take advantage of Descente Ltd.’s experience and resources in Japan including real estate, point-of-sale systems, experienced local management and distribution operations. In return, we contribute marketing support, operational support services, training, and brand management.

As of July 1, 2007, we operated one store in Melbourne, Australia, through a franchise arrangement. We expect to transition this franchise to a joint venture arrangement. We intend to structure the joint venture such that we are the majority owner.

In addition to these efforts, we plan to selectively create new joint venture relationships across Europe and Asia. We currently have not made arrangements or plans to enter these markets and do not intend to in the immediate term.

oqoqo

As of July 1, 2007, we operated two oqoqo branded stores in Canada, including one franchise oqoqo store. These stores focus on apparel products that integrate sustainable organic materials such as soy and bamboo. Products sold at these stores are labeled with the oqoqo trademark. Selected oqoqo products are also sold through our lululemon athletica branded stores. We plan to continue to develop and sell products that integrate sustainable organic materials. On May 15, 2007, we closed one corporate-owned oqoqo store, and we do not intend to open any additional oqoqo stores over the next few years.

Wholesale Channel

We also sell lululemon athletica products through premium yoga studios, health clubs and fitness centers. This channel represented only 2.2% of our net revenue in fiscal 2006 and 2.7% of our net revenue in the first quarter of fiscal 2007. We believe that these premium wholesale locations offer an alternative distribution channel that is convenient for our core consumer and enhances the image of our brand. We do not intend wholesale to be a meaningful contributor to overall sales. Instead we use the channel to build brand awareness, especially in new markets.

Our Products

Our yoga-inspired apparel is marketed under the lululemon athletica brand name. We believe consumers associate our brand with highly innovative, technically advanced premium apparel products. We offer premium apparel that is optimized for performance, comfort, functionality and style. By combining performance enhancing technology with style, our brand not only has strong athletic appeal, but also attracts a growing core of consumers that desire casual wear suited to their active lifestyles. We believe that our superior quality and technically advanced products allow us to maintain premium price points and encourage repeat purchases among our customers. We believe that while we are one of the few global brands primarily designed for and catering to women, the technology, performance and functionality of our products resonate with male athletes. Therefore, we believe there is an opportunity to grow our men’s business as a percentage of our total net revenue. Sales of products designed for men represented approximately 11% of our net revenue in fiscal 2006 and 11% of our net revenue in the first quarter of fiscal 2007.

We offer a comprehensive line of performance apparel and accessories for both women and men. Our apparel assortment, including items such as fitness pants, shorts, tops and jackets, is designed for healthy lifestyle activities such as yoga, dance, running and general fitness. According to a third-party survey commissioned by one of our investors in 2005, approximately 25% of our products were purchased specifically for yoga. The balance of purchases were for a range of athletic and casual pursuits. Although we benefit from the growing number of people that participate in yoga, we believe the percentage of our products sold for other activities will continue to increase as we broaden our product range to address other activities. Our fitness-related accessories include an array of items such as bags, socks, underwear, yoga mats, instructional yoga DVDs, water bottles and headbands.

We believe the authenticity of our products is driven by a number of factors. These factors include our athlete-inspired design process, our use of technical materials, our sophisticated manufacturing methods and our innovative product features. Our athletic apparel is designed and manufactured using cutting-edge fabrics that deliver maximum function and athletic fit. We collaborate with leading fabric suppliers to develop advanced fabrics that we sell under our trademarks. Our in-house design and development team works closely with our suppliers to formulate fabrics that meet our performance and functional specifications such as stretch ability, capability to wick moisture and durability. We currently incorporate the following advanced fabrics in our products:

•	Luon, included in more than half of our products, wicks away moisture, moves with the body and is designed to eliminate irritation;

•	Silverescent incorporates silver directly into the fabric to reduce odors as a result of the antibacterial properties of the silver in the fabric; and

•	Vitasea, derived from a seaweed compound, releases amino acids, minerals and vitamins directly into the skin.

In addition to these fabrics, we have filed trademark applications for the names Boolux and WET.DRY.WARM and obtained a trademark registration for the name Soyla for present and future use. Our design and development team continues to develop fabrics that we believe will help advance our product line and differentiate us from the competition.

We also offer a line of casual, organic products made from sustainable recyclable materials such as soy, bamboo and vitasea. These products are typically sold under the oqoqo brand name and feature stylish casual designs sold through lululemon athletica and oqoqo stores.

Our products are constructed with advanced sewing techniques such as flat seaming, and ’rip-out’ labels which increase comfort and functionality by reducing skin irritation and strengthening important seams. Our apparel products include innovative features to promote convenience, such as pockets designed to hold credit cards, keys, digital audio players, and heart rate monitors, or clips for heart rate transmitters.

Our Culture and Values

Since our inception, Mr. Wilson has developed a distinctive corporate culture with a mission to provide people with components to live a longer, healthier and more fun life. We promote a set of core values in our business, which include developing the highest quality products, operating with integrity, leading a healthy balanced life and instilling in our employees a sense of self responsibility and personal achievement. These core values allow us to attract passionate and motivated employees who are driven to succeed and share our vision of “elevating the world from mediocrity to greatness.”

For many team members, their job is an extension of their personal philosophy and lifestyle. We provide our employees with a supportive and goal-oriented environment and encourage them to reach their full professional, health and personal potential. We believe at least three quarters of our staff have written professional, health and personal goals and we offer programs such as personal development workshops and goal coaching to assist them in realizing their objectives. All employees have access to an updated library of business, leadership and personal development books.

We believe our relationship with our employees, at all levels within our organization, is exceptional and a key contributor to our success. We believe the knowledge and passion of our employees allows us to execute our community-based strategy and strengthens our brand loyalty. We believe motivated and educated employees lead to satisfied customers who, in turn, lead to increased revenues and profitability.

Community-Based Marketing

We differentiate our business through an innovative, community-based approach to building brand awareness and customer loyalty. We pursue a multi-faceted strategy which leverages our local ambassadors, in-store community boards, retail educators and a variety of grassroots initiatives. Our ambassadors, who are local fitness practitioners, share our core values and introduce our brand to their fitness classes and communities leading to interest in the brand, store visits and word-of-mouth marketing. Our in-store community boards coupled with our educators’ knowledge, further position our stores as community destinations designed to educate and enrich our customers. Each of our stores has a dedicated community coordinator who selectively organizes events that heighten the image of our brand in the community. Each of our community coordinators customizes a local marketing plan to focus on the important athletic and philanthropic activities within each community.

We often initiate our grassroots marketing efforts in advance of opening our first store in a new market. We believe building brand awareness in new markets prior to opening a new store will continue to contribute to our ability to successfully open stores in diverse markets.

We believe our community-based marketing strategy allows us to successfully increase brand awareness and broaden our appeal while reinforcing our product superiority and functionality.

Product Design and Development

Our product design efforts are led by Mr. Wilson and a team of ten designers based in Vancouver, Canada. Our team is comprised of dedicated athletes and users of our products who embody our design philosophy and dedication to premium quality. While our design team identifies trends based on market research, we primarily use an innovative feedback-based design process through which we proactively seek the input of customers and our ambassadors. Our ambassadors have become an integral part of our product design process as they test and evaluate our products, providing real-time feedback on performance and functionality. Our design team also hosts meetings each year in many of our markets. In these meetings, local athletes, trainers, yogis and members of the fitness industry discuss our products and provide us with additional feedback and ideas. Members of our design team also regularly work at our stores, which gives them the opportunity to interact with and receive direct feedback from customers. Our design team incorporates all of this input to adjust fit and style, to detect new athletic trends and to identify desirable fabrics.

We typically bring new products from design to market in approximately 8 to 10 months, however, our vertical retail structure enables us to bring select new products to market in as little as one month. We believe our lead times are shorter than a typical apparel wholesaler due to our streamlined design and development process as well as the real-time input we receive from our consumers and ambassadors through our retail locations. Our process does not involve edits by intermediaries, such as retail buyers or a sales force, and we believe it incorporates a shorter sample process than typical apparel wholesalers. This rapid turnaround time allows us to respond relatively quickly to trends or changing market conditions.

Sourcing and Manufacturing

We do not own or operate any manufacturing facilities. We instead choose to contract with third-party vendors for fabrics and finished goods. To ensure that we continue to provide our customers with advanced fabrics, our design and development team works closely with our suppliers to incorporate innovative fabrics that meet particular specifications into our products. These specifications include characteristics such as stretch ability, capability to wick moisture and durability. We collaborate with leading fabric suppliers to develop fabrics that we ultimately trademark for brand recognition whenever possible. To enhance our efficiency and profitability, we recently discontinued the practice of purchasing fabrics directly from suppliers and now buy finished products from third-party manufacturers. The fabric used in our products is sourced by our manufacturers from a limited number of pre-approved suppliers.

All of our products are manufactured by third-parties. We work with a group of approximately 30 manufacturers, ten of which produced approximately 85% of our products in fiscal 2006. During fiscal 2006, no single manufacturer produced more than 30% of our product offering. During fiscal 2006, approximately 36% of our products at cost were produced in Canada, approximately 36% in China, approximately 22% in Taiwan and the remainder in Australia, Italy and the United States. Beginning in fiscal 2007, we expect to purchase products from manufacturers in Indonesia, Israel, Peru and Vietnam. Our Canadian manufacturers typically produce more fashion-oriented products and provide us with the speed to market necessary to respond quickly to changing trends. While we plan to support future growth through manufacturers outside of Canada, our intent is to also maintain production from Canadian manufacturers. We have developed long-standing relationships with a number of our vendors and take great care to ensure that they share our commitment to quality and ethics. We do not, however, have any long-term agreements requiring us to use any manufacturer, and no manufacturer is required to produce our products in the long term. We require that all of our manufacturers adhere to a code of conduct regarding quality of manufacturing, working conditions and other social concerns. We currently also work with a leading inspection and verification firm to closely monitor each supplier’s compliance to applicable law. In managing our sourcing relationships, we currently work with a leading sourcing consultant and have taken steps to bring all of our sourcing operations in-house by the end of 2008. In fiscal 2006, we hired a Director of Global Production with significant experience with third party manufacturers in Asia to lead our in-house sourcing operations.

Distribution Facilities

We centrally distribute finished products in North America from distribution facilities in Vancouver, Canada and Renton, Washington. The facility in Washington is operated by a third party. Our contract for the Renton, Washington distribution facility expires in April 2010. We operate the distribution facility in Vancouver, which is leased and is approximately 50,000 square feet in size with 18 foot ceilings. In August 2007, we are scheduled to relocate to a larger distribution facility in Vancouver, which is approximately 50,000 square feet in size with 28 foot ceilings. We believe that this more modern facility will enhance the efficiency of our operations. We believe that once we have relocated, our distribution infrastructure will be sufficient to accommodate our expected store growth and expanded product offerings over the next several years. Merchandise is typically shipped to our stores, via third-party delivery services, multiple times per week, providing them with a steady flow of new inventory.

Management Information Systems

We use our information systems to manage our retail and corporate operations. These management information systems provide business process support and intelligence across merchandising, retail point of sale and inventory management, and finance and accounting systems.

We believe that our existing systems infrastructure is sufficient to support our operations over the next couple of years. To support our growth beyond fiscal 2008, we embarked on a comprehensive strategy to replace our legacy information systems infrastructure. Our new systems will include core functions such as purchasing, merchandising, finance and accounting, inventory and order management, and warehousing and distribution. Our systems upgrade will provide us with a number of benefits, including enhanced customer service, improved operational efficiency and increased management reporting and control. Moreover, the new system will provide us with the ability to monitor store level sales, transaction and inventory information on a daily basis.

Competition

Competition in the athletic apparel industry is principally on the basis of brand image and recognition as well as product quality, innovation, style, distribution and price. We believe that we successfully compete on the basis of our premium brand image, our focus on women and our technical product innovation. In addition, we believe our vertical retail distribution strategy differentiates us from our competitors and allows us to more effectively control our brand image. We are also differentiated by our commitment to community-based grassroots marketing which allows us to increase brand awareness and strengthen customer loyalty.

The market for athletic apparel is highly competitive. It includes increasing competition from established companies who are expanding their production and marketing of performance products, as well as from frequent new entrants to the market. We are in direct competition with wholesalers and direct sellers of athletic apparel, such as Nike, Inc., adidas AG, which includes the adidas and Reebok brands, and Under Armour, Inc. We also compete with retailers specifically focused on women’s athletic apparel including Lucy Activewear Inc., The Finish Line Inc. (including Finish Line and Paiva collection), and bebe stores, inc. (BEBE SPORT collection).

Our Employees

As of May 31, 2007, we had 1,679 employees, of which 1,315 were employed in Canada and 364 were employed in the United States. Of the 1,315 Canadian employees, 1,042 were employed in our corporate-owned stores, 63 were employed in distribution, 42 were employed in sourcing and production, and the remaining 168 performed selling, general and administrative and other functions. Of the 364 employees employed in the United States, 342 were employed in our corporate-owned stores and 22 performed selling, general and administration functions. None of our employees are currently covered by a collective bargaining agreement. We have had no labor-related work stoppages and we believe our relations with our employees are excellent.

Intellectual Property

We believe we own the material trademarks used in connection with the marketing, distribution and sale of all of our products, in Canada, the United States and in the other countries in which our products are currently or intended to be either sold or manufactured. Our major trademarks include Lululemon Athletica & design, the logo design (WAVE design) and lululemon as a word mark. In addition to the registrations in Canada and the United States, lululemon’s design and word mark are registered in over 50 other jurisdictions which cover over 90 countries. We own trademark registrations for names of several of our fabrics including Luon, Silverescent, Vitasea, Soyla, Boolux and WET.DRY.WARM. In addition, we own trademark registration for oqoqo in Canada and the United States.

We intend to continue to strategically register both domestically and internationally trademarks we use today and those we develop in the future. We also own domain names for our primary trademarks and own unregistered copyright rights in our design marks as well as in our website.

Properties

Our principal executive and administrative offices are located at 2285 Clark Drive, Vancouver, British Columbia, Canada, V5N 3G9. We expect that our current administrative offices are sufficient for our expansion plans through 2008, and we have secured appropriate office space beyond 2008. We currently operate one distribution center located in Vancouver, BC, which we opened in 2005. We have secured a new distribution center, which will open in fiscal 2007, capable of accommodating our expansion plans through the foreseeable future. See “Distribution Facilities” elsewhere in this prospectus for further information.

The general location, use, approximate size and lease renewal date of our properties, none of which is owned by us, are set forth below:

		Approximate	Lease
Location	Use	Square Feet	Renewal Date

Vancouver, BC	Executive and Administrative Offices	30,000	January 2009
Vancouver, BC	Distribution Center	50,000	January 2008

As of April 30, 2007, we leased approximately 132,000 gross square feet relating to 47 corporate-owned stores. Our leases generally have initial terms of between five and ten years, and generally can be extended only in five-year increments (at increased rates) if at all. All of our leases require a fixed annual rent, and most require the payment of additional rent if store sales exceed a negotiated amount. Generally, our leases are “net” leases, which require us to pay all of the cost of insurance, taxes, maintenance and utilities. We generally cannot cancel these leases at our option.

Legal Proceedings

James Jones, one of our former executive officers, filed suit against us in the Supreme Court of British Columbia, Canada. The action, captioned James Jones v. Lululemon Athletica Inc., Case No. S071780, was filed on March 14, 2007 against us. Mr. Jones claims that we terminated his employment contract without cause and lawful compensation resulting in breach of contract, wrongful dismissal and negligent misrepresentation. Mr. Jones also alleges that we misrepresented the terms of the employment contract, and seeks damages in an unspecified amount, plus costs and interest. We believe this claim is without merit and are vigorously defending against it.

We are subject to various legal proceedings and claims, including the James Jones matter described above, which arise in the ordinary course of our business. Although the outcome of these and other claims cannot be predicted with certainty, management does not believe that the ultimate resolution of these matters will have a material adverse effect on our financial condition, cash flows or results of operations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information concerning our executive officers and directors as of July 1, 2007:

Name and
Municipality of Residence	Age	Position

Dennis J. Wilson Vancouver, British Columbia	52	Chairman of the Board of Directors and Chief Product Designer
Steven J. Collins Boston, Massachusetts	38	Director
RoAnn Costin Boston, Massachusetts	54	Director
R. Brad Martin Memphis, Tennessee	55	Director
Robert Meers Pasadena, California	63	Director and Chief Executive Officer
David M. Mussafer Boston, Massachusetts	44	Director
Rhoda M. Pitcher Clyde Hill, Washington	52	Director
Thomas G. Stemberg Chestnut Hill, Massachusetts	58	Director
John E. Currie North Vancouver, British Columbia	51	Chief Financial Officer
Mike J. Tattersfield Columbus, Ohio	41	Chief Operating Officer

Non-Executive Directors

Steven J. Collins has been a member of our board of directors since 2005. Mr. Collins is currently a Partner of Advent International Corporation, one of our principal stockholders. Mr. Collins joined Advent International Corporation in 1995 and has been a principal of that firm since 2000. Mr. Collins is a member of the board of directors of Kirkland’s, Inc., a specialty retailer of home décor, and serves on the board of several privately held businesses. Mr. Collins received a B.S. from the Wharton School of the University of Pennsylvania and an M.B.A. from the Harvard Business School.

RoAnn Costin has been a member of our board of directors since March 2007. Ms. Costin has served as the President of Wilderness Point, a financial investment firm, since 2005. From 1992 until 2005, Ms. Costin served as the President of Reservoir Capital Management, Inc., an investment advisory firm. Ms. Costin received a B.A. in Government from Harvard University and an M.B.A. from the Stanford University Graduate School of Business.

R. Brad Martin has been a member of our board of directors since March 2007. Mr. Martin served as the Chief Executive Officer of Saks Incorporated, a retail department store company, from 1989 until January 2006. Mr. Martin is a member of the board of directors of Saks Incorporated, First Horizon National Corporation, a banking corporation, and Harrah’s Entertainment, Inc. and Gaylord Entertainment Company, each a hospitality and entertainment company. Mr. Martin received a B.S. in political science from the University of Memphis and an M.B.A. from Vanderbilt University.

David M. Mussafer has been a member of our board of directors since 2005. Mr. Mussafer is currently a Managing Director of Advent International Corporation, one of our principal stockholders, and is responsible for Advent International Corporation’s North American private equity operations.

Mr. Mussafer joined Advent International Corporation in 1990 and has been a principal of the firm since 1993 and is a member of Advent’s executive committee and board of directors. Mr. Mussafer is a member of the board of directors of Kirkland’s, Inc., a specialty retailer of home décor and Shoes for Crews Inc, a designer and marketer of footwear. Mr. Mussafer received a B.S.M. from Tulane University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Rhoda M. Pitcher has been a member of our board of directors since 2005. For the past ten years she has been the founder and Chief Executive Officer of Rhoda M. Pitcher Inc., a management consulting firm providing services in organizational strategy and the building of executive capability to Fortune 500 corporations, institutions, start-ups and non-profits. From 1978 to 1997, Ms. Pitcher co-founded, built and sold two international consulting firms. Ms. Pitcher holds a Masters of Human Resource Development from University Associates.

Thomas G. Stemberg has been a member of our board of directors since 2005. Since March 2007, he has been the managing general partner of Highland Consumer Partners, a venture capital firm. From February 2005 until March 2007, Mr. Stemberg was a venture partner with Highland Capital Partners. Mr. Stemberg co-founded Staples, Inc., an office supplies retailer, serving as its Chairman from 1988 to 2005, and as its Chief Executive Officer from 1986 until 2002. Mr. Stemberg serves on the board of directors of CarMax, Inc., a retailer of used cars, The Nasdaq Stock Market, Inc., a national securities exchange and PETsMART, Inc., a retailer of pet supplies and products. Mr. Stemberg received an A.B. in Physical Science from Harvard University and an M.B.A. from the Harvard Business School.

Executive Officers Who Also Serve as Directors

Dennis J. Wilson founded our company in 1998 and has served as the Chairman of our board of directors since 1998 and currently also serves as our Chief Product Designer. Prior to serving as our Chairman and Chief Product Designer, Mr. Wilson served as our Chief Executive Officer from 1998 until 2005. In 1980, Mr. Wilson founded Westbeach Snowboard Ltd., a surf, skate and snowboard vertical retailer, and served as its Chief Executive Officer from 1980 until 1995 and as its Head of Design and Production from 1995 until 1997. Mr. Wilson received a B.A. in Economics from the University of Calgary.

Robert Meers has served as a member of our board of directors and as our Chief Executive Officer since 2005. Mr. Meers was employed by Reebok International from 1984 to 1999, where he served as President and Chief Executive Officer of the Reebok brand from 1996 until 1999. Mr. Meers’ other positions at Reebok included president of the Rockport shoe division, president of the Greg Norman sportswear brand, and executive vice president of Reebok USA and Reebok International. Prior to joining us, Mr. Meers served since 2002 as the President and Chief Executive Officer of Syratech Corporation, a designer, manufacturer, importer and distributor of a variety of tabletop and home decoration products. In February 2005, Syratech Corporation filed a voluntary petition for protection pursuant to Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Massachusetts. From 1999 until 2002 Mr. Meers served as Chairman of BBM Holding, Inc., a specialty retailer and an importer/exporter in the food industry. Mr. Meers graduated from the University of Massachusetts at Amherst’s School of Hotel, Restaurant, and Travel Administration.

Executive Officers Who Do Not Serve as Directors

John E. Currie has served as our Chief Financial Officer since January 2007. Prior to joining us, Mr. Currie worked for Intrawest Corporation, a provider of destination resorts and leisure travel, from 1989 to 2006, including as Chief Financial Officer from 2004 to 2006 and Senior Vice President, Financing & Taxation from 1997 to 2004. Prior to joining Intrawest he held senior financial positions within the BCE Group, a telecommunications service provider, and was a specialist in international taxation with a major accounting firm. Mr. Currie is a member of the board of directors of Hathor Exploration Limited, a resource exploration company. Mr. Currie, a chartered accountant, received a Bachelor of Commerce degree from the University of British Columbia.

Mike J. Tattersfield joined us in November 2006 and serves as our Chief Operating Officer. From 2005 until joining us, Mr. Tattersfield served as the Vice President and Head of Store Operations for Limited Brands, an international apparel company. From 1992 until 2005, Mr. Tattersfield held various roles at Yum Restaurants International (former division of Pepsico). His roles increased in scope and level of responsibility from Mexico Director of Operations from 1992 until 1997, to Mexico Chief Financial Officer and Director of Development from 1997 until 1998, to Chief Executive Officer and Managing Director of Puerto Rico/USVI and Venezuela from 1998 until 2003, to lastly President of A&W Restaurants worldwide from 2003 until 2005. Mr. Tattersfield is a member of the board of directors of Peter Piper Pizza, a restaurant chain. Mr. Tattersfield received a B.S. in Accounting from Indiana University and an M.B.A. from the Harvard Business School.

Board Composition

We currently have eight directors, seven of whom were elected as a director under the board of director composition provisions of a stockholders agreement, which will terminate upon the closing of this offering, and there will be no further contractual obligations regarding the election of our directors. Under our existing stockholders agreement, shares of our capital stock held by affiliates of Advent International Corporation have the right to nominate three individuals for membership on our board of directors. Messrs. Mussafer, Collins and Meers are the current designees of affiliates of Advent International Corporation. In addition, affiliates of Mr. Wilson also have the right to nominate three individuals for membership on our board of directors. Ms. Pitcher, Mr. Martin and Mr. Wilson are the current designees of Mr. Wilson’s affiliated entities. Finally, affiliates of Highland Capital Partners that hold shares of our capital stock have the right to nominate one individual for membership on our board of directors. Mr. Stemberg is the current designee of the entities affiliated with Highland Capital Partners. See “Certain Relationships and Related Party Transactions — Stockholders Agreement.” Our stockholders agreement will terminate upon the completion of this offering, including those provisions of the stockholders agreement set forth above. See “Pre-Offering Transactions — Termination of Stockholders Agreement.”

Following the offering, our board of directors will be divided into three classes of directors as follows:

•	the Class I directors will be Ms. Costin and Mr. Martin, whose terms will expire at the annual meeting of stockholders to be held in 2008;

•	the Class II directors will be Ms. Pitcher, Mr. Collins and Mr. Meers, whose terms will expire at the annual meeting of stockholders to be held in 2009; and

•	the Class III directors will be Messrs. Mussafer, Stemberg and Wilson, whose terms will expire at the annual meeting of stockholders to be held in 2010.

A classified board of directors may have the effect of deterring or delaying any attempt by any person or group to obtain control of us by a proxy contest since such third party would be required to have its nominees elected at two separate annual meetings of our board of directors in order to elect a majority of the members of our board of directors. See “Risk Factors — Anti-takeover provisions of Delaware law and our certificate of incorporation and bylaws could delay and discourage takeover attempts that stockholders may consider to be favorable.”

Our board of directors will observe all applicable criteria for independence established by The Nasdaq Stock Market LLC and other governing laws and applicable regulations. No director will be deemed to be independent unless our board of directors determines that the director has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Ms. Costin and Messrs. Collins, Martin, Mussafer and Stemberg are independent for purposes of the listing standards of The Nasdaq Stock Market LLC and pursuant to other governing laws and applicable regulations.

Board Committees

Our board of directors maintains the following three standing committees: Audit Committee; Compensation Committee and Nominating and Governance Committee.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. The responsibilities of our Audit Committee, which are set forth in a written charter adopted by our board of directors and reviewed and reassessed annually by the Audit Committee, include:

•	review and assess the adequacy of the Audit Committee and its charter at least annually;

•	evaluate, determine the selection of, and if necessary, the replacement/rotation of, our independent public accountants;

•	review our audited financial statements;

•	review whether interim accounting policies and significant events or changes in accounting estimates were considered by our independent public accountants to have affected the quality of our financial reporting;

•	review our financial reports and other information submitted to any governmental body or the public;

•	review with management and our independent public accountants their judgments about the quality of disclosures in our financial statements;

•	obtain from our independent public accountants their recommendation regarding our internal controls and review management’s report on its assessment of the design and effectiveness of our internal controls;

•	review our major financial risk exposures;

•	pre-approve all audit and permitted non-audit services and related fees;

•	establish, review and update periodically our code of business conduct and ethics;

•	establish and review policies for approving related party transactions between us and our directors, officers or employees;

•	adopt procedures for receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters; and

•	adopt regular and separate systems of reporting to our Audit Committee by management and our internal auditors regarding controls and operations of our business units.

Our Audit Committee is composed of Mr. Collins (Chair), Ms. Costin and Mr. Martin. Our board of directors has determined that Mr. Collins qualifies as an “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K of the Securities Exchange Commission.

Ms. Costin and Mr. Martin have been determined to be independent by our board of directors. Mr. Collins, a principal of one of our affiliates, has been determined by our board of directors to not be independent pursuant to Rule 10A-3 under the Securities Exchange Act of 1934 and the applicable rules of The Nasdaq Stock Market LLC. Although our Audit Committee includes only two instead of at least three independent directors as required by The Nasdaq Stock Market LLC, a company listing in connection with its initial public offering is permitted to phase in its compliance with the independent committee requirements under the rules of The Nasdaq Stock Market LLC. Under those rules, our Audit Committee may continue with its current composition, with a majority of the members of Audit Committee meeting applicable independence requirements, until our first anniversary of initial Nasdaq listing. After the first anniversary of our initial listing on Nasdaq, all of our Audit Committee members must meet applicable independence requirements.

Compensation Committee

Our Compensation Committee administers the compensation program for our named executive officers. Our Compensation Committee reviews and either approves, on behalf of the board of directors, or recommends to the board of directors for approval, (i) annual salaries, bonuses, and other compensation for our executive officers, and (ii) individual equity awards for our employees and executive officers. Our Compensation Committee also oversees our compensation policies and practices. Our Compensation Committee may from time to time establish a subcommittee to perform any action required to be performed by a committee of “non-employee directors” pursuant to Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” pursuant to Rule 162(m) under the Internal Revenue Code.

Our Compensation Committee also performs the following functions related to executive compensation:

•	Evaluates the performance of our executive officers in light of the goals and objectives of our compensation programs;

•	Annually evaluates each of our executive officers’ performance;

•	Reviews and approves our compensation programs;

•	Reviews and recommends new executive compensation programs;

•	Annually reviews the operation and efficacy of our executive compensation programs;

•	Periodically reviews that executive compensation programs comport with the compensation committee’s stated compensation philosophy;

•	Establishes and periodically reviews policies in the area of management perquisites;

•	Reviews and recommends to the board of directors the terms of any employment agreements entered into with executive officers;

•	Reviews and recommends to the board of directors the appropriate structure and amount of compensation for our directors;

•	Reviews and approves material changes in our employee benefit plans;

•	Establishes and periodically reviews policies for the administration of our equity compensation plans; and

•	Reviews the adequacy of the Compensation Committee and its charter and recommends any proposed changes to the board of directors not less than annually.

In deciding upon the appropriate level of compensation for our executive officers, the Compensation Committee regularly reviews our compensation programs relative to our strategic objectives and emerging market practice and other changing business and market conditions. In addition, the Compensation Committee also takes into consideration the recommendations of our Chief Executive Officer concerning compensation actions for our other executive officers.

Our Compensation Committee also administers the issuance of stock options and other awards under our 2007 Equity Incentive Plan. The Compensation Committee is currently composed of Mr. Collins, Mr. Mussafer (Chair) and Mr. Stemberg, each of whom has been determined to be independent by our board of directors.

Nominating and Governance Committee

The responsibilities of our Nominating and Governance Committee include the selection of potential candidates for our board of directors. Our Nominating and Governance Committee also makes recommendations to our board of directors concerning the membership of the other board committees. Our Nominating and Governance Committee also is responsible for developing policies and procedures with regard to consideration of any director candidates recommended by our stockholders. Our Nominating and Governance Committee is composed of Mr. Mussafer and Mr. Stemberg (Chair).

Compensation Committee Interlocks and Insider Participation

The current members of our Compensation Committee are Messrs. Collins, Mussafer (Chair) and Stemberg. None of these individuals was at any time during fiscal 2007 an officer or employee of ours. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive offices serving as a member of our board of directors or Compensation Committee.

COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The primary goals of our executive compensation program are to:

•	attract, retain, motivate and reward talented executives;

•	tie annual and long-term compensation incentives to achievement of specified performance objectives inherent in our business strategy;

•	create long-term value for our stockholders by aligning the interests of our executives with those of our stockholders; and

•	provide our executives with a total compensation package that recognizes individual contributions, as well as overall business results.

To achieve these goals, we intend to maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of key strategic, operational and financial goals and appreciation in our stock price.

Our Compensation Committee and board of directors evaluate individual executive performance with the goal of setting compensation at levels they believe are comparable with executives in other companies of similar size and stage of development operating in the retail apparel industry. In connection with setting appropriate levels of compensation, our Compensation Committee and board of directors base their decision on their general business and industry knowledge and experience and publicly available information of high growth retailers, branded athletic apparel companies, and comparable companies based in Vancouver and elsewhere in Canada, while also taking into account our relative performance and strategic goals. We intend to continue to conduct an annual review of the aggregate level of our executive compensation as part of our annual budget review and annual performance review processes. As part of this review, we will determine the operating metrics and non-financial elements used to measure our performance and to compensate our executive officers. This review is based on our knowledge of how other retail apparel companies measure their executives’ performance and on the key operating metrics that are critical in our effort to increase the value of our company.

Role of Executive Officers in Executive Compensation

Our Compensation Committee determines the compensation for our executive officers, based in part on recommendations from our Chief Executive Officer.

Elements of Compensation

Our executive officer compensation consists of the following components:

•	base salary;

•	annual cash incentives linked to corporate and individual performance;

•	long-term incentive awards in the form of equity-based compensation; and

•	other benefits such as automobile and housing allowances, reimbursement of relocation expense and tax consulting services.

Our Compensation Committee’s policies with respect to each of these elements, including the basis for the compensation awarded to our executive officers, are discussed below. In addition, while each element of compensation described below is considered separately, our Compensation Committee takes into account the full compensation package for each individual in determining total compensation.

Base Salary

The base salary established for each of our executive officers is intended to reflect each individual’s responsibilities, experience, prior performance and other discretionary factors deemed relevant by our Compensation Committee and board of directors. Base salary is also designed to provide our executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our operating performance. We believe that executive base salaries targeted at, or slightly above, market is a key factor in attracting and retaining the services of qualified executives. Our Compensation Committee determines market level based on our executives’ experience in the industry with reference to the base salaries of similarly situated executives in other companies of similar size and stage of development operating in the retail apparel industry, as provided in publicly available documents.

In considering whether to adjust base salary from year to year, our Compensation Committee considers the following:

•	corporate performance and the performance of each individual executive officer;

•	new responsibilities delegated to each executive officer during the year; and

•	competitive marketplace for executive talent, including a comparison of base salaries for comparable positions at other similarly situated companies operating in the retail apparel industry.

With these principles in mind, base salaries are reviewed at least annually by our Compensation Committee and the board of directors, and may be adjusted from time to time based on the results of this review.

Fiscal 2006 Base Salaries

The base salaries paid to Messrs. Meers and Wilson in fiscal 2006 were established in connection with their respective employment agreements with us, each dated as of December 5, 2005, which we believe resulted in base salaries that are commercially reasonable and typical of the base salaries offered to similarly situated executives in other companies of similar size and stage of development operating in the retail apparel industry.

Mr. Bacon served as our principal financial officer during fiscal 2006. In fiscal 2006, we did not change his base salary other than to reflect the average increase received by all other headquarters’ employees in fiscal 2006. As of January 2007, Mr. Bacon was no longer one of our executive officers.

Mr. Jones joined us as an employee in April 2006. His base salary was set as a result of arms’ length negotiations of his employment terms. Mr. Jones left our employ in January 2007.

Mr. Tattersfield commenced employment as our Chief Operating Officer in November 2006. His base salary was established through negotiations in connection with his offer letter with us, which we believe resulted in a base salary that is commercially reasonable and typical of base salaries offered to similarly situated executives in other companies of similar size and stage of development operating in the retail apparel industry.

Mr. Currie commenced employment with us as our Chief Financial Officer on January 3, 2007. His base salary was established through negotiations in connection with his offer letter with us, which we believe resulted in a base salary that is commercially reasonable and typical of base salaries offered to similarly situated executives in other companies of similar size and stage of development operating in the retail apparel industry.

The following table sets forth the fiscal 2006 annual base salaries for each of our named executive officers:

	Fiscal 2006 Base Salary
Name	(CDN$)	(US$)(1)

Robert Meers	600,000	529,200
Mike J. Tattersfield	392,111	345,842
John E. Currie	325,000	286,650
James Jones	280,000	246,960
Dennis J. Wilson	250,000	220,500
Brian Bacon	186,000	164,052

(1)	The dollar amounts shown in this column reflect the US$ equivalent of the amounts paid to the executive officers listed. The amounts were converted to U.S. dollars from Canadian dollars using the average of the exchange rates on the last business day of each month during fiscal 2006. Applying this formula to fiscal 2006, CDN$1.00 was equal to US$0.882.

The amount of base salary earned by each of our executive officer’s for fiscal 2006 is set forth in the summary compensation table below.

Fiscal 2007 Base Salaries

For fiscal 2007, no increases were made to the annual base salaries of Messrs. Meers, Tattersfield, Currie and Wilson.

The following table sets forth the fiscal 2007 base salaries for each of our executive officers:

Name	Fiscal 2007 Base Salary

Robert Meers	CDN$	600,000
Mike J. Tattersfield	CDN$	392,111
John E. Currie	CDN$	325,000
Dennis J. Wilson	CDN$	250,000

Annual Cash Incentives

Annual Discretionary Cash Performance Bonus.  Our board of directors has the authority and discretion to award annual performance bonuses to our executive officers. The annual performance bonuses are intended to compensate officers for achieving financial, operational and strategic goals and for achieving individual annual performance objectives. These annual bonus amounts are intended to reward both overall company and individual performance during the year and, as such, can be highly variable from year to year. Cash bonuses, as opposed to equity grants, are designed to more immediately reward annual performance against key short-term performance metrics. We believe that establishing cash bonus opportunities is an important factor in both attracting and retaining the services of qualified and highly skilled executives.

Pursuant to the terms of their employment agreement or offer letter with us, each of Messrs. Meers, Currie, Tattersfield, and Wilson are eligible to receive annual bonuses of up to 75%, 60%, 60% and 75%, respectively, of their base salaries, if specified corporate and individual performance goals, as established by our board of directors, are met for the year. Mr. Bacon does not have an employment agreement or offer letter with us, and, therefore, has no particular entitlement to a bonus target percentage.

During the first quarter of each fiscal year, our Compensation Committee reviews our performance relative to the achievement of our financial, operational and strategic goals established by our board of directors at the beginning of the preceding fiscal year and each executive’s individual performance and contribution to achieving those goals in order to determine the amount of discretionary bonus, if any, payable to our executive officers. In making its determination, our board of directors and/or Compensation Committee may make adjustments to the corporate and individual performance goals to take into account certain extraordinary and/or non-recurring events such as acquisitions, dispositions, and other corporate transactions that could have an effect on our operating budget during the preceding fiscal year.

In March 2007, our Compensation Committee adopted formal bonus plans for our executive and management level employees. See “—Executive and Management Bonus Plans” below. We intend to pay performance bonuses in fiscal 2007 to our executive and management level employees pursuant to these bonus plans. However, we still retain the authority to pay discretionary bonuses to our executive officers and other employees as we determine appropriate.

Fiscal 2006 Bonus Awards.  In March 2007, we decided to pay discretionary bonuses for fiscal 2006. In determining bonus amounts, our Compensation Committee took into account financial measures such as earnings before interest, taxes, depreciation and amortization, or “EBITDA”, adjusted operating margin, comparable store sales, and annual inventory turnover as well as the individual performance of the executive during the year. Based on our performance in fiscal 2006 relative to these financial measures and its assessment of the individual performance for each executive, our Compensation Committee approved bonuses for the following named executive officers as follows:

	Fiscal 2006 Bonus
Name	(CDN$)	(US$)(1)

Robert Meers	213,800	188,572
Dennis J. Wilson	80,200	70,736
Mike J. Tattersfield(2)	39,000	34,398
Brian Bacon	24,000	21,168

(1)	The dollar amounts shown in this column reflect the US$ equivalent of the amounts paid to the named executive officers listed. The amounts were converted to U.S. dollars from Canadian dollars using the average of the exchange rates on the last business day of each month during fiscal 2006. Applying this formula to fiscal 2006, CDN$1.00 was equal to US$0.882.

(2)	Mr. Tattersfield’s performance bonus was pro-rated based on the number of days he was employed by us during the year.

Messrs. Currie and Jones were not eligible to receive performance bonuses for fiscal 2006 as Mr. Currie did not commence employment with us until January 3, 2007 and Mr. Jones left our employ in January 2007.

Signing Bonuses.  Messrs. Tattersfield and Jones received signing bonuses in fiscal 2006 in the amount of $72,051 and $49,891, respectively.

Executive and Management Bonus Plans

Background.  In March 2007, our Compensation Committee adopted an executive bonus plan, which covers our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer and a management bonus plan, which covers several of our other key employees. Other than with respect to eligibility or as otherwise specified below, the bonus plans are substantially similar. The objectives of the bonus plans are to:

•	align management with our strategic plan and critical performance goals;

•	encourage teamwork and collaboration;

•	motivate and reward achievement of specific, measurable company-based as well as individual annual performance objectives;

•	provide payouts commensurate with our performance; and

•	provide competitive total compensation opportunities.

Performance Period; Timing of Payments.  The bonus plans operate on a fiscal year schedule. Cash bonuses are paid out within the first two and a half months following our fiscal year-end.

Bonus Targets.  Participants in the bonus plans are assigned specific target bonus awards based on each participant’s position with us. The target bonus awards are based on competitive practices and reflect the award to be paid for meeting pre-defined performance goals. Actual awards can range from 0% to 120% of the target bonus award depending on performance. Generally, threshold performance will pay out at 50% of target and achieving stretch performance can result in awards up to 120% of target. Performance below threshold will result in no payout. In order for the bonus plans to be “triggered”, we must achieve a minimum threshold performance of EBITDA.

Performance Measures.  Each participant has pre-defined performance goals that determine his or her cash bonus. We base our bonus plan on two performance categories: a company performance component and an individual performance component. The object is to focus the majority of the awards based on company performance.

Company Performance Component

Our overall financial performance is evaluated against four critical financial measures:

•	EBITDA, after deduction of all executive and management bonus payments;

•	adjusted operating margin, which is equal to our EBITDA less other net revenue divided by our retail sales;

•	comparable store sales, which relates to net revenue of corporate-owned stores that have been open for at least 12 months; and

•	annual inventory turnover, which is equal to our annual cost of goods sold divided by our average quarterly inventory.

If the minimum EBITDA goal is not reached for a given year, there will be no bonus paid with respect to that year.

Other than as set forth above, we are not providing additional details regarding specific metrics associated with our company performance component measures. We consider that information to be highly confidential and proprietary and, if disclosed, it may result in competitive harm to us. However, our goals for EBITDA, adjusted operating margin, comparable store sales and annual inventory turnover, are based on certain internal financial goals set in connection with our board of directors’ consideration and approval of our annual operating plan for 2007 and were set at levels that we believe, although not guaranteed, can be achieved if our executive officers meet or exceed their objectives, if we perform according to our annual operating plan and if the assumptions in our annual operating plan prove correct. The objectives for the executive officers were set at levels that are intended to provide those employees a challenging yet reasonable opportunity to reach the threshold amount, while requiring substantial growth to reach the maximum level. Our annual operating plan is likewise challenging, and though viewed by management as probable, it is not certain of achievement.

Individual Performance Component

At the end of the fiscal year, our Compensation Committee undergoes a subjective review of each executive officer’s performance for the prior year in an effort to determine what percentage of the individual performance component should be awarded to the executive officer.

Bonus Calculation.  Following the completion of each fiscal year, our overall financial performance is assessed against the specific goals established at the start of the year. After all performance results are available, the annual bonus awards are calculated for each participant and approved by our Compensation Committee.

Bonus Plan for Mr. Wilson.  Mr. Wilson continues to be eligible to receive an annual bonus at the discretion of the Compensation Committee of up to 75% of his base salary. While the amount payable to Mr. Wilson as an annual bonus is at the discretion of the Compensation Committee, the Compensation Committee intends to take into consideration the same factors it uses to determine the bonus amount payable to our Chief Executive Officer under our executive bonus plan described above.

Equity-Based Compensation.  We believe that equity awards are an important component of our executive compensation program and that providing a significant portion of our executive officers’ total compensation package in equity-based compensation aligns the incentives of our executives with the interests of our stockholders and with our long-term success. Additionally, we believe that equity-based awards enable us to attract, motivate, retain and adequately compensate executive talent. To that end, we award equity-based compensation in the form of options to purchase our common stock. Our Compensation Committee believes stock options provide executives with a significant long-term interest in our success by only rewarding the creation of stockholder value over time.

Generally, each executive officer is provided with a stock option grant when they join our company based upon their position with us and their relevant prior experience. These inducement grants generally vest in four equal annual installments beginning on the first anniversary of the date of grant to encourage executive longevity and to compensate our executive officers for their contribution over a period of time.

With respect solely to Mr. Meers, a portion of his option award will vest based upon achievement of specified investor rate of return multiples in connection with a sale of substantially all of our assets or the sale by certain of our stockholders of 80% of their capital stock in one transaction or a series of transactions. See “— Grants of Plan Based Awards” for a description of Mr. Meers outstanding options.

Stock options are granted with an exercise price equal to the fair market value of our stock on the date of grant. To date, because there has not been a market for our shares, fair market value has been determined based on the good faith judgment of our board of directors. Following the completion of this offering, we expect to determine fair market value for purposes of stock option pricing based on the closing price of our common stock on the date of grant.

Our Compensation Committee determines the size and terms and conditions of option grants to our executive officers in accordance with the terms of the applicable plan. Equity grants made to our executive officers are recommended by our Compensation Committee and approved by our board of directors.

Fiscal 2006 Option Grants.  Each of Messrs. Meers, Currie, Tattersfield, Jones and Bacon received option grants during fiscal 2006, as set forth below in the Grants of Plan Based Awards Table.

Our Compensation Committee generally considered the following factors when determining the option grant sizes for our executive officers:

•	the executive officer’s position, responsibility and anticipated contributions toward stockholder value;

•	the objective of providing a competitive total compensation package to attract highly skilled executives; and

•	the allocation between cash and equity compensation, with the goal of providing the appropriate mix of each to properly retain and motivate each executive officer over a period of time.

In addition to stock options granted upon commencement of employment with us, our Compensation Committee may recommend, and our board of directors may grant additional stock options to retain our executives or recognize the achievement of corporate goals and/or strong individual performance.

We expect that we will continue to provide new key employees with initial option grants in fiscal 2007 and will continue to rely on retention grants in fiscal 2007 to provide additional incentives for our executive officers.

Effective upon the consummation of this offering, we will implement our 2007 Equity Incentive Plan. For more information relating to our 2007 Equity Incentive Plan, see “Employee Benefit Plans — 2007 Equity Incentive Plan” below. In fiscal 2006 we issued options to purchase shares of common stock in each of our subsidiaries, lululemon canada inc. and lululemon usa inc. under the terms of substantially similar equity incentive plans. As part of our corporate reorganization, which will occur in connection with this offering, all of the outstanding options exercisable for class C shares of lululemon canada inc. and shares of common stock of lululemon usa inc., will be exchanged for options to purchase shares of our common stock under the terms of our 2007 Equity Incentive Plan. We will not issue any more options under either of these predecessor plans. For additional details relating to the reorganization see “Pre-Offering Transactions” above.

Our equity incentive plan will allow for the grant of other forms of equity incentives in addition to stock options, such as grants of restricted stock, restricted stock units and stock appreciation rights. In the future, our Compensation Committee and board of directors may consider awarding such additional or alternative forms of awards to our executive officers, although no decision to use such other forms of award has yet been made.

Severance Arrangements.  We entered into employment agreements or offer letters with each of Messrs. Meers, Tattersfield and Wilson that provide certain severance rights. These agreements were made in order to attract and retain the services of these particular executives. The agreements were the result of negotiations between the parties, which we believe resulted in severance rights that are commercially reasonable and typical of the rights afforded to similarly situated executives in other companies of similar size and stage of development operating in the retail apparel industry.

In each case, the severance payments are contingent on the occurrence of certain termination (or constructive termination) events and, with respect to Messrs. Meers and Wilson, require the executive to execute a release of claims in our favor. These severance arrangements are intended to provide the executive with a sense of security in making the commitment to dedicate his or her professional career to our success. These severance rights do not differ based on whether or not we experience a change in control. The specific terms of these arrangements are discussed in detail below under the heading “— Agreements with Named Executive Officers.”

Other Compensation.  By virtue of the cross-border nature of our operations, our executives may be required to travel extensively for business purposes and may therefore also incur tax obligations in multiple jurisdictions. In addition, certain of our named executives have relocated their principal residence in order to accept employment with us. Accordingly, in order to encourage such business travel and relocation, we provide certain of our executive officers with reasonable automobile, temporary housing allowances and reimbursement of relocation expenses and tax consulting services.

In addition, even though we offer life and disability insurance benefits, such benefits are not generally proportionate to such employee’s base salary. Accordingly, under the terms of his employment agreement, Mr. Meers is entitled to an annual allowance for the purchase of supplemental individual life and disability insurance. Because this allowance is provided, Mr. Meers’ employment agreement does not provide for any special benefits in the event of a cessation of his employment due to death or disability.

The value of these perquisites is identified below in the “— Summary Compensation Table — All Other Compensation.”

We have no current plans to make changes to the employment agreement of either our Chief Executive Officer or Chairman and Chief Product Designer or to the offer letters of our Chief Financial Officer or Chief Operating Officer (except as required by law or as required to clarify the benefits to which our executive officers are entitled as set forth herein) or to levels of benefits and perquisites provided to our executive officers.

Tax and Accounting Considerations Affecting Executive Compensation

We structure our compensation program in a manner that is consistent with our compensation philosophy and objectives. However, while it is our Compensation Committee’s general intention to design the components of our executive compensation program in a manner that is tax efficient for both us and our executives, there can be no assurance that our Compensation Committee will always approve compensation that is tax advantageous for us. Additionally, we do not currently maintain a committee of “outside directors” for the purposes of Section 162(m) under the Internal Revenue Code and, accordingly, any compensation we grant over a $1 million threshold will be subject to a deduction limitation.

Similarly, we endeavor to design our equity incentive awards conventionally, so that they are accounted for under standards governing equity-based arrangements and, more specifically, so that they are afforded fixed treatment under those standards.

Summary Compensation Table

The following table sets forth summary information concerning compensation of our principal executive officer and principal financial officer and each of the next three most highly compensated current executive officers whose total compensation (excluding any compensation as a result of a change in pension value and nonqualified deferred compensation earnings) exceeded $100,000 during fiscal 2004, 2005 and 2006. We refer to these persons as our named executive officers. The dollar amounts shown were converted to U.S. dollars from Canadian dollars using the average of the exchange rates on the last business day of each month during the applicable fiscal year. Applying this formula to fiscal 2006, 2005 and 2004, CDN$1.00 was equal to US$0.882, US$0.834, and US$0.776, respectively.

				Option	All Other
Name and		Salary	Bonus	Awards	Compensation	Total
Principal Position	Fiscal Year	($)	($)(1)	($)(2)	($)(3)	($)

Robert Meers(4)	2006	529,200	188,572	624,996	41,331	1,384,099
Chief Executive Officer	2005	41,700	83,400	—	6,107	131,207
	2004	—	—	—	—	—
John E. Currie(5)	2006	20,580	—	55,434	—	76,014
Chief Financial Officer	2005	—	—	—	—	—
	2004	—	—	—	—	—
Dennis J. Wilson	2006	220,500	70,736	—	36,928	328,164
Chairman and	2005	521,250	12,809,142	—	3,023	13,333,415
Chief Product Designer	2004	199,626	12,134,019	—	—	12,333,645
Mike J. Tattersfield(6)	2006	28,820	106,449	80,842	12,882	228,993
Chief Operating Officer	2005	—	—	—	—	—
	2004	—	—	—	—	—
Brian Bacon(7)	2006	164,052	21,168	2,310	17	187,547
Controller	2005	108,420	133,357	182,195	11	423,983
	2004	72,446	8,400	—	—	80,846
James Jones(8)	2006	134,917	49,882	—	101,220	286,019
Chief HR, Culture &	2005	—	—	—	—	—
Training Officer	2004	—	—	—	—	—

(1)	For fiscal 2006, bonuses consist of: (a) payments made pursuant to discretionary performance bonuses to the following individuals in the following amounts: Mr. Meers — $188,572, Mr. Wilson — $70,736, Mr. Tattersfield — $34,398 and Mr. Bacon — $21,168; and (b) payments made pursuant to signing bonuses to the following individuals in the following amounts: Mr. Tattersfield — $72,051 and Mr. Jones — $49,882.

For fiscal 2005, bonuses consist of: (a) a signing bonus paid to Mr. Meers in the amount of $83,400; (b) a bonus paid to Mr. Wilson in the amount of $12,809,142 that is equal to our Canadian taxable income for that year above a particular threshold; and (c) a one time special bonus and a discretionary bonus paid to Mr. Bacon in the amount of $87,334 and $46,023, respectively.

For fiscal 2004, bonuses consist of: (a) a bonus paid to Mr. Wilson in the amount of $12,134,019 that is equal to our Canadian taxable income for that year above a particular threshold; and (b) a discretionary bonus paid to Mr. Bacon in the amount of $8,400.

(2)	This column reflects the dollar amount recognized for financial accounting reporting purposes for the fiscal year in accordance with SFAS 123(R). See the “Grants of Plan Based Awards Table” for information on stock options granted to our named executives officers in fiscal 2006 (and, with respect to Mr. Bacon, fiscal 2005 as well). These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be realized by the executive officer. The assumptions used in the calculation of the amounts are described in note 11 to our combined consolidated financial statements included in this prospectus.

(3)	For fiscal 2006, all other compensation consist of: (a) payments made on behalf of Mr. Meers for housing and other living expenses in the amount of $28,823 and for expenses associated with a vehicle lease in the amount of $12,508; (b) imputed interest in connection with an interest free loan we made to Mr. Wilson in the amount of $36,917; (c) payments made on behalf of Mr. Tattersfield for housing and other living expenses in the amount of $12,747 and for a Canadian work permit in the amount of $132; (d) payments made on behalf of Mr. Jones for housing, living and relocation expenses in the amount of $59,009 and travel expenses in the amount of $42,211; portions of Mr. Jones’ reimbursed expenses are in dispute between us and Mr. Jones; and (e) life insurance premiums paid on behalf of the following individuals in the following amounts: Mr. Wilson — $12, Mr. Tattersfield — $3 and Mr. Bacon — $17.

For fiscal 2005, all other compensation consists of: (a) payments made on behalf of Mr. Meers for housing and other living expenses in the amount of $5,208 and for expenses associated with a vehicle lease in the amount of $899; (b) imputed interest in connection with an interest free loan we made to Mr. Wilson in the amount of $3,007; and (c) life insurance premiums paid on behalf of the following individuals in the following amounts: Mr. Wilson — $16 and Mr. Bacon $11.

(4)	Mr. Meers joined us as our Chief Executive Officer in December 2005.

(5)	Mr. Currie joined us as our Chief Financial Officer in January 2007.

(6)	Mr. Tattersfield joined us as our Chief Operating Officer in November 2006.

(7)	Mr. Bacon, although no longer an executive officer, served as our principal financial officer during fiscal 2004, fiscal 2005 and fiscal 2006.

(8)	Mr. Jones joined us as an employee in April 2006. Mr. Jones left our employ in January 2007.

Mr. Wilson’s base salary increased dramatically from 2004 to 2005 in order that his pay could be commensurate to other CEO’s in similarly situated companies. In 2004, we were still in our early stages of development and, as such, Mr. Wilson’s base salary was both representative of and limited to what we had available to compensate him at that time. However, in 2005, we grew our operations in comparison to 2004 and, as a result, we were able to pay Mr. Wilson a more appropriate salary for a CEO. Mr. Wilson’s salary decreased dramatically from 2005 to 2006 at his request and because he stepped down as CEO in order to accept the role as Chief Product Designer.

Mr. Wilson’s bonus from 2004 to 2005 was relatively steady and related to his status as our sole stockholder. The bonus paid to Mr. Wilson was equal to our Canadian taxable income for each respective year above a particular threshold. In 2006, his bonus decreased dramatically because under the terms of Mr. Wilson’s sale of 48% of his interest in lululemon to a group of private equity investors he was no longer given a stockholder bonus. His 2006 bonus related solely to a discretionary performance bonus.

Mr. Bacon’s salary increased from 2004 to 2006 at relatively steady rates to reflect his increasing levels of responsibility. In 2005, Mr. Bacon’s bonus increased dramatically as a result of a special bonus paid to him. In addition, Mr. Bacon was also granted a number of stock options in 2005. The result of the special bonus and grant of stock options during 2005 was to increase Mr. Bacon’s overall compensation level relative to 2004 and 2006.

Grants of Plan Based Awards

The following table sets forth each grant of an award made to a named executive officer for the fiscal year ended January 31, 2007.

						All Other
						Option		Grant Date
						Awards:	Exercise or	Fair Value
			Estimated Future Payouts Under			Number of	Base Price	of Stock
			Equity Incentive Plan Awards			Securities	of Option	and Option
		Approval	Threshold	Target	Maximum	Underlying	Awards	Awards
Name	Grant Date	Date	(#)	(#)	(#)	Options	($/Sh)	($)

Robert Meers(1)	07/03/06	01/27/06	15,546	—	200,728	301,091	0.49	449,997
	07/03/06	01/27/06	70,382	—	914,049	1,371,073	0.60	2,049,987
John E. Currie	01/03/07	12/27/06	—	—	—	64,335	0.49	520,290
	01/03/07	12/27/06	—	—	—	292,964	0.60	2,370,210
Mike J. Tattersfield	12/27/06	12/27/06	—	—	—	75,058	0.49	607,005
	12/27/06	12/27/06	—	—	—	341,791	0.60	2,765,245
Brian Bacon	12/27/06	12/27/06	—	—	—	2,144	0.49	17,343
	12/27/06	12/27/06	—	—	—	9,765	0.60	79,007
James Jones(2)	12/27/06	12/27/06	—	—	—	8,578	0.49	69,372
	12/27/06	12/27/06	—	—	—	39,061	0.60	316,028

(1)	Mr. Meers performance-vested options will vest pursuant to certain return multiples received in connection with the sale of substantially all of our assets or the sale by certain of our stockholders of at least 80% of their capital stock in one transaction or a series of transactions.
(2)	None of Mr. Jones’ stock options had vested at the time he left our employ and all of his options terminated according to their terms.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth unexercised stock options, stock that has not yet vested and equity incentive plan awards for each named executive officer outstanding for the fiscal year ended January 31, 2007.

					Equity Incentive
					Plan Awards:							Market
	Number of		Number of		Number of					Number of		Value of
	Securities		Securities		Securities					Shares or		Shares or
	Underlying		Underlying		Underlying		Option			Units of		Units of
	Unexercised		Unexercised		Unexercised		Exercise		Option	Stock That		Stock That
	Options (#)		Options (#)		Unearned		Price		Expiration	Have Not		Have Not
Name	Exercisable		Unexercisable		Options (#)		($)		Date	Vested (#)		Vested ($)

Robert Meers	75,273		225,818	(2)	200,728	(1)	0.49		01/16/16	—		—
	342,768		1,028,305	(2)	914,049	(1)	0.60		01/16/16	—		—
John Currie	—		64,335	(3)	—		0.49		01/02/17	—		—
	—		292,964	(3)	—		0.60		01/02/17	—		—
Mike J. Tattersfield	—		75,058	(4)	—		0.49		12/26/16	—		—
	—		341,791	(4)	—		0.60		12/26/16	—		—
Brian Bacon	—		2,144	(5)	—		0.49		12/26/16	—		—
	—		9,765	(5)	—		0.60		12/26/16	—		—
	19,829	(6)(7)	122,219	(7)(8)	—		0.19	(7)(9)	12/31/10	—		—
	—		—		—		—		—	10,171	(7)(10)	111,870
	—		—		—		—		—	46,776	(7)(11)	514,481
James Jones	—		8,578		—		0.49		(12)	—		—
	—		39,061		—		0.60		(12)	—		—

(1)	The options will vest pursuant to certain return multiples received in connection with a sale of substantially all of our assets or the sale by certain of our stockholders of at least 80% of their capital stock in one transaction or a series of transactions.

(2)	The options will vest in equal installments on each of January 27, 2008, 2009 and 2010 provided that Mr. Meers remains employed with us.

(3)	The options will vest 25% per year on each of January 3, 2008, 2009, 2010 and 2011 provided that Mr. Currie remains employed with us.

(4)	The options will vest 25% per year on each of December 27, 2007, 2008, 2009 and 2010 provided that Mr. Tattersfield remains employed with us.

(5)	The options will vest 25% per year on each of December 27, 2007, 2008, 2009 and 2010 provided that Mr. Bacon remains employed with us.

(6)	Represents 19,829 shares of our common stock that will be issued to Mr. Bacon upon exercise of his options to purchase 355,068 common shares of LIPO USA. Upon exercise of such options, LIPO USA will deliver shares of our common stock it holds in lieu of common shares of LIPO USA. See “Employee Benefit Plans — Stockholder Sponsored Plans — LIPO Investments (USA), Inc.”

(7)	Assumes (a) that our corporate reorganization described in “Pre-Offering Transactions” elsewhere in this prospectus has been completed, and (b) an initial public offering price of $11.00 per share.

(8)	Represents 122,219 shares of our common stock that may be issued to Mr. Bacon upon exercise of his options to purchase 2,364,799 common shares of LIPO USA. Upon exercise of such options, LIPO USA will deliver shares of our common stock it holds in lieu of common shares of LIPO USA. The options to purchase common shares of LIPO USA will vest as follows: 717,608 options will vest on December 5, 2007; 717,608 options will vest on December 5, 2008; 596,742 options will vest on December 5, 2009 and 332,841 options will vest on December 5, 2010. See “Employee Benefit Plans — Stockholder Sponsored Plans — LIPO Investments (USA), Inc.”

(9)	Represents the equivalent per share exercise price per option as if the option was being exchanged directly into shares of our common stock. Each outstanding option to purchase common shares of LIPO USA has a per share exercise price equal to CDN$0.01.

(10)	Represents 10,171 shares of our common stock that may be issued to Mr. Bacon upon the vesting and exchange of restricted stock awards to purchase 180,353 common shares of LIPO USA. The restricted stock awards to purchase common shares of LIPO USA will vest as follows: 76,346 shares will vest on December 5, 2007, 76,346 shares will vest on December 5, 2008 and 27,661 shares will vest on December 5, 2009.

(11)	Represents restricted exchangeable shares of Lulu Canadian Holding, Inc. that are held by Mr. Wilson, in trust for the benefit of Mr. Bacon. Upon vesting, Mr. Wilson will transfer the vested exchangeable shares to Mr. Bacon. If Mr. Bacon’s employment with us terminates, his unvested exchangeable shares will be forfeited. The exchangeable shares will vest as follows: 19,801 exchangeable shares will vest on December 5, 2007, 19,801 exchangeable shares will vest on December 5, 2008 and 7,174 exchangeable shares will vest on December 5, 2009.

(12)	None of Mr. Jones’ stock options had vested at the time he left our employ and all of his options terminated according to their terms.

Options to Purchase Securities

The following table sets forth certain information as of July 1, 2007 concerning outstanding options to purchase shares of our common stock granted to executive officers, non-executive directors, employees and others.

	Optioned Shares	Exercise Price
	(#)	($)		Expiration Date

Executive Officers	200,728	0.49	(1)	01/26/16
	914,049	0.60	(1)	01/26/16
	301,091	0.49		01/26/16
	1,371,073	0.60		01/26/16
	64,335	0.49		01/02/17
	292,964	0.60		01/02/17
	75,058	0.49		12/26/16
	341,791	0.60		12/26/16

Non-Executive Directors	10,079	0.49		01/26/16
	45,897	0.60		01/26/16

Employees and Others	5,039	0.49		01/26/16
	22,948	0.60		01/26/16
	2,144	0.49		08/14/16
	9,764	0.60		08/14/16
	147,959	0.49		12/26/16
	673,807	0.60		12/26/16

(1)	Represents performance vested options that will vest pursuant to certain return multiples received in connection with the sale of substantially all of our assets or the sale by certain of our stockholders of at least 80% of their capital stock in one transaction or a series of transactions.

The following table sets forth shares of our common stock that may be issued to our executive officers, non-executive directors, employees and others as of July 1, 2007 concerning outstanding options to purchase common shares of LIPO USA granted to our executive officers, non-executive directors, employees and others. See “Employee Benefit Plans — Stockholder Sponsored Plans — LIPO Investments (USA), Inc.”

	Optioned Shares		Exercise Price
	(#)		($)		Expiration Date

Executive Officers	—		—		—
Non-Executive Directors	—		—		—
Employees and Others	1,582,357	(1)	$0.19	(2)	12/31/10

(1)	Represents shares of our common stock that may be issued to our employees upon exercise of their options to purchase 30,605,580 common shares of LIPO USA. Upon exercise of such options, LIPO USA will deliver shares of our common stock it holds in lieu of common shares of LIPO USA See “— Employee Benefit Plans — Stockholder Sponsored Plans — LIPO Investments (USA), Inc.”

(2)	Represents the equivalent per share exercise price per option as if the option was being exchanged directly into shares of our common stock. Each outstanding option to purchase common shares of LIPO USA has a per share exercise price equal to CDN$0.01.

Option Exercises and Stock Vested

None of our named executive officers exercised stock options to purchase shares of our common stock or had any stock awards to purchase shares of our common stock that vested during the fiscal year ended January 31, 2007.

None of our named executive officers exercised stock options to purchase common shares of LIPO USA for the fiscal year ended January 31, 2007. The following table sets forth shares of our common stock that may be issued to each of our named executive officers pursuant to stock awards to purchase common shares of LIPO USA or pursuant to a forfeitable share trust arrangement with Mr. Wilson to receive exchangeable shares of Lulu Canadian Holding, Inc. that vested during the fiscal year ended January 31, 2007.

	Stock Awards
			Value Realized
	Number of Shares		on Vesting
Name	Acquired on Vesting (#)(1)		($)(1)

Brian Bacon	4,262	(2)	46,882
	19,801	(3)	217,811

(1)	Assumes (a) that our corporate reorganization described in “Pre-Offering Transactions” elsewhere in this prospectus has been completed, and (b) an initial public offering price of $11.00 per share.

(2)	Represents 4,262 shares of our common stock that may be issued to Mr. Bacon upon the vesting of 76,346 restricted stock awards to purchase common shares of LIPO Investments (USA), Inc.

(3)	Represents 19,801 exchangeable shares of Lulu Canadian Holding, Inc. that are held by Mr. Wilson, in trust for the benefit of Mr. Bacon. Upon vesting, Mr. Wilson will transfer the vested exchangeable shares in the name of Mr. Bacon. If Mr. Bacon is no longer employed with us, his unvested exchangeable shares will be forfeited.

Director Compensation

The following table sets forth the amount of compensation we paid to each of our directors for fiscal 2006. The dollar amounts shown were converted to U.S. dollars from Canadian dollars using the average of the exchange rates on the last business day of each month during fiscal 2006. Applying this formula to fiscal 2006, CDN$1.00 was equal to US$0.882.

						Change in
						Pension Value
	Fees Earned				Non-Equity	and Nonqualified
	or Paid in	Stock	Option		Incentive Plan	Deferred	All Other
	Cash	Awards	Awards		Compensation	Compensation	Compensation		Total
Name	($)	($)	($)(1)		($)	Earnings	($)		($)

Susanne Conrad(2)	23,318	—	12,690	(3)	—	—	94,004	(4)	130,012
Rhoda Pitcher	23,318	—	12,690	(5)	—	—	225,566	(6)	261,574

(1)	This column reflects the dollar amount recognized for financial accounting reporting purposes for the fiscal year in accordance with SFAS 123(R). See the “Grants of Plan Based Awards Table” for information on stock options granted to our named executives officers in fiscal 2006. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the executive officer. The assumptions used in the calculation of the amounts are described in note 11 to our combined consolidated financial statements included in this prospectus.

(2)	Ms. Conrad served as a director of ours from December 2005 until March 2007. Mr. Wilson, our Chairman and Chief Product Designer, is Ms. Conrad’s brother-in-law.

(3)	As of January 31, 2007, Ms. Conrad had outstanding options to purchase 55,976 shares of our common stock, 13,994 of which had previously vested. In connection with her resignation from our board of directors on March 29, 2007, Ms. Conrad forfeited 27,987 of her outstanding options, our board of directors immediately accelerated an additional 13,993 of her options to purchase shares of our common stock and extended the exercise period of her vested options until December 31, 2007. The grant date fair value of the option award in accordance with SFAS 123(R) is equal to $0.91.

(4)	Represents a stock-based compensation expense recognized by us in the amount of $94,004 in connection with the sale by us to Ms. Conrad of 250 shares of series A preferred stock.

(5)	As of January 31, 2007, Ms. Pitcher had outstanding options to purchase 55,976 shares of our common stock. The grant date fair value of the option award in accordance with SFAS 123(R) is equal to $0.91.

(6)	All other compensation for Ms. Pitcher consists of the following: (a) fees and expenses paid to Ms. Pitcher for human resources consulting services provided to us in the amount of $131,562 and (b) a stock-based compensation expense recognized by us in the amount of $94,004 in connection with the sale by us to Ms. Pitcher of 250 shares of series A preferred stock.

Other than compensation paid to Ms. Conrad and Ms. Pitcher, we did not pay any of our other directors for service on our board of directors.

We intend to provide compensation to our non-employee directors for their services following the completion of this offering pursuant to the following policy:

•	Each non-employee director will be paid an annual cash retainer (pro rated for partial-year service) of $30,000.

•	The chair of our Audit Committee will be paid an additional $15,000 annual retainer, and the chair of our Compensation Committee will be paid an annual retainer of $10,000.

•	In addition, each non-employee director will be paid meeting fees of (1) $1,000 per regular or special meeting for in-person attendance, (2) $500 per committee meeting, and (3) $500 per regular or special board meeting for telephone participation.

•	Directors will be reimbursed for reasonable expenses incurred in connection with attending meetings of the board of directors or its committees.

•	Equity compensation will consist of (1) an annual grant of restricted stock awards under our 2007 Equity Incentive Plan having a fair value at the time of grant equal to $30,000, subject to one year vesting and (2) an annual option grant under our 2007 Equity Incentive Plan having a fair value at the time of grant equal to $80,000 subject to four year vesting at 25% per year on each anniversary of the grant date. Other than the first equity grant under the policy, such annual non-employee grants will be made at the conclusion of each annual meeting of stockholders if the director is then a member of our board of directors. Stock option grants will have a 10-year term and an exercise price equal to the fair market value on the date of grant. The first equity grants under the policy will be made on the date of this prospectus with an exercise price equal to the initial public offering price.

Agreements with Named Executive Officers

Robert Meers

On December 5, 2005, we entered into an Employment and Restrictive Covenant Agreement with Robert Meers, our Chief Executive Officer.

The initial term of Mr. Meers’ employment agreement expires on December 4, 2009, unless earlier terminated by us or Mr. Meers.

Under his employment agreement, Mr. Meers receives a minimum annual base salary of CDN$584,300. Mr. Meers is also eligible to receive an annual bonus of up to seventy-five percent (75%) of his base salary for the applicable fiscal year, if specified corporate and individual performance goals, as determined by our board of directors, are met for that year.

In connection with his employment agreement, we granted Mr. Meers an option to purchase 2,786,941 shares of our common stock. Mr. Meers’ options vest as follows: options to purchase 1,114,776 shares will vest pursuant to certain return multiples received in connection with a sale of substantially all of our assets or the sale by certain of our stockholders of at least 80% of their capital stock in one transaction or a series of transactions (an Investor Sale) and options to purchase 418,041 shares of our common stock will vest on each of January 27, 2007, January 27, 2008, January 27, 2009 and January 27, 2010 at a weighted average exercise price of $0.58.

In the event that we consummate a transaction pursuant to which we sell substantially all of our assets or engage in a merger, consolidation, recapitalization, reorganization or any similar transaction pursuant to which our current stockholders dispose of two-thirds of their interest in our capital stock in one transaction or a series of similar transactions (a Change in Control), all of Mr. Meers’ time vested options, to the extent not already exercisable, will vest and become immediately exercisable.

Mr. Meers is entitled to participate in our health insurance, term life insurance, long term disability insurance and other employee benefit arrangements maintained by us for our employees. He is also eligible for reimbursement of up to CDN$17,500 annually for premiums payable with respect to supplemental term life insurance and/or long-term disability insurance, as well as for reimbursement of all of his reasonable business expenses in accordance with our customary reimbursement policies.

If we terminate Mr. Meers’ employment without cause, he will be entitled, provided he agrees to enter into a mutually acceptable release, to:

•	payment of all accrued and unpaid base salary through the date of such termination;

•	payment for all unused vacation and personal days accrued through the date of such termination;

•	monthly severance payments equal to one-twelfth of his base salary as of the date of termination for a period equal to the greater of 24 months or the period remaining until December 5, 2009; and

•	payment of any otherwise unpaid annual bonus payable to him with respect to the fiscal year ending prior to the date of such termination.

For purposes of Mr. Meers’ employment agreement with us, termination “for cause” will be deemed to have occurred upon the happening of the following:

•	dishonesty by Mr. Meers in the course of his employment or the misappropriation of funds by Mr. Meers;

•	a material breach of any agreement with or duty owed to us;

•	a refusal to perform the lawful and reasonable directives of our board of directors; or

•	any other conduct that would constitute just cause at common law.

If Mr. Meers’ employment is otherwise terminated, including for cause, or as a result of his death or disability, or by Mr. Meers himself, then our obligation will be limited solely to the payment of accrued and unpaid base salary through the date of such termination, as well as to his right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit arrangement.

If any payment or benefit due to Mr. Meers would constitute an “Excess Parachute Payment” under the Internal Revenue Code, the amount otherwise payable and benefits otherwise due to him will be limited to ensure that all portions thereof will be tax-deductible to us. Alternatively, Mr. Meers could be required to repay to us the amount of any overpayment.

Mr. Meers is obligated, for 24 months following his termination, not to:

•	participate in a company that competes against us in the United States or Canada;

•	become interested in a company that competes against us;

•	influence or attempt to influence any of our employees, consultants, suppliers, licensors, licensees, contractors, agents, strategic partners, distributors, customers or other persons to terminate or modify such person’s agreement or arrangement with us or any of our affiliates; or

•	solicit for employment or employ or retain (or arrange to have any other person or entity employ or retain) any person who has been employed or retained by us or any of our affiliates within the prior 12 months.

Mr. Meers is also obligated to maintain the confidentiality of our proprietary information. In addition, Mr. Meers agrees that all rights to our proprietary information and intellectual property are and will remain our sole and exclusive property.

Dennis J. Wilson

On December 5, 2005, we entered into an Employment and Restrictive Covenant Agreement with Dennis J. Wilson, our Chairman and Chief Product Designer.

The term of Mr. Wilson’s employment agreement continues until either he or we terminate his employment.

Under his employment agreement, Mr. Wilson receives a minimum annual base salary of CDN$250,000, which is subject to annual review and adjustment. Beginning in 2006, he became eligible for an annual bonus of up to 75% of his base salary for the applicable fiscal year, if specified corporate and individual performance goals, as determined by our board of directors, are met for that year.

Mr. Wilson is entitled to participate in health insurance, term life insurance, long term disability insurance and other employee benefit arrangements generally available to our employees, as well as to vacation time and reimbursement of his reasonable business expenses.

If we terminate Mr. Wilson’s employment without cause, he will be entitled, provided he agrees to a mutually acceptable release, to:

•	payment of all accrued and unpaid base salary through the date of such termination;

•	payment for all unused vacation and personal days accrued through the date of such termination;

•	monthly severance payments equal to one-twelfth of his base salary as of the date of such termination for a period of twenty-four months; and

•	payment of any otherwise unpaid annual bonus payable with respect to the fiscal year ending prior to the date of such termination.

For purposes of Mr. Wilson’s employment agreement with us, termination “for cause” will be deemed to have occurred upon the happening of the following:

•	theft, embezzlement, fraud, or similar acts of misconduct or misappropriation by Mr. Wilson;

•	a material breach of any agreement with or duty owed to us;

•	a refusal to perform the lawful and reasonable directives of our board of directors;

•	any other conduct that would constitute just cause at common law.

If Mr. Wilson’s employment is otherwise terminated, including for cause or as a result of his death or disability, then we will only be obligated to pay him accrued and unpaid base salary through the date of such termination.

Mr. Wilson is obligated, for 24 months following his termination, not to:

•	participate in a company that competes against us in the United States or Canada;

•	become interested in a company that competes against us;

•	influence or attempt to influence any of our employees, consultants, suppliers, licensors, licensees, contractors, agents, strategic partners, distributors, customers or other persons to terminate or modify such person’s agreement or arrangement with us or any of our affiliates; or

•	solicit for employment or employ or retain (or arrange to have any other person or entity employ or retain) any person who has been employed or retained by us or any of our affiliates within the prior 12 months.

Mr. Wilson is also obligated to maintain the confidentiality of our proprietary information. In addition, Mr. Wilson agrees that all rights to our proprietary information and intellectual property are and will remain our sole and exclusive property.

John E. Currie

On December 20, 2006, we entered into an Offer Letter with John E. Currie, our Chief Financial Officer. Mr. Currie’s employment with us began on January 3, 2007.

Under his offer letter, Mr. Currie receives a minimum annual base salary of CDN$325,000, which is subject to annual review and adjustment. Mr. Currie is also eligible to receive an annual performance bonus of at least 60% of his base salary for the applicable fiscal year, if specified corporate and individual performance goals, as determined by our board of directors or Compensation Committee, are met for that year. We also granted Mr. Currie options to purchase 357,299 shares of our common stock at a weighted average exercise price of $0.58 per share to vest 25% per year for four years on each anniversary of the effective grant date of the option.

Mr. Currie is entitled to participate in health insurance, term life insurance, long term disability insurance and other employee benefit arrangements generally available to our employees.

Mike J. Tattersfield

On October 4, 2006, we entered into an Offer Letter with Mike J. Tattersfield, our Chief Operating Officer. Mr. Tattersfield’s employment with us began on November 1, 2006.

Under his offer letter, Mr. Tattersfield receives a minimum annual base salary of $350,000, which is subject to annual review and adjustment. Mr. Tattersfield is also eligible to receive an annual performance bonus of at least sixty percent (60%) of his base salary for the applicable fiscal year, if specified corporate and individual performance goals, as determined by our board of directors or Compensation Committee, are met for that year. We also granted Mr. Tattersfield options to purchase 416,849 shares of our common stock at a weighted average exercise price of $0.58 per share to vest 25% per year for four years on each anniversary of the grant date of the option.

Mr. Tattersfield was also guaranteed reimbursement for reasonable relocation expense incurred by him, provided that such relocation expenses did not exceed $75,000 and $4,500 of tax guidance, advice and tax preparation from KPMG LLP during his first year of service as our Chief Operating Officer.

Mr. Tattersfield is entitled to participate in health insurance, term life insurance, long term disability insurance and other employee benefit arrangements generally available to our employees.

In addition, Mr. Tattersfield shall receive 12 months of salary and medical benefits if his employment should ever be terminated without cause, provided, however, that Mr. Tattersfield executes an appropriate non-disparagement and non-compete agreements with us.

Potential Payments upon Termination of Employment and Change in Control

The following tables set forth the payments and benefits that would be due to each of Messrs. Meers, Wilson and Tattersfield, upon the termination of his employment “without cause” (as that term is defined above with respect to the discussion of each named executive officer’s employment agreement) or, with respect solely to Mr. Meers, upon a Change in Control or Investor Sale. The amounts provided in the tables below assume that each termination (or solely with respect to Mr. Meers, a Change in Control or Investor Sale) was effective as of January 31, 2007 (the last day of our fiscal year). These are merely illustrative of the impact of hypothetical events, based on the terms of arrangements then in effect. The amounts to be payable upon an actual termination of employment or change in control can only be determined at the time of such event, based on the facts and circumstances then prevailing.

Assuming one of the following events occurred on January 31, 2007, Mr. Meers’ payments and benefits have an estimated value of:

			Intrinsic Value of		Intrinsic Value of
			Time-Vested Options		Performance-Vested Options
			Subject to		that vest as a result of an
	Salary Continuation		Acceleration		Investor Sale
	(CDN$)		($) (1)		($) (1)

Termination Without Cause	1,700,000	(2)	—		—
Change in Control	—		13,067,722	(3)(4)	—
Investor Sale	—		—		8,041,006	(4)(5)

(1)	An Investor Sale may also constitute a Change in Control for purposes of accelerated vesting of Mr. Meers’ time-vested options, however, for the purposes of this disclosure, we have assumed each to be discrete transactions.

(2)	This amount represents Mr. Meers’ monthly base salary for a period of 34 months (i.e., February 1, 2007 — December 5, 2009). Such amount will be payable over a 34 month period.

(3)	This amount represents the intrinsic value as of January 31, 2007 of the time-vested portion of Mr. Meers’ stock options that would become vested on an accelerated basis upon a Change in Control. For purposes of this calculation, we have determined the intrinsic value based on the difference between the option exercise price and an assumed Change in Control price equal to the midpoint of the estimated per share offering price range of our common stock indicated on the cover page of this prospectus.

(4)	Because the amounts actually realized with respect to any option grant will depend on the price of our common stock on the date the award is exercised, the amount may or may not ultimately reflect the actual value that could be realized by Mr. Meers with respect to this award.

(5)	This amount represents the intrinsic value as of January 31, 2007 of the performance vested portion of Mr. Meers’ stock option that would become vested upon an Investor Sale on that date. For purposes of this calculation, we have assumed that the price paid in connection with that Investor Sale will be equal to the midpoint of the estimated per share offering price range of our common stock indicated on the cover page of this prospectus. This price will, in turn, determine the return realized by our principal investors; their return will, in turn, determine the portion of the option that then becomes vested. Based on this price, the performance vested portion of the option would become vested with respect to 771,704 shares.

Assuming that Mr. Wilson is terminated “without cause” on January 31, 2007, his payments would have an estimated value of:

Salary
Continuation
(CDN$)

Termination Without Cause	500,000 (1)

(1)	This amount represents Mr. Wilson’s monthly base salary for a period of 24 months. Such amount will be payable over a 24 month period.

Assuming that Mr. Tattersfield is terminated “without cause” on January 31, 2007, his payments and benefits would have an estimated value of:

		Continuation
		of Medical
	Salary Continuation	Benefits
	(CDN$)	(CDN$)

Termination Without Cause	392,112 (1)	17,382 (2)

(1)	This amount represents Mr. Tattersfield’s monthly base salary for a period of 12 months. Such amount will be payable in either a lump sum or monthly at our discretion.

(2)	This amount represents the estimated cost to us to provide Mr. Tattersfield with medical benefits for a period of 12 months.

Employee Benefit Plans

We believe our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of the employees and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate qualified employees, and encourages them to devote their best efforts to our business and financial success. The material terms of our equity incentive plans are described below.

2007 Equity Incentive Plan

General

Effective upon the consummation of this offering, we will implement the 2007 Equity Incentive Plan, which will be approved by our board of directors and by our stockholders prior to this offering. The following discussion is qualified in its entirety by the text of our 2007 Equity Incentive Plan.

Awards

Awards granted under the 2007 Equity Incentive Plan may consist of incentive stock options, non-qualified stock options, stock appreciation rights (SAR), restricted stock grants, and restricted stock units (RSU). Each award is subject to the terms and conditions set forth in the 2007 Equity Incentive Plan and to those other terms and conditions specified by the Committee and memorialized in a written award agreement.

Shares Subject to the 2007 Equity Incentive Plan

Subject to adjustment in certain circumstances as discussed below, the 2007 Equity Incentive Plan authorizes up to 10,000,000 shares of our common stock for issuance pursuant to the terms of the 2007 Equity Incentive Plan. No participant will be granted stock options or SARs in any single calendar year with respect to more than 400,000 shares of our common stock. If and to the extent awards granted under the 2007 Equity Incentive Plan terminate, expire, cancel, or are forfeited without being exercised and/or delivered, the shares subject to such awards again will be available for grant under the 2007 Equity Incentive Plan. Additionally, to the extent any shares subject to an award are tendered and/or withheld in settlement of any exercise price and/or any tax withholding obligation associated with that award, those shares will again be available for grant under the 2007 Equity Incentive Plan.

In the event of any recapitalization, reorganization, merger, stock split or combination, stock dividend or other similar event or transaction, substitutions or adjustments will be made by our Compensation Committee to: (i) to the aggregate number, class and/or issuer of the securities reserved for issuance under the 2007 Equity Incentive Plan; (ii) to the number, class and/or issuer of securities subject to outstanding awards; and (iii) to the exercise price of outstanding options or SARs, in each case in a manner that reflects equitably the effects of such event or transaction.

Administration

The 2007 Equity Incentive Plan will be administered and interpreted by our board of directors or by our Compensation Committee. Our board of directors will have full authority to grant awards under the 2007 Equity Incentive Plan and determine the terms of such awards, including the persons to whom awards are to be granted, the type and number of awards to be granted and the number of shares of our common stock to be covered by each award. Our board of directors will also have full authority to specify the time(s) that which awards will be exercisable or settled.

Eligibility

Employees, directors, consultants and other of our service providers that provide services to us are eligible to participate in the 2007 Equity Incentive Plan, provided, however, that only employees of ours or our subsidiaries are eligible to receive incentive stock options.

Stock Options

General.  Our Compensation Committee may grant options qualifying as incentive stock options (ISO) within the meaning of Section 422 of the Internal Revenue Code and/or non-qualified stock options (NQSO) in accordance with the terms and conditions set forth in the 2007 Equity Incentive Plan.

Term, Purchase Price, Vesting and Method of Exercise of Options.  The exercise price of any stock option granted under the 2007 Equity Incentive Plan will be the fair market value of such stock on the date the option is granted.

Our Compensation Committee may determine the option term for each option; provided, however, that the exercise period of any option may not exceed ten (10) years from the date of grant. Vesting for each option will also be determined by our Compensation Committee.

Generally, payment of the option price may be made (i) in cash, (ii) unless otherwise determined by our Compensation Committee, in shares subject to the option via net-share settlement whereby the cost to exercise the option is satisfied by share withholding, or (iii) by such other method as our Compensation Committee may approve. The participant must pay the option price and the amount of withholding tax due, if any, at the time of exercise. Shares of our common stock will not be issued or transferred upon exercise of the option until the option price and the withholding obligation are fully paid.

SARs

Our Compensation Committee is authorized to grant SARs pursuant to the terms of the 2007 Equity Incentive Plan. Upon exercise of a SAR, the participant is entitled to receive an amount equal to the difference between the fair market value of the shares of our common stock underlying the SAR on the date of grant and the fair market value of the shares of our common stock underlying the SAR on the date of exercise. Such amount may be paid in cash or shares of our common stock as determined by our Compensation Committee.

Effects of Termination of Service with Us

Generally, unless provided otherwise in the award agreement, the right to exercise any option or SAR terminates ninety (90) days following termination of the participant’s relationship with us for reasons other than death, disability or termination for “cause” as defined in the 2007 Equity Incentive Plan. If the participant’s relationship with us terminates due to death or disability, unless provided otherwise in the award agreement, the right to exercise an option or SAR will terminate on the earlier of one year following such termination or the award’s original expiration date. If the participant’s relationship with us is terminated for “cause”, any option or SAR not already exercised will automatically be forfeited as of the date of such termination.

Restricted Stock Awards

Our Compensation Committee is authorized to grant awards of restricted stock. Prior to the end of the restricted period, shares received as restricted stock may not be sold or disposed of by participants, and may be forfeited in the event of termination of employment in certain circumstances. The restricted period generally is established by our Compensation Committee. While the shares remain unvested, a participant may not sell, assign, transfer, pledge or otherwise dispose of the shares. Unless otherwise determined by our Compensation Committee, an award of restricted stock entitles the participant to all of the rights of a stockholder, including the right to vote the shares and the right to receive any dividends thereon.

RSUs

Our Compensation Committee is authorized to issue RSUs pursuant to the terms of the 2007 Equity Incentive Plan. A RSU is a contractual promise to issue shares and/or cash in an amount equal to the fair market value (determined at the time of distribution) of the shares of our common stock subject to the award, at a specified future date, subject to the fulfillment of vesting conditions specified by our Compensation Committee. Prior to settlement, a RSU carries no voting or dividend rights or other rights associated with stock ownership. A RSU award may be settled in our common stock, cash, or in any combination of our common stock and/or cash. However, that a determination to settle a RSU in whole or in part in cash shall be made by our Compensation Committee, in its sole discretion.

Amendment and Termination of the 2007 Equity Incentive Plan

Our board of directors may amend, alter or discontinue the 2007 Equity Incentive Plan at any time. However, any amendment that increases the aggregate number of shares of our common stock that may be issued or transferred under the 2007 Equity Incentive Plan, or changes the class of individuals eligible to participate in the 2007 Equity Incentive Plan, will be subject to approval by our stockholders. An ISO may not be granted after the date, which is ten years from the effective date of the 2007 Equity Incentive Plan (or, if stockholders approve an amendment that increases the number of shares reserved for issuance under the 2007 Equity Incentive Plan, ten years from the date of the amendment). Thereafter, the 2007 Equity Incentive Plan will remain in effect for the purposes of awards other than ISOs, unless and until otherwise determined by our board of directors.

Change of Control

In the event of a change of control of us, our Compensation Committee has discretion to, among other things, accelerate the vesting of outstanding awards, cashout outstanding awards or exchange outstanding awards for similar awards of a successor company. A change of control will be deemed to have taken place upon:

•	the acquisition by any person of direct or indirect ownership of securities representing more than 50% of the voting power of our then outstanding stock;

•	our consolidation, share exchange, reorganization or merger resulting in our stockholders immediately prior to such event not owning at least a majority of the voting power of the resulting entity’s securities outstanding immediately following such event;

•	the sale of substantially all of our assets;

•	our liquidation or dissolution; or

•	the occurrence of any similar transaction deemed by our board of directors to be a change of control.

New Plan Benefits

Because future awards under the 2007 Equity Incentive Plan will be granted at the discretion of our Compensation Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time. However, information regarding our recent practices with respect to annual, long-term and stock-based compensation under other plans is presented above in the “— Summary Compensation Table” and “— Grants of Plan Based Awards Table.”

Section 162(m)

Under the 2007 Equity Incentive Plan, options or SARs granted with an exercise price at least equal to 100% of the fair market value of the underlying shares at the date of grant may satisfy the requirements for treatment as “qualified performance-based compensation.” A number of other requirements must be met, however, in order for those awards to so qualify. Accordingly, there can be no assurance that such awards under the 2007 Equity Incentive Plan will be fully deductible under all circumstances. In addition, other awards under the 2007 Equity Incentive Plan generally will not so qualify, so that compensation paid to certain executives in connection with those awards may, to the extent it and other non-exempt compensation exceed $1 million in any given year, be subject to the deduction limitation of Section 162(m) of the Code.

Our Predecessor Equity Incentive Plans

We previously issued options to purchase shares of common stock in each of our subsidiaries, lululemon canada inc. and lululemon usa inc. Pursuant to our corporate reorganization, that will occur in connection with the closing of this offering, all of the outstanding options exercisable for shares of common stock of our subsidiaries, lululemon canada inc. and lululemon usa inc., will be exchanged for options to purchase an aggregate of 4,478,726 shares of our common stock at a per share weighted average exercise price of $0.58. The substituted options will be granted under the 2007 Equity Incentive Plan. See “Pre-Offering Transactions” as described elsewhere in this prospectus. We will not issue any more awards under either of the equity incentive plans of our subsidiaries, lululemon canada inc. and lululemon usa inc.

Stockholder Sponsored Plans — LIPO Investments (USA), Inc.

Certain of our employees are participants in a stock option plan sponsored by LIPO USA, the LIPO USA Option Plan. LIPO USA, a company controlled by Mr. Wilson, established the LIPO USA Option Plan in December 2005. Awards under the LIPO USA Option Plan consist of stock options and restricted stock. Each award is subject to the terms and conditions set forth in the LIPO USA Option Plan and to those other terms and conditions specified by the LIPO USA board of directors and memorialized in a written award agreement or option certificate.

Upon completion of our corporate reorganization, 30,605,580 options to acquire common shares of LIPO USA will be outstanding under the LIPO USA Option Plan, of which 4,110,511 will be vested and the remainder will vest over the next three years with the final vesting date on December 5, 2010, and 5,285,154 restricted common shares of LIPO USA will be outstanding under the LIPO USA Option Plan, of which 2,940,237 will be vested and the remainder will vest over the next three years with the final vesting date on December 5, 2010.

A holder may exercise such holder’s options any time after they are vested. Upon exercise of the options, LIPO USA will deliver to such holder shares of our common stock which are held by LIPO USA in lieu of common shares of LIPO USA. A holder of restricted common shares may tender such shares to LIPO USA in exchange for shares of our common stock. Up to 387,768 shares of our common stock which are held by LIPO USA may be delivered to holders of vested options upon exercise of their vested options and holders of vested common shares.

All of our shares of common stock which may be issued to participants of the LIPO USA Option Plan will be owned by LIPO USA. Upon completion of the offering, all shares of our common stock which are held by LIPO USA will be issued and outstanding. As a result, the delivery and transfer of our shares of common stock upon a participant’s exercise of such participant’s vested LIPO USA options or exchange of such participant’s vested common shares of LIPO will have no accounting impact on us.

If an employee forfeits any of his LIPO USA shares or options, such as upon termination of employment prior to vesting, beneficial ownership of the corresponding shares of our common stock which could have been issued to such employee upon exercise of options or exchange of vested common shares will effectively be transferred to Mr. Wilson as the sponsor of the plan. An employee’s forfeiture of his interest in the LIPO USA shares or options and corresponding shares of our common stock will have no accounting impact on us.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Person Transactions for Fiscal 2004, 2005 and 2006

Other than compensation agreements and other arrangements which are described under “Management,” the matters described under “Legal Proceedings” and the transactions described below, since February 1, 2004, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, holders of more than five percent of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Stock Purchase Agreement dated December 5, 2005

On December 5, 2005, we entered into a stock purchase agreement with certain parties, including certain of our affiliates, pursuant to which:

•	We issued an aggregate of 107,995 shares of our series A preferred stock resulting in aggregate proceeds to us of approximately $92.8 million. Of these shares, 85,796 shares of series A preferred stock were issued to funds managed by our affiliate, Advent International Corporation, resulting in aggregate proceeds to us of approximately $73.7 million.

•	We issued 116,994 shares of our series TS preferred stock to one of our then current stockholders, an entity controlled by Mr. Wilson, in exchange for 115,594 shares of participating preferred stock of lululemon usa inc.

Pursuant to the stock purchase agreement, we also entered into a stockholders agreement and registration rights agreement with certain of our stockholders and an indemnity agreement with Mr. Wilson, our founder and majority stockholder, among other ancillary agreements. See “— Stockholders Agreement” and “— Registration Rights Agreement” below. Pursuant to the indemnity agreement with Mr. Wilson, Mr. Wilson agreed to indemnify us for all expenses and costs associated with litigation with a third party web site developer arising from the termination of a profit sharing arrangement associated with our retail website for our products. On February 7, 2007, we settled our dispute with the web site developer by agreeing to pay the developer approximately $7.2 million. In connection with the settlement, we waived Mr. Wilson’s obligation to us arising under the indemnity agreement to indemnify us for such amount.

Stockholders Agreement

In connection with the private placement of our capital stock in December 2005, we entered into a stockholders agreement with the investors of our series A preferred stock and series TS preferred stock and certain of their affiliates. In accordance with this agreement, the holders of our capital stock agree to vote their shares in favor of election to our board of directors of three individuals designated by affiliates of Advent International Corporation, three individuals designated by affiliates of Mr. Wilson and one individual designated by affiliates of Highland Capital Partners. Accordingly, Messrs. Mussafer, Collins and Meers, the designees of affiliates of Advent International Corporation, Mr. Wilson, Mr. Martin and Ms. Pitcher, the designees of affiliates of Mr. Wilson, and Mr. Stemberg, the designee of affiliates of Highland Capital Partners, have been elected to our board of directors. Our stockholders agreement also provides that upon a decision to proceed with an initial underwritten public offering, including this offering, each of our stockholders will be required to cause a reorganization of our and certain of our subsidiaries capital stock such that Lulu USA and Lulu Canada become our direct or indirect wholly owned subsidiaries. See “Pre Offering Transactions” above. In addition, the stockholders agreement provides certain of our stockholders’ rights with respect to our capital stock, including rights of first refusal, preemptive rights and participation rights in the sale of shares of our capital stock. The rights of first refusal, preemptive rights and participation rights do not apply to issuances by us in an initial underwritten public offering of our common stock, including this offering. The stockholders agreement, and all of the rights of our stockholders under the agreement, will be terminated upon the closing of this offering. See “— Agreement and Plan of Reorganization.”

Registration Rights Agreement

Pursuant to the terms of the reorganization agreement, Advent International GPE V Limited Partnership, Advent International GPE V-A Limited Partnership, Advent International GPE V-B Limited Partnership, Advent International GPE V-G Limited Partnership, Advent International GPE V-I Limited Partnership, Advent Partners III Limited Partnership, Advent Partners GPE V Limited Partnership, Advent Partners GPE V-A Limited Partnership, Advent Partners GPE V-B Limited Partnership, Brooke Private Equity Advisors Fund I-A, Limited Partnership, Brooke Private Equity Advisors Fund I (D), Limited Partnership, Highland Capital Partners VI Limited Partnership, Highland Capital Partners VI-B Limited Partnership, Highland Entrepreneurs’ Fund VI Limited Partnership and Slinky Financial ULC, have the right to include certain of their shares in this offering. Of the foregoing listed stockholders, the selling stockholders have requested that we include up to an aggregate of 14,090,909 (or up to 16,550,909 if the underwriters exercise in full their option to purchase additional shares) of the shares of our common stock that they receive in our corporate reorganization in this offering. This number may be decreased prior to the effectiveness of the registration statement to which this offering relates by Goldman, Sachs & Co., the lead co-managing underwriter in this offering, in its sole discretion. We are obligated to pay all expenses in connection with such registration (other than underwriting commissions or discounts).

In addition, the reorganization agreement provides for the amendment and restatement of a registration rights agreement providing for certain registration rights after the closing of this offering. Pursuant to the terms of an amended and restated registration rights agreement, Advent International GPE V Limited Partnership, Advent International GPE V-A Limited Partnership, Advent International GPE V-B Limited Partnership, Advent International GPE V-G Limited Partnership, Advent International GPE V-I Limited Partnership, Advent Partners III Limited Partnership, Advent Partners GPE V Limited Partnership, Advent Partners GPE V-A Limited Partnership, Advent Partners GPE V-B Limited Partnership, Brooke Private Equity Advisors Fund I-A, Limited Partnership, Brooke Private Equity Advisors Fund I (D), Limited Partnership, Highland Capital Partners VI Limited Partnership, Highland Capital Partners VI-B Limited Partnership, Highland Entrepreneurs’ Fund VI Limited Partnership, Rhoda Pitcher, Susanne Conrad, Dennis Wilson, Oyoyo Holdings, Inc., Five Boys Investments ULC, LIPO Investments (USA), Inc. and Slinky Financial ULC, who will collectively hold 76.3% of our common stock after completion of this offering, will be entitled to certain rights with respect to the registration of their shares of our common stock under the Securities Act after the completion of this offering. For more information, see “Description of Capital Stock — Registration Rights.”

Subscription of Series A Preferred Stock With Certain Directors

On April 12, 2006, Ms. Pitcher, a current member of our board of directors, and Susanne Conrad, a former member of our board of directors, entered into a subscription agreement with us whereby each purchased 250 shares of our series A preferred stock for an aggregate purchase price of CDN$250,000, respectively. The sale of series A preferred stock to Ms. Pitcher closed on June 14, 2006 and the sale of series A preferred stock to Ms. Conrad closed on July 6, 2006. In connection with the sale of shares of our series A preferred stock to Ms. Pitcher and Ms. Conrad, we recognized a charge in fiscal 2006 in an aggregate amount of $188,008 as stock-based compensation expense.

Manufacturing Agreement

Mr. Wilson previously held a 50% ownership interest in Harmony Manufacturing Inc., one of our suppliers. During fiscal 2004, 2005 and 2006, we purchased goods from Harmony Manufacturing aggregating $3,825,241, $6,377,454 and $6,388,158, respectively. Mr. Wilson disposed of his ownership interest in Harmony Manufacturing on December 31, 2006.

Franchise Agreements

Mr. Wilson previously held a direct ownership interest in our Australia franchise and our two Victoria, British Columbia franchises. During fiscal 2004, 2005 and 2006, we received payments from our Australia franchise for the purchase of goods and payments associated with royalty fees aggregating CDN$337,352, CDN$907,715 and CDN$689,596, respectively. Mr. Wilson held a 75% ownership interest in our Australia franchise prior to disposing of his interest to a third party on January 31, 2007. During fiscal 2004, 2005 and 2006 and the first three months during fiscal 2007, we received payments from one of our Victoria, British Columbia franchises for the purchase of goods and payments associated with royalty fees aggregating CDN$1,714,038, CDN$3,443,065, CDN$4,127,478 and CDN$1,061,789, respectively. Mr. Wilson held a 50% ownership interest in this Victoria, British Columbia franchise prior to disposing of his interest to his sister-in-law and her husband on January 2, 2007. During fiscal 2005 and 2006 and the first three months during fiscal 2007, we received payments from our other Victoria, British Columbia franchise for the purchase of goods and payments associated with royalty fees aggregating CDN$160,257, CDN$339,937 and CDN$46,033, respectively. Mr. Wilson held a 50% ownership interest in this Victoria, British Columbia franchise prior to disposing of his interest to his sister-in-law and her husband on December 31, 2006. As of January 31, 2007, Mr. Wilson’s sister-in-law and her husband held a 100% interest in each Victoria, British Columbia franchise.

Loans to Directors and Executive Officers

In December 2005, we paid Mr. Wilson an estimated stockholder bonus based on estimated Canadian taxable income for fiscal 2005. At the end of fiscal 2005, we recorded the difference between the actual bonus and the estimated bonus as a loan to Mr. Wilson in the amount of $222,400. Mr. Wilson repaid the loan without interest in January 2007.

Loans to and from Oyoyo Holdings, Inc.

In December 2004, lululemon canada inc., or Lulu Canada, made a loan in the principal amount of CDN$2,342,299 to Oyoyo Holdings, Inc., an entity controlled by Mr. Wilson. On the same day, Oyoyo Holdings made a loan of US$1,940,685 (all of the proceeds of the loan from Lulu Canada) to lululemon usa inc., or Lulu USA. The offsetting loans had no stated term of repayment and carried no interest. On December 5, 2005, substantially all of the principal balances on the off-setting loans were repaid. The remaining outstanding balance on each of the offsetting loans of US$9,329 was repaid in April 2007.

Relationships Among Members of our Board of Directors

Mr. Wilson is Ms. Conrad’s brother-in-law. Mr. Wilson receives no compensation for service on our board of directors since he is an employee director. Ms. Conrad received the amount of compensation typically paid to directors of ours that were not employees of ours or employees of our affiliates during fiscal 2006. During fiscal 2006 Ms. Conrad was paid CDN$26,438 for service on our board of directors and was granted options to purchase 55,976 shares of our common stock at a weighted average exercise price of $0.58 per share. She was also reimbursed for out of pocket costs incurred by her in connection with her service on our board of directors. Ms. Conrad resigned from our board of directors in March 2007.

Rhoda Pitcher Consulting Fees

During fiscal 2005 and 2006 Ms. Pitcher, one of our directors, provided human resources consulting services to us. During fiscal 2005 and 2006 we paid Ms. Pitcher $18,000 and $131,562, respectively, for her consulting services. Ms. Pitcher no longer provides consulting services to us.

Executive Search Services Performed by Corporate Match

During fiscal 2006 we hired an executive search firm, Corporate Match, to perform executive search services for us. Janet Jones, wife of our former executive officer Jimmy Jones, serves as the managing partner of and is one of the founding partners of Corporate Match. During fiscal 2006, we paid Corporate Match approximately $414,966 in fees.

Loans to the Company

Mr. Wilson made a stockholder loan to us in the amount of CDN$5,300,000 in April 2004 and CDN$9,063,456 in June 2005. The loan had no stated term of repayment and carried no interest. The loan was repaid in full on December 5, 2005.

Agreement and Plan of Reorganization

Prior to the date of this prospectus, we did not own 100% of our operating subsidiaries, Lulu Canada and Lulu USA. In connection with this offering, we have entered into an agreement of reorganization with certain of our affiliates which include our existing stockholders, Lulu Canada, Lulu Canadian Holding, LIPO Canada, LIPO USA and Mr. Wilson, in his individual capacity and in his capacity as trustee pursuant to a trust arrangement established for the benefit of the minority stockholders of LIPO USA and LIPO Canada, pursuant to which Lulu Canada and Lulu USA will in effect become our direct or indirect wholly-owned subsidiaries. Upon completion of this corporate reorganization, we will issue shares of our common stock to our existing stockholders and to Slinky Financial ULC, a company controlled by Mr. Wilson which owns shares of LIPO Canada. Slinky is offering those shares of our common stock in this offering. In addition, Lulu Canadian Holding will issue exchangeable shares to other holders of common shares of LIPO Canada, including Mr. Wilson. We will also issue special voting shares to all the holders of exchangeable shares. For additional information on the agreement of reorganization and the terms of our corporate reorganization, see “Pre-Offering Transactions — Agreement and Plan of Reorganization.” Pursuant to the terms of the reorganization agreement, we have also agreed to provide Advent International GPE V Limited Partnership, Advent International GPE V-A Limited Partnership, Advent International GPE V-B Limited Partnership, Advent International GPE V-G Limited Partnership, Advent International GPE V-I Limited Partnership, Advent Partners III Limited Partnership, Advent Partners GPE V Limited Partnership, Advent Partners GPE V-A Limited Partnership, Advent Partners GPE V-B Limited Partnership, Brooke Private Equity Advisors Fund I-A, Limited Partnership, Brooke Private Equity Advisors Fund I (D), Limited Partnership, Highland Capital Partners VI Limited Partnership, Highland Capital Partners VI-B Limited Partnership and Highland Entrepreneurs’ Fund VI Limited Partnership certain audited and unaudited financial and budget information, subject to their agreement to keep such information confidential. Our obligation to provide this type of information to the foregoing shareholders is deemed satisfied to the extent such information is included in our filings with the SEC.

Prior to the completion of the offering, we and the selling stockholders will enter into a contribution agreement. Pursuant to the terms of the contribution agreement, in the event that any of the selling stockholders incurs any losses, claims, damages or liabilities under the Securities Act, Canadian securities laws or otherwise, insofar as such losses (or actions in respect thereof) arise out of or are based upon a determination that such selling stockholder is an underwriter within the meaning of the Securities Act, we and the other selling stockholders will contribute to such losses on a pro rata basis.

Indemnification Agreements and Directors and Officers Liability Insurance

Our amended and restated bylaws limit the personal liability of our directors to us or our stockholders for monetary damages for breaches of fiduciary duty as a director to the fullest extent permitted by the General Corporation Law of the Sate of Delaware. A general description of these provisions is contained under the heading “Description of Capital Stock — Indemnification and Limitation of Director and Officer Liability.” In addition, we intend to obtain directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts. We also intend to enter into agreements to indemnify our directors and executive officers. A general description of the provisions of these agreements is contained under the heading “Description of Capital Stock — Indemnification and Limitation of Director and Officer Liability.”

Our Policies Regarding Related Party Transactions

In April 2007, we adopted a written statement of policy with respect to related party transactions, which is administered by our Audit Committee. Under our related party transaction policy, a “Related Party Transaction” is any transaction, arrangement or relationship between us or any of our subsidiaries and a Related Person not including any transactions involving less than $60,000 when aggregated with all similar transactions, or transactions that have received pre-approval of our Audit Committee. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest in such entity.

Pursuant to our related party transaction policy, a Related Party Transaction may only be consummated or may only continue if:

•	Our Audit Committee approves or ratifies such transaction in accordance with the terms of the policy; or

•	the chair of our Audit Committee pre-approves or ratifies such transaction and the amount involved in the transaction is less than $100,000, provided that for the Related Party Transaction to continue it must be approved by our Audit Committee at its next regularly scheduled meeting.

If advance approval of a Related Party Transaction is not feasible, then that Related Party Transaction will be considered and, if our Audit Committee determines it to be appropriate, ratified, at its next regularly scheduled meeting. If we decide to proceed with a Related Party Transaction without advance approval, then the terms of such Related Party Transaction must permit termination by us without further material obligation in the event our Audit Committee ratification is not forthcoming at our Audit Committee’s next regularly scheduled meeting.

Transactions with Related Persons, though not classified as Related Party Transactions by our related party transaction policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information known to us with respect to beneficial ownership of our common stock that will exist as of July 26, 2007 by:

•	each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding shares of common stock;

•	each of our directors;

•	the selling stockholders;

•	each of our named executive officers; and

•	all of our current executive officers and directors as a group.

In the table below, the number of shares of our common stock beneficially owned before the offering assumes that our corporate reorganization as described in “Pre-Offering Transactions” elsewhere in this prospectus has been completed including the issuance of 73,027,532 shares of our common stock in connection therewith, including 24,254,627 shares of our common stock issuable upon the exchange of an equal number of exchangeable shares of Lulu Canadian Holding, Inc. (assuming an initial public offering price of $11.00 per share).

Beneficial ownership is determined in accordance with the rules of the SEC. Shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days of July 26, 2007, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options or warrants, but are not deemed outstanding for calculating the percentage of any other person. Percentage of beneficial ownership is based upon shares of our common stock that will exist as of July 26, 2007, and 75,336,623 shares of our common stock outstanding after this offering (including 24,254,627 shares of our common stock issuable upon the exchange of an equal number of exchangeable shares of Lulu Canadian Holding, Inc. outstanding as of the date of this prospectus). The table below assumes the underwriters do not exercise their option to purchase additional shares. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o lululemon athletica inc., 2285 Clark Drive, Vancouver, British Columbia, Canada, V5N 3G9.

	Shares Beneficially		Shares	Shares Beneficially
	Owned Before Offering		Being	Owned After Offering
Beneficial Owner	Number	Percentage	Offered	Number	Percentage

Dennis Wilson(1)	36,403,664	49.8%	6,818,182	29,585,482	39.3%
Advent International Corporation(2)	27,788,800	38.1%	7,222,220	20,566,580	27.3%
Highland Capital Partners(3)	6,995,786	9.6%	—	6,995,786	9.3%
Brooke Private Equity Advisors(4)	194,335	*	50,507	143,828	*
Steven J. Collins	—	*	—	—	*
RoAnn Costin	—	*	—	—	*
R. Brad Martin	—	*	—	—	*
Robert Meers(5)	418,041	*	—	418,041	*
David Mussafer(6)	27,788,800	38.1%	7,222,220	20,566,580	27.3%
Rhoda Pitcher(7)	91,652	*	—	91,652	*
Thomas Stemberg	—	*	—	—	*
Brian Bacon(8)	137,197	*	—	137,197	*
John Currie	—	*	—	—	*
James Jones	—	*	—	—	*
Mike Tattersfield	—	*	—	—	*
All directors and executive officers as a group (10 persons)(1)(5)(6)(7)	64,702,157	88.1%	14,040,402	50,661,755	66.9%

*	Less than 1%.

(1)	Includes 22,153,652 shares of our common stock issuable upon the exchange of an equal number of exchangeable shares of Lulu Canadian Holding, Inc. held by Mr. Wilson, 6,820,860 shares of our common stock held by LIPO Investments (USA), Inc., with respect to which Mr. Wilson exercises voting control, 6,818,182 shares of our common stock held by Slinky Financial ULC, an entity Mr. Wilson controls, 608,170 shares of our common stock issuable upon the exchange of an equal number of exchangeable shares of Lulu Canadian Holding, Inc. held by Mr. Wilson as trustee and 2,800 shares of our common stock issuable upon the exchange of an equal number of exchangeable shares of Lulu Canadian Holding, Inc. held by Five Boys Investments ULC, an entity which Mr. Wilson controls. In the offering, Slinky Financial ULC will be entitled to sell 6,818,182 shares of our common stock. Immediately prior to this offering, Mr. Wilson will beneficially own 36,403,664 shares (or 49.8%) of our common stock, or 47.0% of our common stock on a fully diluted basis. Immediately after this offering, Mr. Wilson will beneficially own 29,585,482 shares, (or 39.3%) of our common stock, or 37.1% of our common stock on a fully diluted basis.

(2)	Includes 3,700,812 shares owned by Advent International GPE V Limited Partnership, 9,191,461 shares owned by Advent International GPE V-A Limited Partnership, 7,766,327 shares owned by Advent International GPE V-B Limited Partnership, 5,933,089 shares owned by Advent International GPE V-G Limited Partnership, 890,383 shares owned by Advent International GPE V-I Limited Partnership, 47,937 shares owned by Advent Partners III Limited Partnership, 128,909 shares owned by Advent Partners GPE V Limited Partnership, 47,937 shares owned by Advent Partners GPE V-A Limited Partnership and 81,945 shares owned by Advent Partners GPE V-B Limited Partnership (collectively, the “Advent Funds”) prior to the offering. The Advent Funds collectively purchased their interest in shares of our capital stock on December 5, 2005. Immediately prior to this offering, the Advent Funds will own 27,788,800 shares (or 38.1%) of our common stock, or 35.9% of our common stock on a fully diluted basis. In the offering, Advent International GPE V Limited Partnership will be entitled to sell 961,829 shares of our common stock (or a total of 1,287,168 shares if the underwriters exercise in full their option to purchase additional shares), Advent International GPE V-A Limited Partnership will be entitled to sell 2,388,831 shares of our common stock (or a total of 3,196,853 shares if the underwriters exercise in full their option to purchase additional shares), Advent International GPE V-B Limited Partnership will be entitled to sell 2,018,443 shares of our common stock (or a total of 2,701,182 shares if the underwriters exercise in full their option to purchase additional shares), Advent International GPE V-G Limited Partnership will be entitled to sell 1,541,991 shares of our common stock (or a total of 2,063,569 shares if the underwriters exercise in full their option to purchase additional shares), Advent International GPE V-I Limited Partnership will be entitled to sell 231,408 shares of our common stock (or a total of 309,682 shares if the underwriters exercise in full their option to purchase additional shares), Advent Partners III Limited Partnership will be entitled to sell 12,459 shares of our common stock (or a total of 16,673 shares if the underwriters exercise in full their option to purchase additional shares), Advent Partners GPE V Limited Partnership will be entitled to sell 33,503 shares of our common stock (or a total of 44,835 shares if the underwriters exercise in full their option to purchase additional shares), Advent Partners GPE V-A Limited Partnership will be entitled to sell 12,459 shares of our common stock (or a total of 16,673 shares if the underwriters exercise in full their option to purchase additional shares) and Advent Partners GPE V-B Limited Partnership will be entitled to sell 21,297 shares of our common stock (or a total of 28,501 shares if the underwriters exercise in full their option to purchase additional shares). Immediately after this offering, the Advent Funds will own 20,566,580 shares (or 27.3%) of our common stock, or 25.8% of our common stock on a fully diluted basis. If the underwriters exercise in full their option to purchase additional shares, the Advent Funds will beneficially own 18,123,664 shares (or 24.1%) of our common stock, or 22.7% of our common stock on a fully diluted basis. Advent International Corporation is the managing member of Advent International LLC which is the general partner of GPE GP Limited Partnership which is the general partner of each of Advent International GPE V Limited Partnership, Advent International GPE V-A Limited Partnership, Advent International GPE V-B Limited Partnership, Advent International GPE V-G Limited Partnership and Advent International GPE V-I Limited Partnership. Advent International Corporation is the managing member of Advent International LLC which is the general partner of each of Advent Partners III Limited Partnership, Advent Partners GPE V Limited Partnership, Advent Partners GPE V-A Limited Partnership and Advent Partners GPE V-B Limited Partnership. Advent International Corporation exercises voting and investment power over the shares held by each of these entities and may be deemed to have beneficial ownership of these shares. The address of Advent International Corporation and each of the funds listed above is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

(3)	Includes 4,378,397 shares owned by Highland Capital Partners VI Limited Partnership (“Highland Capital VI”), 2,400,379 shares owned by Highland Capital Partners VI-B Limited Partnership (“Highland Capital VI-B”), and 217,010 shares owned by Highland Entrepreneurs’ Fund VI Limited Partnership (“Highland Entrepreneurs’

Fund” and together with Highland Capital VI and Highland Capital VI-B, the “Highland Investing Entities”) prior to this offering. The Highland Investing Entities collectively purchased their shares of our capital stock on December 5, 2005. Immediately prior to this offering, the Highland Investing Entities will own 6,995,786 shares (or 9.6%) of our common stock, or 9.0% of our common stock on a fully diluted basis. Immediately after this offering, the Highland Investing Entities will own 6,995,786 shares (or 9.3%) of our common stock, or 8.8% of our common stock on a fully diluted basis. Highland Management Partners VI Limited Partnership (“HMP”) is the general partner of Highland Capital VI and Highland Capital VI-B. HEF VI Limited Partnership (“HEF”) is the general partner of Highland Entrepreneurs’ Fund. Highland Management Partners VI, Inc. (“Highland Management”) is the general partner of both HMP and HEF. Robert J. Davis, Robert F. Higgis, Paul A. Maeder, Daniel J. Nova, Jon G. Auerbach, Sean M. Dalton, Corey M. Mulloy, and Fergal J. Mullen are the managing directors of Highland Management (together, the “Managing Directors”). Highland Management, as the general partner of the general partners of the Highland Investing Entities, may be deemed to have beneficial ownership of the shares held by the Highland Investing Entities. The Managing Directors have shared voting and investment control over all the shares held by the Highland Investing Entities and therefore may be deemed to share beneficial ownership of the shares held by Highland Investing Entities by virtue of their status as controlling persons of Highland Management. Each of the Managing Directors disclaims beneficial ownership of the shares held by the Highland Investing Entities, except to the extent of such Managing Director’s pecuniary interest therein. The address for the entities affiliated with Highland Capital Partners is 92 Hayden Avenue, Lexington, MA 02421.

(4)	Includes 155,469 shares owned by Brooke Private Equity Advisors Fund I-A, Limited Partnership and 38,866 shares owned by Brooke Private Equity Advisors Fund I (D), Limited Partnership (collectively, the “Brooke Funds”) prior to this offering. The Brooke Funds collectively purchased their interest in shares of our capital stock on December 5, 2005. Immediately prior to this offering, the Brooke Funds will own 194,335 shares (or 0.3%) of our common stock, or 0.3% of our common stock on a fully diluted basis. In the offering, Brooke Private Equity Advisors Fund I-A, Limited Partnership will be entitled to sell 40,406 shares of our common stock (or a total of 54,073 shares if the underwriters exercise in full their option to purchase additional shares) and Brooke Private Equity Advisors Fund I (D), Limited Partnership will be entitled to sell 10,101 shares of our common stock (or a total of 13,518 shares if the underwriters exercise in full their option to purchase additional shares). Immediately after this offering, the Brooke Funds will own 143,828 shares (or 0.2%) of our common stock, or 0.2% of our common stock on a fully diluted basis. If the underwriters exercise in full their option to purchase additional shares, the Brooke Funds will beneficially own 126,744 shares (or 0.2%) of our common stock, or 0.2% of our common stock on a fully diluted basis. Brooke Private Equity Advisors, L.P. is the general partner of Brooke Private Equity Management, LLC which is the general partner of each of Brooke Private Equity Advisors Fund I-A and Brook Private Equity Advisors Fund I(D). Brooke Private Equity Advisors, L.P. as the managing member of the general partner of each of the Brooke Funds, may be deemed to have beneficial ownership of the shares held by each of these entities. Voting and investment power over the shares beneficially owned by Brooke Private Equity Advisors L.P. is shared by Peter A. Brooke, John F. Brooke and H.J. von der Goltz. The address of Brooke Private Equity Advisors and each of the funds listed above is c/o Brooke Private Equity Advisors, 114 State Street, 6th Floor, Boston, MA 02109.

(5)	Includes 418,041 shares of our common stock issuable upon exercise of options held by Mr. Meers that may be exercised within 60 days of July 26, 2007.

(6)	Mr. Mussafer is the Managing Director of Advent International Corporation and may be deemed to beneficially own the shares held by the Advent Funds. Immediately prior to this offering, Advent International Corporation will beneficially own 27,788,800 shares (or 38.1%) of our common stock, or 35.9% of our common stock on a fully diluted basis. Immediately after this offering, Advent International Corporation will beneficially own 20,566,580 shares (or 27.3%) of our common stock, or 25.8% of our common stock on a fully diluted basis. If the underwriters exercise in full their option to purchase additional shares, Advent International Corporation will beneficially own 18,123,664 shares (or 24.1%) of our common stock, or 22.7% of the shares of common stock on a fully diluted basis, of which Mr. Mussafer will be deemed to beneficially owned. Mr. Mussafer disclaims beneficial ownership of all shares held by Advent International Corporation.

(7)	Includes 13,994 shares of our common stock issuable upon exercise of options held by Ms. Pitcher that may be exercised within 60 days of July 26, 2007. Immediately prior to this offering, Ms. Pitcher will own 77,658 shares or (0.1%) of our common stock, or 0.1% of our common stock on a fully diluted basis. Immediately after this offering, Ms. Pitcher will own 77,658 shares (or 0.1%) of our common stock, or 0.1% of our common stock on a fully diluted basis.

(8)	Includes 107,707 shares of our common stock issuable upon the exchange of an equal number of exchangeable shares of Lulu Canadian Holding, Inc. held by Mr. Bacon, 19,829 shares of our common stock issuable upon the exchange of vested options to purchase common shares of LIPO Investments (USA), Inc. and 9,661 shares of our common stock issuable upon the exchange of nonforfeitable shares to purchase common shares of LIPO Investments (USA), Inc. Immediately prior to this offering, Mr. Bacon will own 137,197 shares (or 0.2%) of our common stock, or 0.2% of our common stock on a fully diluted basis. Immediately after this offering, Mr. Bacon will own 137,197 shares (or 0.2%) of our common stock, or 0.2% of our common stock on a fully diluted basis.

DESCRIPTION OF CAPITAL STOCK

In connection with our initial public offering, we will complete a series of transactions involving the reorganization of our capital stock and the capital stock of our subsidiaries as a result of which Lulu USA and Lulu Canada will become our direct or indirect wholly-owned subsidiaries. We refer to these transactions as our corporate reorganization. Upon completion of our corporate reorganization, with the exception of exchangeable shares that will be issued by Lulu Canadian Holding and which are described in greater detail below, all equity and voting interests in our organization will be held through lululemon athletica inc., the issuer of the shares offered in this prospectus. For additional information relating to our corporate reorganization, see “Pre-Offering Transactions.”

General

Upon the closing of this offering, our authorized capital stock, after giving effect to our corporate reorganization, will consist of 200,000,000 shares of our common stock, par value $0.01 per share, 30,000,000 shares of special voting stock, par value $0.00001 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. Prior to our reorganization we had no holders of record of shares of our common stock. After giving effect to the reorganization and prior to the completion of this offering, we expect to have 18 holders of record of our common stock. The following description summarizes the terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our form of amended and restated certificate of incorporation and our form of amended and restated bylaws, as in effect immediately following the closing of this offering, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Holders of our common stock are entitled to one vote for each share for the election of directors and on all other matters submitted to a vote of stockholders, and do not have cumulative voting rights in the election of directors. Whenever corporate action is to be taken by vote of the stockholders, it becomes authorized upon receiving the affirmative vote of a majority of the votes cast by all stockholders entitled to vote on the matter. Subject to preferences that may be granted to any holders of another class of shares, holders of our common stock are entitled to receive ratably only those dividends as may be declared by our board of directors out of funds legally available therefor, as well as any distributions to our stockholders. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any class of our shares that has a liquidation preference over our common stock.

Holders of our common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until our board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in our control without further action by the stockholders.

The issuance of our preferred stock could have the effect of delaying, deferring, or preventing a change in our control. Upon the completion of the offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

Special Voting Stock

The number of shares of our special voting stock, or special voting shares, that we will issue in connection with our corporate reorganization will be equal to the number of exchangeable shares that are issued by Lulu Canadian Holding in our corporate reorganization. The special voting shares will be issued to holders of exchangeable shares. Holders of special voting shares will be able to vote in person or by proxy on any matters put before holders of our common stock at any stockholders meeting. Each special voting share carries one vote. Such votes may be exercised for the election of directors and on all other matters submitted to a vote of our stockholders.

Our special voting shares do not entitle their holders to receive dividends or distributions from us or to receive any consideration in the event of our liquidation, dissolution or winding-up. To the extent exchangeable shares are exchanged for shares of our common stock, a number of special voting shares as corresponds to the number of exchangeable shares thus exchanged will be cancelled without consideration.

Exchangeable Shares of Lulu Canadian Holding and Related Agreements

The following is a summary of the rights, privileges, restrictions and conditions attaching to the exchangeable shares of Lulu Canadian Holding. Because this description is a summary, it does not contain all the information that may be important to you. For a complete description you should refer to the plan of arrangement and exchangeable shares provision of Lulu Canadian Holding, the exchange trust agreement and the exchangeable share support agreement, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

In connection with our corporate reorganization, each holder of LIPO Canada common shares will exchange certain such shares for exchangeable shares issued by Lulu Canadian Holding.

The exchangeable shares of Lulu Canadian Holding, together with the special voting shares, are intended to be the economic equivalent to shares of our common stock. The rights, preferences, restrictions and conditions attaching to the exchangeable shares include the following:

•	Any holder of exchangeable shares is entitled at any time to require Lulu Canadian Holding to redeem any or all of the exchangeable shares registered in such holder’s name in exchange for one share of our common stock for each exchangeable share presented and surrendered, plus a cash payment in an amount equal to any accrued and unpaid dividends on such exchangeable shares at the time of redemption. However, shares of our common stock issuable upon an exchange of exchangeable shares will not be delivered other than pursuant to an effective registration statement filed with the SEC, which we will not file prior to the first anniversary of the closing of this offering, or pursuant to an exemption from registration under U.S. and Canadian securities laws. The right of a holder of exchangeable shares to require Lulu Canadian Holding to redeem such holder’s exchangeable shares is referred to herein as the put right.

•	If we declare a dividend on our common stock, the holders of exchangeable shares are entitled to receive from Lulu Canadian Holding the same dividend, or an economically equivalent dividend, on their exchangeable shares.

•	Holders of exchangeable shares are not entitled to receive notice of or to attend any meeting of the stockholders of Lulu Canadian Holding or to vote at any such meeting, except as required by law or as specifically provided in the exchangeable share conditions.

•	Lulu Canadian Holding will have the right to force the exchange of all exchangeable shares for shares of our common stock (and payment of any accrued and unpaid dividends on the exchangeable shares) at any time after the earlier of (i) the 40th anniversary of our corporate reorganization, (ii) the date on which fewer than 10% of the originally issued exchangeable shares remain outstanding or (iii) the occurrence of certain specified events such as a change of control of us. The right of Lulu Canadian Holding to force the exchange of all exchangeable shares is referred to herein as the call right.

•	The right of holders of exchangeable shares to require Lulu Canadian Holding to redeem their exchangeable shares and the right of Lulu Canadian Holding to redeem the exchangeable shares, both as described above, are subject to the overriding right of Lululemon Callco ULC, or Callco, our wholly owned subsidiary, to purchase such shares at a rate of one share of our common stock for each exchangeable share, together with all declared and unpaid dividends on such exchangeable share.

•	Holders of exchangeable shares will be entitled to vote their special voting shares.

Exchange Trust Agreement

In connection with the issuance of exchangeable shares as part of our corporate reorganization, we will also enter into an exchange trust agreement with Lulu Canadian Holding and a third party-trustee named therein, or the trustee.

Under the exchange trust agreement, the holders of exchangeable shares may instruct the trustee to exercise the right to require Callco to purchase all outstanding exchangeable shares in certain events. The purchase price payable by Callco for the exchangeable shares will be equal to one share of our common stock for each exchangeable share, together with any accrued and unpaid dividend on the exchangeable share.

In accordance with the terms of the exchangeable share support agreement described below, we will not exercise any voting rights with respect to any exchangeable shares held by us or our subsidiaries, although we may appoint proxy-holders with respect to such exchangeable shares for the sole purpose of attending meetings of the holders of exchangeable shares in order to be counted as part of the quorum for such meetings.

With the exception of administrative changes for the purpose of adding covenants of any or all parties for the protection of the beneficiaries thereunder, making certain necessary amendments or curing or correcting any ambiguity, inconsistent provision, or manifest error (in each case provided that our board of directors and the board of directors of Lulu Canadian Holding is of the good faith opinion that such changes or corrections are not prejudicial to the rights or interests of the holders of the exchangeable shares), the exchange trust agreement may not be amended without the approval of the holders of the exchangeable shares given in the manner specified therein.

The trust created by the exchange trust agreement will continue until the earliest to occur of the following events:

•	no outstanding exchangeable shares or shares or rights convertible into or exchangeable for exchangeable shares are held by a beneficiary (other than by us or any of our subsidiaries); and

•	we and Lulu Canadian Holding together elect in writing to terminate the exchange trust agreement and such termination is approved by the beneficiaries as set forth in the provisions to the exchangeable shares.

Exchangeable Share Support Agreement

In connection with the issuance of the exchangeable shares as part of our corporate reorganization, we will enter into an exchangeable share support agreement with Lulu Canadian Holding and Callco.

Pursuant to the exchangeable share support agreement, for so long as any exchangeable shares (other than exchangeable shares held by us or any of our subsidiaries) remain outstanding:

•	Lulu Canadian Holding and we will take all actions and do all things as are reasonably necessary or desirable to enable and permit it and us, in accordance with applicable law, to perform our respective obligations and complete all such actions and all such things as are necessary or desirable to enable and permit us to deliver or cause to be delivered shares of our common stock to the holders of exchangeable shares who exercise their put rights.

•	Lulu Canadian Holding, Callco and we will take all such actions and do all things as are necessary or desirable to enable and permit them and us, in accordance with applicable law, to perform our respective obligations arising upon the exercise by Lulu Canadian Holding or Callco of their rights to acquire exchangeable shares, including without limitation all such actions and all such things as are necessary or desirable to enable and permit us to deliver or cause to be delivered shares of our common stock to the holders of exchangeable shares in accordance with the provisions of the such rights.

•	Neither we nor Lulu Canadian Holding may take any action in order to liquidate, dissolve or wind-up, each a voluntary liquidation, or proceed with any voluntary liquidation, unless the other concurrently takes action to voluntarily liquidate or proceeds with a voluntary liquidation.

We will send to the holders of exchangeable shares, to the extent not already sent to holders of the special voting shares, the notice of each meeting at which our stockholders are entitled to vote, together with the related meeting materials, including without limitation, any circular or information statement. Such mailing will commence on the same day as we send such notice and materials to our stockholders. We will also send to the holders of exchangeable shares copies of all information statements, interim and annual financial statements, reports and other materials that we send to our stockholders at the same time as such materials are sent to our stockholders. We will also use reasonable efforts to obtain and deliver a copy of any materials sent by a third party to our stockholders, including dissident proxy and information circulars (and related information and materials) and tender and exchange offer circulars, as soon as reasonably practicable after receipt of such materials by us or by our stockholders (if such receipt is known by us), to the extent not already sent to holders of the special voting shares.

The exchangeable share support agreement provides that, in the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to the shares of our common stock which is recommended by our board of directors, we will use all reasonable efforts expeditiously and in good faith to take all actions necessary or desirable to enable and permit holders of exchangeable shares to participate in such transaction to the same extent and on an economically equivalent basis as holders of shares of our common stock, without discrimination.

In order to assist us in complying with our obligations under the exchangeable share support agreement, Lulu Canadian Holding and Callco are required to notify us as soon as practicable upon the exercise of their rights to acquire exchangeable shares.

In order to assist Lulu Canadian Holding in complying with its obligations under the exchangeable share support agreement, we will notify Lulu Canadian Holding as soon as possible upon a proposed declaration by us of any dividend on our shares of common stock and take all such other actions as are reasonably necessary, in cooperation with Lulu Canadian Holding, to ensure that the respective declaration date, record date and payment date for a dividend on our shares of common stock shall be the same as the declaration date, record date and payment date for the corresponding dividend on the exchangeable shares, subject to all applicable laws.

Under the exchangeable share support agreement, we have agreed not to exercise any voting rights attached to the exchangeable shares owned by us or any of our subsidiaries on any matter considered at meetings of holders of exchangeable shares.

With the exception of administrative changes for the purpose of adding covenants of any or all parties, making certain necessary amendments or curing or correcting any ambiguity, inconsistent provision or manifest error (in each case provided that our board of directors and the boards of directors of Lulu Canadian Holding and Callco are of the good faith opinion that such changes or corrections are not prejudicial to the rights or interests of the holders of the exchangeable shares), the exchangeable share support agreement may not be amended without the approval of the holders of the exchangeable shares as provided in the exchangeable share support agreement.

Options to Purchase Common Stock

Upon completion of this offering, there will be outstanding options to purchase 4,478,726 shares of our common stock at a weighted average exercise price of $0.58 per share. In addition, in connection with this offering, we expect to grant options to purchase 200,500 shares of our common stock under our 2007 Equity Incentive Plan to certain of our non-executive employees, each with an exercise price equal to the initial public offering price.

Registration Rights

Pursuant to the terms of an amended and restated registration rights agreement that will be effective upon completion of the reorganization, Advent International GPE V Limited Partnership, Advent International GPE V-A Limited Partnership, Advent International GPE V-B Limited Partnership, Advent International GPE V-G Limited Partnership, Advent International GPE V-I Limited Partnership, Advent Partners III Limited Partnership, Advent Partners GPE V Limited Partnership, Advent Partners GPE V-A Limited Partnership, Advent Partners GPE V-B Limited Partnership, Brooke Private Equity Advisors Fund I-A, Limited Partnership, Brooke Private Equity Advisors Fund I (D), Limited Partnership, Highland Capital Partners VI Limited Partnership, Highland Capital Partners VI-B Limited Partnership, Highland Entrepreneurs’ Fund VI Limited Partnership, Rhoda Pitcher, Susanne Conrad, Dennis Wilson, Oyoyo Holdings, Inc., Five Boys Investments ULC, LIPO Investments (USA), Inc. and Slinky Financial ULC, who will collectively hold 76.3% of our common stock after completion of this offering, will be entitled to certain rights with respect to the registration of their shares of our common stock under the Securities Act after the completion of this offering. The registration rights agreement provides that if we determine to register any of our securities under the Securities Act after the initial public offering, either for our own account or for the account of a security holder or holders, the holders of registration rights are entitled to written notice of the registration and are entitled to include their shares of our common stock in such registration. In addition, the holders of registration rights may demand us to use our best efforts to effect the registration of their shares of our common stock on up to three occasions. All of these registration rights are subject to certain conditions and limitations, including the right of underwriters to limit the number of shares included in an offering. In general, we are required to pay all registration expenses except any underwriting discounts and applicable selling commissions. We are also obligated to indemnify the holders of registration rights and any underwriter, and the holders of registration rights are required to indemnify us, for certain liabilities in connection with offerings conducted under the amended and restated registration rights agreement.

Indemnification and Limitation of Director and Officer Liability

As permitted by Section 102 of the Delaware General Corporation Law, we intend to adopt provisions in our amended and restated certificate of incorporation and bylaws that limit the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

•	any breach of their duty of loyalty to the corporation or the stockholder;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated bylaws also will provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law and that we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions. We believe that indemnification under our amended and restated certificate of incorporation and our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties.

Our amended and restated certificate of incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our amended and restated certificate of incorporation or Section 145 of the Delaware General Corporation Law would permit indemnification. We intend to obtain directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

In connection with this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers, which is in addition to and may be broader than the indemnification provided for in our charter documents. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

The underwriting agreement also provides for indemnification by the underwriters of our officers and directors for specified liabilities under the Securities Act of 1933.

Anti-Takeover Effects of Provisions of Our Charter, Our Bylaws and Delaware Law

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon completion of this offering, as summarized below, and applicable provisions of the Delaware General Corporation Law may make it more difficult for or prevent a third party from acquiring control of us or changing our board of directors and management. These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or in our management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies furnished by them and to discourage certain types of transactions that may involve an actual or threatened change in our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Undesignated Preferred Stock.  The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of our company. This may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

No Cumulative Voting.  Our amended and restated certificate of incorporation and our amended and restated bylaws do not provide for cumulative voting in the election of directors. The combination of ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting will make it more difficult for our other stockholders to replace our board of directors or for another party to obtain control of us by replacing our board of directors.

Stockholder Meetings.  Our charter documents provide that a special meeting of stockholders may be called only by our chairman of the board or president, or upon a resolution adopted by or affirmative vote of a majority of the board of directors, and not by the stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals.  Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

Elimination of Stockholder Action by Written Consent.  Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Election and Removal of Directors.  Upon closing of this offering, our amended and restated certificate of incorporation and bylaws will provide for our board of directors to be divided into three classes, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date the acquiring party obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

Directors may be removed with cause by the vote of a two-thirds of the shares represented in person or by proxy at a meeting entitled to vote generally in the election of directors, voting as a single class.

Size of Board and Vacancies.  Our amended and restated certificate of incorporation provides that the number of directors on our board of directors will be fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled solely by the vote of our remaining directors in office. Any vacancies in our board of directors resulting from death, resignation or removal from office or other cause will be filled solely by the vote of our remaining directors in office.

Section 203 of the Delaware General Corporation Law.  We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, with the following exceptions:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent,

by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

•	Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Nasdaq Global Market Listing

Our common stock has been approved for listing on the NASDAQ Global Market under the symbol “LULU.”

Toronto Stock Exchange

The Toronto Stock Exchange has conditionally approved the listing of our common stock under the symbol “LLL.” Listing is subject to us fulfilling all the listing requirements of the Toronto Stock Exchange, including distribution of our common stock to a minimum number of public security holders.

Transfer Agent and Registrar

The U.S. transfer agent and registrar for our common stock is Computershare Trust Company, N.A., and the Canadian transfer agent and registrar is Computershare Investor Services Inc. The primary share register will be located in Denver, Colorado, with branch registers located in Vancouver, British Columbia and Toronto, Ontario for the Canadian transfer agent. The transfer agent’s telephone number, to reach either the U.S. or Canadian transfer agent, is (800) 962-4284 or (303) 262-0600.

Auditors

Our auditors are PricewaterhouseCoopers, LLP whose address is 250 Howe Street, Vancouver, British Columbia, Canada, V6C 3S7.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could reduce prevailing market prices. Some shares will not be available for sale shortly after this offering because of contractual and legal restrictions on sale as described below. Sales of substantial amounts of our common stock in the U.S. or Canadian public market after any of these restrictions on sale lapse could adversely affect the prevailing market price of our common stock and impair our ability to raise equity capital in the future.

Upon the completion of this offering, 75,336,623 shares of our common stock will be outstanding. All shares of common stock sold in this offering, other than up to 820,000 shares to be sold in our directed share program, will be freely tradable in the United States and Canada, without restriction or registration under the Securities Act or qualification by prospectus under Canadian securities laws unless they are purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act, or by our control persons within the meaning of Canadian securities laws, or by persons who are subject to the lock-up agreements described below to the extent sales of such shares are prohibited by the terms of such lock-up agreements. All remaining shares were issued and sold by us in private transactions and are eligible for public sale in the United States if registered under the Securities Act or sold in accordance with Rule 144 or Rule 701 under the Securities Act. These remaining shares are “restricted securities” within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market in the United States only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, as summarized below.

As a result of contractual lock-up agreements with us or the underwriters as described below, and subject to the provisions of Rules 144 and 701 under the Securities Act described below, these restricted securities will be available for sale in the public market as follows:

	Shares Eligible
Days after Date of this Prospectus	for Sale	Comment

180 days	34,681,996	Lock-up terminates; shares eligible for sale under Rule 144 and Rule 701
Thereafter	24,254,627	Shares eligible for sale upon expiration of their respective one-year holding period

Some of the shares in the table above, including shares held by executive officers and directors, listed as not being saleable until 180 days after the date of this prospectus may become saleable at a sooner date, as described under “Lock-up Agreements” below.

Lock-Up Agreements

We and our directors, officers and stockholders, holding in the aggregate 58,936,623 shares of our common stock outstanding after this offering, have entered into contractual lock-up agreements with representatives of the underwriters, pursuant to which, subject to certain exceptions, for a period of 180 days following the date of this prospectus, we and our directors, officers and stockholders will not offer, sell, assign, transfer, pledge or contract to sell or otherwise dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock without the prior written consent of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Goldman, Sachs and Merrill Lynch may, in their sole discretion, at any time and without prior notice, release all or any portion of the shares from the restrictions contained in any such lock-up agreements.

Hold-back Provisions

The reorganization agreement includes “hold-back” provisions that prohibit dispositions of shares of our common stock for a 180-day period following an underwritten public offering of our common stock, including this offering. Specifically, our stockholders who are party to the reorganization agreement have agreed not to offer, sell, assign, transfer, pledge or contract to sell or otherwise dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, including the exchangeable shares of Lulu Canadian Holding, in connection with an underwritten public offering of our common stock.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of this offering, a person who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares in the public market in the United States within any three-month period that does not exceed the greater of:

•	one percent of the number of shares of our common stock then outstanding, which will equal 753,366 shares immediately after this offering; and

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 in the United States are also subject to requirements regarding the manner of sale, notice, and the availability of current public information about us. Rule 144 also provides that affiliates that sell shares of our common stock that are not restricted shares in the United States must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, may sell those shares in the United States without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

Under Rule 701, shares of our common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our 2007 Equity Incentive Plan may be resold, to the extent not subject to lock-up agreements, in the United States beginning 90 days after the date of this prospectus:

•	by persons other than affiliates, subject only to the manner-of-sale provisions of Rule 144; and

•	by affiliates, subject to the manner-of-sale, current public information, and filing requirements of Rule 144.

As of the date of this prospectus, options to purchase a total of 4,478,726 shares of our common stock were outstanding (excluding 200,500 shares of our common stock issuable upon exercise of options expected to be granted in connection with this offering).

Form S-8 Registration Statements

We intend to file one or more registration statements on Form S-8 under the Securities Act following this offering to register for the purposes of U.S. federal securities laws the shares of our common stock that are issuable pursuant to our 2007 Equity Incentive Plan. These registration statements are expected to be filed and become effective as soon as practicable after the effective date of this offering. Shares covered by these registration statements will then be eligible for sale in the public markets in the United States, subject to the lock-up agreements and, if applicable, to Rule 144 limitations applicable to affiliates.

Registration Rights

After this offering, and subject to the lock-up agreements, Advent International GPE V Limited Partnership, Advent International GPE V-A Limited Partnership, Advent International GPE V-B Limited Partnership, Advent International GPE V-G Limited Partnership, Advent International GPE V-I Limited Partnership, Advent Partners III Limited Partnership, Advent Partners GPE V Limited Partnership, Advent Partners GPE V-A Limited Partnership, Advent Partners GPE V-B Limited Partnership, Brooke Private Equity Advisors Fund I-A, Limited Partnership, Brooke Private Equity Advisors Fund I (D), Limited Partnership, Highland Capital Partners VI Limited Partnership, Highland Capital Partners VI-B Limited Partnership, Highland Entrepreneurs’ Fund VI Limited Partnership, Rhoda Pitcher, Susanne Conrad, Dennis Wilson, Five Boys Investments ULC, LIPO Investments (USA), Inc. and Slinky Financial ULC, who will collectively hold 76.3% of our common stock after completion of this offering, will be entitled to certain rights with respect to the registration of their shares of our common stock under the Securities Act after the completion of this offering. For more information, see “Description of Capital Stock — Registration Rights.” After such registration, these shares of our common stock will become freely tradable without restriction under the Securities Act. These sales could have a material adverse effect on the prevailing market price of our common stock.

After the first anniversary of the date of this prospectus, we will file a registration statement in the United States to register either the issuance of up to 24,254,627 shares of our common stock upon the exchange of the then outstanding exchangeable shares of Lulu Canadian Holding, Inc. or the resale of up to 24,254,627 shares of our common stock. In the case of a registration of shares of our common stock issuable upon the exchange of exchangeable shares, the registered shares will be freely tradeable under applicable securities laws, subject to the restrictions applicable to affiliates or control persons described above. In the case of a resale registration, the holders of the registered shares or the exchangeable shares exchangeable for such registered shares will be required to agree in writing to limit the volume of public sales of the registered shares to the number of shares which such holders would have been permitted to sell under Rule 144 if the shares were “control securities” under Rule 144.

Additional Restrictions for Sales in Canada

The sale of any of our common stock in the public market in Canada by Mr. Wilson and affiliates of Advent International Corporation (as our controlling stockholders) will be subject to restrictions under applicable Canadian securities laws in addition to those restrictions noted above, unless the sale is qualified under a prospectus filed with Canadian securities regulatory authorities or if prior notice of the sale has been filed with the Canadian securities regulatory authorities at least seven days before any sale.

Sales under the procedure noted above are also subject to other requirements and restrictions regarding the manner of sale, payment of commissions, reporting and availability of current public information about us and compliance with applicable Canadian securities laws.

UNITED STATES FEDERAL TAX CONSIDERATIONS FOR
NON-UNITED STATES HOLDERS OF COMMON STOCK

The following is a general discussion of the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock by a non-U.S. holder. In general, a non-U.S. holder is a beneficial owner of common stock that is:

•	an individual who is not a citizen or resident of the U.S.;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) that is not organized or created in or under the laws of the United States or any State thereof or the District of Columbia;

•	an estate that is not taxable in the United States on its worldwide income; or

•	a trust that (i) is not subject to primary supervision over its administration by a U.S. court or is not subject to the control of a U.S. person with respect to all substantial trust decisions and (ii) has not elected to be treated as a U.S. person pursuant to applicable Treasury regulations.

If a non-U.S. holder is a partner in a partnership, or an entity treated as a partnership for U.S. federal income tax purposes that holds our common stock, the non-U.S. holder’s tax treatment generally will depend upon the non-U.S. holder’s tax status and upon the activities of the partnership. Persons holding common stock through a partnership should consult a tax advisor concerning the tax consequences of such ownership.

An individual who is not a citizen of the U.S. may be deemed to be a U.S. resident in any calendar year by virtue of being present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in that calendar year (counting for such purposes all of the days present in that year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). U.S. residents are generally subject to U.S. federal income tax in the same manner as U.S. citizens.

This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, the final and temporary U.S. Treasury regulations promulgated thereunder and published administrative and judicial interpretations thereof, all as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect.

This discussion does not address all aspects of U.S. federal taxation, and in particular is limited as follows:

•	the discussion assumes that a non-U.S. holder holds our common stock as a capital asset and that the non-U.S. holder does not have a special tax status, such as a financial institution, an insurance company, a hybrid entity, a tax-exempt organization or a broker-dealer or trader in securities;

•	the discussion does not consider tax consequences that depend upon a non-U.S. holder’s particular tax situation;

•	the discussion does not consider special tax rules that may apply to a non-U.S. holder who holds our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

•	the discussion does not consider special tax provisions that may be applicable to a non-U.S. holder that has relinquished U.S. citizenship or residence;

•	the discussion does not cover U.S. federal gift tax consequences, state, local or non-U.S. tax consequences;

•	the discussion does not consider the tax consequences for stockholders, partners, owners or beneficiaries of a non-U.S. holder; and

•	we have not requested a ruling from the Internal Revenue Service, or IRS, on the tax consequences of owning the common stock. As a result, the IRS could disagree with portions of this discussion.

Each prospective purchaser of common stock is advised to consult a tax advisor with respect to current and possible future U.S. federal income and estate tax consequences of purchasing, owning and disposing of our common stock as well as any tax consequences that may arise under the laws of any state, municipality or other taxing jurisdiction within or outside the U.S.

Distributions

Distributions paid on the shares of common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution first will be treated as a tax-free return of the non-U.S. holder’s basis in the shares of common stock, reducing that adjusted basis, and the balance of the distribution in excess of the non-U.S. holder’s adjusted basis will be taxed as capital gain recognized on a sale or exchange of the common stock.

Subject to the discussion below regarding effectively connected income, a U.S. withholding tax of 30% generally will be imposed on any distribution we make to a non-U.S. holder, to the extent it constitutes a dividend under the rules described in the preceding paragraph, unless a reduced withholding tax rate is specified by an applicable income tax treaty and the non-U.S. holder complies with applicable certification requirements.

The 30% withholding tax does not apply, and instead the dividends are taxed on a net income basis at regular graduated rates and in the manner applicable to U.S. persons, if a non-U.S. holder is engaged in a trade or business in the United States and if dividends on the common stock are effectively connected with the conduct of such trade or business and, if an applicable U.S. income tax treaty requires, are attributable to a permanent establishment which the non-U.S. holder maintains in the United States. In that case, we will not have to withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification requirements. In addition, if the non-U.S. holder is a foreign corporation, a “branch profits tax” may be imposed at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits, as adjusted for certain items.

To obtain the benefit of a reduced withholding tax rate under a treaty, or to claim an exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, a non-U.S. holder generally must provide us or our paying agent, as the case may be, with a properly completed IRS Form W-8BEN, for treaty benefits, or W-8 ECI, for effectively connected income, prior to the payment of the dividends. These forms must be periodically updated. If a non-U.S. holder holds common stock through a foreign partnership or a foreign intermediary, the partnership or intermediary may also need to satisfy certification requirements.

If withholding results in an overpayment of tax, a non-U.S. holder may obtain a refund of the excess by timely filing with the IRS an appropriate claim for refund along with the required information.

Gain On Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

•	the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States, in which case the gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, unless an applicable treaty provides otherwise, and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above may also apply;

•	we are or have been a United States real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock; in this case, the non-U.S. holder may be subject to U.S. federal income tax on its net gain derived from the disposition of our common stock at regular graduated rates. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. If we are, or were to become, a USRPHC, gain realized upon disposition of our common stock by a non-U.S. holder that did not directly or indirectly own more than 5% of our common stock during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock generally would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Code. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC; or

•	if a non-U.S. holder (i) is an individual, (ii) holds the common stock as a capital asset, (iii) is present in the United States for 183 or more days during the taxable year of the sale and (iv) certain conditions are met, then the non-U.S. holder will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the non-U.S. holder is not considered a resident of the U.S.

Information Reporting Requirements and Backup Withholding

We must report annually to the IRS the amount of dividends paid to each non-U.S. holder, the name and address of the holder, and the amount of any tax withheld from the payment. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting the dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

Under some circumstances, U.S. Treasury regulations require additional information and backup withholding (currently at a rate of 28%) on some payments on our common stock. The gross amount of dividends paid to a non-U.S. holder that fails to certify its status as a non-U.S. holder in accordance with applicable U.S. Treasury regulations (or paid to a person whom the payor has actual knowledge or reason to know is a U.S. person as defined in the Code) generally will be reduced by backup withholding at the applicable rate.

In addition, a non-U.S. holder may have to comply with specific certification procedures to establish its non-U.S. status in order to avoid information reporting and backup withholding on proceeds from a disposition of common stock.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. When withholding results in an overpayment of taxes, a refund may be obtained if the required information or appropriate claim for refund is timely furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Federal Estate Tax

A non-U.S. holder who is an individual and owns common stock at the time of his or her death, or who had made certain lifetime transfers of an interest in common stock while retaining certain powers, rights or interests in the stock, will be required to include the value of that common stock in his or her gross estate for U.S. federal estate tax purposes, and therefore may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

The foregoing discussion is only a summary of material U.S. federal income and estate tax consequences of the ownership, sale or other disposition of common stock by non-U.S. holders. Each non-U.S. holder is urged to consult a tax advisor with respect to the particular tax consequences of ownership and disposition of common stock, including the effect of any U.S., state, local, non-U.S. or other tax laws, and any applicable income or estate tax treaty.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada), which we refer to herein as the Canadian Tax Act, generally applicable as of the date hereof to the purchase, holding and disposition of our common stock acquired pursuant to this offering. This summary is applicable only to a purchaser who, at all relevant times, is resident in Canada, deals with us at arm’s length, is not affiliated with us, is not in a relationship with us such that we would be considered a “foreign affiliate” of such purchaser and holds or will hold our common stock as capital property (a “Canadian Holder”) all within the meaning of the Canadian Tax Act. Shares of common stock will generally be considered to be capital property to a purchaser unless the purchaser holds such shares in the course of carrying on a business or has acquired the shares in a transaction or transactions considered to be an adventure in the nature of trade.

This summary does not apply to a Canadian Holder that is a “financial institution” for the purposes of the mark-to-market rules or a Canadian Holder an interest in which is a “tax shelter investment” (both as defined in the Canadian Tax Act). Such holders should consult their own tax advisors.

This summary is based upon the current provisions of the Canadian Tax Act and the regulations thereunder, specific proposals to amend the Canadian Tax Act (the “Proposed Amendments”) which have been announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and our understanding of the administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary assumes that the Proposed Amendments will be enacted in the form proposed and does not take into account or anticipate any other changes in law, whether by way of judicial, legislative or governmental decision or action, nor does it take into account provincial, territorial or non-Canadian income tax legislation or considerations which may differ from the Canadian federal income tax considerations discussed herein. No assurances can be given that the Proposed Amendments will be enacted as proposed or at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed herein.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to an investment in common stock. The tax consequences of acquiring, holding and disposing of common stock will vary according to the status of the purchaser, the province or provinces in which the purchaser resides or carries on business and, generally, the purchaser’s own particular circumstances, including any tax requirements imposed on a purchaser by a jurisdiction outside of Canada. Accordingly, the following summary is of a general nature only and is not intended to constitute legal or income tax advice to any particular purchaser. Prospective purchasers should consult their own tax advisors with respect to the income tax consequences of investing in our common stock, based on the purchaser’s particular circumstances.

For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of our common stock, including dividends, adjusted cost base and proceeds of disposition, must be expressed in Canadian dollars. If in the future we decide to pay dividends in U.S. dollars, Canadian Holders may realize greater or lesser income by virtue of changes in foreign currency exchange rates. The amount of capital gains and losses may also be affected by virtue of changes in foreign currency exchange rates. For purposes of the Canadian Tax Act, amounts denominated in U.S. dollars generally must be converted into Canadian dollars based on the prevailing U.S. dollar exchange rate at the relevant time.

Dividends on Common Stock

Dividends received or deemed to be received on common stock by a Canadian Holder who is an individual (including certain trusts) will be required to be included in computing the individual’s income for tax purposes and will not qualify for the gross-up and dividend tax credit rules which are applicable only to dividends received from taxable Canadian corporations. A Canadian Holder that is a corporation will be required to include dividends received or deemed to be received on the common stock in computing its income for tax purposes and will not be entitled to deduct the amount of such dividends in computing its taxable income. The full amount of dividends including amounts deducted for U.S. withholding tax, if any, in respect of the dividends must be included in income. To the extent U.S. withholding tax is deducted in respect of dividends paid on common stock, the amount of such tax may be eligible for foreign tax credit or deduction treatment subject to the detailed rules and limitations under the Canadian Tax Act. Canadian Holders are advised to consult their own tax advisors with respect to the availability of a foreign tax credit or deduction to them having regard to their particular circumstances.

Disposition of Common Stock

A Canadian Holder who disposes of, or is deemed to have disposed of, a share of common stock will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the share of common stock exceed (or are less than) the aggregate of the adjusted cost base of such share of common stock and any reasonable expenses associated with the disposition.

A Canadian Holder will be required to include one-half of any capital gain (a taxable capital gain) realized in computing income and, subject to and in accordance with the provisions of the Canadian Tax Act, is required to deduct one-half of any capital loss (an allowable capital loss) from taxable capital gains incurred by the Canadian Holder in the year, and allowable capital losses in excess of taxable capital gains may generally be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent year against net taxable capital gains realized in such years in the circumstances and to the extent provided in the Canadian Tax Act.

Capital gains realized by an individual and certain trusts may result in the individual or trust paying alternative minimum tax under the Canadian Tax Act.

Additional Refundable Tax

A “Canadian-controlled private corporation” (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” which is defined to include amounts in respect of taxable capital gains and certain dividends (but not dividends or deemed dividends deductible in computing taxable income).

Foreign Investment Entity Rules

On November 22, 2006, the Minister of Finance (Canada) released Bill C-33 in the Canadian parliament. The provisions of the Bill will apply, among other things, to certain investments in non-resident entities designated as “foreign investment entities” (the “FIE Rules”). These proposals will generally apply to fiscal years commencing after 2006 notwithstanding that they have yet to be passed into law. Pursuant to these proposals a taxpayer (other than an “exempt taxpayer”) who, in a particular taxation year holds a “participating interest”, other than an “exempt interest”, in a “non-resident entity” at that entity’s taxation year-end and at that time the non-resident entity constitutes a foreign investment entity, will generally be required to include in computing income for that year an amount in respect of the foreign investment entity calculated in accordance with the FIE Rules.

Our common stock will constitute “participating interests” for the purposes of the FIE Rules.

Under the FIE Rules, a corporation will not be a “foreign investment entity” at the end of a taxation year if the “carrying value” at that time of all of its “investment property” does not exceed one-half of the “carrying value” of all of its property or if, throughout that taxation year, its principal business is not an “investment business” within the meaning of those terms in the FIE Rules.

If we are a foreign investment entity, our common stock might nevertheless qualify as an “exempt interest” for a particular Canadian Holder in which case the FIE Rules will not apply to such Canadian Holder. Our common stock will be an “exempt interest” to a particular Canadian Holder if it is reasonable to conclude that the Canadian Holder has no “tax avoidance motive” in respect of the common stock at that time and, throughout the period during which the common stock is held: (i) the

Company is resident in the U.S. for the purposes of the Canada-U.S. Income Tax Convention (1980); (ii) our common stock is listed on the TSX; and (iii) the shares of common stock are “arm’s length interests” of the Canadian Holder. It is expected that the common stock will be “arm’s length interests” of a Canadian Holder for purposes of the FIE Rules if (i) there are at least 150 persons each of which holds common stock that has a total fair market value of $500 (Canadian); and (ii) the total common stock such Canadian Holder (or an entity or an individual with whom the Canadian Holder does not deal at arm’s length) holds does not exceed 10% of our common stock. Whether a Canadian Holder has a “tax avoidance motive” for the purposes of the FIE Rules will depend upon the Canadian Holder’s particular circumstances. Each Canadian Holder should consult its own tax advisor to make this determination. If a particular Canadian Holder has no “tax avoidance motive” in respect of the common stock and if the shares of common stock are “arm’s length interests” of that Canadian Holder, then the common stock will qualify as an “exempt interest” in respect of the particular Canadian Holder at that time. However, the determination of whether the shares of common stock constitute an “exempt interest” must be made at the end of each of the Company’s taxation years and no assurances can be given that the shares of common stock will continue to qualify as an “exempt interest” to any particular Canadian Holder in the future.

Foreign Property Information Reporting

A Canadian Holder that is a “specified Canadian entity” for a taxation year or fiscal period and whose total cost amount of “specified foreign property” (as such terms are defined in the Canadian Tax Act) at any time in the year exceeds $100,000 will be required to file an information return for the year to disclose certain prescribed information including the cost amount, any dividends received in the year and any gains or losses realized in the year. Subject to certain exceptions, a taxpayer resident in Canada will generally be a specified Canadian entity. Our common stock comes within the definition of “specified foreign property.” Canadian Holders should consult their own tax advisors as to whether they must comply with these reporting requirements.

UNDERWRITING

We, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares of common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of common stock indicated in the following table.

Underwriter	Number of Shares

Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Credit Suisse Securities (USA) LLC
UBS Securities LLC
William Blair & Company, L.L.C.
CIBC World Markets Corp.
Wachovia Capital Markets, LLC
Thomas Weisel Partners LLC

Total	16,400,000

The underwriters are committed to take and pay for all of the shares of common stock being offered, if any are taken, other than the shares of common stock covered by the option described below unless and until this option is exercised. The obligations of the underwriters under the underwriting agreement may be terminated at their discretion on the basis of their assessment of the state of the financial markets and may also be terminated upon occurrence of certain stated events.

If the underwriters sell more shares of common stock than the total number set forth in the table above, the underwriters have an option to buy up to an additional 2,460,000 shares of common stock from certain of the selling stockholders to cover those sales. They may exercise that option for 30 days. If any shares of common stock are purchased pursuant to this option, the underwriters will severally purchase shares of common stock in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 2,460,000 additional shares of common stock.

Paid by the Company

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

Paid by the Selling Stockholders

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

Shares of common stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares of common stock sold by the underwriters to securities dealers may be sold at a discount of up to $      per common share from the initial public offering price. Subject to the following paragraph, which shall apply to the Canadian underwriters only, if all the shares of common stock are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

For purposes of the offering in Canada, if all of the shares have not been sold, after the Canadian underwriters have made a reasonable effort to sell the shares at the public offering price, the Canadian underwriters may from time to time decrease or change the offering price and the other selling terms provided that the price for the shares shall not exceed the public offering price and further provided that the compensation that is realized by the Canadian underwriters will be decreased by the amount that the aggregate price paid by the purchasers for the shares is less than the gross proceeds paid by the Canadian underwriters to us or the selling stockholders.

We, each of our officers, directors and stockholders have agreed with the underwriters not to dispose of or hedge any of the shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus. See “Shares Eligible for Future Sale” for a discussion of specified transfer restrictions.

Prior to this offering, there has been no public market for the shares of common stock. The initial public offering price will be negotiated among us and the underwriters. Among the factors to be considered in determining the initial public offering price of the shares of common stock, in addition to prevailing market conditions, will be our company’s historical performance, estimates of the business potential and earnings prospects of our company, an assessment of our company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses. An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial offering price.

The underwriters do not expect to sell more than 5% of the shares of common stock in the aggregate to accounts over which they exercise discretionary authority.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and applicable Canadian securities law, and liabilities incurred in connection with the directed share program referred to below, and to contribute to payments that the underwriters may be required to make for these liabilities.

At our request, the underwriters have reserved for sale at the initial public offering price up to 820,000 shares of common stock offered hereby for officers, employees and certain other persons associated with us. The number of shares of common stock available for sale to the general public will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby. Certain persons who purchase shares of common stock in the directed share program will agree, during a period ending either 25 or 180 days after the date of this prospectus, not to sell or otherwise dispose of the shares of common stock purchased in the directed share program without the consent of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of common stock sold pursuant to the directed share program.

In connection with this offering, the underwriters may purchase and sell our shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from certain of the selling stockholders in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of common stock or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the price at which they may purchase additional shares of common stock pursuant to the option granted to them. “Naked”

short sales are any sales in excess of that option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of common stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

This offering is being made concurrently in the United States and each of the provinces and territories of Canada. Our shares of common stock will be offered in the United States and Canada through the underwriters either directly or through their respective United States or Canadian broker-dealer affiliates or agents, as applicable. No securities will be offered or sold in any jurisdiction except by or through brokers or dealers duly registered under the applicable securities laws of that jurisdiction, or in circumstances where any exemption from such registered dealer requirements is available. Subject to applicable law, the underwriters may offer our common stock outside of the United States and Canada.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq Global Market, the Toronto Stock Exchange, in the over-the-counter market or otherwise.

It is expected that delivery of the shares of common stock will be made against payment therefor on or about the date specified on the cover page of this prospectus, which will be the fifth business day following the date of pricing of the shares of common stock (such settlement code being herein referred to as “T + 5”). Under SEC Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares of common stock on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the shares initially will settle T + 5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor in connection with that election.

Pursuant to rules of the Ontario Securities Commission, the Autorité des Marchés Financiers and the Universal Market Integrity Rules for Canadian Marketplaces, the underwriters may not, throughout the period of distribution, bid for or purchase shares of our common stock except in accordance with certain permitted transactions, including market stabilization and passive market making activities. In connection with the sale of the shares of our common stock, the underwriters may sell more shares than they are required to purchase in this offering or effect transactions which stabilize or maintain the market price of the shares at levels other than those which otherwise might prevail on the open market.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

1.1	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

1.2	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

We and the selling stockholders estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $5.0 million. The selling stockholders may be deemed “underwriters” within the meaning of the Securities Act with respect to the shares being offered for their respective accounts and subject to certain statutory liabilities under the Securities Act.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Pepper Hamilton LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, Palo Alto, California. Certain matters regarding Canadian law will be passed upon for us by McCarthy Tétrault LLP, and for the underwriters by Osler, Hoskin & Harcourt LLP. As at the date hereof, the partners and associates of McCarthy Tétrault LLP and the partners and associates of Osler, Hoskin & Harcourt LLP, as a group, beneficially own directly or indirectly less than 1% of our common stock.

EXPERTS

The financial statements as of January 31, 2006 and 2007 and for each of the three years in the period ended January 31, 2007 included in this registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1590, 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information on the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

We maintain an Internet website at http://www.lululemon.com (which is not intended to be an active hyperlink in this prospectus). The information contained on, connected to or that can be accessed via our website is not part of this prospectus.

Upon the closing of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the regional offices, public reference facilities and website of the SEC referred to above. We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants.

[ADDITIONAL PAGE FOR CANADIAN PROSPECTUS]

INTERCORPORATE RELATIONSHIPS

lululemon athletica inc. was incorporated under the Delaware General Corporation Law on November 21, 2005. The Company’s registered and records office is located at 1313 North Market Street, Suite 5100, Wilmington, Delaware 19801 and its head office is located at 2285 Clark Avenue, Vancouver, British Columbia, Canada, V5N 3G9.

The Company has two effectively wholly-owned primary operating subsidiaries. lululemon canada inc., a company organized under the laws of British Columbia, is an operating company that conducts our Canadian operations. lululemon usa inc., a Nevada corporation, is an operating company that conducts our U.S. operations.

MATERIAL CONTRACTS

The material contracts entered into by us or any of our subsidiaries during the two year period prior to the date hereof or which will be entered into prior to the closing of this offering, other than contracts entered into in the ordinary course of business, are as follows:

1. Underwriting Agreement dated          , 2007 between us, the underwriters and the selling stockholders relating to the initial public offering of the shares of our common stock;

2. Agreement and Plan of Reorganization dated as of April 26, 2007 by and among the parties named therein;

3. Amended and Restated Arrangement Agreement dated as of June 18, 2007 by and among the parties named therein;

4. Amended and Restated Registration Rights Agreement dated as of      by and among the parties named therein;

5. Credit Facility dated as of April 11, 2007 by and among the parties named therein;

6. lululemon athletica inc. 2007 Equity Incentive Plan;

7. Exchange Trust Agreement dated as of      by and among the parties named therein; and

8. Exchangeable Share Support Agreement dated as of      by and among the parties named there.

Copies of these agreements, together with certain other contracts filed as exhibits to our Registration Statement on Form S-1, may be examined at our registered office during normal business hours during the course of the distribution to the public of the shares of our common stock pursuant to this offering and for a period of 30 days thereafter or may be viewed at www.sec.gov as exhibits to our Registration Statement on Form S-1.

NOTICE TO INVESTORS

The financial statements included in this prospectus have been prepared in accordance with U.S. generally accepted accounting principles, which differ in certain material respects from Canadian generally accepted accounting principles. As we are considered an “SEC issuer” (within the meaning of National Instrument 52-107 under Canadian securities laws), we are not required to provide, and have not provided, a reconciliation of our financial statements to Canadian generally accepted accounting principles.

[ADDITIONAL PAGE FOR CANADIAN PROSPECTUS]

ELIGIBILITY FOR INVESTMENT

In the opinion of McCarthy Tétrault LLP, Canadian counsel to the Company, and Osler, Hoskin & Harcourt LLP, Canadian counsel to the Underwriters, the shares of common stock if, as and when issued and provided that the common stock is listed at that time on the Toronto Stock Exchange will be qualified investments for a trust governed by a registered retirement savings plan, a registered retirement income fund, a registered education savings plan or a deferred profit sharing plan under the Income Tax Act (Canada) and the regulations thereunder. The foregoing opinions assume that there will be no changes in the applicable legislation currently in effect prior to the date of issue of the shares of common stock.

AGENT FOR SERVICE IN CANADA

We and certain of the selling stockholders are incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or reside outside of Canada. Although we and certain of the selling stockholders have appointed Cartan Limited, Suite 4700, Toronto Dominion Bank Tower, Toronto, Ontario, Canada M5K 1E6, as our agent for service of process in Canada, it may not be possible for investors to collect from us or certain of the selling stockholders, judgements obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.

PURCHASERS’ CONTRACTUAL RIGHT OF ACTION

We may make available certain materials describing the offering (the “Website Materials”) on the website www.retailroadshow.com under the heading “lululemon athletica inc. (IPO)” in accordance with U.S. securities law during the period prior to obtaining a final MRRS decision document for the final base PREP prospectus in connection with this offering (the “Prospectus”) from the Canadian securities regulatory authorities. In order to give Canadian purchasers the same unrestricted access to the Website Materials as provided to U.S. purchasers, we have applied for and obtained exemptive relief from the securities regulatory authority in each of the provinces and territories of Canada. Pursuant to the terms of that exemptive relief, we and each of the underwriters signing the certificate contained in the Prospectus (the “Canadian Underwriters”) have agreed that, in the event that the Website Materials contained any untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make any statement therein not misleading in the light of the circumstances in which it was made (a “misrepresentation”), a purchaser resident in a province or territory of Canada who purchases shares of our common stock pursuant to the Prospectus during the period of distribution shall have, without regard to whether the purchaser relied on the misrepresentation, rights against us and each Canadian Underwriter with respect to such misrepresentation as are equivalent to the rights under section 130 of the Securities Act (Ontario) or the comparable provision of the securities legislation of each of the other provinces and territories of Canada, as if such misrepresentation was contained in the Prospectus.

PURCHASERS’ STATUTORY RIGHTS

Securities legislation in certain of the provinces and territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces and territories, the securities legislation further provides a purchaser with remedies for rescission or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for the particulars of these rights or consult with a legal adviser.

LULULEMON

INDEX TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Combined Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-2
Combined Consolidated Balance Sheets as of January 31, 2006, January 31, 2007 and April 30, 2007	F-3
Combined Consolidated Statements of Income (Loss) for the years ended January 31, 2005, January 31, 2006 and January 31, 2007 and the three months ended April 30, 2006 and April 30, 2007	F-4
Combined Consolidated Statements of Stockholders’ Equity for the years ended January 31, 2005, January 31, 2006 and January 31, 2007 and the three months ended April 30, 2006 and April 30, 2007	F-5
Combined Consolidated Statements of Cash Flows for the years ended January 31, 2005, January 31, 2006 and January 31, 2007 and the three months ended April 30, 2006 and April 30, 2007	F-6
Notes to Combined Consolidated Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of lululemon athletica inc., Board of Directors of LIPO Investments (Canada) Inc., Stockholders of lululemon athletica inc. and Stockholders of LIPO Investments (Canada) Inc.:

In our opinion, the accompanying combined consolidated balance sheets and the related combined consolidated statements of (loss) income, stockholders’ equity and comprehensive (loss) income and cash flows present fairly, in all material respects, the financial position of the Lululemon group of companies (“Lululemon”), as described in note 1 to these financial statements, at January 31, 2006 and 2007, and the results of their operations and their cash flows for each of the years in the three year period ended January 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants
Vancouver, British Columbia, Canada
June 19, 2007

Lululemon

Combined Consolidated Balance Sheets

	January 31,	January 31,	April 30,
	2006	2007	2007
			(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$3,877,017	$16,028,534	$4,392,601
Accounts receivable	1,300,281	2,290,665	3,547,888
Due from related parties	273,723	192,302	191,739
Inventories	21,077,881	26,628,113	25,405,576
Prepaid expenses and other current assets	688,422	830,231	1,061,911
Deferred income taxes	—	2,522,898	—

	27,217,324	48,492,743	34,599,715
Property and equipment, net	10,426,795	18,822,239	21,168,786
Goodwill	840,325	811,678	864,851
Intangible assets, net	2,441,739	2,140,011	7,366,543
Deferred income taxes	186,772	588,397	616,287
Other non-current assets	801,012	999,470	4,418,302

	$41,913,967	$71,854,538	$69,034,484

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Credit facility	$—	$—	$1,454,775
Trade accounts payable	5,877,048	4,932,960	3,078,628
Due to related parties	632,541	—	—
Accrued liabilities	2,987,708	14,520,633	10,192,194
Income taxes payable	497,124	9,177,953	3,731,705
Other current liabilities	2,247,646	2,652,491	2,909,734

	12,242,067	31,284,037	21,367,036
Other liabilities	1,073,409	2,239,650	2,345,580
Deferred income taxes	536,707	384,354	264,009

	13,852,183	33,908,041	23,976,625

Non-controlling interest	10,000	567,699	567,360

Commitments and contingencies (note 14)

Stockholders’ Equity
Common stock
Common stock of LIPO Investments (Canada) Inc., without par value; unlimited shares authorized; 117,000,361 shares issued and outstanding as of January 31, 2006, January 31, 2007 and April 30, 2007	1	1	1
Preferred stock
Participating preferred stock of lululemon athletica inc., $0.01 par value; issuable in series; 5,750,000 shares authorized as of January 31, 2006 and 2007; 224,989 shares issued and outstanding as of January 31, 2006; 225,489 issued and outstanding as of January 31, 2007 and April 30, 2007	2,250	2,255	2,255
Additional paid-in capital	95,834,516	99,110,502	100,518,035
Accumulated deficit	(68,343,726)	(60,677,395)	(57,135,332)
Accumulated other comprehensive income (loss)	558,743	(1,056,565)	1,105,540

	28,051,784	37,378,798	44,490,499

	$41,913,967	$71,854,538	$69,034,484

Approved by the Board of Directors

/s/ Dennis Wilson Director	/s/ Steven Collins Director

See accompanying notes to the combined consolidated financial statements.

Lululemon

Combined Consolidated Statements of Income (Loss)

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2005	2006	2007	2006	2007
				(Unaudited)	(Unaudited)

Net revenue	$40,748,376	$84,129,093	$148,884,834	$28,183,582	$44,789,456
Cost of goods sold (including stock-based compensation expense of $nil, $754,765, $359,543, $94,276 and $168,870)	19,448,431	41,176,981	72,903,112	13,664,329	21,978,546

Gross profit	21,299,945	42,952,112	75,981,722	14,519,253	22,810,910
Operating expenses
Selling, general and administrative expenses (including stock-based compensation expense of $nil, $1,945,151, $2,470,029 $262,387 and $1,238,663)	10,840,138	26,416,262	52,539,998	8,405,887	15,962,780
Principal stockholder bonus	12,134,019	12,809,142	—	—	—
Settlement of lawsuit	—	—	7,228,310	—	—

Income (loss) from operations	(1,674,212)	3,726,708	16,213,414	6,113,366	6,848,130

Other expenses (income)
Interest income	(10,686)	(54,562)	(141,736)	(25,948)	(110,051)
Interest expense	45,549	51,020	47,348	3,377	3,055

	34,863	(3,542)	(94,388)	(22,571)	(106,996)

Income (loss) before income taxes	(1,709,075)	3,730,250	16,307,802	6,135,937	6,955,126
Provision for (recovery of) income taxes	(298,043)	2,336,146	8,753,336	2,954,762	3,448,653
Non-controlling interest	—	—	(111,865)	—	(35,590)

Net income (loss)	$(1,411,032)	$1,394,104	$7,666,331	$3,181,175	$3,542,063

Pro forma weighted average number of shares outstanding:
Pro forma basic earnings per share:
Common stock equivalent stock			24,254,627		24,254,627
Common stock			48,772,905		48,772,905
Pro forma weighted average diluted number of shares of common stock outstanding			49,569,700		50,143,877

Pro forma common stock equivalent basic and diluted earnings per share			$0.10		$0.05
Pro forma common stock basic and diluted earnings per share			$0.10		$0.05

See accompanying notes to the combined consolidated financial statements.

Lululemon

Combined Consolidated Statements of Stockholders’ Equity

							Accumulated
							Other	Total
	Lululemon		Lululemon		Additional	Retained	Comprehensive	Comprehensive	Total
	Athletica Inc.		Athletica USA Inc.		Paid-in	Earnings	Income	Income	Stockholders’
		Amount		Amount	Capital	(Deficit)	(Loss)	(Loss)	Equity
	Shares	$	Shares	$	$	$	$	$	$

Balance at January 31, 2004	100	2	100	100,000		678,329	31,439		809,770
Net income						(1,411,032)		(1,411,032)	(1,411,032)
Foreign currency translation adjustment							(2,923)	(2,923)	(2,923)

Balance at January 31, 2005 *	100	2	100	100,000	—	(732,703)	28,516	(1,413,955)	(604,185)

	lululemon
	athletica inc.		LIPO Investments (Canada), Inc.
		Amount		Amount
	Shares	$	Shares	$	$

Issued Series A preferred stock — net of share issuance costs on December 5, 2005	107,995	1,080			92,043,184				92,044,264
Issued Series TS preferred stock on December 5, 2005**	116,994	1,170			1,091,416				1,092,586
Issued common stock on December 5, 2005 **			115,253,853	1					1
Elimination of subsidiaries capital stock**									(100,002)
Issued restricted shares on December 5, 2005 (note 11)			1,746,508						—
Distribution to principal stockholder on December 5, 2005						(69,005,127)			(69,005,127)
Stock-based compensation					2,699,916				2,699,916
Net income						1,394,104		1,394,104	1,394,104
Foreign currency translation adjustment							530,227	530,227	530,227

Balance at January 31, 2006	224,989	2,250	117,000,361	1	95,834,516	(68,343,726)	558,743	1,924,331	28,051,784

Issued Series A preferred stock	500	5			634,422				634,427
Stock-based compensation					2,641,564				2,641,564
Net income						7,666,331		7,666,331	7,666,331
Foreign currency translation adjustment							(1,615,308)	(1,615,308)	(1,615,308)

Balance at January 31, 2007	225,489	2,255	117,000,361	1	99,110,502	(60,677,395)	(1,056,565)	6,051,023	37,378,798

Stock-based compensation (Unaudited)					1,407,533				1,407,533
Net income (Unaudited)						3,542,063		3,542,063	3,542,063
Foreign currency translation adjustment (Unaudited)							2,162,105	2,162,105	2,162,105

Balance at April 30, 2007 (Unaudited)	225,489	2,255	117,000,361	1	100,518,035	(57,135,332)	1,105,540	5,704,168	44,490,499

*	The balance of capital for LAI and Lulu US was $100,000 and $2, respectively on December 5, 2005.

**	Issued in exchange for interests in Lulu US and Lululemon Athletica Inc. resulting in the elimination of share capital amounts for these two companies from total stockholders’ equity.

See accompanying notes to the combined consolidated financial statements.

Lululemon

Combined Consolidated Statements of Cash Flows

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2005	2006	2007	2006	2007
				(Unaudited)	(Unaudited)

Cash flows from operating activities
Net income (loss) for the year	$(1,411,032)	$1,394,104	$7,666,331	$3,181,175	$3,542,063
Items not affecting cash
Depreciation and amortization	1,122,686	2,466,298	4,618,512	892,896	1,503,738
Deferred income taxes	(107,142)	(174,901)	(3,076,876)	(800,844)	2,374,662
Loss on property and equipment	—	—	229,950	—	—
Stock-based compensation	—	2,699,916	2,829,572	356,663	1,407,533
Non-controlling interest	—	10,000	562,587	(4,888)	(339)
Changes in non-cash working capital items	5,737,198	(16,677,486)	12,869,203	(1,492,501)	(14,421,197)

	5,341,710	(10,282,069)	25,699,279	2,132,501	(5,593,540)

Cash flows from investing activities
Purchase of property and equipment	(3,805,512)	(7,846,264)	(12,413,833)	(2,761,205)	(3,044,588))
Acquisition of franchises	—	(460,567)	(511,850)	—	(5,000,822)

	(3,805,512)	(8,306,831)	(12,925,683)	(2,761,205)	(8,045,410)

Cash flows from financing activities
Capital stock issued for cash — net of issuance costs	—	93,036,851	446,419	—	—
Payment of IPO costs	—	—	—	—	(452,937)
Distribution to principal stockholder	—	(69,005,127)	—	—	—
Repayment of long-term debt	(299,636)	(634,467)	—	—	—
Funds received from principal stockholder loan	4,325,346	7,831,694	222,440	—	—
Funds repaid on principal stockholder loan	(2,527,250)	(11,143,141)	—	—	—
Change in bank indebtedness	(65,141)	—	—	—	1,454,775

	1,433,319	20,085,810	668,859	—	1,001,838

Effect of exchange rate changes on cash	(317,743)	(271,667)	(1,290,938)	270,729	1,001,179

Increase (decrease) in cash and cash equivalents	2,651,774	1,225,243	12,151,517	(357,975)	(11,635,933)
Cash and cash equivalents — Beginning of period	—	2,651,774	3,877,017	3,877,017	16,028,534

Cash and cash equivalents — End of period	$2,651,774	$3,877,017	$16,028,534	$3,519,042	$4,392,601

See accompanying notes to the combined consolidated financial statements.

Lululemon

Notes to Combined Consolidated Financial Statements

1	Nature of Operations and Basis of Presentation

Nature of operations

Lululemon is engaged in the design, manufacture and distribution of healthy lifestyle inspired athletic apparel, which is sold through a chain of corporate-owned and operated retail stores, independent franchises and a network of wholesale accounts. The Company’s primary markets are Canada, the United States, Japan and Australia. 14, 27 and 41 corporate-owned stores were in operation as at January 31, 2005, 2006 and 2007, respectively.

Basis of presentation

The accompanying combined consolidated financial statements include the financial position, results of operations and cash flows of the group of companies operating under the name Lululemon during the three-year period ended January 31, 2007 and the unaudited three month periods ended April 30, 2006 and April 30, 2007. The combined consolidated financial statements have been prepared using the U.S. dollar and are presented in accordance with United States generally accepted accounting principles (“GAAP”). These combined consolidated financial statements include the following active entities from February 1, 2004, or the date of incorporation if later, as noted below:

a) lululemon athletica inc. (“LC”) (formerly known as Lululemon Corp. (effective March 27, 2007 to June 11, 2007) and before that as Lulu Holding, Inc.) incorporated in the state of Delaware on November 21, 2005 as a holding company to hold various interests as described below. The change of name was effective March 27, 2007;

b) Lulu Canadian Holding, Inc. (LCHI) incorporated in the province of British Columbia on November 23, 2005 as a holding company to hold various interests as described below. LCHI is a wholly owned subsidiary of LC;

c) LIPO Investments (Canada), Inc. (LIPO) incorporated in the province of British Columbia on November 24, 2005 as a holding company to hold various interests as described below;

d) Lululemon Athletica Inc. (LAI) incorporated in the province of British Columbia. LAI designs and contracts the manufacture of branded Lululemon apparel and distributes the product in Canada and to the other Lululemon companies in other countries. As of December 5, 2005, a 52% beneficial interest in LAI was transferred to LIPO, a company under common control with LAI, and a 48% beneficial interest in LAI was transferred to LCHI;

e) Lululemon Athletica International SRL (SRL) organized under Barbados law on April 29, 2004 to facilitate the expansion of the Company’s business outside of North America. SRL is a 99% subsidiary of LAI with the remaining 1% beneficial interest owned by LCHI;

f) Lululemon Athletica USA Inc. (Lulu US) incorporated in the state of Nevada to operate retail stores in the United States. Lulu US is a wholly owned subsidiary of LC;

g) Lululemon FC USA Inc. (Lulu FC) incorporated in the state of Nevada on November 24, 2004 as a franchisor in the United States. Lulu FC is a wholly owned subsidiary of Lulu US;

h) Lululemon Japan Inc. (Lulu JP) organized under the laws of Japan on August 9, 2006 to operate Lululemon branded retail stores throughout Japan. LAI holds a 60% interest in Lulu JP and Descente Ltd., an unrelated party, owns a 40% interest; and

i) Lululemon HK Limited (LHK) incorporated under the laws of Hong Kong on July 29, 2005 to develop and manage the Company’s wholesale business in Asia. LHK is a wholly owned subsidiary of SRL.

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

On December 5, 2005, the operations of Lululemon were organized into the corporate structure that existed as at January 31, 2007. The reorganization is further described in note 10.

The consolidated financial statements of LIPO and LC have been combined as these entities were under common control and management effective December 5, 2005. The consolidated financial statements of LAI, Lulu US and Lulu FC have been combined for the periods prior to December 5, 2005 as these companies were under common control and management during those periods. For periods prior to December 5, 2005, these combined consolidated financial statements include the accounts of LAI, SRL, Lulu US, Lulu FC, and LHK.

Throughout these combined consolidated financial statements, the terms “Lululemon” or “the Company” refer collectively to all entities operating under common control and management. The “principal stockholder” referred to throughout is an individual owning a 52% beneficial interest from December 5, 2005 to present in Lululemon through ownership of LIPO and an interest in LC. Prior to December 5, 2005, the principal stockholder held a 100% interest in Lululemon through ownership of LAI, Lulu US and Lulu FC.

Unaudited Interim Results

The accompanying combined consolidated balance sheet as of April 30, 2007, the combined consolidated statements of income (loss) and combined consolidated cash flows for the three months ended April 30, 2006 and 2007, and the consolidated statement of changes in stockholders’ equity for the three months ended April 30, 2007, are unaudited. The unaudited interim combined consolidated financial information has been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. In the opinion of the Company’s management, the unaudited interim consolidated financial information has been prepared on the same basis as the annual combined consolidated financial statements, and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company’s combined consolidated financial position as of April 30, 2007, and its combined consolidated results of operations and combined consolidated cash flows for the three months ended April 30, 2006 and 2007. The combined consolidated financial data and other information disclosed in these notes to combined consolidated financial statements related to the three-month periods are unaudited. The results for the three months ended April 30, 2007 are not necessarily indicative of the results to be expected for the year ending January 31, 2008, or for any other interim period or for any other future year.

2	Summary of Significant Accounting Policies

Principles of combination and consolidation

The combined consolidated financial statements include the financial statements of the respective companies under common control and management. The financial statements of the companies under common control and management consolidate the accounts of subsidiaries of which the Company is either the primary beneficiary under Financial Accounting Standards Board (FASB) Interpretation 46R, “Consolidation of Variable Interest Entities”, an interpretation of ARB No. 51, or has voting control, as applicable. All intercompany balances and transactions, including profits resulting from the transfer of inventories, between and among the companies in Lululemon have been eliminated.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, bank balances and short-term deposits with original maturities of less than three months.

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

Accounts receivable

Accounts receivable primarily arise out of sales to wholesale accounts, sales of material and royalties on sales owed to the Company by its franchisees. The allowance for doubtful accounts represents management’s best estimate of probable credit losses in accounts receivable and is reviewed monthly. Receivables are written off against the allowance when management believes that the amount receivable will not be recovered. As at January 31, 2006, January 31, 2007 and April 30, 2007, the Company recorded no allowance for doubtful accounts.

Inventories

Inventories, consisting of finished goods, raw materials and work in process, are stated at the lower of cost and market value. Cost is determined using standard costs, which approximate average costs. For finished goods and work in process, market is defined as net realizable value, and for raw materials, market is defined as replacement cost. Cost of inventories includes acquisition and production costs including raw material, labor and an allocation of overhead, as applicable, and all costs incurred to deliver inventory to the Company’s distribution centres including freight, non-refundable taxes, duty and other landing costs.

The Company periodically reviews its inventories and makes provisions as necessary to appropriately value obsolete or damaged goods. The amount of the provision is equal to the difference between the cost of the inventory and its estimated net realizable value based upon assumptions about future demand, selling prices and market conditions.

Property and equipment

Property and equipment are recorded at cost less accumulated depreciation. Costs related to software used for internal purposes are capitalized in accordance with the provisions of the Statement of Position 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use”, whereby direct internal and external costs incurred during the application development stage or for upgrades that add functionality are capitalized. All other costs related to internal use software are expensed as incurred.

Leasehold improvements are amortized on a straight-line basis over the lesser of the length of the lease, without consideration of option renewal periods, and the estimated useful life of the assets, to a maximum of five years. All other property and equipment are amortized using the declining balance method as follows:

Furniture and fixtures	20%
Computer hardware and software	30%
Equipment	30%
Vehicles	30%

Goodwill and intangible assets

Intangible assets are recorded at cost. Non-competition agreements are amortized on a straight-line basis over their estimated useful life of five years. Reacquired franchise rights are amortized on a straight-line basis over their estimated useful lives of 10 years.

Goodwill represents the excess of the purchase price over the fair market value of identifiable net assets acquired and is not amortized. Goodwill is tested for impairment annually or more frequently when an event or circumstance indicates that goodwill might be impaired. When the carrying amount

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

exceeds the fair value, an impairment loss is recognized in an amount equal to the excess of the carrying value over its fair market value.

Impairment of long-lived assets

Long-lived assets held for use are evaluated for impairment when the occurrence of events or a change in circumstances indicates that the carrying value of the assets may not be recoverable as measured by comparing their net book value to the estimated future cash flows generated by their use and eventual disposition. Impaired assets are recorded at fair value, determined principally by discounting the future cash flows expected from their use and eventual disposition. Reductions in asset values resulting from impairment valuations are recognized in earnings in the period that the impairment is determined. Long-lived assets held for sale are reported at the lower of the carrying value of the asset and fair value less cost to sell. Any write-downs to reflect fair value less selling cost is recognized in income when the asset is classified as held for sale. Gains or losses on assets held for sale and asset dispositions are included in selling, general and administrative expenses.

Leased property and equipment

The Company leases retail stores, distribution centres and administrative offices. Minimum rental payments, including any fixed escalation of rental payments and rent premiums, are amortized on a straight-line basis over the life of the lease beginning on the possession date. Rental costs incurred during a construction period, prior to store opening, are recognized as rental expense. The difference between the recognized rental expense and the total rental payments paid is reflected on the combined consolidated balance sheet as a deferred lease liability or a prepaid lease asset.

Deferred lease inducements, which include leasehold improvements paid for by the landlord and free rent, are recorded as liabilities on the combined consolidated balance sheet and recognized as a reduction of rent expense on a straight-line basis over the term of the lease.

Contingent rental payments based on sales volumes are recorded in the period in which the sales occur.

Leases that transfer substantially all of the benefits and risks incidental to ownership of property and equipment to the Company are accounted for as capital leases. A capital lease is accounted for as an acquisition of an asset and the incurrence of a related long-term obligation.

The Company may be obligated to remove long-lived assets from leased property. The Company recognizes at fair value a liability and an asset retirement cost for asset retirement obligations in the period the obligation is incurred. The asset retirement cost is included in the cost of the related asset. As at January 31, 2005, 2006 and 2007, these obligations were insignificant.

Deferred revenue

Payments received from franchisees for goods not shipped as well as receipts from the sale of gift cards are treated as deferred revenue. Franchise inventory deposits are included in other current liabilities and recognized as sales when the goods are shipped. Amounts received in respect of gift cards are recorded as deferred revenue. When gift cards are redeemed for apparel, the Company recognizes the related revenue.

Based on historical experience, the Company estimates the value of gift cards not expected to be redeemed and, to the extent allowed by local laws, amortizes these amounts into income.

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

Revenue recognition

Sales revenue includes sales of apparel to customers through corporate-owned and operated retail stores, phone sales, sales through a network of wholesale accounts, initial license and franchise fees, royalties from franchisees and sales of apparel to franchisees.

Sales to customers through corporate-owned retail stores and phone sales are recognized at the point of sale, net of an estimated allowance for sales returns.

Initial license and franchise fees are recognized when all material services or conditions relating to the sale of a franchise right have been substantially performed or satisfied by the Company, provided collection is reasonably assured. Substantial performance is considered to occur when the franchisee commences operations. Franchise royalties are calculated as a percentage of franchise sales and are recognized in the month that the franchisee makes the sale.

Sales of apparel to franchisees and wholesale accounts are recognized when goods are shipped and collection is reasonably assured.

All revenues are reported net of sales taxes collected for various governmental agencies.

Cost of goods sold

Cost of goods sold includes the cost of merchandise, including in-bound freight, duty and non-refundable taxes incurred in delivering the goods to the Company’s distribution centres. It also includes all occupancy costs such as minimum rent, contingent rent where applicable, property taxes, utilities and depreciation expense for the Company’s retail locations and all costs incurred in operating the Company’s distribution centres and production and design departments. Production, design and distribution centre costs include salaries and benefits as well as operating expenses, which include occupancy costs and depreciation expense for the Company’s distribution centres.

Store pre-opening costs

Operating costs incurred prior to the opening of new stores are expensed as incurred.

Government assistance

Government grants are recorded as either a reduction of the cost of the applicable assets or as income in the combined consolidated income statement as determined by the terms and conditions of the agreement under which the grants are provided to the Company.

Income taxes

The Company follows the liability method with respect to accounting for income taxes. Deferred tax assets and liabilities are determined based on temporary differences between the carrying amounts and the tax basis of assets and liabilities. Deferred income tax assets and liabilities are measured using enacted tax rates that will be in effect when these differences are expected to reverse. Deferred income tax assets are reduced by a valuation allowance, if based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

In July 2006, the Financial Accounting Standards Board issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or “FIN 48”, which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the de-recognition, classification, interest and penalties, accounting in interim periods, and disclosure requirements for uncertain tax positions. We adopted the provisions of FIN 48 beginning February 1, 2007.

We file income tax returns in the U.S., Canada and various foreign and state jurisdictions. We are subject to income tax examination by tax authorities in all jurisdictions from our inception to date. Our policy is to recognize interest expense and penalties related to income tax matters as tax expense. At April 30, 2007, we do not have any significant accruals for interest related to unrecognized tax benefits or tax penalties. Based on the Company’s evaluation, there are no significant uncertain tax positions requiring recognition in accordance with FIN 48.

With regard to our U.S. operations, we had deferred tax assets of approximately $2.1 million as of January 31, 2007, which have been fully offset by a valuation allowance due to uncertainties surrounding our ability to generate future taxable income to realize these assets. The deferred tax assets are primarily composed of U.S. federal and state tax net operating loss (“NOL”) carryforwards.

Currency translation

The functional currency for each entity included in these combined consolidated financial statements that is domiciled outside of the United States (the foreign entities) is the applicable local currency. Assets and liabilities of each foreign entity are translated into United States dollars at the exchange rate in effect on the balance sheet date. Revenues and expenses are translated at the average rate in effect during the period. Unrealized translation gains and losses are recorded as a cumulative translation adjustment, which is included in stockholders’ equity as a component of accumulated other comprehensive income or loss.

Foreign currency transactions denominated in a currency other than an entity’s functional currency are translated into the functional currency with any resulting gains and losses included in income.

Stock-based compensation

The Company accounts for stock-based compensation using the fair value method as required by Statement of Financial Accounting Standards No. 123 — (Revised 2004), “Share Based Payments” (FAS 123R). The fair value of awards granted is estimated at the date of grant and recognized as employee compensation expense on a straight-line basis over the requisite service period with the offsetting credit to additional paid-in capital. For awards with service and/or performance conditions, the total amount of compensation cost to be recognized is based on the number of awards expected to vest and is adjusted to reflect those awards that do ultimately vest. For awards with performance conditions, the Company recognizes the compensation cost if and when the Company concludes that it is probable that the performance condition will be achieved. The Company reassesses the probability of achieving the performance condition at each reporting date. For awards with market conditions, all compensation cost is recognized irrespective of whether such conditions are met.

Certain employees are entitled to share-based awards from the principal stockholder of the Company. These awards are accounted for by the Company as employee compensation expense in accordance with the above-noted policies.

The Company commenced applying FAS 123R when it introduced stock-based awards for its employees in the year ended January 31, 2006.

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

Earnings per share

Earnings per share is calculated using the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income available to common stockholders for the period by the diluted weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution from common shares issuable through stock options using the treasury stock method. Diluted earnings per common share is the same as basic earnings per common share for periods where there is a net loss accruing to the common stockholders.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the determination of inventory valuation, depreciation and amortization, impairment of long-lived assets and goodwill and recognition of breakage on gift cards. Actual amounts could differ materially from those estimates.

Recently issued accounting standards

a) In February 2007, the FASB issued Statement of Financial Accounting Standard No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (FAS 159). This Statement permits entities to choose to measure various financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. FAS 159 is effective for the Company beginning January 1, 2008. The Company is currently evaluating the impact that adopting FAS 159 will have on its combined consolidated financial statements.

b) In September 2006, the staff of the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 requires financial statement errors to be quantified using both balance sheet and income statement approaches and an evaluation of whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 is effective for fiscal years ending after November 15, 2006. SAB 108 did not have any impact on these combined consolidated financial statements.

c) In September 2006, the FASB issued Statement of Financial Accounting Standard No. 157, “Fair Value Measurements” (FAS 157), which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. FAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact that adopting FAS 157 will have on its combined consolidated financial statements.

d) In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” — an interpretation of FASB Statement No. 109 (FIN 48), which provides additional guidance and clarifies the accounting for uncertainty in income tax positions. FIN 48 defines the threshold for recognizing a tax return position in the financial statements as “more likely than not” that the position is sustainable, based on its technical merits. FIN 48 also provides guidance on the measurement, classification and disclosure of tax return positions in the financial statements. FIN 48 is

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

effective for the first reporting period beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to the beginning balance of retained earnings in the period of adoption. The adoption of FIN 48 did not have any effect on the Company’s financial position or results of operation.

e) In June 2006, the FASB ratified the consensus reached in Emerging Issues Task Force (EITF 06-03), “How Sales Tax Collected from Customers and Remitted to Government Authorities Should be Presented in the Income Statement” (gross versus net presentation). The EITF reached a consensus that the presentation of taxes on either a gross or net basis is an accounting policy decision that requires disclosure. EITF 06-03 is effective for the first interim or annual reporting period beginning after December 15, 2006. The adoption of EITF 06-03 did not have any effect on the Company’s financial position or results of operations as the Company was already disclosing these amounts.

f) In October 2005, the FASB issued Staff Position No. (FSP) SFAS 13-1, “Accounting for Rental Costs Incurred during a Construction Period” (FSP SFAS 13-1). FSP SFAS 13-1 concludes that there is no distinction between the right to use a leased asset during and after the construction period; therefore, rental costs incurred during the construction period should be recognized as rental expense and deducted from income from continuing operations. FSP SFAS 13-1 is effective for the first reporting period beginning after December 15, 2005. The Company has applied the guidance under FSP SFAS 13-1 for all periods presented.

g) In June 2005, the EITF reached a consensus on Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination” (EITF 05-6). EITF 05-6 addresses the amortization period for leasehold improvements in operating leases that are either (a) placed in service significantly after and not contemplated at or near the beginning of the initial lease term or (b) acquired in a business combination. Leasehold improvements that are placed in service significantly after and not contemplated at or near the beginning of the lease term should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals deemed to be reasonably assured at the date the leasehold improvements are purchased. Leasehold improvements acquired in a business combination should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals deemed to be reasonably assured at the date of acquisition. EITF 05-6 has been applied for all periods presented.

h) In May 2005, the FASB issued Statement of Financial Accounting Standard No. 154, “Accounting Changes and Error Corrections” (FAS 154), which replaced APB Opinion No. 20, “Accounting Changes”, and FAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” FAS 154 applies to all voluntary changes in accounting principle and requires retrospective application (a term defined by the statement) to prior periods’ financial statements, unless it is impracticable to determine the effect of a change. It also applies to changes required by an accounting pronouncement that does not include specific transition provisions. FAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of FAS 154 in 2007 had no effect on the Company’s combined consolidated financial statements.

i) In December 2004, the FASB issued Statement of Financial Accounting Standard 123R, “Share Based Payment” (FAS 123R), which revised Statement of Financial Accounting Standard 123, Accounting for Stock Based Compensation, and supersedes APB 25, “Accounting for Stock Issued to Employees.” FAS 123R requires all stock-based compensation to be recognized as an expense in the financial statements and that such costs be measured according to the fair value of the award. FAS 123R became effective for the Company on February 1, 2006 but has been applied for all periods presented. In March 2005, SEC Staff Accounting Bulletin No. 107 was issued to provide guidance on the implementation of FAS 123R as this statement relates to the valuation of the share-based payment arrangements for public

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

companies. The Company has applied FAS 123R to all share-based awards since the inception of its plans during the year ended January 31, 2006.

j) In November 2004, the FASB issued FAS No. 151, “Inventory Costs” (FAS 151), which is an amendment of Accounting Research Bulletin No. 43, “Inventory Pricing.” FAS 151 requires all companies to recognize a current-period charge for abnormal amounts of idle facility expenses, freight, handling costs and wasted materials. This statement also requires that the allocation of fixed production overhead to costs of conversion be based on the normal capacity of the production facilities. FAS 151 was effective for fiscal years beginning after June 15, 2005. FAS 151 has been applied for all periods presented in these combined consolidated financial statements with no effect.

3	Inventories

	January 31,	January 31,	April 30,
	2006	2007	2007
			(Unaudited)

Finished goods	$13,076,666	$21,310,791	$23,161,246
Work in process	1,868,569	1,634,196	547,465
Raw materials	6,377,275	4,644,620	2,847,848
Provision to reduce inventory to market value	(244,629)	(961,494)	(1,150,983)

	$21,077,881	$26,628,113	$25,405,576

4	Property and Equipment

	January 31, 2006
		Accumulated
	Cost	Amortization	Net
	$	$	$

Leasehold improvements	8,857,568	2,121,163	6,736,405
Furniture and fixtures	2,764,784	412,300	2,352,484
Computer hardware	1,190,913	435,414	755,499
Computer software	867,620	375,798	491,822
Equipment	71,109	18,315	52,794
Vehicles	86,341	48,550	37,791

	13,838,335	3,411,540	10,426,795

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

	January 31, 2007
		Accumulated
	Cost	Amortization	Net
	$	$	$

Leasehold improvements	17,039,752	4,713,551	12,326,201
Furniture and fixtures	5,287,109	1,051,952	4,235,157
Computer hardware	1,941,252	770,278	1,170,974
Computer software	1,591,572	582,748	1,008,824
Equipment	90,808	37,102	53,706
Vehicles	83,398	56,021	27,377

	26,033,891	7,211,652	18,822,239

	April 30, 2007
		Accumulated
	Cost	Amortization	Net
	$	$	$
	(Unaudited)

Leasehold improvements	18,495,993	5,905,495	12,590,498
Furniture and fixtures	6,614,297	1,379,956	5,234,341
Computer hardware	2,463,004	937,926	1,525,078
Computer software	2,422,252	690,558	1,731,694
Equipment	103,498	43,670	59,828
Vehicles	88,860	61,513	27,347

	30,187,904	9,019,118	21,168,786

The Company received government grants totalling $100,000 in 2005; $nil in 2006 and $nil in 2007 in relation to the Canadian Apparel and Textiles Industry Program. These amounts were netted against computer software additions.

Depreciation expense related to property and equipment was $744,697 in 2005, $2,069,948 in 2006, and $4,183,289 in 2007.

The Company recorded a loss of $nil in 2005, $nil in 2006 and $229,950 in 2007 in leasehold improvements for stores that were relocated or closed. These assets were previously used in the corporate-owned stores’ segment.

5	Goodwill and Intangible Assets — Net

All of the goodwill relates to the corporate-owned stores’ segment. Changes in the carrying value of goodwill were as follows:

	January 31,	January 31,	April 30,
	2006	2007	2007
			(Unaudited)

Balance — Beginning of the period	$771,375	$840,325	$811,678
Foreign currency translation	68,950	(28,647)	53,173

Balance — End of period	$840,325	$811,678	$864,851

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

Intangible assets consist of the following:

	January 31, 2006
		Accumulated
	Cost	Amortization	Net
	$	$	$

Reacquired franchise rights	2,681,031	608,037	2,072,994
Non-competition agreements	790,167	421,422	368,745

	3,471,198	1,029,459	2,441,739

	January 31, 2007
		Accumulated
	Cost	Amortization	Net
	$	$	$

Reacquired franchise rights	2,835,441	904,980	1,930,461
Non-competition agreements	769,252	559,702	209,550

	3,604,693	1,464,682	2,140,011

	April 30, 2007
		Accumulated
	Cost	Amortization	Net
	$	$	$
	(Unaudited)

Reacquired franchise rights	8,130,367	940,024	7,190,343
Non-competition agreements	813,229	637,029	176,200

	8,943,596	1,577,053	7,366,543

Amortization expense related to intangible assets was $377,989, $396,350 and $435,223 for the years ended January 31, 2005, 2006 and 2007 and $39,131 (unaudited) and $112,371 (unaudited) for the three months ended April 30, 2006 and 2007, respectively. The estimated aggregate amortization expense is as follows:

Twelve Month Period Ended April 30,	$
(Unaudited)

2008	744,787
2009	896,750
2010	845,868
2011	845,868
2012	845,868
2013 and beyond	3,187,402

7,366,543

During the year ended January 31, 2006, the Company acquired the net assets of one franchisee for a total cost of $497,886 consisting of the settlement of the royalty owed to the Company by the franchisee of $37,319 and cash of $460,567. The Company recorded acquired franchise rights of $311,518 and goodwill of $nil.

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

During the year ended January 31, 2007, the Company acquired the net assets of one franchisee for a total cash consideration of $511,850. The Company recorded acquired franchise rights of $204,114 and goodwill of $nil.

(Unaudited) On April 1, 2007, the Company reacquired in an asset purchase deal three franchised stores in Calgary for $5,562,821. Included in the Company’s combined consolidated statement of income for the unaudited three month period ended April 30, 2007 are the results of the three reacquired Calgary franchise stores from the date of acquisition through April 30, 2007.

The following table summarizes the preliminary fair values of the assets acquired as of April 1, 2007:

$
(Unaudited)

Inventory	407,355
Prepaid and other current assets	52,492
Property and equipment	500,274
Reacquired franchise rights	5,006,059

Total assets acquired	5,966,180
Deferred revenue	403,359

Total liabilities assumed	403,359

Net assets acquired	5,562,821

These are preliminary values that may change because the Company’s assessment is ongoing.

During the year ended January 31, 2007, the Company and a franchisee mutually terminated their franchise agreement. The franchisee had commenced operations during the prior year. The Company paid the franchisee a negotiated amount of $527,590 that was recognized as a loss on the termination of the agreement and charged to selling, general and administrative expenses. The amount represented compensation for working capital which was abandoned by the Company and the return of the initial franchise fee of $10,000.

6	Other Non-current Assets

	January 31,	January 31,	April 30,
	2006	2007	2007
			(Unaudited)

IPO Costs	$—	$—	$3,213,825
Other	801,012	999,470	1,204,477

	$801,012	$999,470	$4,418,302

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

7	Accrued Liabilities

	January 31,	January 31,	April 30,
	2006	2007	2007
			(Unaudited)

Settlement of lawsuit (note 14)	$—	$7,228,310	$—
Accrued inventory in transit	1,037,338	1,877,065	1,266,128
Wages and vacation payable	940,604	2,816,751	2,992,092
IPO costs	—	—	2,155,549
Sales tax collected	534,351	927,555	1,243,900
Other	475,415	1,670,952	2,534,525

	$2,987,708	$14,520,633	$10,192,194

8	Other Liabilities

	January 31,	January 31,	April 30,
	2006	2007	2007
			(Unaudited)

Deferred lease liability	$711,633	$1,585,097	$1,848,668
Deferred revenue	2,609,422	3,307,044	3,406,646

	3,321,055	4,892,141	5,255,314
Less: Current portion	2,247,646	2,652,491	2,909,734

	$1,073,409	$2,239,650	$2,345,580

9	Long-term Debt and Credit Facilities

During the year ended January 31, 2006, the Company repaid the remaining balance of a term loan facility of CA$1,500,000. The facility carried interest at prime plus 1.25% per annum and was repayable in equal annual instalments of CA$37,500.

The Company has a revolving demand facility of up to CA$8,000,000 in 2006 and 2007 bearing interest at prime plus 0.50% (2007 — 0.50%) for general operating requirements. This facility is available by way of letters of credit or letters of guaranty. As at January 31, 2006, letters of credit and letters of guaranty totalling $1,458,300 (2007 — $355,355) have been issued under the facility leaving available $5,584,573 (2007 — $6,423,450) (note 14).

(Unaudited) In April 2007, the Company renegotiated its credit facility. The primary facility was expanded to CA$20,000,000 (US$16,960,650) available for general operating purposes including the reacquisition of franchises. Borrowings under the facility are repayable on demand and secured by a general security agreement over all personal property of the Company. Loans under this facility bear interest at prime for Canadian and U.S. dollar loans, prime plus 1.125% for LIBOR loans. Letters of credit opened under the agreement are subject to fees of 1.125% per annum.

(Unaudited) At April 30, 2007, there were $1,454,775 of borrowings outstanding under this credit facility. As well, at April 30, 2007, letters of credit and letters of guaranty totaling $2,400,000 had been issued under the facility, which reduced the amount available by a corresponding amount.

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

10	Combined Stockholders’ Equity

Authorized share capital

The authorized capital as at January 31, 2006 and 2007 of the two companies being combined is as follows:

LC

35,000,000 common shares, voting, with a par value of $0.01 per share and 5,750,000 preferred shares issuable in series with a par value of $0.01 per share

LIPO

Unlimited number of common shares, voting, without par value

Prior to December 5, 2005, these combined financial statements represented the combination of LAI and Lulu US. The authorized share capital of LAI and Lulu US for the period from February 1, 2004 to December 5, 2005 was as follows:

LAI

Unlimited number of Class A voting shares, Class B shares, Class D shares and preferred shares, each without par value.

Lulu US

10,000,000 common shares with a par value of $0.001 per share and 232,296 preferred shares issuable in series with a par value of $0.0001 per share.

lululemon athletica inc.

LC has designated three series of preferred shares as follows:

a) Series A preferred stock (Series A shares) — 250,000 shares with a par value of $0.01 per share and a stated value of $859.11 per share;

b) Series B preferred stock (Series B shares) — 250,000 shares with a par value of $0.01 per share and a stated value of $859.11 per share;

c) Series TS preferred tracking stock (Series TS shares) — 250,000 shares with a par value of $0.01 per share and a stated value of $10.28 per share.

Each Series A share, Series B share and Series TS share is entitled to 100 votes on all matters to be voted on by the LC stockholders with the caveat that the Series TS shares shall not be entitled to vote on any matter relating to LCHI or its subsidiaries.

In the event of a liquidation, dissolution or winding up of the business and prior to the payment of any amount in respect of any other class of shares, the holder of each Series A share, Series B share and Series TS share is entitled to receive in respect of each share, the Series A liquidation preference, the Series B liquidation preference and the Series TS liquidation preference, respectively, where the liquidation preference for each share is the unreturned original cost of that share plus the accrued and unpaid dividends outstanding at the date of the liquidation event. If, upon a liquidation event, the net assets available for distribution to the stockholders are insufficient to fully pay the Series A liquidation preference, the Series B liquidation preference and the Series TS liquidation preference then the available assets shall be distributed, first, in respect of each Series A share pro-rata up to the amount of

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

the unreturned original cost of each Series A share; second, in respect of each Series B share pro-rata up to the amount of the unreturned original cost of each Series B share; third, in respect of each Series TS share pro-rata up to the amount of the unreturned original cost of each Series TS share; fourth, in respect of each Series TS share any accrued and unpaid dividends pro-rata up to the total accrued and unpaid dividends outstanding at the liquidation date; and fifth in respect of each Series A and Series B share any accrued and unpaid dividends pro-rata up to the total accrued and unpaid dividends outstanding at the liquidation date. In any event, distributions made on liquidation in respect of the Series TS shares shall not exceed the net assets of Lulu US and its subsidiaries attributable to the Series TS shares.

Each Series A share, Series B share and Series TS share shall accrue preferred cumulative dividends at the rate of 8% of the stated value of the underlying share per annum, compounded quarterly, adjusted for any stock dividends, splits, combinations or other similar changes. Accrued dividends are payable at the discretion of the board of directors and any dividends paid to the Series A shares, the Series B shares or the Series TS shares must be paid contemporaneously to the other two classes of shares. Any accrued and unpaid dividends owing to holders of Series A, Series B or Series TS shares must be paid out prior to any dividends being paid on the common shares. In addition, each Series A, Series B and Series TS share is entitled to receive dividends equal to 100 times the amount of any dividend paid in respect of each common share. At January 31, 2006 and 2007, the amount of undeclared cumulative dividends is $1,271,720 and $9,907,054, respectively.

LC’s certificate of incorporation provides that in the event of an initial public offering (IPO) of LC in which the gross cash proceeds to LC in the offering is at least $75 million, each then outstanding Series A share, Series B share and Series TS share shall be converted into 100 common shares of LC plus the number of then outstanding shares determined by dividing the unreturned original cost and the accrued and unpaid dividends attributable to each share by the public offering price. Since the contemplated IPO of LC will not result in LC receiving at least $75 million in gross proceeds, the foregoing conversion provision in LC’s certificate of incorporation will not apply to the contemplated IPO of LC.

In connection with the contemplated IPO of LC, the shareholders of LC have agreed to exchange their Series A shares and Series TS shares for common shares of LC. See “Reorganization” below.

LIPO Investments (Canada), Inc.

LIPO has designated one class of common share without par value.

Under corporate charters and agreements as in effect on December 5, 2005, upon an IPO of LC in which the gross proceeds to LC in the offering is at least $75 million, all of the outstanding shares of LIPO would be exchanged for Series B shares of LC, followed by the conversion of each Series B share into 100 common shares of LC plus the number of common shares of LC resulting from dividing the liquidation value of LAI Class B Shares held by LIPO (calculated as the stated value ($859.11) and accrued dividend thereon at 8%,) by the initial public offering price. Since the contemplated IPO of LC will not result in LC receiving at least $75 million in gross proceeds, the foregoing exchange and conversion provisions will not apply to the contemplated IPO of LC.

In connection with the contemplated IPO of LC, the shareholders of LIPO have agreed to exchange their shares for common shares of LC. See “Reorganization” below.

Lululemon Athletica Inc.

Prior to December 5, 2005, LAI had 100 Class A voting common shares outstanding and issued. These shares were effectively cancelled on December 5, 2005 upon completion of the transactions described under “Summary of Share Capital Transactions — December 2005” below.

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

Lululemon Athletica USA, Inc.

Prior to December 5, 2005, Lulu US had 100 common shares outstanding and issued. These shares were effectively cancelled on December 5, 2005 upon completion of the transactions described under “Summary of Share Capital Transactions — December 2005” below.

Summary of Share Capital Transactions

December 2005

On December 5, 2005, the principal stockholder of the Company directly or indirectly held all of the issued and outstanding interests in LAI, Lulu US and Lulu FC. On December 5, 2005, the principal stockholder agreed to sell a 48% interest in these operating companies to third party investors. In conjunction with this sale, three holding companies (LIPO, LC and LCHI) were created to hold the interests in the operating companies (LAI and Lulu US).

On December 5, 2005, through a series of transactions, LAI became a subsidiary of LIPO, and LCHI, which is wholly owned by LC, acquired a 48% interest in LAI; Lulu US became a subsidiary of LC; and Lulu FC became a subsidiary of Lulu US. The foregoing transactions resulted in the issuance by LAI of 106,702 Class A shares to LCHI and 115,594 Class B shares to LIPO. The LAI Class A and B shares have no par value. Each Class A and Class B share has a stated value of $859.11 per share or an aggregate stated value of $190,976,717. The third party investors acquired 75% of their interests from the principal stockholder for cash consideration. The remaining 25% of their interests was acquired through an issuance of preferred shares in LC for cash consideration of $23 million.

As a result of this series of transactions, the principal stockholder effectively retained a 52% interest in the Company and the third party investors acquired a 48% interest in the Company. The principal stockholder’s interest is subordinate to the stock issued to the third party investors.

This series of transactions resulting in the operating companies becoming subsidiaries of the respective holding companies have been accounted for as transactions between entities under common control with of the interests reflected at the carrying amounts as held by the principal stockholder. The acquisition of the 36% interest from the principal stockholder has been accounted for as an acquisition of shares by the Company with proceeds in excess of the carrying value of $69,005,127 being reflected as a distribution to the principal stockholder. The acquisition of the remaining 12% interest acquired by the third party investors has been accounted for as a purchase of shares from treasury of LC.

On December 5, 2005 Lulu US authorized and issued 10,000 non-participating preferred shares with a par value of $0.001 per share to LIPO (USA) and third party investors and 222,296 participating preferred shares with a par value per share of 0.001 to the Company. The non-participating preferred shares have an aggregate stated value of $10,000 and the participating preferred shares have an aggregate stated value of $2,312,990.

December 2006

During 2006, LC issued 500 Series A preferred shares to two directors for cash consideration of CA$500,000 (US $446,419). As these shares were issued at a price below market value, a charge of $188,008 was recorded as non-cash compensation expense in the combined consolidated statement of income. These shares were unrestricted at the date of issuance and the fair value was determined by the Company based on an analysis of EBITDA and revenue multiples. These shares had a weighted average grant date fair value of $1,262. The total fair value was $634,472.

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

Reorganization

In connection with the IPO of LC, LC entered into an Agreement and Plan of Reorganization dated April 26, 2007 (Reorganization Agreement), with all of its shareholders, Lulu USA, LAI, LCHI, LIPO, LIPO USA and Slinky Financial ULC, an entity owned by LC’s principal stockholder, pursuant to which the parties agreed to effect a corporate reorganization of Lululemon immediately following the execution of the underwriting agreement to be entered into in connection with the IPO. In the reorganization, all outstanding shares of LC (which consist of Series A shares and Series TS shares) and all outstanding shares of LIPO will be exchanged for common shares of LC or exchangeable shares of LCHI. Upon completion of the reorganization, Lulu USA and LAI will become direct or indirect wholly-owned subsidiaries of LC.

In the reorganization, each holder of Series A shares will be entitled to receive its pro rata portion (52%) of 22,229,600 common shares of LC, plus a number of common shares equal to the stated value plus accrued dividends of such holder’s Series A shares as of the reorganization date, divided by the public offering price in the IPO. In addition, LIPO USA and the LIPO shareholders, in exchange for their Series TS shares of LC and their LIPO shares, will be entitled to receive their pro rata portion of 22,229,600 common shares of LC, plus a number of common shares equal to the stated value plus accrued dividends of the Series TS shares owned by LIPO USA and the LAI Class B shares owned by LIPO as of the reorganization date, divided by the public offering price in the IPO. The number of common shares of LC issuable to LIPO USA and the LIPO shareholders in the reorganization is referred to as the LIPO Share Amount.

The portion of the LIPO Share Amount issuable to the LIPO shareholders other than Slinky Financial ULC (which is one of the LIPO shareholders) will be issued in the form of exchangeable shares of LCHI. The portion of the LIPO Share Amount issuable to Slinky Financial ULC will be issued in the form of common shares of LC, to be sold by Slinky Financial ULC in the IPO. The LCHI exchangeable shares will be exchangeable into common shares of LC. In connection with the reorganization, LC will issue to each holder of exchangeable shares a number of special voting shares equal to the number of exchangeable shares held by each such holder. The exchangeable shares of LCHI and the special voting shares of LC, when taken together, will have attributes and provisions that result in these shares being equivalent to common shares of LC.

In connection with the reorganization, Lulu USA will repurchase all outstanding shares of its non-participating preferred stock for a purchase price of $1.00 per share. In addition, the outstanding stock options of LAI and Lulu US will be exchanged for options to acquire common shares of LC. The exercise price and the number of common shares of LC subject to the new LC stock options will be set to preserve the intrinsic value and other terms and conditions of the LAI and Lulu US stock options being exchanged, such that the economic interests of the option holders are preserved to the greatest extent practicable.

11	Equity Incentive Compensation Plans

As at January 31, 2007, employees of the Company participate in four stock-based compensation plans. The compensation cost charged to income for those plans was $nil, $2,699,916 and $2,829,572 for the years ended January 31, 2005, 2006 and 2007, and $356,663 and $1,407,533 for the unaudited three months ended April 30, 2006 and 2007 respectively, including the compensation expense incurred on the issuance of shares to two of the Company’s directors (note 10). The Company has not recognized any income tax benefits related to these plans.

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

Stockholder sponsored awards

During the year ended January 31, 2006, LIPO and LIPO USA created stock-based compensation plans (the LIPO Plans) for certain eligible employees of the Company in order to provide incentive to increase stockholder value. Under the provisions of the LIPO plans, the eligible employees were granted options to acquire shares of LIPO and LIPO USA respectively. The board of directors of LIPO and LIPO USA may exchange the LIPO and LIPO USA shares held in trust for an equivalent number of shares of LC to be held by LIPO and LIPO USA, respectively, on the exchange date. If an employee ceases employment, the LIPO Plans provide that LIPO and LIPO USA will repurchase the shares issued pursuant to the Series A options at the lower of the exercise price paid and the fair market value of the shares, subject to a 25% discount if the employee resigns. Shares issued pursuant to the Series B options will be repurchased at the exercise price paid.

Where Series A shares are forfeited, they are not cancelled and are returned back to the principal stockholder.

An aggregate of 21,790,626 common shares of each of LIPO and LIPO USA have been reserved for issuance under the LIPO Plans.

On December 1, 2005, LIPO and LIPO USA each granted 5,295,952 Series A options with an exercise price of CA$0.00001 and an expiry date of December 1, 2009 and 11,062,179 Series B options with an expiry date of December 1, 2010, respectively. The LIPO and LIPO USA Series B options have exercise prices of CA$0.99 and $0.01, respectively. Each Series A option and each Series B option entitles the holder to acquire one share of common stock of the respective companies.

While all of the Series A options of both companies vested on December 5, 2005 and were immediately exercised, 3,549,444 of the common shares of LIPO and LIPO USA issued were designated as forfeitable. These forfeitable shares are considered to be non-vested for accounting purposes and were considered not to be earned as of December 5, 2005. These non-vested shares become non-forfeitable over a four-year requisite service period December 5, 2009. In addition, on December 5, 2005, 2,239,395 of the Series B options vested, with the remaining options vesting over a five-year period ending December 5, 2010.

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

The summary of option grants, forfeitures, vesting and exercises under the LIPO Plans since inception is as follows:

	LIPO Investments (Canada), Inc.			LIPO Investments (USA), Inc.
		Weighted			Weighted
		Average	Weighted		Average	Weighted
		Exercise	Average		Exercise	Average
	Number of	Price	Contract Life	Number of	Price	Contract Life
	options	CA$	(Months)	Options	CA$	(Months)

Granted	11,062,179	0.99		11,062,179	0.01

Outstanding at January 31, 2006	11,062,179	0.99	59	11,062,179	0.01	59

Exercisable at January 31, 2006	2,239,395	0.99	59	2,239,395	0.01	59

Forfeited	585,902	0.99		585,902	0.01

Outstanding at January 31, 2007	10,476,277	0.99	47	10,476,277	0.01	47

Exercisable at January 31, 2007	4,307,262	0.99	47	4,307,262	0.01	47

Outstanding at April 30, 2007 (Unaudited)	10,476,277	0.99	44	10,476,277	0.01	44

Exercisable at April 30, 2007 (Unaudited)	4,307,262	0.99	41	4,307,262	0.01	41

The Company recorded compensation expense for shares issued under the LIPO Series B options, over the requisite service periods. Under the fair value method, compensation expense was $1,012,468 in 2006 and $609,620 in 2007. Expense for the unaudited three months ended April 30, 2006 and 2007 was $157,110 and $180,946, respectively.

The summary of activity and changes related to forfeitable shares issued under the LIPO Series A options since inception of the plans is as follows:

	LIPO Investments (Canada), Inc.			LIPO Investments (USA), Inc.
		Weighted			Weighted
		Average	Weighted		Average	Weighted
		Purchase	Average		Purchase	Average
	Number of	Price	Contract Life	Number of	Price	Contract Life
	Shares	CA$	(Months)	Shares	CA$	(Months)

Granted	5,295,952	0.00001		5,295,952	0.00001
Vested	1,746,508	0.00001		1,746,508	0.00001

Unvested at January 31, 2006	3,549,444	0.00001	47	3,549,444	0.00001	47
Forfeited	10,798	0.00001		10,798	0.00001
Vested	1,197,999	0.00001		1,197,999	0.00001

Unvested at January 31, 2007	2,340,647	0.00001	35	2,340,647	0.00001	35

Unvested at April 30, 2007 (Unaudited)	2,340,647	0.00001	32	2,340,647	0.00001	32

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

The Company records compensation expense for forfeitable shares issued under LIPO Series A over the requisite service periods. Under the fair value method, compensation expenses were $nil in 2005, $1,687,448 in 2006 and $ 863,275 in 2007 and $199,553 (unaudited) and $229,829 (unaudited) for the three month periods ended April 30, 2006 and 2007.

Forfeitable shares issued under Series A options become non-forfeitable and Series B options vest under the LIPO Plans as follows:

	Number of Options/Shares Vesting			Number of Options/Shares Vesting
	LIPO Investments (Canada), Inc.			LIPO Investments (USA), Inc.
	Forfeitable	Series B		Forfeitable	Series B
Vesting Date	Shares	Options	Total	Shares	Options	Total

December 5, 2005	1,746,508	2,239,395	3,985,903	1,746,508	2,239,395	3,985,903
December 5, 2006	1,197,999	2,067,867	3,265,866	1,197,999	2,067,867	3,265,866
December 5, 2007	1,197,999	2,067,867	3,265,866	1,197,999	2,067,867	3,265,866
December 5, 2008	863,566	2,019,682	2,883,248	863,566	2,019,682	2,883,248
December 5, 2009	289,880	1,669,519	1,959,399	289,880	1,669,519	1,959,399
December 5, 2010	—	997,849	997,849	—	997,849	997,849

	5,295,952	11,062,179	16,358,131	5,295,952	11,062,179	16,358,131

The fair value of the non-forfeitable and forfeitable shares issued under LIPO Series A was measured at the fair value of the underlying stock on the grant date. The fair value of the LIPO Series B options was determined using the Black-Scholes option pricing model with the following assumptions:

Dividend yield	0%
Expected volatility	45%
Risk-free interest rate	5%
Weighted-average expected life of option (years)	5.0

The expected volatility was based on available information on volatility from a peer group of publicly traded U.S. and Canadian retail apparel companies. The expected life of the options was determined by reviewing data about exercise patterns of employees in the retail industry as well as considering the probability of a liquidity event such as the sale of the Company or an IPO and the potential impact of such an event on the exercise pattern. The risk-free interest rate approximates the yield on benchmark Government of Canada bonds for terms similar to the contract life of the options.

The weighted-average estimated fair value at the date of grant for the non-forfeitable shares and options granted by LIPO and LIPO US was CA$0.67 and CA$0.0067, respectively, for the year ended January 31, 2006.

The total unrecognized compensation cost related to the restricted shares and options under LIPO Series A and B was $2,003,565 and $2,238,097 at January 31, 2007 and $2,006,665 (unaudited) and $2,186,633 (unaudited) at April 30, 2007, respectively. These unrecognized costs are expected to be recognized over a weighted-average period of 1.2 years and 1.9 years for the Series A and B, respectively, from April 30, 2007.

Share option plans

On July 3, 2006, the board of directors approved the Lululemon Athletica Inc. Equity Incentive Compensation Plan and the Lululemon Athletica USA Inc. 2005 Equity Incentive Compensation Plan (“the Plans”), which provide for the grant of stock awards to employees, directors, consultants and other individuals providing services to the Company. LAI and Lulu US have each reserved 2,500,000 shares of

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

common stock for issuance under the Plans. The exercise price and vesting conditions are determined by the board of directors for each grant. The contractual life of the options is 10 years. The companies expect to issue shares upon the exercise of these options.

Options with service conditions

The majority of options granted under the Plans vest based solely on time. These options generally vest in equal installments over a four-year period. A total of 47,000 of the time-vested options outstanding vest immediately in the event of a change in control or an IPO of the Company’s stock raising proceeds of at least $75,000,000.

The summary of option activity and changes since inception of the Plans is as follows:

	Lululemon Athletica Inc.			Lululemon Athletica USA Inc.
		Weighted	Weighted		Weighted	Weighted
		Average	Average		Average	Average
		Exercise	Contract		Exercise	Contract
	Number of	Price	Life	Number of	Price	Life
	Options	$	(Months)	Options	$	(Months)

Granted	1,451,000	1.18	118	1,451,000	0.21	118
Forfeited	(20,000)	1.18	119	(20,000)	0.21	119

	1,431,000	1.18	118	1,431,000	0.21	118

Outstanding at January 31, 2007
Exercisable	187,250	1.18	115	187,250	0.21	115
Not vested	1,243,750	1.18	119	1,243,750	0.21	119

Total	1,431,000	1.18	115	1,431,000	0.21	115

Forfeited	(13,750)	1.18	115	(13,750)	0.21	119

Outstanding at April 30, 2007
Exercisable	193,125	1.18	112	193,125	0.21	112
Not vested	1,224,125	1.18	116	1,224,125	0.21	116

Total	1,417,250	1.18	112	1,417,250	0.21	112

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

The following table summarizes the vesting schedule for all unvested time-based options outstanding under the Plans at April 30, 2007 (unaudited):

	Lululemon	Lululemon
	Athletica Inc.	Athletica USA Inc.

June 15, 2007	5,000	5,000
December 27, 2007	131,250	131,250
January 3, 2008	37,500	37,500
January 27, 2008	181,375	181,375
December 27, 2008	131,250	131,250
January 3, 2009	37,500	37,500
January 27, 2009	181,375	181,375
December 27, 2009	131,250	131,250
January 3, 2010	37,500	37,500
January 27, 2010	181,375	181,375
December 27, 2010	131,250	131,250
January 3, 2011	37,500	37,500

	1,224,125	1,224,125

The fair value of options with service conditions was determined at the date of grant using the Black-Scholes model. Expected volatilities are based on a review of a peer group of publicly traded apparel retailers. The expected term of options with service conditions is the simple average of the term and the requisite service period as stated in the respective option contracts. The risk-free interest rate for LAI is the Bank of Canada bank rate and for Lulu US is the Federal Reserve federal funds rate.

	Lululemon	Lululemon
	Athletica Inc.	Athletica USA Inc.

Dividend yield	0%	0%
Expected volatility	50%	50%
Risk-free interest rate	5%	5%
Weighted-average life	7.0	7.0

The weighted-average grant date fair value of the options granted by LAI and Lulu US was $9.80 and $0.64, respectively. As of January 31, 2007, the unrecognized compensation cost related to these options was $13,570,687, which is expected to be recognized over a weighted-average period of 3.0 years. The aggregate fair value of the outstanding and exercisable options at January 31, 2007 was $404,909 (April 30, 2006, $NIL (unaudited); April 30, 2007, $404,909 (unaudited)). Compensation costs related to the options was NIL in 2005, NIL in 2006 and $735,086 in 2007 (for the three months ended April 30, 2006, $NIL (unaudited)); April 30, 2007, $901,801 (unaudited)).

Options with performance and/or market conditions

Certain options granted under the Plans have a potential to vest based on the return multiple achieved in connection with the sale by certain of the Company’s stockholders of 80% of their holding of the Company’s capital stock through one or a series of transactions. The percentage of options under grant that vest increases in defined increments as the return multiple increases. A minimum return multiple of two is required for any of the options to vest and all options vest if a return multiple of five is achieved. These options have a contractual life of ten years. During the year ended January 31, 2007, LAI and Lulu US each granted 468,000 options with these terms with exercise prices of $1.18 and $0.21, respectively. All of these options remain outstanding and none were exercisable at January 31,

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

2007 and April 30, 2007. These options had a weighted-average contractual term of 10 years and an aggregate fair value of $1,051,516 at the grant date. During the year ended January 31, 2007, $433,583 (for the three months ended April 30, 2007, $94,957 (unaudited)) in expense was recognized in respect of these options. The remaining $530,943 (April 30, 2007, $492,811 (unaudited)) is expected to be recognized over a weighted-average term of 1.2 years from April 30, 2007.

The fair value of these options was determined by first considering a range of potential outcomes with regard to the timing of the sale transaction. Probabilities were ascribed to different terms based on knowledge of the investors’ strategy for the fund, general market conditions at the time of the grant, volatility assumptions and other relevant information. The weighted average of these probabilities was used as the requisite service period.

The valuation also considered the probability of the stockholders achieving the threshold multiples stipulated in the option agreement was developed. Probabilities were assigned based on the Company’s growth plans, the option holders and management’s expectations at the time of the grant, the anticipated time of the sale transaction as noted above and other relevant information. The weighted average of the assigned probabilities was used as the most likely multiple to be achieved.

The weighted average probabilities developed above were used as input for a valuation simulation to establish the option values. Other terms used in the probabilities based valuation simulation were consistent with those used for the time-vested options noted above except for the term that was shortened to four years consistent with the employment contract of the option holder.

12	Earnings Per Share

Pro forma earnings per share (Unaudited)

The Company has not computed basic and diluted earnings per share which consists of LIPO and LC, which each have their own distinct and separate capital structures. While the stockholders agreement provides for capital reorganization on an initial public offering, the number of common shares to be issued by LC for the outstanding classes of shares of the Company is not determinable as the number is partially dependent on the offering price in the initial public offering (IPO). In conjunction with the IPO of LC, the Company’s capital structure will be reorganized such that a portion of the LIPO common stock will be exchanged for a number of common shares of LC that will be sold by the principal stockholder in the IPO and the remainder of the LIPO common stock will be exchanged for exchangeable shares of LCHI, all of the classes of preferred stock of LC will be exchanged for shares of LC common stock and the non-participating preferred stock of Lulu US will be redeemed. The exchangeable shares of LCHI will be exchangeable into common shares of LC and will have attributes and provisions that result in these shares being equivalent to the common shares of LC. As a result of these transactions, LC will issue 22,229,600 of common shares plus the number of common shares that result from dividing the stated value plus accrued dividends of the existing outstanding shares of LC and LAI by the offering price in the IPO. In connection with the corporate reorganization (note 10) each outstanding share of common stock will be split into 2.38267841 shares of common stock, with a corresponding effect on outstanding options and exercise prices. The common stock and options outstanding will be 73,027,532 shares and 4,490,635 options. In addition, the outstanding stock options of LAI and Lulu US will be exchanged for options to acquire common shares of LC at an adjusted exercise price. See note 10 for reorganization details.

The Company has determined that the common stock of the Company will be represented by the common stock of LIPO and the Series TS Preferred Stock of LC (collectively, the “common stock equivalents”) on the basis that these classes of stock are subordinate to all other classes of stock of the Company. The common stock equivalents include all of the shares held by the principal stockholder

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

either directly or in trust for the LIPO stock-based compensation plans as any shares or options forfeited would be returned to the principal stockholder.

The Series A Preferred Stock of LC is considered to be a participating security.

The Company has determined pro forma earnings per share for the year ended January 31, 2007 assuming the IPO is completed and the shares issued by LC on the conversion or exchange of the other classes of shares of the Company had been outstanding for the year ended January 31, 2007. The Company has assumed that IPO price to be $11.00, the midpoint of the range of potential offering prices determined by management.

The computation of pro forma earnings per share has been based on the two-class method as the Series A Preferred Stock of LC is participating. The two class computation reflects the amount of allocated undistributed pro forma earnings per share using the participation percentage which reflects the dividend rights of the Series A Preferred Stock, referred to as common stock in the table below.

Pro forma diluted earnings per share has been computed assuming the conversion of the Series A Preferred Stock into common stock of LC and the exercise of options, as applicable, as of the beginning of the year. The exercise of options under the LIPO plans have been excluded as any shares of LC ultimately issued on exercise of these options have already been included in the common stock equivalents.

The detail of the computation of pro forma basic and diluted earnings per share is as follows:

		Quarter
	Fiscal Year	Ended
	Ended	April 30, 2007
	Jan 31, 2007	(Unaudited)

Net income	$7,666,331	$3,542,063
Income allocated to common stock equivalent stockholders	$2,546,134	$1,176,386
Income allocated to common stockholders	$5,120,197	$2,365,677
Pro forma weighted average common stock equivalent stock outstanding	24,254,627	24,254,627
Pro forma weighted average common stock outstanding	48,772,905	48,772,905
Pro forma basic earnings per common stock equivalent share	$0.10	$0.05
Pro forma basic earnings per common share	$0.10	$0.05
Diluted
Pro forma basic weighted average number of shares of common stock outstanding	48,772,905	48,772,905
Pro forma effect of stock options assumed exercised	795,886	1,370,063
Pro forma impact of conversion of non-participating stock of Lulu US	909	909
Pro forma diluted weighted average number of shares of common shares outstanding	49,569,700	50,143,877
Pro forma diluted earnings per common share	$0.10	$0.05

For the fiscal year ended January 31, 2007, 4,510,619 (April 30, 2007 — 4,478,726 (Unaudited)) employee and director pro forma options were dilutive to earnings and are included in the calculation of pro forma diluted income per share. For the fiscal year ended January 31, 2007 and the quarter ended April 30, 2007 (Unaudited), the computation of diluted earnings per share excluded the options with performance and/or market service conditions as the criteria for exercise had not been achieved.

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

If the offering price in the IPO differs from the midpoint of $11.00 per share used in the above calculations by 10%, the pro forma basic and diluted earnings per share would increase or decrease by:

Pro forma basic and diluted earnings per common stock equivalent share	$0.003	$0.001
Pro forma basic and diluted earnings per common share	$0.003	$0.001

13	Common Control Transaction

Prior to December 5, 2005, Lulu US and Lulu FC were affiliates under common ownership and control. On December 5, 2005, all of the issued and outstanding shares of Lulu FC were transferred to Lulu US for cash consideration of $260,000. This transfer was accounted for in a manner similar to a pooling of interests whereby the assets, liabilities, results of operations and cash flows have been included as if Lulu FC had been consolidated by Lulu US for all periods presented prior to December 5, 2005. The net assets of Lulu FC of $99,450 as at December 5, 2005 consisted of cash of $105,300, other assets of $173,997 and liabilities of $179,847. The difference between the cash consideration paid to the principal stockholder and the net assets acquired in the amount of $138,294 has been reflected as a reduction of retained earnings in the combined consolidated statement of stockholders’ equity under the caption “Distribution to principal stockholder on December 5, 2005” and as a financing activity in the combined consolidated statement of cash flows for the year ended January 31, 2006.

14	Commitments and Contingencies

The Company has obligations under operating leases for its office, warehouse and retail premises in Canada and the United States. As at January 31, 2007, the lease terms of various leases are from three to 10 years. A substantial number of the Company’s leases for retail premises include renewal options and certain of the Company’s leases include rent escalation clauses, rent holidays and leasehold rental incentives. Certain of the Company’s leases for retail premises also include contingent rental payments based on sales volume. The Company is required to make deposits for rental payments pursuant to certain lease agreements, which have been included in other non-current assets. Minimum annual basic rent payments excluding other executory operating costs, pursuant to lease agreements are approximately as laid out in the table below. These amounts include commitment in respect of administrative offices and for stores that have not yet opened but for which lease agreements have been executed.

Year ending January 31,	US$

2008	8,796,902
2009	9,822,764
2010	9,056,498
2011	7,383,664
Thereafter	34,675,481

Rent expense for the years ended January 31, 2005, 2006 and 2007 was $1,634,764, $3,415,045 and $9,299,076, respectively, under operating lease agreements, consisting of minimum rental expense of $1,143,887, $3,035,413 and $8,144,993, respectively, and contingent rental amounts of $490,877, $379,632 and $1,154,083, respectively.

Pursuant to a lease agreement for retail premises, the Company had provided a letter of guaranty of $52,822 as of January 31, 2006 and $50,882 in as of January 31, 2007 to the landlord.

The Company had provided letters of credit totalling $1,283,828 as at January 31, 2006 and $305,979 as at January 31, 2007 to suppliers (note 9).

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

As at January 31, 2007, the Company had entered into firm purchase commitments for leasehold improvements and other property and equipment expenditures amounting to $2,534,369.

Pursuant to one of its franchise agreements, the franchise has the right to sell its franchise interest to the Company prior to June 2008. In the event that the franchise exercises this right, the repurchase cost to the Company will aggregate approximately $500,000.

On March 14, 2007, a former executive officer filed suit against the Company for breach of contract, wrongful dismissal and negligent misrepresentation seeking damages in an unspecified amount plus costs and intent. The Company believes the claim is without merit and is vigorously defending against it.

The Company is, from time to time, involved in routine legal matters incidental to its business. Management believes that the ultimate resolution of any such current proceedings will not have a material adverse effect on the Company’s continued financial position, results of operations or cash flows except as follows:

On March 5, 2003, the Company was named in a lawsuit filed in the Supreme Court of British Columbia by a firm that had provided services to the Company alleging that the Company had breached the terms of its contract with the complainant. The Company negotiated a full settlement of the suit in January 2007 for CA$8.5 million (US$7.2 million). The total amount was paid in February 2007 and the amount is fully accrued in these combined consolidated financial statements.

15	Related Party Transactions and Balances

Amounts outstanding with related parties at January 31, 2006 and 2007 are as follows:

	January 31,	January 31,	April 30,
	2006	2007	2007
			(Unaudited)

Due from related parties
Controlling stockholder	$222,440	$—	$—
Franchises controlled by related parties	—	192,302	191,739
Franchises under common control	51,283	—	—

	$273,723	$192,302	$191,739

Due to related parties
Franchises controlled by related parties	$36,947	$—	$—
Other companies under common control	595,594	—	—

	$632,541	$—	$—

Amounts due from and to related parties are non-interest bearing and unsecured, with no specific terms of repayment, and accordingly, the fair value cannot be determined.

The Company entered into the following transactions with related parties:

a) Sold merchandise totalling $313,337 in 2005, $668,405 in 2006 and $880,674 in 2007 to franchises under common control.

b) Sold merchandise and received royalties totalling $1,581,773 in 2005, $2,906,920 in 2006 and $3,982,118 in 2007 and $896,453 and $899,096 in the unaudited three months ended April 30, 2006 and 2007 to franchises controlled by related parties.

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

c) Pursuant to a manufacturing agreement, acquired merchandise totalling $3,825,241 in 2005, $6,377,454 in 2006 and $6,338,158 in 2007 from a company owned 50% by the Company’s principal stockholder (note 20).

d) Paid $nil in 2005, $nil in 2006 and $414,966 in 2007 to an executive search firm that is partly owned by the wife of a former executive officer.

e) Paid $nil in 2005, $18,000 in 2006 and $131,562 in 2007 and $36,000 and $5,510 in the unaudited three months ended April 30, 2006 and 2007 to a director of the Company for consulting services.

f) Received royalties of $580,687 in 2005, $1,027,982 in 2006 and $1,416,628 in 2007 from franchises controlled by related parties.

g) Received royalties of $nil in 2005, $nil in 2006 and $nil in 2007 and $308,389 and $363,401 in the unaudited three months ended April 30, 2006 and 2007 from franchises under common control.

“Franchises controlled by related parties” referred to above relate to two franchise operations in which the principal stockholder of the Company previously owned a 50% interest. During the year ended January 31, 2007, the principal stockholder disposed of his interest in these franchises to a family member.

“Franchises under common control” referred to above relates to a franchise operation previously controlled by the principal stockholder of the Company. During the year ended January 31, 2007, the principal stockholder disposed of his interest in this franchise to unrelated parties.

“Other companies under common control” referred to above relate to a manufacturing company in which the principal stockholder of the Company previously held a 50% interest. The manufacturing company produced Lululemon product under an exclusive agreement on a cost plus basis. During the year ended January 31, 2007, the Company’s principal stockholder disposed of his interest in the manufacturer.

During the three years ended January 31, 2007, the Company and the principal shareholder entered into certain financing transactions. These arrangements had no stated term, repayment terms or interest. On February 1, 2004, the amount due to the principal shareholder amounted to $1,294,434. During the year ended January 31, 2005, the principal shareholder advanced to the Company $4,325,346 and the Company repaid the principal shareholder $2,527,250. In addition, the Company paid expenses of $589,390 on behalf of the principal shareholder related to the start up of the Australian franchise operations which were applied against the amount due to the principal shareholder. As at January 31, 2005, the balance due to the principal shareholder was $3,042,054. During the year ended January 31, 2006, the principal shareholder advanced the Company $7,831,694.

On December 5, 2006, in conjunction with the capital transactions described in note 10, the Company repaid the principal shareholder $11,143,141. An amount due to the principal shareholder of $1,931,187 was converted into 187,357 participating preferred shares and 8,428 non-participating of Lulu USA. As a result, $999,105 was recorded as additional paid in capital in relation to 52% of the participating preferred shares while $5,200 was recorded as minority interest in relation to the non-participating preferred shares.

As a result of these repayments and settlements, an amount due to the Company of $222,440 arose, which was settled in year ended January 31, 2007.

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

16	Supplemental Cash Flow Information

Changes in non-cash working capital items:

	January 31,	January 31,	January 31,	April 30,	April 30,
	2005	2006	2007	2006	2007
				(Unaudited)	(Unaudited)

Increase in accounts receivable	$(134,847)	$(663,245)	$(1,153,663)	$(44,601)	$(1,257,223)
Increase in prepaid expenses	(74,455)	(553,983)	(141,809)	520,224	(182,831)
Increase in inventories	(4,329,108)	(10,693,625)	(5,430,998)	(254,357)	1,629,892
Decrease (increase) in related parties	—	531,529	(765,980)	133,938	563
(Increase) decrease in other current assets	18,986	(681,480)	(194,362)	(532,149)	(51,543)
Increase (decrease) in trade accounts payable	21,013	4,571,376	(1,228,825)	(4,670,278)	(1,854,332)
Increase (decrease) in accrued liabilities	9,259,771	(11,062,197)	11,532,925	57,168	(7,219,291)
Increase in other current liabilities	1,115,005	1,823,963	1,571,086	(530,781)	(40,184)
Increase (decrease) in income taxes payable	(139,167)	50,176	8,680,829	3,828,335	(5,446,248)

	$5,737,198	$(16,677,486)	$12,869,203	$(1,492,501)	$(14,421,197)

Cash paid for income taxes	$(56,434)	$2,466,900	$3,091,552	$3,091,552	$6,715,845
Interest paid	$45,549	$51,020	$47,348	$3,377	$3,055

17	Income Taxes

The provision for income taxes consists of the following:

	January 31,	January 31,	January 31,	April 30,
	2005	2006	2007	2007
				(Unaudited)

Income (loss) before income taxes	$(1,709,075)	$3,730,250	$16,307,802	$6,955,126

Tax at statutory rate of 34%	(581,086)	1,268,285	5,544,652	2,364,743
Non-deductible compensation expense	—	897,352	912,465	476,776
Non-deductible expenses	90,549	47,123	9,601	4,309
Other — U.S. state taxes	2,500	21,908	11,240	2,702
Change in valuation allowance	122,071	28,359	1,808,368	474,162
Foreign tax rate differential	—	38,957	214,844	86,864
Other	67,923	34,162	252,166	39,097

Provision for (recovery of) income taxes	$(298,043)	$2,336,146	$8,753,336	$3,448,653

The statutory income tax rate of 34% represents the U.S. taxation rate attributable to Lululemon’s domestic operations. The effective tax rate differs from this statutory rate as the majority of the Company’s income before taxes arises from its foreign operations in Canada where the tax rate is 35% in 2006 and 35% in 2007.

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at January 31, 2006 and 2007 are presented below:

	2006	2007
	$	$

Deferred tax assets
Net operating losses	232,452	1,866,777
Inventories	4,132	50,362
Plant and equipment	—	395,233
Deferred lease liability	209,609	343,814
Lawsuit	—	2,522,898

	446,193	5,179,084

Deferred tax liabilities
Plant and equipment	14,138	—
Intangible assets	522,569	384,354

	536,707	384,354

Gross deferred tax (liability) asset	(90,514)	4,794,730
Valuation allowance	(259,421)	(2,067,789)

Net deferred tax (liability) asset	(349,935)	2,726,941

The Company has operating loss carry-forwards and deductible temporary differences related to Lulu US, which are available to reduce taxable income in future periods. Based on a review of all available positive and negative evidence, including the cumulative losses in its U.S. operations, management has determined that it is more likely than not that the deferred tax assets of its U.S. operations are not realizable and has recorded a valuation allowance against the net deferred tax assets relating to Lulu US at January 31, 2006 and 2007. The amounts and expiry dates of these operating losses are as follows:

$

2023	179,511
2024	359,032
2026	61,354
2027	4,384,281

4,984,178

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

The Company’s current and deferred taxes from federal, state and foreign sources were as follows:

	2005	2006	2007
	$	$	$

Net income before taxes
Domestic	(498,545)	(150,047)	(2,229,966)
Foreign	(1,210,530)	3,880,297	18,537,768

	(1,709,075)	3,730,250	16,307,802

Current taxes
Federal	—	—	—
State	2,500	21,908	11,240
Foreign	(198,101)	2,493,089	11,818,972

Total current	(195,601)	2,514,997	11,830,212

Deferred taxes
Federal	—	—	—
State	—	—	—
Foreign	(102,442)	(178,851)	(3,076,876)

Total deferred	(102,442)	(178,851)	(3,076,876)

(Recovery of) provision for income taxes	(298,043)	2,336,146	8,753,336

18	Segmented Financial Information

The Company applies FASB No. 131, “Disclosure about Segments of an Enterprise and Related Information” (FAS 131), in determining reportable segments for financial statement disclosure. Based on financial information provided to the chief operating decision maker of the Company and the manner in which the Company operates its outlets and other operations, the Company determined that each store, showroom and warehouse sales outlet is an operating segment. The Company’s operating segments also include Canadian franchise activities, U.S. franchise activities, wholesale sales to the Company’s U.S. stores and to third parties and phone sales. The Company has aggregated all of its corporate-owned stores in Canada, the United States and Japan into a single reportable segment — Corporate-owned stores, and all franchise activities in both Canada, the United States, Japan and Australia (including sales of apparel to franchisees) into a single reportable segment — Franchises. Wholesale, phone sales, warehouse sales and showrooms have been combined into Other as none of these operations individually meets the quantitative thresholds for disclosure as a reportable segment. Segment results for corporate-owned stores include retail sales of apparel less costs of goods sold, employee costs, occupancy costs, depreciation and all other operating costs incurred in the operation of those stores. Franchise results include license fees and royalties from the franchisees as well as sales to franchisees less costs of goods sold. Segment results for operations combined in Other include sales of apparel and

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

related costs of goods sold. General corporate expenses include expenses related to corporate activities and administration. Information for these segments is detailed in the table below:

	January 31,	January 31,	January 31,	April 30,	April 30,
	2005	2006	2007	2006	2007
				(Unaudited)	(Unaudited)

Net revenue
Corporate-owned stores	$29,905,624	$65,577,622	$120,732,774	$22,146,069	$38,007,778
Franchises	7,362,992	14,554,606	21,360,005	4,363,910	4,917,506
Other	3,479,760	3,996,865	6,792,055	1,673,603	1,864,172

	$40,748,376	$84,129,093	$148,884,834	$28,183,582	$44,789,456

Income from operations before general corporate expense
Corporate-owned stores	$9,796,555	$20,744,932	$37,789,660	$7,864,114	$12,176,948
Franchises	3,102,826	7,297,532	10,655,095	1,935,470	2,339,280
Other	1,807,809	1,483,829	2,735,322	514,591	817,356

	14,707,190	29,526,293	51,180,077	10,314,175	15,333,584
General corporate expense	16,381,402	25,799,585	34,966,663	4,200,809	8,485,454

Net operating income (loss)	(1,674,212)	3,726,708	16,213,414	6,113,366	6,848,130
Net interest expense (income)	34,863	(3,542)	(94,388)	(22,571)	(106,996)

Income (loss) before income taxes	$(1,709,075)	$3,730,250	$16,307,802	$6,135,937	$6,955,126

Capital expenditures
Corporate-owned stores	$2,806,242	$6,096,870	$11,274,993
Corporate	999,270	2,283,503	1,995,391
	$3,805,512	$8,380,373	$13,270,384
Depreciation
Corporate-owned stores	$449,251	$1,520,878	$3,077,574
Corporate	295,446	549,069	1,105,715
	$744,697	$2,069,947	$4,183,289

The Company sells apparel from its Canadian operations to its U.S. corporate-owned stores based on agreed upon transfer prices. The intercompany wholesale sales of $162,782, $3,404,968 and $10,397,560 for the years ended January 31, 2005, 2006 and 2007, respectively, have been excluded from the net revenue in the other reportable segment. In addition, the income from operations reported included in the segment results for other does not reflect the intercompany profit on these sales, which amounted to $3,553, $153,473 and $307,421 for the years ended January 31, 2005, 2006 and 2007, respectively.

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

Lululemon operates in four geographic areas — Canada, the United States, Asia and Australia. Revenues from these regions for the years ended January 31, 2005, 2006 and 2007 were as follows:

	2005	2006	2007
	$	$	$

Canada	37,936,384	76,983,758	129,706,897
United States	2,511,121	6,469,631	17,363,904
Asia and Australia	300,871	675,704	1,814,033

	40,748,376	84,129,093	148,884,834

Long-lived assets by geographic area for the years ended January 31, 2006 and 2007 were as follows:

	2006	2007
	$	$

Canada	9,308,017	13,500,195
United States	1,118,778	5,049,599
Asia and Australia	—	272,445

	10,426,795	18,822,239

During the last three years, substantially all of the Company’s intangible assets and goodwill relate to the reporting segment consisting of corporate-owned stores.

For the years ended January 31, 2005, 2006 and 2007, the Company acquired approximately 17%, 25% and 17% of the product used in its apparel production from a single supplier. Although management believes that other suppliers could provide these raw materials, a change in suppliers could cause a delay in the production process and a possible loss of sales.

The Company has entered into franchise agreements under which franchisees are permitted to sell Lululemon apparel and are required to purchase Lululemon apparel from the Company and to pay the Company a royalty based on a percentage of the franchisee’s gross sales. The Company also received an initial license fee in some cases. Initial franchise fees and royalty fees recognized during the year ended January 31, 2005 amounted to $nil and $2,604,246, $35,000 and $4,846,892 for the year ended January 31, 2006 and $50,000 and $7,271,981 for the year ended January 31, 2007, respectively. Sales and cost of sales of apparel sold to franchisees for the year ended January 31, 2005 amounted to $4,758,746 and $4,479,286, $9,672,714 and $7,192,998 for the year ended January 31, 2006 and $14,038,025 and $10,681,111 for the year ended January 31, 2007, respectively. The number of franchises repurchased during the years ended January 31, 2005, 2006 and 2007 was nil, 1 and 2 respectively. The number of franchises sold during the year ended January 31, 2007, 2006 and 2005 was 2, 5 and 2.

19	Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, due from related parties, trade accounts payable, accrued liabilities, other liabilities, deferred revenue and due to related parties. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. All foreign gains or losses were recorded in the income statement under selling, general and administrative expenses. The fair value of these financial instruments approximates their carrying value, unless otherwise noted.

Lululemon

Notes to Combined Consolidated Financial Statements — (Continued)

Foreign exchange risk

A significant portion of the Company’s sales are denominated in Canadian dollars. This exposure is partly mitigated by a natural hedge in that a significant portion of the Company’s operating costs are also denominated in Canadian dollars. The Company does not enter into foreign exchange contracts.

The aggregate foreign currency transaction (losses) gains included in income amount to ($63,372), $211,970 and $183,471 for the years ended January 31, 2005, 2006 and 2007, respectively.

Concentration of credit risk

The Company is exposed to credit risk on its cash and cash equivalents and trade accounts receivable. Cash and cash equivalents are held with high quality financial institutions. Trade accounts receivable are primarily from certain franchisees and wholesale accounts. The Company does not require collateral to support the trade accounts receivable; however, in certain circumstances, the Company may require parties to provide payment for goods prior to delivery of the goods. The accounts receivable are net of an allowance for doubtful accounts, which is established based on management’s assessment of the credit risks of the underlying accounts.

20	Variable Interest Entity

Commencing July 7, 2003, the principal stockholder held an interest in a company that manufactured finished goods exclusively for the Company. The principal stockholder disposed of this interest in December 2006. As a result of the relationships between the Company, its principal stockholder and the manufacturing company, the Company had a variable interest in the manufacturing company. Transactions with the manufacturing company are disclosed in note 15. The Company has concluded that it was not the primary beneficiary of this variable interest entity and has not consolidated the entity. The assets, liabilities, results of operations and cash flows of the manufacturing company have not been included in these combined consolidated financial statements. The Company was not exposed directly or indirectly to any losses of the manufacturing entity.

21	Seasonal Nature of the Business

The Company has experienced, and expects to continue to experience, significant seasonal variations in net revenue and income from operations. Seasonal variations in revenue are primarily related to increased sales of products during the fiscal fourth quarter, reflecting historical strength in sales during the holiday season. Historically, seasonal variations in income from operations have been driven principally by increased net revenue in the fiscal fourth quarter.

[ADDITIONAL PAGE FOR CANADIAN PROSPECTUS]

CERTIFICATE OF LULULEMON

Dated: July 13, 2007

This prospectus, together with the documents and information incorporated herein by reference, will as of the date of the supplemented prospectus providing the information permitted to be omitted from this prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by Part 9 of the Securities Act (British Columbia), Part 9 of the Securities Act (Alberta), Part XI of the Securities Act, 1988 (Saskatchewan), Part VII of The Securities Act (Manitoba), Part XV of The Securities Act (Ontario), Part II of the Securities Act (Prince Edward Island), Section 64 of the Securities Act (Nova Scotia), Part 6 of the Securities Act (New Brunswick), Part XIV of the Securities Act (Newfoundland and Labrador), Part 3 of the Securities Act (Yukon), Section 27 of the Securities Act (Northwest Territories) and Section 27 of the Securities Act (Nunavut) and the respective regulations thereunder. For the purpose of the province of Québec, this prospectus will as of the date of the supplemented prospectus contain no misrepresentation likely to affect the value or the market price of the securities to be distributed.

lululemon athletica inc.

By: /s/ Robert Meers	By: /s/ John Currie
Chief Executive Officer	Chief Financial Officer

On Behalf of the Board of Directors

By: /s/ Dennis Wilson	By: /s/ Steven Collins
Director	Director

C-1

[ADDITIONAL PAGE FOR CANADIAN PROSPECTUS]

CERTIFICATE OF THE CANADIAN UNDERWRITERS

Dated: July 13, 2007

To the best of our knowledge, information and belief, this prospectus, together with the documents incorporated herein by reference, will as of the date of the supplemented prospectus providing the information permitted to be omitted from this prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by Part 9 of the Securities Act (British Columbia), Part 9 of the Securities Act (Alberta), Part XI of The Securities Act, 1988 (Saskatchewan), Part VII of The Securities Act (Manitoba), Part XV of the Securities Act (Ontario), Part II of the Securities Act (Prince Edward Island), Section 64 of the Securities Act (Nova Scotia), Part 6 of the Securities Act (New Brunswick), Part XIV of the Securities Act (Newfoundland and Labrador), Part 3 of the Securities Act (Yukon), Section 27 of the Securities Act (Northwest Territories) and Section 27 of the Securities Act (Nunavut) and the respective regulations thereunder. For the purpose of the province of Québec, to our knowledge, this prospectus will as of the date of the supplemented prospectus contain no misrepresentation likely to affect the value or the market price of the securities to be distributed.

Goldman Sachs Canada Inc.	Merrill Lynch Canada Inc.

By: /s/ Steve Mayer	By: /s/ Paul D. Allison

Credit Suisse Securities (Canada) Inc.	UBS Securities Canada Inc.

By: /s/ Ron Lloyd	By: /s/ Ted Larkin

CIBC World Markets Inc.

By: /s/ Kathy Butler

C-2

BRETHE DEEPLY and appreciate the moment. Living in the moment. Living in the moment could be the meaning of life.

PROSPECTUS

16,400,000 Shares
Common Stock

lululemon athletica inc.

Goldman, Sachs & Co.	Merrill Lynch & Co.

Credit Suisse	UBS Investment Bank

William Blair & Company
CIBC World Markets
Wachovia Securities
Thomas Weisel Partners LLC

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Through and including          , 2007 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

[ALTERNATE PAGE FOR CANADIAN PROSPECTUS]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of our common stock being registered hereby. All amounts are estimates except the SEC registration fee and the NASD filing fee.

Amount
to be Paid

SEC registration fee	$7,737
NASD filing fee	23,500
The Nasdaq Global Market and Toronto Stock Exchange listing fees	354,000
Blue sky fees and expenses	10,000
Printing and Engraving expenses	800,000
Legal fees and expenses	3,050,000
Accounting fees and expenses	725,000
Transfer agent and registrar fees	20,000
Miscellaneous	9,763

Total	$5,000,000

*	To be filed by amendment

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by current law.

In connection with this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers, which is in addition to and may be broader than the indemnification provided for in our charter documents. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request.

Article VII of our bylaws provides for the indemnification of our directors and officers to the fullest extent permissible under Delaware law.

The form of underwriting agreement attached hereto as Exhibit 1.1 provides for indemnification by the underwriters named in this registration statement of our executive officers, directors and us, and by us of the underwriters named in this registration statement, for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing for inclusion in this registration statement.

We intend to obtain directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

Prior to the completion of the offering, we and the selling stockholders will enter into a contribution agreement. Pursuant to the terms of the contribution agreement, in the event that any of the selling stockholders incurs any losses, claims, damages or liabilities under the Securities Act, Canadian securities laws or otherwise, insofar as such losses (or actions in respect thereof) arise out of or are based upon a determination that such selling stockholder is an underwriter within the meaning of the Securities Act, we and the other selling stockholders will contribute to such losses on a pro rata basis.

Item 15.	Recent Sales of Unregistered Securities.

During the three year period preceding the date of filing of this registration statement, we have issued securities in the transactions described below without registration under the Securities Act.

No underwriters were involved in the sales and the certificates representing the securities sold and issued contain legends restricting the transfer of the securities without registration under the Securities Act or an applicable exemption from registration.

•	On December 5, 2005, we issued an aggregate of 107,995 shares of our series A preferred stock to certain investors resulting in aggregate proceeds to us of approximately $92.8 million. Of these shares, 85,796 shares of series A preferred stock were issued to funds managed by our affiliate, Advent International Corporation, resulting in aggregate proceeds to us of approximately $73.7 million. The issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) thereof or Regulation D promulgated thereunder relating to sales not involving a public offering.

•	On December 5, 2005, we issued 116,994 shares of our series TS preferred stock to one of our then current stockholders in exchange for 115,594 shares of participating preferred stock of lululemon usa inc. (Lulu USA) The issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) thereof or Regulation D promulgated thereunder relating to sales not involving a public offering or Regulation S promulgated under the Securities Act, with respect to securities offered and sold outside the United States to investors who were neither citizens nor residents of the United States.

•	On June 13, 2006, we issued an aggregate of 250 shares of our series A preferred stock to one of our directors resulting in aggregate proceeds to us of CDN$250,000. The issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) thereof or Regulation D promulgated thereunder relating to sales not involving a public offering.

•	On July 6, 2006, we issued an aggregate of 250 shares of our series A preferred stock to one of our directors resulting in aggregate proceeds to us of CDN$250,000. The issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) thereof or Regulation D promulgated thereunder relating to sales not involving a public offering.

•	On April 26, 2007, we entered into an agreement with our stockholders, Lulu USA, lululemon canada inc. (Lulu Canada), LIPO Investments (Canada), Inc. (LIPO Investments Canada), Lulu Canadian Holding, Inc. (Lulu Canadian Holding) and Dennis Wilson, in his individual capacity and in his capacity as trustee pursuant to a trust arrangement established for the benefit of the minority stockholders of LIPO Canada and LIPO USA, pursuant to which we agreed to the following issuances of our capital stock in order to effect a reorganization whereby Lulu USA and Lulu Canada will in effect become our direct or indirect wholly-owned subsidiaries. This reorganization will occur immediately following the effectiveness of this registration statement. We refer to this date as the reorganization date.

The information set forth below describes the sales of our securities in our corporate reorganization if it occurred on July 26, 2007. The actual number of shares that will be issued in the reorganization will depend upon the date of the reorganization and the per share offering price of the shares sold in our initial public offering. Upon completion of our corporate reorganization, we will issue shares of our common stock to our existing stockholders and to holders of common shares of LIPO Canada as described below.

•	Series A Preferred Stock. Each holder of our series A preferred stock will be entitled to receive:

•	its pro rata portion of 52,965,985 shares of our common stock (which we refer to as the common share amount); and

•	with respect to each share of series A preferred stock held by such stockholder, the number of shares of our common stock that is equal to (x) $978.75 (representing the stated value of each such share, plus accrued and unpaid dividends through the assumed reorganization date, assuming that such share of series A preferred stock was issued on December 5, 2005), divided by (y) the initial public offering price per share of our common stock.

Assuming an initial public offering price of $11.00 per share (the midpoint of the range set forth on the cover of this prospectus), we will issue an aggregate of 35,133,863 shares of our common stock to existing holders of our series A preferred stock upon completion of this offering.

•	Shares Held by LIPO USA and LIPO Canada. LIPO USA and LIPO Canada, or the LIPO Entities, are the holding companies formed by Mr. Wilson to hold his interests in the company, Lulu USA , and Lulu Canada. In our corporate reorganization, we and Lulu Canadian Holding will issue a combination of shares of our common stock and exchangeable shares of Lulu Canadian Holding, respectively, in exchange for the securities of our company, Lulu USA and Lulu Canada that are held by the LIPO Entities in the following amount (the LIPO Share Amount):

•	the LIPO Entities’ pro rata portion of the common share amount; and

•	the number of shares of our common stock that is equal to (x) $114,508,338 (representing the stated value of our series TS preferred stock and Lulu Canada class B shares held by the LIPO Entities, plus accrued and unpaid dividends through the assumed reorganization date), divided by (y) the initial public offering price per share of our common stock.

Assuming an initial public offering price of $11.00 per share (the midpoint of the range set forth on the cover of this prospectus), we expect to issue an aggregate of 37,893,669 shares of our common stock with respect to the LIPO Entities’ interest in the company and Lulu Canada.

LIPO USA, on the one hand, and the shareholders of LIPO Canada, on the other hand, are entitled to their respective pro rata shares of the LIPO Share Amount. The portion of the LIPO Share Amount issuable to LIPO USA will be issued in the form of our common stock. The portion of the LIPO Share Amount issuable to the LIPO Canada shareholders will be issued in the form of shares of our common stock or exchangeable shares.

As part of the reorganization, Slinky Financial ULC, an entity owned by Mr. Wilson which owns shares of LIPO Canada, will transfer a portion of his LIPO Canada common shares to us in exchange for shares of our common stock, which Slinky will sell in this offering. Mr. Wilson and the remainder of the LIPO Canada stockholders will transfer the balance of the issued and outstanding common shares of LIPO Canada to Lulu Canadian Holding in exchange for exchangeable shares of Lulu Canadian Holding. The holders of the exchangeable shares other than Mr. Wilson are employees of lululemon. A portion of the exchangeable shares to be issued to these employees will be held by them outright, while the balance will be held in trust for them by Mr. Wilson pursuant to an incentive arrangement under which shares will vest, and will thereupon be released from the trust, ratably over time, as long as the employee remains employed by lululemon as of each vesting date. To the extent that shares do not vest, they will be forfeited and revert to the ownership of Mr. Wilson.

In connection with our corporate reorganization, we will issue each holder of exchangeable shares a number of special voting shares that is equal to the number of exchangeable shares that is held by such holder.

•	Lulu USA and Lulu Canada Stock Options. Each option to purchase shares of Lulu USA common stock or Lulu Canada class C shares will automatically adjust and become options to purchase shares of our common stock at an adjusted exercise price. Upon completion of this option adjustment, we will have outstanding options to purchase 4,478,726 shares of our common stock at a weighted average per share exercise price of $0.58.

Each of the foregoing issuance of securities on the reorganization date will be exempt from registration under the Securities Act in reliance on Section 4(2) thereof or Regulation D promulgated thereunder relating to sales not involving a public offering and pursuant to Rule 701 promulgated under the Securities Act, as transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701 or pursuant to Regulation S promulgated under the Securities Act, with respect to the securities offered and sold outside the United States to investors who were neither citizens nor residents of the United States.

On May 29, 2007, we granted options to five of our employees to purchase an aggregate of 190,616 shares of our common stock in connection with this offering under our 2007 Equity Incentive Plan at an exercise price equal to the initial public offering price of our common stock. The issuance of these securities was exempt from registration under the Securities Act in reliance on Rule 701 thereunder.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit
Number		Description of Document

1	.1(4)	Form of Underwriting Agreement
2	.1(1)	Agreement and Plan of Reorganization dated as of April 26, 2007, by and among the parties named therein
3	.1(1)	Amended and Restated Certificate of Incorporation of lululemon athletica inc. as filed with the Secretary of State of the State of Delaware on December 2, 2005
3	.2(1)	Certificate of Correction to the Amended and Restated Certificate of Incorporation of lululemon athletica inc. as filed with the Secretary of State of the State of Delaware on January 12, 2006
3	.3(1)	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of lululemon athletica inc. as filed with the Secretary of State of the State of Delaware on March 27, 2007
3	.4(3)	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of lululemon athletica inc. as filed with the Secretary of State of the State of Delaware on June 12, 2007
3	.5(4)	Form of Amended and Restated Certificate of Incorporation of lululemon athletica inc. (to become effective immediately prior to the effectiveness of this offering)
3	.6(4)	Form of Amended and Restated Certificate of Incorporation of lululemon athletica inc. (to become effective immediately upon completion of this offering)
3	.7(1)	Bylaws of lululemon athletica inc.
3	.8(3)	Form of Amended and Restated Bylaws of lululemon athletica inc. (to become effective immediately upon completion of this offering)
4	.1(4)	Form of Specimen Common Stock Certificate of lululemon athletica inc.
5	.1(4)	Opinion of Pepper Hamilton LLP
10	.1(4)#	lululemon athletica inc. 2007 Equity Incentive Plan
10	.2(4)#	Form of Non-Qualified Stock Option Award Agreement under the 2007 Equity Incentive Plan
10	.3(1)#	Amended and Restated LIPO Investments (USA), Inc. Option Plan and form of Award Agreement
10	.4(1)#	Employment and Restrictive Covenant Agreement with Robert Meers dated as of December 5, 2005
10	.5(1)#	Employment and Restrictive Covenant Agreement with Dennis Wilson dated as of December 5, 2005
10	.6(2)	Offer Letter with Mike Tattersfield dated as of October 4, 2006, as amended on April 25, 2007
10	.7(1)#	Offer Letter with John Currie dated December 20, 2006
10	.8(1)	Stockholders Agreement dated December 5, 2005 among lululemon athletica inc. and the persons listed on Schedule A thereto
10	.9(1)	Registration Rights Agreement dated December 5, 2005 by and among lululemon athletica inc. and the Investors named therein
10	.10(1)	Form of Amended and Restated Registration Rights Agreement between the parties named therein
10	.11(1)	Form of Exchange Trust Agreement between lululemon athletica inc. and Lulu Canadian Holding, Inc. and Computershare Trust Company of Canada
10	.12(1)	Form of Exchangeable Share Support Agreement between lululemon athletica inc. and Lululemon Callco ULC and Lulu Canadian Holding, Inc.
10	.13(4)	Form of Amended and Restated Declaration of Trust for Forfeitable Exchangeable Shares, by and among the parties named therein

Exhibit
Number		Description of Document

10	.14(4)	Amended and Restated Arrangement Agreement dated as of June 18, 2007, by and among the parties named therein (including Plan of Arrangement and Exchangeable Share Provisions)
10	.15(1)	Credit Facility between lululemon canada inc. and Royal Bank of Canada dated as of April 11, 2007.
10	.16(4)	Form of Indemnification Agreement between lululemon athletica inc. and its directors and certain officers
10	.17(1)	Lease for 2285 Clark Drive, Vancouver, British Columbia, Canada dated as of January 25, 2006
10	.18(1)	Lease for 507 West Broadway, Vancouver, British Columbia, Canada dated as of July 14, 2006
10	.19(1)	Lease for 2955 Hebb Street, Vancouver, British Columbia, Canada dated as of October 21, 2004
10	.20(1)	Lease Expansion and Amending Agreement for 2955 Hebb Street, Vancouver, British Columbia, Canada dated as of August 16, 2005
10	.21(1)	Lease for 5595 Trapp Avenue, Burnaby, British Columbia, Canada dated as of December 15, 2006
10	.22(1)	Outside Director Compensation Plan
10	.23(2)	Stock Purchase Agreement dated as of December 5, 2005 by and among lululemon athletica inc., Highland Funds, Advent International GPE V-A Limited Partnership, lululemon usa inc., Oyoyo Holdings, Inc., LIPO Investments (USA) Inc. and Dennis Wilson
10	.24(2)	Subscription Agreement dated as of April 12, 2006 between Susanne Conrad and lululemon athletica inc.
10	.25(2)	Subscription Agreement dated as of April 12, 2006 between Rhoda Pitcher and lululemon athletica inc.
10	.26(2)	Franchise Agreement dated August 1, 2005 between lululemon canada inc. and Ryan Smith and Kim Smith, on behalf of themselves and CB Ventures
10	.27(2)	Franchise Agreement dated October 16, 2002 between lululemon canada inc. and Oqqo Enterprises
10	.28(2)	Franchise Agreement Amendment dated December 20, 2006 between lululemon canada inc. and Oqqo Enterprises
10	.29(2)	Franchise Agreement Amendment No. 2 dated January 2, 2007 between lululemon canada inc. and Oqqo Enterprises
10	.30(2)	Franchise Agreement dated October 15, 2004 between lululemon canada inc. and Lululemon Athletica (Australia) Pty. Ltd.
10	.31(2)	Agreement dated January 31, 2007 by and among David Andrew Lawn, lululemon canada inc. and Lululemon Athletica (Australia) Pty. Ltd. (including certain amendments to the franchise agreement)
21	.1(3)	Subsidiaries of lululemon athletica inc.
23.1		Consent of PricewaterhouseCoopers LLP
23	.2(4)	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)
24	.1(1)	Powers of Attorney (included in the signature page to the registration statement)

#	Indicates management contract or compensatory plan

(1)	Previously filed as an exhibit to the registrant’s Registration Statement on Form S-1 (file No. 333-142477) filed with the Commission on May 1, 2007

(2)	Previously filed as an exhibit to the registrant’s Amendment No. 1 to the Registration Statement on Form S-1 filed with the Commission on June 11, 2007

(3)	Previously filed as an exhibit to the registrant’s Amendment No. 2 to the Registration Statement on Form S-1 filed with the Commission on June 19, 2007

(4)	Previously filed as an exhibit to the registrant’s Amendment No. 4 to the Registration Statement on Form S-1 filed with the Commission on July 9, 2007

(b) Financial Statement Schedules

All schedules have been omitted because they are not applicable, not required or the required information is included in the Financial Statements or the notes thereto.

Item 17.	Undertakings.

We hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of us in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake that:

(i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on the 13th day of July, 2007.

lululemon athletica inc.

By:	/s/ John E. Currie John E. Currie Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Robert Meers	Director and Chief Executive Officer (Principal Executive Officer)	July 13, 2007

/s/ John E. Currie John E. Currie	Chief Financial Officer (Principal Financial and Accounting Officer)	July 13, 2007

* Dennis J. Wilson	Chairman of the Board	July 13, 2007

* RoAnn Costin	Director	July 13, 2007

* Steven J. Collins	Director	July 13, 2007

* R. Brad Martin	Director	July 13, 2007

* David M. Mussafer	Director	July 13, 2007

* Rhoda M. Pitcher	Director	July 13, 2007

* Thomas G. Stemberg	Director	July 13, 2007

* By:	/s/ John E. Currie John E. Currie Attorney in-fact

Exhibit Index

Exhibit
Number		Description of Document

1	.1(4)	Form of Underwriting Agreement
2	.1(1)	Agreement and Plan of Reorganization dated as of April 26, 2007, by and among the parties named therein
3	.1(1)	Amended and Restated Certificate of Incorporation of lululemon athletica inc. as filed with the Secretary of State of the State of Delaware on December 2, 2005
3	.2(1)	Certificate of Correction to the Amended and Restated Certificate of Incorporation of lululemon athletica inc. as filed with the Secretary of State of the State of Delaware on January 12, 2006
3	.3(1)	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of lululemon athletica inc. as filed with the Secretary of State of the State of Delaware on March 27, 2007
3	.4(3)	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of lululemon athletica inc. as filed with the Secretary of State of the State of Delaware on June 12, 2007
3	.5(4)	Form of Amended and Restated Certificate of Incorporation of lululemon athletica inc. (to become effective immediately prior to the effectiveness of this offering)
3	.6(4)	Form of Amended and Restated Certificate of Incorporation of lululemon athletica inc. (to become effective immediately upon completion of this offering)
3	.7(1)	Bylaws of lululemon athletica inc.
3	.8(3)	Form of Amended and Restated Bylaws of lululemon athletica inc. (to become effective immediately upon completion of this offering)
4	.1(4)	Form of Specimen Common Stock Certificate of lululemon athletica inc.
5	.1(4)	Opinion of Pepper Hamilton LLP
10	.1(4)#	lululemon athletica inc. 2007 Equity Incentive Plan
10	.2(4)#	Form of Non-Qualified Stock Option Award Agreement under the 2007 Equity Incentive Plan
10	.3(1)#	Amended and Restated LIPO Investments (USA), Inc. Option Plan and form of Award Agreement
10	.4(1)#	Employment and Restrictive Covenant Agreement with Robert Meers dated as of December 5, 2005
10	.5(1)#	Employment and Restrictive Covenant Agreement with Dennis Wilson dated as of December 5, 2005
10	.6(2)	Offer Letter with Mike Tattersfield dated as of October 4, 2006, as amended on April 25, 2007
10	.7(1)#	Offer Letter with John Currie dated December 20, 2006
10	.8(1)	Stockholders Agreement dated December 5, 2005 among lululemon athletica inc. and the persons listed on Schedule A thereto
10	.9(1)	Registration Rights Agreement dated December 5, 2005 by and among lululemon athletica inc. and the Investors named therein
10	.10(1)	Form of Amended and Restated Registration Rights Agreement between the parties named therein
10	.11(1)	Form of Exchange Trust Agreement between lululemon athletica inc., Lulu Canadian Holding, Inc. and Computershare Trust Company of Canada
10	.12(1)	Form of Exchangeable Share Support Agreement between lululemon athletica inc., Lululemon Callco ULC and Lulu Canadian Holding, Inc.
10	.13(4)	Form of Amended and Restated Declaration of Trust for Forfeitable Exchangeable Shares, by and among the parties named therein
10	.14(4)	Amended and Restated Arrangement Agreement dated as of June 18, 2007, by and among the parties named therein (including Plan of Arrangement and Exchangeable Share Provisions)
10	.15(1)	Credit Facility between lululemon canada inc. and Royal Bank of Canada dated as of April 11, 2007.
10	.16(4)	Form of Indemnification Agreement between lululemon athletica inc. and its directors and certain officers
10	.17(1)	Lease for 2285 Clark Drive, Vancouver, British Columbia, Canada dated as of January 25, 2006
10	.18(1)	Lease for 507 West Broadway, Vancouver, British Columbia, Canada dated as of July 14, 2006

Exhibit
Number		Description of Document

10	.19(1)	Lease for 2955 Hebb Street, Vancouver, British Columbia, Canada dated as of October 21, 2004
10	.20(1)	Lease Expansion and Amending Agreement for 2955 Hebb Street, Vancouver, British Columbia, Canada dated as of August 16, 2005
10	.21(1)	Lease for 5595 Trapp Avenue, Burnaby, British Columbia, Canada dated as of December 15, 2006
10	.22(1)	Outside Director Compensation Plan
10	.23(2)	Stock Purchase Agreement dated as of December 5, 2005 by and among lululemon athletica inc., Highland Funds, Advent International GPE V-A Limited Partnership, lululemon usa inc., Oyoyo Holdings, Inc., LIPO Investments (USA) Inc. and Dennis Wilson
10	.24(2)	Subscription Agreement dated as of April 12, 2006 between Susanne Conrad and lululemon athletica inc.
10	.25(2)	Subscription Agreement dated as of April 12, 2006 between Rhoda Pitcher and lululemon athletica inc.
10	.26(2)	Franchise Agreement dated August 1, 2005 between lululemon canada inc. and Ryan Smith and Kim Smith, on behalf of themselves and CB Ventures
10	.27(2)	Franchise Agreement dated October 16, 2002 between lululemon canada inc. and Oqqo Enterprises
10	.28(2)	Franchise Agreement Amendment dated December 20, 2006 between lululemon canada inc. and Oqqo Enterprises
10	.29(2)	Franchise Agreement Amendment No. 2 dated January 2, 2007 between lululemon canada inc. and Oqqo Enterprises
10	.30(2)	Franchise Agreement dated October 15, 2004 between lululemon canada inc. and Lululemon Athletica (Australia) Pty. Ltd.
10	.31(2)	Agreement dated January 31, 2007 by and among David Andrew Lawn, lululemon canada inc. and Lululemon Athletica (Australia) Pty. Ltd. (including certain amendments to the franchise agreement)
21	.1(3)	Subsidiaries of lululemon athletica inc.
23.1		Consent of PricewaterhouseCoopers LLP
23	.2(4)	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)
24	.1(1)	Powers of Attorney (included in the signature page to the registration statement)

#	Indicates management contract or compensatory plan

(1)	Previously filed as an exhibit to the registrant’s Registration Statement on Form S-1 (file No. 333-142477) filed with the Commission on May 1, 2007

(2)	Previously filed as an exhibit to the registrant’s Amendment No. 1 to the Registration Statement on Form S-1 filed with the Commission on June 11, 2007

(3)	Previously filed as an exhibit to the registrant’s Amendment No. 2 to the Registration Statement on Form S-1 filed with the Commission on June 19, 2007

(4)	Previously filed as an exhibit to the registrant’s Amendment No. 4 to the Registration Statement on Form S-1 filed with the Commission on July 9, 2007